PREFACE

HIGHLIGHTS OF DEVELOPMENTS IN 2018[1]

OVERVIEW

2018 was a special year for the EIB, as the Bank celebrated its 60th anniversary. Since 1958, the EIB has supported the implementation of the EU's policy objectives by financing sound, long-term investments in the real economy across a broad range of sectors. Over those 60 years, the Bank has established itself as a global market leader in areas such as climate finance, innovation and major infrastructure. At this important juncture in its history, the EIB remains committed to its primary mission[2]: promoting social and economic cohesion in the EU, supporting climate action, increasing competitiveness, and improving the lives of coming generations.

Supported by paid-in capital from the Member States of EUR 21.7bn, and enabled by its ready access to capital markets, the EIB has provided aggregate financing of more than EUR 1tn in its 60 years of operations. This has in turn mobilised up to EUR 3tn of investment – a highly efficient use of EU resources.

The recent history of the EIB, since the capital increase in 2013, has been a story of unprecedented growth in its financing, blending and advisory activities. The EIB's importance as the bank of the EU is now firmly set in the context of its role in implementing the Investment Plan for Europe, and particularly the European Fund for Strategic Investments (EFSI). The EIB has mobilised additional finance to support growth and employment in the EU by working hand in hand with the European Commission, national promotional banks and other public and private sector partners. Since 2015, a record number of operations have been signed, new clients have been reached and new jobs created.

In view of the scale and nature of the present challenges facing the EU, the Bank decided to publish its 2018 Operational Plan[3] exceptionally with one-year targets, while still providing preliminary indications for 2019 and 2020. The Bank set the overall lending guideline for 2018 at EUR 67bn (signatures under own resources) with an increased +10% / -20% flexibility allowance. The increased flexibility provided a measure of caution, to maintain both investor and borrower confidence in the EIB, while guaranteeing that the Bank remained financially sustainable and aligned with its risk bearing capacity.

In 2018, the Bank's lending signatures amounted to EUR 55.6bn[4] (of which EUR 54.3bn under the Bank's own resources), within the flexibility margin provided for in the Operational Plan, although lower than the 2017 volumes (EUR 69.9bn, of which EUR 69.0bn under the Bank's own resources). Total disbursements reached EUR 52.6bn[5] in 2018 (of which EUR 51.8bn under the Bank's own resources), compared to EUR 59.6bn in 2017 (of which EUR 59.1bn under the Bank's own resources). On 18 July 2018, the EIB and the European Commision announced that EFSI had exceeded its original EUR 315bn investment target. In 2017, given EFSI's success, the European Council and the European Parliament had agreed to extend its capacity and duration to total investments of EUR 500bn by end-2020.

The quality of the Bank's loan portfolio remains remarkably high, despite higher-risk lending due to the EIB's role in EFSI. Under EFSI's structure, the European Commision provides a credit enhancement which allows a significant reduction of the residual risk of these lending products. The overall loan portfolio[6] remained relatively stable, with only 0.3% impaired loans at end-2018 (0.3% end-2017). The portion of payments overdue by more than 90 days

1 This section covers activities and financial information of the European Investment Bank; the figures presented have to be viewed together with the Statutory Financial Statements of the Bank prepared in accordance with the EU Accounting Directives (unless otherwise stated).
2 The Bank's Corporate Governance Report is available via the EIB's website.
3 The annual Operational Plan includes performance orientations and elaborates on major priorities and activities of the Group for the coming three years.
4 Includes all resources, loans, equities and guarantees.
5 Includes all resources, loans, equities and guarantees.
6 Data on the loan portfolio provided in the Preface apply (unless otherwise stated) to the own resources loan portfolio, which includes the "risk portfolio" and the portion of the portfolio outside the EU that benefits from a global guarantee from the EU or Member States (refer to Note U of the Statutory Financial Statements for more details).

FINANCIAL REPORT 2018

remains very low, totalling EUR 176.4m at end-2018 (EUR 180.0m end-2017) and representing only 0.04% of the risk portfolio. Specific provisions on loans increased to EUR 536.9m from EUR 463.3m at end-2017. Rigorous risk management policies and thorough project due diligence underpin the Bank's credit standing.

The EIB generated healthy financial results, recording an annual net surplus of EUR 2.3bn for 2018 as compared to EUR 2.8bn in 2017 (detailled in section 1 below). The annual surplus is fully retained, contributing to the Bank's own funds and supporting its long-term financing capacity. The change in the risk on the stock of assets and the increase in own funds, together with the continuous work to optimise risk-weighted assets, resulted in an increase in the CET1 ratio from 28.5% in 2017 to 35.1%. The leverage ratio[7] slightly improved during 2018 to 652% (end-2017: 667%) due to the increase in own funds, which more than compensated for the slight increase in the borrowings volume.

The 2018 funding programme was completed as planned. Over the course of the year, the Bank raised EUR 60.0bn in the international capital markets to finance lending activities and other cashflow needs. The EIB is a leading issuer, and continuously contributes to innovations in capital markets. Outstanding borrowings and commercial paper amounted to EUR 455.4bn at end-2018, compared to EUR 449.6bn at end-2017, representing an increase of EUR 5.8bn or 1.3%.

The EIB has a prudent approach to liquidity management, focusing on liquid and very high-quality investments. Treasury assets totalled EUR 80.6bn at the end of 2018 (end-2017: EUR 72.1bn). The Bank's liquidity ratios remain well within limits, covering 97.4% of 2019 projected net cash outflows (compared to 74.4% in 2017). Importantly, the EIB's access to the Eurosystem's refinancing facility provides additional protection in circumstances of extreme liquidity stress.

7 The leverage ratio is computed as gross debt (long and short-term) divided by adjusted shareholders' equity (own funds less the EIB's participation in the EIF's capital).

The EIB remains committed to changing and adapting to its stakeholders' expectations, while recognising the challenges ahead. The Bank is proud of its track record, including its recent success in delivering on EFSI, its role as a green bond pioneer, and its position as the world's biggest multilateral lender.

1. EIB DELIVERS HEALTHY FINANCIAL PERFORMANCE

The EIB generates surpluses by financing large volumes of loans at low margins, and has recorded annual surpluses in its statutory[8] accounts every year since its foundation. The surplus for the financial year 2018 amounted to EUR 2,339.1m, which is 16.6% lower when compared with 2017 (EUR 2,805.7m). The main factors that influenced the 2018 financial results were:

- The net interest income realised[9] by the Bank amounted to EUR 3,167.6m as compared to EUR 3,259.8m in 2017. Additional details on the interest income and expenses are provided under Note N of the Statutory Financial Statements.
- General administrative expenses increased by EUR 96.5m year on year. This evolution was primarily driven by the increase in staff-related costs (associated with the increase in the staff count over the period under review from 3,203 to 3,410). For more details, see Note R of the Statutory Financial Statements.
- The movement on specific provisions for loans and guarantees had a negative year-on-year variation of EUR 211.4m. It should be noted that the provisions for loans and guarantees recognised in the Statutory Financial Statements relate only to individual operations.

The EIB's balance sheet totalled EUR 555.8bn at end-2018 as compared to EUR 549.5bn at end-2017 (increase of EUR 6.3bn).

8 Prepared in accordance with the EU Accounting Directives.
9 Interest receivable and similar income less interest payable and similar charges.

2018 FINANCIAL REPORT

Evolution of the net result and total assets (EUR million)



2 626
2 757
2 857
2 806
2 339
542 372
570 617
573 231
549 544
555 793
2014
2015
2016
2017
2018
Total Assets
Net results

1.1. Strong capitalisation

Since profits are retained to support the EIB's operations, the Bank's consistent profitability has led to the build-up of considerable reserves over the years. Following the appropriation of the annual net surplus, own funds increased from EUR 69.0bn at end-2017 to EUR 71.3bn at end-2018.

It was proposed that the surplus for the year be appropriated as follows:

i)	reserve fund	nil
ii)	additional reserves	EUR 1,754.0m
iii)	special activities reserve	EUR 1,151.0m
iv)	general loan reserve	EUR -565.9m

1.2. EIB's callable capital provides a substantial cushion

The EIB is owned by the EU Member States. On 31 December 2012, the EIB's shareholders unanimously approved a EUR 10bn increase in paid-in capital. The subsequent cash payment of the capital increase brought the Bank's paid-in capital to EUR 21.7bn. In addition, the EIB has subscribed unpaid capital, or callable capital, amounting to EUR 221.6bn. The EIB's Member States have a legal obligation to pay their share of the callable capital, if necessary for the Bank to meet its obligations, at the request of the EIB's Board of Directors (as set out in the EIB's Statute[10]). This legal obligation derives from an EU Treaty, which supersedes national law, and is a special feature of the EIB. The callable capital, which is not considered in own funds or for CRR/CRD IV capital adequacy purposes, represents a buffer equivalent to roughly half of the Bank's borrowings.

10 EIB Statute, Article 5(3): "The Board of Directors may require payment of the balance of the subscribed capital, to such extent as may be required for the Bank to meet its obligations."

Own funds composition as of 31 December 2018

Own funds in EUR '000		31/12/2018		31/12/2017
Capital				
– Subscribed	243 284 155		243 284 155	
– Uncalled	-221 585 020		-221 585 020	
		21 699 135		**21 699 135**
Reserves				
a) reserve fund	24 328 415		24 328 415	
b) additional reserves	10 595 340		9 947 736	
c) special activities reserve	9 626 707		7 504 091	
d) general loan reserve	2 736 047		2 700 556	
		47 286 509		**44 480 798**
Profit for the financial year		**2 339 052**		**2 805 711**
Total own funds		**71 324 696**		**68 985 644**

FINANCIAL REPORT 2018

continue to target high impact activities addressing mar-ket gaps. The Bank reviews its operational targets during the year to ensure optimal alignment of resources and maintenance of its financial and credit strength. Additional information on the Bank’s target lending volume is availa-ble in the Operational Plan. The EIB’s lending remains focused on its public policy goals, namely innovation, SME and mid-cap financing, infrastructure and the environment, in addition to the two overarching policy goals related to EU social and economic cohesion and climate action. In line with these goals, the EIB makes long-term finance available for projects that contribute to job creation and the global competitiveness of Europe, address security and migration challenges, and promote European values. In its activities, the EIB has played, and will continue to play, a substantial role in achieving the United Nations’ Sustaina-ble Development Goals (SDGs). The funding programme forecast in the Operational Plan reflects anticipated borrowings needed to achieve the operational targets. The Board of Directors has approved a global borrowing authorisation of up to EUR 55bn for 2019 and the Bank has announced an expected funding pro-gramme of EUR 50bn. The Bank’s high credit standing is key to its business model. Therefore, the EIB only accepts taking credit, market and liquidity risk in line with its risk appetite and public mis-sion. By stabilising earnings and preserving the value of own funds, the Bank seeks to self-finance its growth in the long term. 2. LENDING ACTIVITIES – STABLE VOLUMES, THOROUGH PROJECT APPRAISAL As the EU bank, the EIB’s mission is to invest in viable pro-jects that deliver on the EU’s policy objectives, as stipu-lated in Article 309 of the Treaty on the Functioning of the European Union. Projects financed need to satisfy strict economic, technical, environmental and social standards and are subject to careful due diligence and sound risk management practices. 1.3. Outlook for the future The Operational Plan for 201911 was approved by the EIB’s Board of Directors on 11 December 2018, and was pub-lished on 29 January 2019. Under the plan, the EIB main-tains its commitment to productive investments and will 11 The annual Operational Plan includes performance orientations and elaborates on major priorities and activities of the Group. Link to Operational Plan 2019. 2018 FINANCIAL REPORT EIB’s relationship with the United Kingdom (UK) On 29 March 2017 the UK notified the European Council of its decision to withdraw from the EU pur-suant to Article 50 of the Treaty on European Union (TEU). On 25 November 2018, a special meeting of the European Council endorsed the “Draft Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Commu-nity” (the Draft Withdrawal Agreement), based on a joint report by the negotiators of the EU and the UK government that had been published on 8 Decem-ber 2017. The Draft Withdrawal Agreement pro-vided, among other things, for a financial settle-ment with respect to the EIB. On 15 January 2019 the UK Parliament rejected the Draft Withdrawal Agreement. On this basis, a num-ber of potential outcomes could be envisaged, such as the effective withdrawal of the UK from the EU, the possible extension of the negotiation period under Article 50 TEU which would defer the withdrawal, or any other outcome that could arise as a result of future negotiations. As the UK did not withdraw from the EU in 2018, no present obligation exists for the EIB as at 31 Decem-ber 2018. In preparation for the withdrawal of the UK from the EU, the EIB’s Board of Directors has proposed a number of measures regarding a replacement of the UK’s capital in the EIB by the remaining Member States, an additional capital increase by Poland and Romania, and related amendments to the EIB Statute.

At 31 December 2018, the EIB's disbursed loan portfolio amounted to EUR 451.1bn[12] compared with EUR 455.0bn at end-2017. The outstanding volume of signed loans was relatively stable at EUR 557.0bn[13] (EUR 568.2bn end-2017), of which 88.6% was for projects within the EU (2017: 88.9%).

12 Includes own resources loans and loan substitutes.
13 Includes own resources loans and loan substitutes.

2.1. New signatures

In 2018, the flow of new signatures amounted to EUR 55.6bn[14], of which EUR 54.3bn under the Bank's own resources (2017: EUR 69.9bn, of which EUR 69.0bn under the Bank's own resources). Out of the new signatures, 86% provide financing to projects in EU Member States (2017: 90%) (see the detailed geographic distribution below).

14 Includes all resources, loans, equities and guarantees.

Signatures per country or region (in EUR Million)	2018	% of total	EFSI 2018	2017	% of total
Spain	7 430	13%	1 385	10 197	15%
Italy	7 424	13%	1 609	11 010	16%
France	6 082	11%	2 482	7 403	11%
Germany	4 644	8%	943	6 606	9%
Poland	3 890	7%	528	5 061	7%
Netherlands	1 947	3%	822	2 175	3%
Finland	1 785	3%	637	1 311	2%
Greece	1 566	3%	683	2 110	3%
Belgium	1 541	3%	383	1 502	2%
Portugal	1 522	3%	127	1 514	2%
Sweden	1 372	3%	267	2 355	3%
Austria	1 196	2%	312	1 252	2%
Romania	981	2%	160	1 327	2%
United Kingdom	932	2%	24	1 843	3%
Other EU Member States	5 520*	10%	1 890**	6 973	10%
EFTA	190	0%	-	351	0%
Candidate and potential candidate countries	1 552	3%	105	837	1%
Rest of world	6 066	11%	-	6 114	9%
	55 640		**12 357**	**69 941**	
EFSI signatures	**12 357**	**22%**		**13 781**	**20%**

* Ireland 807m, Hungary 747m, Slovakia 616m, Croatia 444m, Czech Republic 443m, Denmark 432m, Lithuania 341m, Cyprus 210m, Bulgaria 103m, Slovenia 57m, Latvia 14m, Malta 13m, Estonia 7m, Multi-country 1,286m.
** Hungary 355m, Ireland 260m, Croatia 89m, Denmark 50m, Czech Republic 21m, Bulgaria 14m, Slovakia 12m, Latvia 10m, Lithuania 3m, Multi-country 1,076m.

Geographic distribution of the stock of loans at end of 2018 (%)


Austria 2.8
France 9.5
Germany 7.6
Greece 3.6
Hungary 1.7
Italy 11.6
Poland 7.4
Portugal 3.5
Spain 18.4
United Kingdom 8.3
EU Benelux* 5.1
EU Scandinavia* 4.0
EU other* 7.2
Non-EU 9.3

Distribution by sector of the stock of loans at end of 2018 (%)


Transport 29.2
Global loans 22.8
Energy 14.9
Health, education 7.4
Water, sewerage 6.4
Miscellaneous infrastructure 6.3
Industry 5.9
Services 3.7
Telecommunications 2.6
Agriculture, fisheries, forestry 0.8

***EU Benelux:** Belgium 2.3%, Luxembourg 0.1%, Netherlands 2.7%, **EU Scandinavia:** Denmark 0.5%, Finland 1.7%, Sweden 1.8%, **EU Other:** Bulgaria 0.4%, Croatia 0.7%, Cyprus 0.5%, Czech Republic 1.4%, Estonia 0.2%, Ireland 1.2%, Latvia 0.2%, Lithuania 0.3%, Malta 0.1%, Romania 0.9%, Slovakia 0.7%, Slovenia 0.6%.

FINANCIAL REPORT **2018**

2.2. EFSI progress

In 2017, given the success of EFSI, the European Council and the European Parliament agreed to extend its capacity and duration to EUR 500bn by end-2020. On 18 July 2018, the EIB and the European Commission announced that EFSI had exceeded its original EUR 315bn investment target. At that date, it was estimated that EUR 335bn in investment across the EU related to the EIB Group financing approved under EFSI of EUR 65bn for 898 operations, benefiting some 700,000 SMEs.

The EIB's Economics Department and the EC's Joint Research Centre estimated that EFSI operations had already supported the creation of more than 750,000 jobs, set to rise to 1.4 million jobs by 2020. Additionally, calculations show that EFSI has already increased the EU GDP by 0.6% and is set to increase the EU GDP by 1.3% by 2020. Two thirds of the EUR 335bn raised until mid-July 2018 came from private resources.

These positive results help explain the enthusiasm for the extension of EFSI, which entered into force on 30 December 2017. Following the raised investment goal, the EUR 16bn EU Guarantee was increased to EUR 26bn and the EIB's contribution from EUR 5bn to EUR 7.5bn. The EFSI extension envisages an enhanced definition of additionality and increased transparency, while also adding two new eligible objectives: bioeconomy and regional development. At the same time, the EFSI extension provides a stronger focus on climate action (soft target of 40% for Infrastructure and Innovation Window (IIW), excluding SMEs and small mid-caps) and cross-border projects.

At end-2018, the EIB Group had approved 1,031 operations for a total of EUR 70.4bn[15], expected to mobilise investments of EUR 375.5bn. This represents 75% of the EUR 500bn investment target under the extended EFSI.

As at 31 December 2018, 514 IIW operations were approved for total financing of EUR 52.9bn, of which EUR 39.1bn was signed. Thereof, EUR 18.5bn was disbursed, of which EUR 17.3bn for Debt Type Operations and EUR 1.2bn for Equity Type Operations.

Under the SME Window, 322 financial guarantee transactions were approved for an amount of EUR 10.9bn (EUR 4.3bn in 2018). At end-2018, EUR 9.3bn was signed for guarantee transactions benefiting from EFSI support.

Through the SMEW Equity and Risk Capital Resources mandate, the EIF approved 195 transactions in investment funds worth EUR 6.7bn (EUR 1.6bn in 2018), with a signed amount of EUR 5.3bn as at 31 December 2018.

Infrastructure and Innovation Window (IIW)	Total	2018 FY
# operations approved	514	179
Operations approved as of 31.12.2018 (EUR m)	52 870	16 386
of which Equity Type Operations	5 759	1 756
of which Debt Type Operations	47 111	14 630
# operations signed	407	146
Operations signed as of 31.12.2018 (EUR m)	39 126	12 357
of which Equity Type Operations	4 847	1 700
of which Debt Type Operations	34 279	10 657
Operations disbursed as of 31.12.2018 (EUR m)	18 509	8 195
of which Equity Type Operations	1 172	740
of which Debt Type Operations	17 337	7 455

SME Window (SMEW)	Total	2018 FY
# projects approved	517	150
Operations approved as of 31.12.2018 (EUR m)	17 550	5 866
# projects signed	462	145
Operations signed as of 31.12.2018 (EUR m)	14 566	4 390
Operations disbursed as of 31.12.2018 (EUR m)	6 307	2 382

15 The figures refer to active operations, excluding global authorisations or fully cancelled operations.

2018 FINANCIAL REPORT

2.3. Rigorous due diligence and strict selection criteria


Identification of a project opportunity
Project appraisal
• Financial
• Economic
• Social
• Environmental
• Technical
Management Committee review/ approval
Board of Directors' approval
Loan approved
Negotiation
Contract signed
Disbursement
Physical & financial monitoring
Repayment

The EIB's due diligence process (applicable to all operations, including those under EFSI) ensures high loan quality, applying strict eligibility criteria to all projects. The appraisal process involves assessments from loan officers, economists, engineers and other sector specialists, risk managers and lawyers. The viability of a project is considered from four angles: economic, technical, environmental/social and financial.

Risk guidelines are applied at project selection and throughout a project's lifetime. The EIB performs post-signature monitoring to enable early interventions and tracks closely whether initial conditions have deteriorated or contractual clauses have been breached. Firm adherence to project screening and ex-ante evaluations, coupled with regular ex-post reviews, underpins the quality of the EIB's loan portfolio.

Climate aspects are taken into consideration throughout the assessment and monitoring of all projects. The Bank calculates and reports the carbon footprint, in absolute and relative terms, for all directly financed projects that have material emissions. In addition, an economic price of carbon is incorporated into the accounting for environmental externalities.

2.4. A highly secured and high-quality loan portfolio

The conservative lending policies that the EIB applies, coupled with the nature of the projects financed and strong collateralisation, enable a high-quality loan portfolio to be maintained despite the Bank's recent move toward higher risk lending. The credit quality of the loan portfolio is reflected in the EIB's low rate of impairments and the historically low levels of default.

- The vast majority of the Bank's loan portfolio benefits from credit enhancements or recourse to EC or EU Member State guarantees (in which case, the Bank benefits from the preferred creditor status (PCS) and the protection granted by the EIB's Statute). Credit enhancements are largely in the form of guarantees from EU sovereigns, the European Union budget, investment-grade banks and corporates, as well as high-quality financial collateral and assignments of rights or pledges. Unsecured loans to banks and corporates had a combined value of EUR 132.5bn[16], representing 25.8% of the overall loan portfolio as at end-2018 (end-2017: 22.7%).

- Expected losses associated with lending exposures are allocated to a dedicated General Loan Reserve (GLR).

- The asset quality of the EIB's risk portfolio is maintained at an exceptional level. The share of best borrower or guarantor internal ratings of investment-grade level[17] stood at 83.9% of the risk portfolio of the Bank as at end-2018 (2017: 83.5%).

- At end-2018 the disbursed sovereign exposure[18] of the Bank amounted to EUR 44.9bn (2017: EUR 45.4bn) and the sovereign-guaranteed signed exposure[19] to EUR 79.6bn (2017: EUR 85.6bn). The Bank has not recorded any

16 Includes own resources loans and loan substitutes.
17 Above Baa3 rating.
18 Includes own resources loans and loan substitutes.
19 Includes own resources loans and loan substitutes.

FINANCIAL REPORT 2018

impairment in respect of its holdings of EU sovereign and EU sovereign-guaranteed exposures. The Bank's preferred creditor status and the protection given by its Statute are deemed to guarantee full recovery of its sovereign assets.

- At end-2018, there were 36 impaired loan contracts (2017: 24 impaired loan contracts) for a total disbursed exposure of EUR 1.5bn (2017: EUR 1.3bn). These operations represent 0.3% of the total loan portfolio (2017: 0.3%), for which the Bank has specific provisions for the gross exposure (disbursed exposures, accrued interest and exposures in arrears) of EUR 536.9m (2017: EUR 463.3m).

- For loans not secured by a global/comprehensive guarantee of the European Union or Member States[20], arrears over 90 days amounted to EUR 176.4m as at end-2018 (2017: EUR 180.0m).

- Operations that carry higher risk than the EIB's usual activities are termed "special activities". The volume of new special activities[21] signed in 2018 was EUR 16.0bn (2017: EUR 18.0bn), of which EUR 1.5bn was at the EIB's own risk (2017: EUR 2.7bn) and the remaining EUR 14.5bn was covered by portfolio credit risk mitigation (2017: EUR 15.3bn). The stock of own resources special activities[22] increased to EUR 18.5bn (2017: EUR 18.0bn), due to the pace of new signatures in 2018, only partially offset by redemptions and improvements in the credit quality of outstanding loans. Own resources special activities now represent approximately 3.5% of the total loan portfolio not covered by the EU's or Member States' comprehensive guarantee (2017: 3.3%).

- The unexpected losses associated with special activities at the EIB's own risk are allocated to a dedicated special activities reserve (SAR), which stood at EUR 5.9bn at the end of 2018 (2017: EUR 4.8bn). In addition, EUR 4.9bn of the SAR is allocated to the equity fund activities managed by the EIF on behalf of the Bank (2017: EUR 4.8bn). After inclusion of the proposed appropriation of the 2018 result, the SAR will amount to EUR 10.8bn.

- The loan grading-based Watch List comprises lending operations that have been deemed to require close monitoring, though they are generally still performing. Lending operations are placed on the loan grading-based Watch List following a deterioration of the internal loan grading or after a significant credit event. Enhanced perceived risk related to exposure in some specific countries has led to an increase in the internal loan grading-based Watch List to EUR 6.1bn (2017: EUR 4.9bn), representing 1.1% of the risk portfolio (2017: 0.9%).

2.5. Operations outside the EU

By financing investments outside the EU, the Bank actively contributes to the EU's external policy objectives. The majority of non-EU activities are covered by guarantees from the EU (External Lending Mandate) or the EIB's Member States (Cotonou Agreement), in the form of either a comprehensive guarantee or a political risk guarantee.

Expansion of the External Lending Mandate (ELM)

On 8 February 2018, the European Parliament voted on the mid-term review of the External Lending Mandate (ELM), increasing the overall guarantee by an extra EUR 5.3bn, which will in effect allow for EUR 32.3bn of financing outside the EU in the 2014-2020 period. The ELM provides the guarantee by which the EIB can provide finance in support of EU development and cooperation policies in partner countries, covering 68 countries and/or territories in four regions: Pre-Accession Countries, the EU Southern and Eastern Neighbourhood and Russia, Asia and Latin America, and South Africa.

Russia

The EIB continues to apply the sanctions on Russia adopted by the European Council in 2014. The Bank's total disbursed exposure to borrowers in the Russian Federation amounted to EUR 100.0m as of end-2018 (2017: EUR 137.7m) with EUR 74.7m (2017: EUR 110.4m) at the EIB's own risk. The remaining part consists of operations covered by the EU External Lending Mandate guarantee. Additionally, the EIB has exposure to foreign subsidiaries of Russian groups amounting to EUR 150.8m (2017: EUR 294.5m), of which EUR 54.5m is secured by a pledge of bonds or financial collateral.

Ukraine

Total disbursed exposure in Ukraine amounted to EUR 1,151.8m at end-2018 (2017: EUR 1,010.6m). Of this amount, EUR 996.3m (2017: EUR 910.2m) is covered by the

20 For more details on arrears over 90 days in the loan portfolio, see Note U of the Statutory Financial Statements.
21 Includes loans, equities and guarantees, excludes EIB's mandates to EIF.
22 Includes loans, equities and guarantees, excludes EIB's mandates to EIF.

2018 FINANCIAL REPORT

EU External Lending Mandate guarantee while the remainder is at the EIB's own risk. A further EUR 3.5bn has been committed in signed operations not yet disbursed, of which EUR 168.9m is expected to be at the EIB's own risk.

Turkey

Total disbursed exposure in Turkey amounted to EUR 14.0bn at end-2018 (2017: EUR 14.7bn). Of this amount, EUR 7.0bn (2017: EUR 6.8bn) is covered by the EU External Lending Mandate guarantee while EUR 7.0bn (2017: EUR 7.9bn) is at the EIB's own risk. A further EUR 1.0bn has been committed in signed operations not yet disbursed, of which EUR 0.1bn is expected to be at the EIB's own risk.

3. FUNDING ACTIVITIES

The 2018 funding programme was completed as planned. The EIB raised the EUR equivalent of 60.0bn[23], in line with the announced EUR 60bn programme. This is broadly comparable to 2017; the EIB issued EUR 56.4bn in addition to EUR 3.8bn of pre-funding raised in 2016. By raising long-term funds through bond issuance in the international capital markets, the EIB supports its lending operations. Funding activities aim to reach set volume targets, at maturities needed for the Bank's asset and liability management, and to optimise costs on a sustainable basis. The EIB achieves these goals by combining the issuance of large and liquid bonds ("benchmarks") in its core currencies – EUR, USD and GBP – with targeted and tailor-made issues across a number of currencies. Diversification of sources and tenors of funding underpins the flexibility of the Bank's funding. In 2018, the EIB issued bonds in 21 currencies, of which three in the synthetic format. This represents a record high number of currencies since 2009.

Moreover, 2018 was a year of innovations for the EIB in the capital markets. The Bank introduced several new products, notably a new thematic bond – the Sustainability Awareness Bond (SAB) – and two floating rate bonds that are using the risk-free rates replacing LIBOR (SONIA[24] and SOFR[25]).

3.1. Maturity mix of EIB's funding

- The average maturity of funding in 2018 was 7.7 years, similar to 2017 (8.1 years), while remaining in line with historical levels and current ALM needs.
- EUR issuance typically supplies the longest average maturity among the Bank's core currencies, and in 2018 the average maturity was 11.0 years in EUR (11.4 years in 2017). This was underpinned by an issuance at the long end of the EUR curve of a EUR 2.5bn 30-year EARN (later tapped by an additional EUR 500m) and a EUR 2bn tap of a 15-year EARN.
- The average maturity of the Bank's USD issuance was rather steady at 4.8 years, while the average maturity of GBP funding increased slightly to 5.4 years.
- Overall, issuance in non-core currencies offered an average maturity of 5.9 years, slightly below the previous year.

Currency	Average maturity (years)	
	2018	**2017**
EUR	11.0	11.4
GBP	5.4	4.8
USD	4.8	5.1
Others	5.9	6.3
Total	**7.7**	**8.1**

3.2. Geographic highlights

- Overall, the investor distribution remained broadly stable in 2018 compared to 2017. Europe maintained its position as the principal source of investor demand, representing 70% (66% in 2017), a marginal increase that can mostly be explained by FX rate variations.
- Asian investor interest slightly decreased from 21% in 2017 to 17% in 2018, both in EUR and USD issues. Investors from the Americas maintained their share at 12%, as the slight decrease in GBP and USD issues was compensated by their increased interest in non-core currencies, especially the Canadian dollar.
- Geographical differences between currencies remain important, as most demand from outside Europe is driven by USD bonds and this helps to channel funds from outside Europe to EU projects.

23 EUR equivalent amounts are calculated at the exchange rate prevailing on the date of the transaction.
24 SONIA: Sterling Over Night Index Average.
25 SOFR: Secured Overnight Financing Rate.

FINANCIAL REPORT 2018

1%
12%
17%
70%
7%
93%
2%
30%
28%
40%
2%
1%
12%
85%
1%
15%
26%
58%
Total 2018
EUR
USD
GBP
Others
Europe
Asia
Americas
Middle East & Africa

3.3. Investor types

- Bank treasuries continue to account for the bulk of demand, with a slight increase to 45% (2017: 42%). The share of bank treasuries increased in USD, GBP and non-core issues, while declining from 55% in 2017 to 50% in 2018 in EUR issues.

- Real money investors, such as fund managers / insurers and pension funds, increased their overall demand from 23% in 2017 to 26% in 2018, driven by the demand for EUR.


4%
25%
26%
45%
18%
32%
50%
42%
17%
41%
6%
18%
25%
51%
20%
9%
32%
39%
Total 2018
EUR
USD
GBP
Others
Bank Treasury
Fund Managers / Insurance / Pension
Central Bank / Government Institutions
Corporate / Retail / Other

- Central banks' share of demand decreased slightly in the core currencies, while still maintaining a significant share of the EIB's USD benchmark issuance.

- The share of demand stemming from other investors (including corporates and retail investors) reduced from 7% in 2017 to 4% in 2018, with demand focused on the Bank's non-core issuance.

3.4. Funding in the core currencies

Issuance in the core currencies – EUR, USD and GBP – together accounted for 86% of the total volume raised in 2018 (2017: 87%). In total 67% was issued in the benchmark format, compared with 65% in 2017, thanks to the increased issuance in GBP and USD.

- **EUR:** In EUR, the Bank provides benchmark issues (typically in the EUR 3-5bn range) in the Euro Area Reference Note (EARN) format, which is complemented by issuance in the ECoop format. The Bank raised EUR 26.1bn in euro, representing 44% of total funding, (EUR 26.3bn in 2017 representing 47%). The start of 2018 was marked by strong demand at the long end of the curve that enabled the EIB to extend its EARN curve to October 2048 through the issuance of a new EUR 2.5bn 30-year line (the first 30-year since 2005). Furthermore, a EUR 5bn 10-year line was launched in March. Demand shifted following an interest rate adjustment, and the EIB responded by focusing its issuance on the intermediate part of the curve, providing a EUR 3bn 6-year and a EUR 4bn 7-year EARN. 2018 was also marked by renewed interest in floating-rate note (FRN) products in EUR, and the Bank made a return to the product with two lines totalling EUR 550m. Demand in the fixed rate format supported ECoop issuance, and the EIB launched 21 taps for a total of EUR 8.2bn in lines ranging from 2022 to 2036.

- **USD:** Overall, the EIB issued the EUR equivalent of 20.5bn in USD (2017: EUR 18.8bn), accounting for 34% of the total funding, a similar share to 2017. The EIB is a leading USD issuer, and raised USD 21.5bn (the EUR equivalent of 18.1bn) in the Global format through seven new lines in 2018, including its first-ever outing in USD in 7-year maturity in CAB format (USD 1.5bn). The Bank also issued its first SOFR bond, a USD 1bn 3-year issue – SOFR is one of the new references replacing LIBOR – extending the USD SSA SOFR curve. Moreover, induced by investor demand, the Bank also issued USD 1.25bn of FRN.

2018 FINANCIAL REPORT

- **GBP:** The Bank remains a leading issuer in GBP, and funded GBP 4.5bn in the currency in 2018 (the EUR equivalent of 5.1bn). This is an increase from the GBP 3.5bn issued in 2017 (EUR 4.0bn). In 2018, the Sterling SSA market enjoyed an exceptionally strong year supported by a range of bank treasuries and real money accounts, complemented by a group of central banks and official institutions. The EIB launched seven transactions over the course of the year, adding a new GBP 1bn 3-year benchmark and a GBP 500m 7-year line to its GBP curve, as well as the market's first SONIA GBP benchmark with a GBP 1bn 5-year bond. The EIB also publicly tendered an offer to exchange GBP 250m of the February 2019 and the September 2021 issues.

Currency	Amount in EUR bn equivalent	Amount in EUR bn equivalent
	2018	2017
EUR	26.1	26.3
GBP	5.1	4.0
USD	20.5	18.8
Others	8.3	7.3
Total	**60.0**	**56.4**

The EIB issues market's first SONIA GBP benchmark

In June 2018, the EIB printed the first sterling-denominated floating rate bond linked to the reformed interest rate benchmark Sonia, one of the newly created alternatives to LIBOR. The transaction was a GBP 1bn 5-year bond paying a quarterly coupon of SONIA +35bp. Investors were approached after the deal went public on 17 June 2018 for pricing on 22 June 2018. This extended period was needed, given the innovative nature of the bond, to ensure that investors would get the necessary approvals in place in order to participate in the transaction. Demand was strong, resulting in a final order book over GBP 1.6bn from 50 individual investors. The structure chosen was a backward-looking SONIA with daily compounding and a five "London Banking Day" period between the end of the observation period and the interest payment date. This structure has since been replicated by every other issuer launching SONIA benchmark transactions.

Funding programme by type and currency 2018


1%
28%
9%
30%
15%
17%
Benchmark EUR
Benchmark GBP
Benchmark USD
Other EUR public deals (ECoop)
Other plain vanilla (all currencies)
Structured

2018


13%
44%
9%
34%
EUR
GBP
USD
Others

2017


13%
47%
7%
33%
EUR
GBP
USD
Others

FINANCIAL REPORT 2018

3.5. EIB funding in non-core currencies

The EIB's currency diversification policy enhances its flexibility, enabling it to obtain cost advantages and also to meet disbursement needs in local currencies. In 2018, the EIB issued bonds in 21 currencies, of which three in the synthetic format, representing a record high number of currencies since 2009 (2017: 15 currencies, of which three in the synthetic format). In terms of volume, non-core currency issuance increased from EUR 7.3bn to EUR 8.2bn in 2018, accounting for 13% of total funding for the year (2017: 13%).

- The EIB reached its highest ever annual volume in Canadian dollar (CAD) in 2018, with the issuance of CAD 3.0bn (EUR 1.9bn) in three lines. Having started the year issuing a CAD 700m 5-year CAB bond, the continued favourable development of the USD/CAD basis swap provided a positive backdrop for further issuance. The Bank supplied two additional CAD benchmarks, including a second in the 5-year maturity and one in the 3-year space, the EIB's first-ever outing in this part of the curve. These transactions attracted high participation from domestic Canadian investors.

- In 2018, the EIB continued to build its PLN benchmark presence in the market, being the largest SSA issuer of PLN debt, second only to the Republic of Poland. The Bank issued PLN 6.8bn (EUR 1.6bn) in 2018, the highest annual issuance volume ever achieved in this currency (an increase of 31% vs. 2017). The Bank established a new landmark in the Polish market with its first-ever FRN bond in Polish zloty. The 7-year issue was launched in March on the back of demand from domestic bank treasuries.

- The EIB was the largest SSA issuer in the Kangaroo market in 2018, the first time since 2009, with an aggregate issuance of AUD 2.1bn (EUR 1.4bn) across seven different transactions. The Kangaroo market experienced an active start in 2018 and the EIB was the first SSA out of the blocks with a new AUD 750m 5-year CAB – the largest issue launched in this market during the year.

- The EIB also remains a leading SSA issuer in Swedish krona and Norwegian krone. Swedish krona issuance totalled SEK 8.8bn (EUR 0.9bn). Two new lines were launched: a May 2028 and a CAB line maturing in January 2025, both with excellent reception by the market. Norwegian krone issuance totalled NOK 5.5bn (EUR 0.6bn), concentrated on 3 to 6-year maturities, including a new 5-year FRN maturing in March 2023 and a new fixed coupon issue maturing in July 2023.

- After a long hiatus, the Bank returned to the ARS, HKD, NZD and RON markets in 2018. Moreover, the EIB launched its first issue in the offshore Chinese yuan market.

- The volumes of structured issuance were modest, contributing EUR 0.9bn (2017: EUR 1.5bn) and representing 1% of total funding (2017: 3%).

- The Bank delivered a number of synthetic-currency transactions in ARS, BRL and IDR for an aggregate of EUR 0.6bn, (2017: EUR 1.0bn), while being the largest issuer in the BRL market, with BRL 1.8bn.


2018
23%
19%
17%
11%
9%
7%
7%
2%
5%
CAD
PLN
AUD
SEK
TRY
NOK
MXN
ZAR
Others


2017
25%
16%
15%
14%
10%
10%
7%
2%
1%
TRY
PLN
AUD
SEK
MXN
NOK
ZAR
RUB
Others

2018 FINANCIAL REPORT

Currency	Amount in EUR bn equivalent
	2018
CAD	1.93
PLN	1.58
AUD	1.37
SEK	0.88
TRY	0.79
NOK	0.57
MXN	0.57
ZAR	0.14
NZD	0.12
HKD	0.10
CNY	0.06
RUB	0.05
RON	0.04
CZK	0.04
JPY	0.01
Total	**8.25**

3.6. Climate and Sustainability Awareness Bonds

- The EIB remains the largest supranational green bond issuer. During 2018, it issued EUR 4.0bn of Climate Awareness Bonds (CAB) (2017: EUR 4.3bn) through 13 transactions across five currencies. This brings the total amount of green bonds issued since 2007 to EUR 23.5bn across 11 currencies.

- In the course of the year, EUR 3.2bn of disbursements were found to be eligible for allocation of proceeds from CAB issuance, and EUR 3.2bn of CAB proceeds were allocated to such disbursements following the EIB's allocation procedures (EUR 4.4bn in 2017). The balance of unallocated CAB proceeds in the treasury CAB portfolio amounted to EUR 1.1bn at the beginning of the year and to EUR 1.8bn at the end of the year.

- The EIB issued in April a USD 1.5bn (EUR 1.2bn) 7-year CAB. This was the first USD CAB in this maturity, a rare long tenor in the USD SSA market. It was also the EIB's first green bond issued in collaboration with the Hong Kong Monetary Authority's Infrastructure Financing Facilitation Office.

- The Bank reinforced its position in the AUD green bond market with a total of AUD 1.7bn (EUR 1.1bn) supplied through five transactions. Continued investor appetite supported the issue of a new SEK 1.5bn 7-year CAB and taps of two SEK CABs for a total of SEK 2.6bn (EUR 0.3bn). Moreover, the Bank issued its first CAD CAB since September 2016 (CAD 700m, the EUR equivalent of 0.5bn).

- The EIB issued a new EUR 500m CAB and tapped two CAB ECoops by EUR 250m each. Issuance in EUR in the CAB format accompanied major developments of the green bond market in 2018 to which the EIB contributed:

  i. the publication of the final report of the European Commission's High-Level Expert Group (HLEG) on sustainable finance in January;

  ii. the publication of the European Commission's Action Plan to finance sustainable growth in March and;

  iii. the release by the European Commission of legislative proposals in the area of sustainability in May.

- The European Commission's Action Plan for Financing Sustainable Growth is in line with the Paris Agreement and the Sustainable Development Goals. The Action Plan advocated the development of regulatory proposals laying out the core principles of an EU sustainability taxonomy covering climate change and environmentally and socially sustainable activities. The taxonomy would help markets to: (1) re-orient capital flows towards assets that contribute to sustainable development; (2) set the base for the creation of standards and labels, enhancing comparability among products and jurisdictions; and (3) invest in sustainability with greater confidence and ease.

- The regulatory proposals published in May 2018 set the stage for the work of a technical expert group on sustainable finance (TEG) that the Commission formed to deliver on the Action Plan. The TEG commenced its work in July and consists of 35 members from civil society, academia, business and the finance sector, as well as additional members and observers from the EU and international public bodies, including the EIB. The Bank is, in particular, providing technical advice for the EU classification of environmentally sustainable activities and the EU green bond standard.

FINANCIAL REPORT 2018

The EIB issues its first Sustainability Awareness Bond (SAB)

In September 2018, the EIB issued its first Sustainability Awareness Bond (SAB) with an initial launch of EUR 500m due in May 2026, in relation to the EIB's commitment to the UN Sustainable Development Goals (SDGs) and the EU Action Plan on Sustainable Finance. SAB proceeds will initially be dedicated to supporting water supply, sanitation and flood protection projects. The water sector was selected as a starting point because the sector is mature and benefits from well-defined impact indicators. In the future, it is expected that SAB proceeds will also be invested in projects in other sectors, such as healthcare, education and gender.

With the addition of the SAB, the Bank is expanding the benefits of impact reporting and transparency beyond climate. The launch of the SAB builds on the global success of the green bonds pioneered by the Bank 11 years ago, ensuring the confidence of socially responsible investors through transparency and accountability.

4. TREASURY ACTIVITIES

4.1. High-quality assets

Treasury management fills the dual roles of ensuring that the Bank has the capacity to continually meet its financial commitments and of implementing the Bank's asset and liability policy. Funds are invested in designated portfolios with defined criteria based on a low-risk strategy of diversification. The Bank's portfolio management must at all times comply with the guidelines, prudential limits and indicators laid down by the EIB's governing bodies.

At end-2018, the operational treasury included the following portfolios:

- Treasury Monetary Portfolio (TMP), designed for daily liquidity management;
- Securities Liquidity Portfolio (SLP), which invests in the currencies EUR, GBP and USD and aims to provide diversification while enhancing the return on treasury assets. Operating under the constraint of holding 75% in ECB-eligible assets, the SLP also serves as an additional line of liquidity; and
- Long-Term Hedge Portfolio (LTHP), which serves as an asset and liability management (ALM) tool, targeting high-quality EUR-denominated assets.

At year-end, the bulk of these assets (91%) were held in the Treasury Monetary Portfolio invested in short-term instruments with a maturity of up to one year. For a breakdown of the credit exposure of the treasury portfolio, please refer to the notes of the Statutory Financial Statements of the Bank.

4.2. Prudent liquidity management

Treasury activities are conducted with the primary objective of protecting the capital invested and ensuring that the Bank can meet its payment obligations on time and in full. Liquidity is consistently maintained within the set prudential limits to cater to the EIB's operating environment.

At year-end 2018 total treasury assets amounted to EUR 80.6bn (2017: EUR 72.1bn) and the Bank's total liquidity ratio stood at 97.4% (2017: 74.4%), in excess of the minimum liquidity requirement of 25%[26]. The Liquidity Coverage Ratio stood at 182% at the end of the year (2017: 201%).

As an eligible counterparty in the Eurosystem's monetary policy operations, the EIB also benefits from access to the monetary policy operations of the European Central Bank. This access is activated, albeit at low levels, in a regular manner to ensure its permanent operational maintenance. These operations are conducted via the Central Bank of Luxembourg, where the EIB maintains a deposit to cover minimum reserve requirements. The ability to repo ECB-eligible collateral adds substantially to the EIB's liquidity buffer.

The EIB is now equipped with a Collateral Management System that is aimed at improving its resilience to liquidity risk and allows for the dynamic and integrated management of diverse collateral sources. In this area, the EIB is a leader among its peers. Valuing the liquidity of collateral strengthens its liquidity profile.

26 The minimum liquidity ratio is 25% of the forecast net cash outflows for the following 12 months.

2018 FINANCIAL REPORT

4.3. Treasury financial result in 2018

Negative euro interest rates for short and medium tenors continued to characterise the market environment, which meant that investment opportunities meeting requirements in terms of tenors, credit quality and liquidity were difficult to find. The financial income from treasury portfolios for the year was EUR 343m (2017: EUR 259m), with an average rate of return on the Bank's treasury of 0.6% (2017: 0.5%). The increase is due to several factors: a rise in short-term rates across many currencies (notably USD and GBP), a shift in the portfolio composition in favour of positive rate currencies and an increase in the overall size of short-term investments.

4.4. Asset and liability management

The interest rate, foreign exchange rate and basis risk position of the Bank's assets and liabilities are managed within prescribed limits. This involves rebalancing the various risk profiles through the use of standard derivative instruments to achieve a target exposure of the managed risk factors. The ALM policy aims at ensuring self-sustainability of the Bank's business and growth of own funds.

5. CONSERVATIVE RISK MANAGEMENT ALIGNED WITH BEST BANKING PRACTICE

The Bank aims to align its risk management with best banking practice, and adherence to that practice is monitored by the independent Audit Committee, which reports directly to the Board of Governors. The approach in determining annual operational targets and orientations takes into account the Bank's objective of maintaining a robust credit standing, the long-term nature of its lending business and the granularity of its portfolio. The Bank has defined a set of indicators to monitor the credit, liquidity, market and operational risks inherent to its activities including, among others, minimum capital requirements, the credit quality distribution of the Bank's loan portfolio, risk concentration measures and liquidity measures.

The EIB's lending policies establish minimum credit quality levels for both borrowers and guarantors in lending operations, and identify the types of securities that are deemed acceptable. In analysing risks, the Bank applies an internal loan grading system and assigns internal ratings to counterparties. In addition, via a counterparty and sector limit system, the credit policies ensure sufficient diversification of the loan portfolio. The Bank has established sector limits for its ten key industries and monitors the aggregate exposure to other relevant industries. Limits are set based on the stressed capital requirements of the aggregated exposure to an industry in the event of a downturn.

The EIB's Statute constrains the Bank to a minimum risk tolerance vis-à-vis foreign exchange risk. The EIB has adopted a similar attitude with regard to market risks arising from its lending and borrowing activities, setting its risk appetite to minimum levels.

The main risk categories arising from the Group's business activities are:

- **Credit risk**: the risk of loss resulting from client or counterparty default on credit exposures in all forms, including settlement risk;
- **Market risk**: the risk of loss arising from exposure to market variables such as interest rates, foreign exchange rates and equity market prices;
- **Liquidity and funding risk**: the risk that the Group is unable to fund assets and meet its obligations, at a reasonable price or, in extreme situations, at any price; and
- **Operational risk**: the potential loss resulting from inadequate or failed internal processes, people and systems or from external events.

For more details on financial risk management, see Note U of the Statutory Financial Statements, and the Risk Management Disclosure Report on the EIB's website.

On 3 October 2018, the EIB published on its website the "Best Banking Practice (BBP) Guiding Principles of the European Investment Bank", previously approved by the Board of Governors of the EIB. The BBP Guiding Principles is a high-level document, defining the overall principles and the general scope of banking rules and guidelines applicable to the EIB as BBP. It also sets forth assessment criteria aimed at identifying the relevant rules and considers specificities of the EIB's business model by way of general adjustments. The document will be regularly reviewed by the EIB's governing bodies.

FINANCIAL REPORT 2018

6. CORPORATE RESPONSIBILITY AND SUSTAINABILITY

The EIB appraises and selects the investment projects it finances based on certain criteria, including sustainability credentials such as their environmental, social and governance aspects. Certain activities are completely excluded from EIB financing, and investment projects need to observe EIB environmental and social principles and standards. Furthermore, the Bank makes an economic appraisal of investment projects to assess the costs and benefits to society as a whole.

To provide an overview of the EIB's operations and impacts as they relate to the Bank's objective of supporting smart, sustainable and inclusive growth, the Bank issues annually a sustainability report. The report is prepared in accordance with the Global Reporting Initiative (GRI) Standards' "comprehensive" option and is subject to a limited assurance review by its external auditors. It should be read in conjunction with the annually published Sustainability Reporting Disclosures. Both documents are available on the Bank's website.

7. EIB GROUP FINANCIAL PERFORMANCE[27]

The EIB Group consists of the European Investment Bank and the European Investment Fund ("EIF").

7.1. EIB consolidated financial statements under EU Accounting Directives

The 2018 EU-AD consolidated result stands at EUR 2,392.8m as compared to a net surplus of EUR 2,858.6m for 2017 (negative variance of EUR 465.8m or -16.3% year on year). It is closely aligned to the statutory surplus as the consolidated EU-AD result is almost wholly driven by the EIB unconsolidated result.

As at 31 December 2018, the total Group Balance Sheet stood at EUR 557.3bn, showing an increase of EUR 6.3bn as compared to 31 December 2017.

7.2. EIB consolidated financial statements under IFRS

The 2018 IFRS consolidated result stands at EUR 3,360.3m as compared to a result of EUR 3,318.0m observed in 2017 (i.e. a positive variance of EUR 42.3m period on period). Additional information on the IFRS results is provided in the notes of the EIB Group Consolidated Financial Statements under IFRS.

7.3. Implementation of IFRS 9

As the Bank implemented IFRS 9 "Financial Instruments" in 2018, the following two features introduced by the Standard were identified as particularly impacting the EIB Group Consolidated Financial Statements under IFRS:

- The first concerned the application of hedge accounting. With the implementation of IFRS 9 the Bank designated a significant part of its borrowings and loans, hedged by swaps on a micro level, from Fair Value Option (FVO) to hedge accounting, applying the less complex requirements introduced by IFRS 9. It is expected that the application of hedge accounting could reduce to a certain extent the volatility connected with the current use of the FVO.

- The second main impact related to the introduction of a new impairment concept, which required the development of a forward-looking expected loss model for all of the EIB's financial instruments not measured at fair value under IFRS 9. Depending on the increase in its credit risk since origination, a transaction has to be accounted for at either one-year or lifetime expected loss calculated on a point-in-time basis.

For further details of the impact of the IFRS 9 implementation and quantitative analysis, please refer to the EIB Group Consolidated Financial Statements under IFRS.

27 This covers the Consolidated Financial Statements of the EIB Group prepared in accordance with the EU Accounting Directives and with the International Financial Reporting Standards.

2018 FINANCIAL REPORT

EIB Statutory Bodies Situation at 17 April 2019 The composition of the Bank's statutory bodies, the curricula vitae of their members and additional information on the remuneration arrangements are regularly updated and posted on the EIB's website: www.eib.org. Board of Governors Chairman Belgium Bulgaria Czech Republic Denmark Germany Estonia Ireland Greece Spain France Croatia Italy Cyprus Latvia Lithuania Luxembourg Hungary Eugen Orlando TEODOROVICI Alexander de CROO Vladislav GORANOV Alena SCHILLEROVÁ Rasmus JARLOV Olaf SCHOLZ Toomas TÕNISTE Paschal DONOHOE Euclid TSAKALOTOS Nadia CALVIÑO Bruno LE MAIRE Zdravko MARIC Giovanni TRIA Harris GEORGIADES Janis REIRS Vilius ŠAPOKA Pierre GRAMEGNA Mihály VARGA (Romania) Minister of Public Finance Deputy Prime Minister, Minister of Finance Minister of Finance Minister of Finance Minister for Industry, Business and Financial Affairs Federal Minister of Finance Minister of Finance Minister for Finance Minister of Finance Minister for the Economy and Business Minister for the Economy and Finance Minister of Finance Minister of Economy and Finance Minister of Finance Minister of Finance Minister of Finance Minister of Finance Deputy Prime Minister for Economic Policy, Minister of Finance Minister for Finance Minister of Finance Federal Minister of Finance Minister of Finance Minister of Finance Deputy Prime Minister, Minister of Finance Prime Minister, Acting Minister of Finance Minister of Finance Minister for Finance Chancellor of the Exchequer Malta Netherlands Austria Poland Portugal Slovenia Slovakia Finland Sweden United Kingdom Edward SCICLUNA Wopke HOEKSTRA Hartwig LÖGER Teresa CZERWINSKA Mário CENTENO Andrej BERTONCELJ Peter PELLEGRINI Petteri ORPO Magdalena ANDERSSON Philip HAMMOND

Audit Committee

Chairman	Duarte PITTA FERRAZ	Professor, Nova School of Business and Economics, Portugal
Members		
	John SUTHERLAND	Senior Adviser, Financial Conduct Authority, UK
	Pierre KRIER	Former PwC Audit Partner, Luxembourg
	László BALOGH	Deputy State Secretary, Hungary
	Mindaugas MACIJAUSKAS	Deputy Auditor General, National Audit Office of Lithuania, Lithuania
	Vasile IUGA	Former PwC Audit Partner, Romania
Observers	Uldis CERPS	Advisor on Banking Supervision to the Governor, Central Bank of the United Arab Emirates, United Arab Emirates
	Jens Henrik Myllerup LAURSEN	Deputy Director, Life Assurance Division, Danish Financial Supervisory Authorities (DFSA), Denmark

Management Committee

President	Werner HOYER
Vice-Presidents	Dario SCANNAPIECO
	Ambroise FAYOLLE
	Andrew McDOWELL
	Vazil HUDÁK
	Alexander STUBB
	Emma NAVARRO
	(…)
	(…)

Board of Directors

The Board of Directors consists of 29 Directors, with one Director nominated by each Member State and one by the European Commission. There are 19 Alternates, meaning that some of these positions will be shared by groupings of states.

Furthermore, in order to broaden the Board of Directors' professional expertise in certain fields, the Board is able to co-opt a maximum of six experts (three Directors and three Alternates), who participate in the Board meetings in an advisory capacity, without voting rights.

Directors	
Marc DESCHEEMAECKER	Chairman of the Boards of Brussels Airport Company and De Lijn, Mechelen
Marinela PETROVA	Deputy Minister of Finance, Ministry of Finance, Sofia
Petr PAVELEK	Deputy Minister of Finance, Ministry of Finance, Prague
Julie SONNE	Head of Division, Ministry of Industry, Business and Financial Affairs, Copenhagen
Thomas WESTPHAL	Director General – European Policy, Federal Ministry of Finance, Berlin

Andres KUNINGAS Head of EU and International Affairs Department, Ministry of Finance, Tallinn Des CARVILLE Konstantin J. ANDREOPOULOS Head of Shareholding and Financial Advisory Division, Department of Finance, Dublin Member of the Board of Directors of the EIB, Athens Carla DlAZ ALVÁREZ de TOLEDO Deputy Director General for European Economic and Financial Affairs, General Secretariat of the Treasury and International Financing, Ministry of Economy and Business, Madrid Emmanuel MASSÉ Assistant Secretary, Macroeconomic Policies and European Affairs Department, Directorate-General of the Treasury, Paris Ante MATIJEVIC Assistant Minister, Ministry of Finance, Zagreb Gelsomina VIGLIOTTI Director General for International Financial Relations, Department of the Treasury, Ministry of Economy and Finance, Rome Kyriacos KAKOURIS Armands EBERHARDS Senior Economic Officer, Ministry of Finance, Nicosia Deputy State Secretary, Ministry of Finance, Riga Migle TUSKIENE Vice-Minister, Ministry of Finance, Vilnius Arsène JACOBY Director of Multilateral Affairs, Development, Cooperation and Compliance, Ministry of Finance, Luxembourg László BARANYAY Paul DEBATTISTA Member of the Board of Directors of the EIB, Budapest Chief of Staff to Minister of Finance, Ministry for Finance, Valletta Mickie SCHOCH Deputy Director of the Foreign Financial Affairs Directorate, Foreign Financial Affairs Directorate, Ministry of Finance, The Hague Karin RYSAVY European Affairs, Federal Ministry of Finance, Vienna Piotr NOWAK Filipe CARTAXO Undersecretary of State, Ministry of Finance, Warsaw Member of the Board of Directors of the EIB, Lisbon Attila GYÖRGY Secretary of State, Ministry of Public Finance, Bucharest Andrej KAVCIC Head of International Finance Department, Ministry of Finance, Ljubljana Ivan LESAY Chief Executive Officer, Slovak Investment Holding (SIH), Bratislava Kristina SARJO Financial Counsellor, Director of Unit for International Affairs, Financial Markets Department, Ministry of Finance, Helsinki Eva HAGHANIPOUR Deputy Director General and Head of Unit for International Financial Institutions, International Department, Ministry of Finance, Stockholm David LUNN Director HM Treasury, London Kerstin JORNA Deputy Director-General, Directorate-General for Economic and Financial Affairs (ECFIN), European Commission, Brussels Experts Giorgio GOBBI Laurence BRETON Head of the Financial Stability Directorate, Banca d’Italia, Rome Executive Director at Agence Française de Développement, Paris Joes LEOPOLD Founder of Capitium, Amsterdam

Alternates Rasmus RØNNE-AHM Head of Section, Business and Financial Affairs, Ministry of Industry, Copenhagen Martin HEIPERTZ Head of European Policy Division, Federal Ministry of Finance, Berlin Rudolf LEPERS Head of Division, Federal Ministry of Economics and Technology, Berlin Aija ZITCERE Director, Financial Markets Policy Department, Ministry of Finance, Riga Francisco Javier MARTlN Shanti BOBIN Senior Advisor, European Economic and Financial Affairs, Ministry of Economy and Business, Madrid Head of Unit, European Bilateral Relations and Financial Instruments, Directorate-General of the Treasury, Ministry for the Economy and Finance, Paris Carole GOSTNER Deputy Head of Unit in charge of European Financial Instruments, Directorate-General of the Treasury, Ministry for the Economy and Finance, Paris Ana ZORIC Chief Advisor to the Minister, Ministry of Finance, Zagreb Francesca MERCUSA Director, International Financial Relations Directorate, Department of the Treasury, Ministry of Economic Affairs and Finance, Rome Stefano SCALERA Director General, State Accounting Department, Ministry of Economic Affairs and Finance, Rome Péter TÁRNOKI-ZÁCH Head of Department for International Finance, Ministry for National Economy, Budapest Martin ZDOVC International Finance Department, Ministry of Finance, Ljubljana Boni Florinela CUCU General Director, General Directorate for International Financial Relations, Ministry of Public Finance, Bucharest (…) … (…) … Anne af URSIN Financial Counsellor, Ministry of Finance, Helsinki Jennifer YOUNG Deputy Director of the European Engagement Team, HM Treasury, London Sarah Jane SANYAHUMBI Head of Europe Department, Department for International Development, London Saila VALTONEN Adviser to the Deputy Director-General for Economic and Financial Affairs, Directorate-General for Economic and Financial Affairs (DG ECFIN), European Commission, Luxembourg Alternate experts Ingrid HENGSTER Member of the Executive Board, KfW Bankengruppe, Frankfurt Birgitte Nygaard MARKUSSEN Director, Deputy Managing Director, European External Action Service, Brussels Antonio OPORTO Senior Advisor, Trilantic Europe Private Equity, London

AUDIT AND CONTROL Audit Committee – The Audit Committee is an inde-pendent statutory body, appointed by and reporting directly to the Board of Governors, in compliance with the formalities and procedures defined in the Bank’s Statute and Rules of Procedure. The role of the Audit Committee is to verify that the Bank’s operations have been conducted and its books kept in a proper manner and that the activities of the Bank conform to best bank-ing practice applicable to it. The Audit Committee is responsible for the auditing of the Bank’s accounts. the Bank’s services, takes note of the work performed by the internal auditors, monitors the work of the external auditors in relation to the financial statements, safe-guards the independence of the external audit function and coordinates audit work in general. Regular meetings with Bank staff and reviews of internal and external reports enable the Audit Committee to understand and monitor how Management is providing for adequate and effective internal control systems, risk management and internal administration. The Inspector General, the Head of Internal Audit, the Director General of Risk Manage-ment, the Chief Compliance Officer and the Financial Controller have direct access to the Audit Committee and may request private meetings if necessary. The Audit Committee is composed of six members, who are appointed by the Board of Governors for a non-renewable term of six years. Members are chosen from among persons having independence, competence and integrity and who possess financial, auditing or banking supervisory expertise in the private or public sector. In addition, the Board of Governors, on a joint proposal from the President of the Bank and the Chairman of the Audit Committee, may appoint a maximum of three observers for a non-renewable six-year term, on the basis of their particular qualifications, especially with regard to banking supervision. External auditors – The EIB’s external auditors, KPMG, report directly to the Audit Committee, which is empow-ered to delegate the day-to-day work of auditing the financial statements to them. The external auditors are not allowed to carry out any work of an advisory nature or act in any other capacity that might compromise their independence when per forming their audit task s. A summary of services provided by the external auditors and the associated fees is published each year by the Bank on its website. The Audit Committee provides Statements each year on whether the financial statements, as well as any other financial information contained in the annual accounts drawn up by the Board of Directors, give a true and fair view of the financial position of the Bank in respect of its assets and liabilities, and of the results of the operations and cash flows for the year then ended of the Bank, the EIB Group, and certain Trust Funds administered by the Bank, namely the Investment Facility, EU-Africa Invest-ment Trust Fund and Neighbourhood Investment Facility (NIF) Trust Fund. The Audit Committee is required to address to the Board of Governors a detailed report on the results of its work during the preceding financial year, including verification that the activities of the Bank con-form to best banking practice applicable to it. Financial Control – Financial Control (FC) is an inde-pendent Directorate and reports directly to the Bank’s Management Committee. FC’s main responsibilities relate to the Bank’s books and records and its various financial statements. Furthermore, Financial Control’s role in relation to the Bank’s Internal Control Framework (ICF) has recently been strengthened, incorporating additional capabilities to oversee control risk, to provide a common platform for the implementation and mainte-nance of the Bank-wide Internal Control Framework and, lastly, to report to Senior Management and the Audit Committee on noteworthy control deficiencies covering key activities of the Bank. This role is being implemented within the provisions established by the EIB ICF Policy approved by the Board in June 2018. Together with the Secretary General, the Financial Controller manages the relationship with the external auditors, the Audit Com-mittee and the European Court of Auditors. In fulfilling its role, the Audit Committee meets with rep-resentatives of the other statutory bodies, including the EIF Audit Board, oversees the verification procedures and practical modalities for implementing and maintaining the framework of best banking practices applicable to FINANCIAL REPORT 2018

Internal Audit – As an independent function, Internal Audit reports directly to the President. It caters for audit needs at all levels of management of the EIB Group and acts with the guarantees of independence and professional standards conferred upon it by its Charter. Internal Audit examines and evaluates the relevance and effectiveness of the internal control systems and the procedures involved in managing risk within the Group. Action Plans agreed with the Bank's departments are a catalyst for improving procedures and strengthening controls. In support of the Audit Committee's mandate on best banking practice, Internal Audit includes such assessments in all elements of its work. Internal Audit therefore reviews and tests controls in critical banking, information technology and administrative areas on a rotational basis using a risk-based approach.

Inspectorate General – The Inspectorate General (IG) comprises, under the authority of the independent Inspector General, three independent control and accountability functions:

Operations Evaluation. Operations Evaluation (EV)'s mandate is to assess the EIB Group's activities in order to identify aspects that could improve operational performance, accountability and transparency. EV independently and systematically carries out ex-post and mid-term evaluations of individual projects, sector-wide policies, programmes, partnerships and financing instruments of the EIB Group, using internationally accepted evaluation criteria (relevance, effectiveness, efficiency and sustainability), and also assesses the EIB Group's financial and non-financial contributions.

Investigation. Under the EIB's Anti-Fraud Policy approved by the Board, the Inspectorate General, through the Fraud Investigations Division (IG/IN), is the sole office mandated to conduct independent investigations into allegations of possible fraud, corruption, collusion, coercion, obstruction, money laundering or terrorism financing involving EIB operations or activities. IG/IN may also call upon external assistance or experts in accordance with the requirements of the investigation, and works closely with the services of the European Anti-Fraud Office (OLAF). The scope of activities also encompasses Proactive Integrity Reviews (PIRs), which identify red flags and indicators of fraud and/or corruption. Projects are selected for PIRs independently by IG/IN on the basis of a risk assessment process. Moreover, IG/IN is responsible for the implementation of Exclusion Procedures to exclude entities found to have engaged in fraud or corruption.

Complaints Mechanism. The EIB Group Complaints Mechanism, as defined by its published Policy and its Procedures, is a tool of horizontal accountability of the EIB Group vis-à-vis its stakeholders as regards the handling of complaints concerning its activities. It ensures that stakeholders have appropriate means available to voice their concerns and to enable the mediation of disputes. Any member of the public has access to a two-tier sequential mechanism: an internal part – the Complaints Mechanism Division (EIB-CM) – and, if a complainant is not satisfied with the outcome of the internal mechanism, an external one – the European Ombudsman. Complaints regarding a Bank decision related to an alleged infringement of the Guide to Procurement are handled by the Procurement Complaints Committee, which is chaired by the independent Inspector General.

Office of the Group Chief Compliance Officer (OCCO) – In accordance with the principles set out by the Basel Committee, OCCO's remit is: "*to identify, assess, advise on, monitor and report on the compliance risk of the EIB Group, that is, the risk of legal or regulatory sanctions, financial loss, or loss to reputation a member of the EIB Group may suffer as a result of its failure to comply with all applicable laws, regulations, staff codes of conduct and standards of good practice.*" In particular, OCCO "*acts as a detector of potential incidents of non-observance or breaches by the staff of the rules on ethics and integrity, monitors compliance therewith by the staff of the EIB Group and recommends the adoption of such protective or redressing measures as are appropriate.*"

OCCO is a group function headed by the Group Chief Compliance Officer (GCCO), supported by a dedicated compliance team at the EIF. As set out in the EIB Integrity Policy and Compliance Charter, in line with best banking practice and the Basel Committee, OCCO is an independent function

2018 FINANCIAL REPORT

"reporting directly to the President of the EIB under the functional authority of a Vice-President".

OCCO is entrusted with a control mission and acts in close cooperation with EIB operational services, the Legal Directorate and other control services such as IG/Investigations.

Regular contacts are held by the GCCO with peer international financial institutions (such as the World Bank, the EBRD and the IFC), EU bodies, standard-setting international organisations (e.g. FATF) as well as civil society organisations (such as NGOs) in order to enable ongoing alignment of OCCO activities with relevant international standards and best banking practice.

Current activities within OCCO's remit can be broadly grouped as follows:

- Compliance policies and institutional matters;
- Ethics and Codes of Conduct;
- Anti-Money Laundering/Combating the Financing of Terrorism (AML-CFT) and integrity due diligence of EIB counterparties and operations;
- On-going monitoring of ML-FT risks;
- Regulatory and Tax Compliance; and
- Clearance for the Bank's Corporate and Technical Assistance Procurement.

The above activities are complemented by regular training and awareness-building initiatives (AML-CFT training; presentations of OCCO activities to newcomers and members of the EIB's Governing Bodies; presentations and workshops on main OCCO policies and general compliance issues), in order to ensure staff awareness and, whenever possible, involvement in OCCO control activities for the timely detection and management of compliance risks within the EIB Group.

Management control – Within the Secretariat General, the Planning, Budget and Analytics Division brings together key functions responsible for management control – namely, operational planning, budget/cost accounting and associated analyses. This structure ensures that the overall planning and management reporting processes are coordinated and support the achievement of the Bank-wide objectives and ultimately that the results achieved are monitored. Key tools include the Operational Plan, the budget and independent opinions and analysis on proposals affecting them, plus the associated management accounting and control systems. A suite of integrated reports facilitates ongoing evaluation of the situation in relation to the operational strategy (including financial objectives).

FINANCIAL REPORT 2018

EIB STATUTORY FINANCIAL STATEMENTS as at 31 December 2018 2018 FINANCIAL REPORT

Balance sheet

as at 31 December 2018 (in EUR '000)

Assets		31.12.2018		31.12.2017
1. **Cash in hand, balances with central banks and post office banks** (Note B.1)		**141,830**		**162,483**
2. **Treasury bills and other bills eligible for refinancing with central banks** (Note B.2)		**32,671,192**		**40,391,561**
3. **Loans and advances to credit institutions**				
a) repayable on demand	709,023		764,073	
b) other loans and advances (Note C)	51,302,834		33,753,676	
c) loans (Note D.1)	115,696,071		121,511,896	
d) value adjustments (Note D.2)	-73,705		0	
		167,634,223		**156,029,645**
4. **Loans and advances to customers**				
a) other loans and advances (Note C)	452,890		1,741,983	
b) loans (Note D.1)	314,980,169		313,582,772	
c) value adjustments (Note D.2)	-456,469		-457,603	
		314,976,590		**314,867,152**
5. **Debt securities including fixed-income securities** (Note B.2)				
a) issued by public bodies	3,876,481		7,024,316	
b) issued by other borrowers	12,078,666		8,328,847	
		15,955,147		**15,353,163**
6. **Shares and other variable-yield securities** (Note E.1)		**5,872,615**		**4,715,722**
7. **Participating interests** (Note E.1)		**248,918**		**238,486**
8. **Shares in affiliated undertakings** (Note E.2)		**806,572**		**836,653**
9. **Intangible assets** (Note F)		**23,798**		**21,264**
10. **Tangible assets** (Note F)		**256,189**		**264,900**
11. **Other assets** (Note G)		**69,232**		**52,568**
12. **Subscribed capital and reserves, called but not paid** (Note H.3)		**0**		**25,983**
13. **Prepayments and accrued income** (Note I)		**17,136,543**		**16,584,151**
Total assets		**555,792,849**		**549,543,731**

The accompanying notes form an integral part of these financial statements.

FINANCIAL REPORT 2018

Balance sheet (continued)

as at 31 December 2018 (in EUR '000)

Liabilities			31.12.2018		31.12.2017
1.	**Amounts owed to credit institutions** (Note J)				
	a) repayable on demand	4,122,978		4,953,852	
	b) with agreed maturity or periods of notice	93,390		57,475	
			4,216,368		**5,011,327**
2.	**Amounts owed to customers** (Note J)				
	a) repayable on demand	1,791,001		1,922,589	
	b) with agreed maturity or periods of notice	10,976		8,349	
			1,801,977		**1,930,938**
3.	**Debts evidenced by certificates** (Note K)				
	a) debt securities in issue	441,703,219		435,730,418	
	b) others	13,680,627		13,854,945	
			455,383,846		**449,585,363**
4.	**Other liabilities** (Note G)		**968,150**		**851,791**
5.	**Accruals and deferred income** (Note I)		**19,177,059**		**20,541,989**
6.	**Provisions**				
	a) pension plans and health insurance scheme (Note L)	2,903,610		2,620,147	
	b) provision for guarantees issued in respect of loans granted by third parties (Note D.4)	17,143		16,532	
			2,920,753		**2,636,679**
7.	**Subscribed capital** (Note H)				
	a) subscribed	243,284,155		243,284,155	
	b) uncalled	-221,585,020		-221,585,020	
			21,699,135		**21,699,135**
8.	**Reserves** (Note H)				
	a) reserve fund	24,328,415		24,328,415	
	b) additional reserves	10,595,340		9,947,736	
	c) special activities reserve	9,626,707		7,504,091	
	d) general loan reserve	2,736,047		2,700,556	
			47,286,509		**44,480,798**
9.	**Profit for the financial year** (Note M)		**2,339,052**		**2,805,711**
Total liabilities			**555,792,849**		**549,543,731**

The accompanying notes form an integral part of these financial statements.

2018 FINANCIAL REPORT

Off balance sheet

as at 31 December 2018 (in EUR '000)

		31.12.2018		31.12.2017
Commitments:				
- EIF capital uncalled (Notes E.2, X)		**2,111,200**		**2,104,800**
- Undisbursed loans (Note D.1)				
- credit institutions	24,716,642		28,886,186	
- customers	80,850,579		84,035,696	
		105,567,221		**112,921,882**
- Undisbursed shares and other variable-yield securities				
- Undisbursed venture capital operations (Note E.1)	4,568,044		4,836,072	
- Undisbursed investment funds (Note E.1)	3,362,284		2,649,089	
- EBRD capital uncalled	712,630		712,630	
		8,642,958		**8,197,791**
- Undisbursed participating interests				
- Undisbursed venture capital operations (Note E.1)	565,274		**558,349**	
		565,274		**558,349**
- Securities receivable		**0**		**419,864**
- Borrowings launched but not yet settled		**223,950**		**279,008**
- Undisbursed loans substitutes		**280,000**		**267,532**
Contingent liabilities and guarantees:				
- In respect of loans granted by third parties		**9,937,563**		**9,121,399**
Assets held on behalf of third parties (Note Z):				
- Investment Facility - Cotonou	3,127,175		3,024,653	
- Guarantee Fund	2,609,882		2,560,762	
- NER300	2,054,336		2,086,410	
- EIF	1,220,176		1,259,389	
- InnovFin	1,106,574		941,251	
- RSFF (incl. RSI)	731,064		762,989	
- JESSICA (Holding Funds)	599,248		975,912	
- CEF (incl. former PBI and LGTT)	597,955		523,636	
- EU-Africa Infrastructure Trust Fund	562,833		594,869	
- Funds of Funds (JESSICA II)	517,813		419,539	
- GF Greece	309,927		307,794	
- Special Section	256,308		301,039	
- ENPI	138,635		124,433	
- Partnership Platform for Funds	91,053		0	
- AECID	71,440		71,368	
- DCFTA	56,009		53,074	
- NIF Trust Fund	44,857		46,485	
- FEMIP Trust Fund	43,923		49,706	
- HIPC	35,378		35,408	
- Private Finance for Energy Efficiency Instrument	34,467		31,235	
- NIF Risk Capital Facility	23,720		19,546	
- EPTA Trust Fund	21,713		22,755	
- EFSI-EIAH	16,674		13,973	
- Natural Capital Financing Facility	11,574		11,757	
- IPA II	10,534		18,435	
- RDI Advisory	2,847		1,156	
- JASPERS	1,720		814	
		14,297,835		**14,258,388**
Other items:				
- Nominal value of interest-rate swaps incl. commitment (Note V.1.2)		**535,680,055**		**510,007,074**
- Nominal value of currency swap contracts payable		**211,111,136**		**205,439,795**
- Nominal value of currency swap contracts receivable (Note V.1.1)		**210,865,395**		**203,935,206**
- Nominal value of short-term currency swap contracts receivable (Note V.2)		**41,160,710**		**43,942,480**
- Nominal value of short-term currency swap contracts payable		**41,088,252**		**43,909,464**
- Put option granted to EIF minority shareholders (Note E.2)		**816,824**		**813,042**
- Currency forwards (Note V.2)		**539,296**		**584,605**
- Special deposits for servicing borrowings (Note S)		**7,135**		**34,411**
- Currency swaps launched but not yet settled payable		**0**		**144,078**
- Currency swaps launched but not yet settled receivable (Note V.1.1)		**0**		**142,263**

The accompanying notes form an integral part of these financial statements.

FINANCIAL REPORT **2018**

Profit and loss account

for the year ended 31 December 2018 (in EUR '000)

			2018		2017
1.	**Interest receivable and similar income** (Note N)		**24,705,916**		**23,386,075**
2.	**Interest payable and similar charges** (Note N)		**-21,538,269**		**-20,126,260**
3.	**Income from securities**				
	a) income from shares and other variable-yield securities	387,405		307,741	
	b) income from shares in affiliated undertakings	6,715		16,120	
			394,120		**323,861**
4.	**Commissions receivable** (Note O)		**249,706**		**208,564**
5.	**Commissions payable** (Note O)		**-240,919**		**-153,929**
6.	**Net result on financial operations** (Note P)		**-58,330**		**17,811**
7.	**Other operating income** (Note Q)		**17,917**		**22,311**
8.	**General administrative expenses** (Note R)				
	a) staff costs (Note L)	-748,077		-666,839	
	b) other administrative expenses	-254,375		-239,104	
			-1,002,452		**-905,943**
9.	**Value adjustments in respect of tangible and intangible assets** (Note F)				
	a) tangible assets	-30,467		-31,726	
	b) intangible assets	-12,347		-7,388	
			-42,814		**-39,114**
10.	**Value (re-)adjustments in respect of transferable securities held as financial fixed assets, participating interests and shares in affiliated undertakings**		**-8,722**		**-1,923**
11.	**Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities**		**-137,101**		**74,258**
12.	**Profit for the financial year** (Note M)		**2,339,052**		**2,805,711**

The accompanying notes form an integral part of these financial statements.

2018 FINANCIAL REPORT

Cash flow statement

for the year ended 31 December 2018 (in EUR '000)

	2018	2017
A. Cash flows from operating activities:		
Profit for the financial year (see Note M)	**2,339,052**	**2,805,711**
Adjustments for:		
Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities	137,101	-74,258
Value adjustments in respect of tangible and intangible assets	42,814	39,114
Value (re-)adjustments in respect of shares, other variable-yield securities and participating interests	1,800	-60,372
Net interest income	-3,167,647	-3,259,815
Effect of exchange rate changes	-5,180	28,213
Profit on operating activities	**-652,060**	**-521,407**
Disbursements of loans and advances to credit institutions and customers	-46,725,519	-48,647,645
Repayments of loans and advances to credit institutions and customers	50,692,010	47,348,351
Change in deposits with central banks	20,650	154,286
Change in treasury portfolios	-1,105,370	4,295,037
Change in amounts owed to credit institutions and customers	-923,920	-8,130,008
Change in provisions on pension plans and health insurance scheme	283,463	238,689
Change in provisions for guarantees issued in respect of loans granted by third parties	611	-5,561
Change in short term treasury derivative valuations	-6,707	-25,469
Change in other assets and other liabilities	106,402	-255,772
Change in prepayments and accrued income and in accruals and deferred income	1,582,123	-363,898
Interest received	22,533,125	21,974,949
Interest paid	-20,055,572	-18,549,545
Net cash used from/(used in) operating activities	**5,749,236**	**-2,487,993**
B. Cash flows from investing activities:		
Purchase of EIF shares	-4,758	-5,499
Sale of EIF shares	1,298	2,550
Reflows on EUMPF	33,923	42,227
Securities in Long Term Hedge Portfolio purchased during the year	-524,088	0
Securities from Long Term Hedge Portfolio matured during the year	16,800	13,500
Purchase of loan substitutes included in the debt securities portfolios	-3,637,981	-4,157,147
Redemption of loan substitutes included in the debt securities portfolios	3,010,924	4,973,366
Additions on shares and other variable-yield securities	-2,032,608	-1,469,381
Reflows on shares and other variable-yield securities	882,637	708,500
Additions on participating interests	-70,362	-76,663
Reflows on participating interests	51,208	4,891
Purchase and disposals of tangible and intangible assets	-36,637	-36,681
Net cash used from/(used in) investing activities	**-2,309,644**	**-337**
C. Cash flows from financing activities:		
Issuance of debts evidenced by certificates	102,838,534	123,643,914
Redemption of debts evidenced by certificates	-100,519,723	-123,056,139
Member States' contribution	25,983	51,967
Net cash used from/(used in) financing activities	**2,344,794**	**639,742**
Summary statement of cash flows:		
Cash and cash equivalents at beginning of financial year	**51,450,201**	**54,586,188**
Net cash from:		
Operating activities	5,749,236	-2,487,993
Investing activities	-2,309,644	-337
Financing activities	2,344,794	639,742
Effect of exchange rate changes on cash held	688,559	-1,287,399
Cash and cash equivalents at end of financial year	**57,923,146**	**51,450,201**
Cash and cash equivalents are composed of:		
Cash in hand, balances with central banks and post office banks, excluding deposits with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1)	32	35
Money market securities maturing within three months of issue (Note B.2)	9,477,609	18,863,479
Loans and advances to credit institutions and customers:		
Repayable on demand	709,023	764,073
Other loans and advances (Note C)	47,736,482	31,822,614
	57,923,146	**51,450,201**

The accompanying notes form an integral part of these financial statements.

FINANCIAL REPORT **2018**

European Investment Bank Notes to the financial statements as at 31 December 2018 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long-term lending bank of the European Union (‘EU’). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, Luxembourg. Note A – Significant accounting policies A.1. Basis of preparation A.1.1. Accounting standards The unconsolidated financial statements (the ‘Financial Statements’) of the European Investment Bank have been prepared in accordance with the general principles of Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 on the annual and consolidated accounts of certain types of companies, banks and other financial institutions (the ‘Directives’). On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 14 March 2019 and authorised their submission to the Board of Governors for approval by 26 April 2019. The Bank also publishes consolidated financial statements as at the same date as the annual Financial Statements. A.1.2. Significant accounting judgments and estimates In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the resulting differences may be material to the Financial Statements. The most significant use of judgments and estimates is as follows: Value adjustments on loans and advances The Bank reviews its loans and advances at each reporting date to assess whether an allowance for value adjustments should be recorded. In particular, judgment by management is required in the estimation of the amount and timing of future cash flows when determining the level of allowance required. Such estimates are based on assumptions about a number of factors and actual results may differ, resulting in future changes to the allowance. In addition to a specific allowance against individually significant loans and advances, the Bank also makes a collective provisioning test on exposures which, although not specifically identified as requiring a specific allowance, have a greater risk of default than when the loans and advances were originally granted (see Note A.2.6). Provisions on financial guarantees The Bank initially recognises the financial guarantee contract at fair value plus transaction costs that are directly attributable to the issuance of the financial guarantee under Provisions for guarantees issued and commitments. At initial recognition the obligation to pay corresponds to the net present value (‘NPV’) of expected premium inflows or the initial expected loss. The guarantee is subsequently measured at the higher of the corresponding loss allowance and the premium received on initial recognition less income recognised. Financial guarantee provisions correspond to the cost of settling the obligation, which is the expected loss, estimated on the basis of all relevant factors and information existing at the balance sheet date (see Note A.2.13). Pension and other post-employment benefits The cost of defined-benefit pension plans and other post-employment medical benefits is determined using actuarial valuations. The actuarial valuation involves making assumptions about discount rates, mortality rates and future salary and pension increases. Due to the long term nature of these plans, such estimates are subject to significant uncertainty (see Note A.2.10). A.1.3. Bank’s exposure to the United Kingdom On 29 March 2017 the UK notified the European Council of its decision to withdraw from the EU pursuant to Article 50 of the Treaty on European Union (TEU). 2018 FINANCIAL REPORT

On 25 November 2018, a special meeting of the European Council endorsed the “Draft Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community” (the Draft Withdrawal Agreement), based on a joint report by the negotiators of the EU and the UK government that had been published on 8 December 2017. The Draft Withdrawal Agreement provided, among other things, for a financial settlement with respect to the EIB. On 15 January 2019 the UK Parliament rejected the Draft Withdrawal Agreement. On this basis, a number of potential outcomes could be envisaged such as the effective withdrawal of the UK from the EU, the possible extension of the negotiation period under Article 50 TEU which would defer the withdrawal, or any other outcome that could arise as a result of future negotiations. As the UK did not withdraw from the EU in 2018, no present obligation exists for the EIB as at 31 December 2018. In preparation for the withdrawal of the UK from the EU, the EIB’s Board of Directors has proposed a number of measures regarding a replacement of the UK’s capital in the EIB by the remaining Member States, an additional capital increase by Poland and Romania, and related amendments to the EIB Statute. The Operational Plan for 2019 was approved by the EIB’s Board of Directors on 11 December 2018, and was published on 29 January 2019. Under the plan, the EIB maintains its commitment to productive investments and will continue to target high impact activities addressing market gaps. The Bank reviews its operational targets during the year to ensure optimal alignment of resources and maintenance of its financial and credit strength. Additional information on the Bank’s target lending volume is available in the Operational Plan. A.2. Summary of significant accounting policies A.2.1. Foreign currency translation The EIB uses the euro (‘EUR’) as the unit of measurement for the capital accounts of Member States and for presenting its Financial Statements. The Bank conducts its operations in the currencies of the EU Member States, in euro and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. The Bank's monetary assets and liabilities denominated in currencies other than euro are translated into euro at the closing exchange rates prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the profit and loss account. A.2.2. Derivatives The Bank uses derivative instruments, mainly currency and interest rate swaps, as part of its asset and liability management (‘ALM’) activities to manage exposures to interest rate and foreign currency risks. All derivatives transactions are booked at nominal as off-balance sheet items at the date of the transaction. The majority of the Bank’s swaps are concluded with a view to hedging bond issues. The Bank enters into interest rate and currency swaps, whereby the proceeds of a borrowing are initially converted into a different currency and on maturity the Bank will obtain the amounts needed to service the borrowing in the original currency. The Bank also enters into currency, interest rate and overnight index swaps as part of its hedging operations on loans or for the global ALM position. The corresponding interest is accounted for on a pro rata temporis basis. The Bank also uses short-term derivative instruments, primarily FX swaps, as part of its treasury operations, as well as derivatives hedging the trading portfolio (Securities liquidity portfolios). A.2.2.1. Trading portfolio derivatives As part of the Securities liquidity portfolios, trading derivatives are entered in and recorded at market value in the balance sheet as “Other assets” when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. Market values are obtained from quoted market prices, discounted cash flow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as the time value of money, yield curve and volatility of the underlying. Interest on derivative instruments is accrued pro rata temporis under “Prepayments and accrued income” or “Accruals and deferred income”. Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in “Accruals and deferred income” or “Prepayments and accrued income”. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under “Interest receivable and similar income” or “Interest payable and similar charges”. The market value is recorded under “Other assets” when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. FINANCIAL REPORT 2018

Interest rate swaps The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under “Interest receivable and similar income” or “Interest payable and similar charges”. The market value is recorded under “Other assets” when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. A.2.2.2. All other derivatives Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in “Accruals and deferred income” or “Prepayments and accrued income”. The forward leg of the currency swap is recorded off-balance sheet at settlement amount and is not revalued. The premium/discount between the spot and forward settlement amounts is amortised pro rata temporis through the profit and loss account in “Interest receivable and similar income” or “Interest payable and similar charges”. Interest rate swaps The hedging interest rate swaps are not revalued. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under “Interest receivable and similar income” or “Interest payable and similar charges”. Forward rate agreements Forward rate agreements are concluded for hedging purposes and are recorded off balance sheet on the trade date. The difference between the contractual forward rates and the year-end rates are reported in the profit and loss account under “Interest receivable and similar income” or “Interest payable and similar charges”. Currency forwards Currency forwards are entered into in order to adjust future currency positions. The forward leg is recorded off-balance sheet at the settlement amount and is not revalued. The difference between the spot amounts and the forward settlement amounts is amortised pro rata temporis through the profit and loss account in “Interest receivable and similar income” or “Interest payable and similar charges”. Interest on derivative instruments is accrued pro rata temporis under “Prepayments and accrued income” or “Accruals and deferred income”. A.2.3. Financial assets Financial assets are accounted for using the settlement date basis. A.2.4. Cash and cash equivalents The Bank defines cash and cash equivalents as short-term, highly liquid securities and interest-earning deposits with maturities of 90 days or less. A.2.5.Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities A.2.5.1. Long-term hedge portfolio The long-term hedge portfolio consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: • Governments of the European Union Member States, G10 countries and their agencies; • Supranational public institutions, including multinational development banks. These securities are initially recorded at the purchase price. Value adjustments are accounted for, if these are other than temporary. The difference between the entry price and redemption value is accounted for pro rata temporis over the life of the securities. A.2.5.2. Operational portfolios Treasury Monetary Portfolio ‘TMP’ In order to maintain an adequate level of liquidity, the Bank purchases money market products with a maximum maturity of 12 months, in particular Treasury bills and negotiable debt securities issued by public bodies and credit institutions. The securities in the Treasury Monetary Portfolio are held until their final maturity, initially recorded at purchase price and presented in the Financial Statements at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities as “Interest receivable and similar income”. Value adjustments are accounted for, if these are other than temporary. 2018 FINANCIAL REPORT

Securities liquidity portfolios P1 and P2 The P1 ‘fixed rate’ and P2 ‘floating rate’ are trading portfolios which comprise bonds issued or guaranteed by national governments, supranational institutions, financial institutions and corporations. Securities in these portfolios are initially recorded at the acquisition cost and presented in the Financial Statements at market value. Changes in market value are recorded under “Net result on financial operations” in the profit and loss account. The market value is based on published price quotations in an active market as the first source. For instruments without available published price quotations, the market values are determined by obtaining quotes from market participants and/or by using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date. A.2.5.3. Loan substitutes This portfolio mainly consists of obligations in the form of bonds, notes or certificates issued by Special Purpose Vehicles (‘SPVs’), trust vehicles or financial institutions. These securities are classified as held to maturity and initially recorded at purchase price and valued at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities as “Interest receivable and similar income”. Value adjustments are accounted for, if these are other than temporary. A.2.5.4Preferred creditor status (‘PCS’) The principle of supremacy of EU primary law and the principle that the property of the EIB shall be exempt from all forms of requisition and expropriation, as enshrined in the EIB Statute, are deemed to guarantee a full recovery of the EU Sovereign Exposures on maturity. This financial protection and the benefit of the preferred creditor status result in no credit risk or impairment loss from Member States sovereign exposure or guarantees. However, similarly to other creditors, the EIB is bound by the majority decision based on collective action clauses (‘CAC’) included in debt instruments issued by EU Sovereigns. A.2.6.Loans and advances to credit institutions and customers A.2.6.1. Loans and advances Loans and advances are included in the assets of the Bank at their net disbursed amounts. Value adjustments have been made for loans and advances outstanding at the end of the financial year and presenting risks of non-recovery of all or part of their amounts. Such value adjustments are held in the same currency as the assets to which they relate. Value adjustments are accounted for in the profit and loss account as “Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities” and are deducted from the appropriate asset items on the balance sheet. A.2.6.2. Interests on loans Interests on loans are recorded in the profit and loss account on an accruals basis, i.e. over the life of the loans. On the balance sheet, accrued interest is included in “Prepayments and accrued income” under assets. Value adjustments to interest amounts on these loans are determined on a case-by-case basis by the Bank’s Management and deducted from the appropriate asset item on the balance sheet. For non-performing loans, upon impairment the accrual of interest income based on the original terms of the claim may be discontinued. A.2.6.3. Reverse repurchase operations (reverse repos) Under a tripartite reverse repo, a custodian/clearing agency arranges for custody, clearing and settlement of the transactions between the Bank and a third party. The custodians/clearing agencies operate under standardised global master purchase agreements and provide for delivery against payment systems, substitution of securities, automatic marking to market, reporting and daily transaction administration. Reverse repos are carried at the amounts of cash advanced and are entered on the balance sheet under “Loans and advances to credit institutions” – b) “Other loans and advances”. Interest on reverse repos is accrued pro rata temporis. A.2.6.4. Interest subsidies Interest subsidies received in advance (see Note I) are deferred and recognised in the profit and loss account over the period from disbursement to repayment of the subsidised loan. A.2.7.Shares, other variable-yield securities, participating interests and shares in affiliated undertakings A.2.7.1. Shares, other variable-yield securities and participating interests The Bank acquires shares, other variable-yield securities and participating interests when it enters into venture capital operations, infrastructure funds or investment funds. Shares, other variable-yield securities and participating interests are initially recorded at acquisition cost. Their carrying value is adjusted to the lower of cost or market value at subsequent measurement at the balance sheet date. Investments in venture capital enterprises, infrastructure funds and investment funds represent shares, other variable-yield securities and participating interests acquired for the longer term in the normal course of the Bank’s activities. They are initially recorded at their original purchase cost. Based on the reports received from fund managers, the portfolios of investments are valued on a line-by-line basis at the lower of cost or attributable net asset value (‘NAV’), thus excluding any attributable unrealised gain that may be prevailing in the portfolio. FINANCIAL REPORT 2018

The attributable NAV is determined through applying either the Bank’s percentage ownership in the underlying vehicle to the NAV reflected in the latest available before year-end report or, to the extent available, the value per share at the same date, submitted by the respective Fund Manager. The attributable NAV is adjusted for events occurring between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material. Unrealised losses due solely to administrative expenses and management fees of venture capital, infrastructure funds and investment funds in existence for less than two years at the balance sheet date are not taken into consideration in determining the attributable NAV. A.2.7.2. Shares in affiliated undertakings Shares in affiliated undertakings represent medium and long-term investments and are accounted for at cost. Value adjustments are accounted for, if these are other than temporary. A.2.8. Tangible assets Tangible assets include land, Bank-occupied properties, other machines and equipment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The costs of the Bank's headquarter buildings in Luxembourg-Kirchberg and its building in Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: • • • • Buildings in Kirchberg and Weimershof: 30 years Permanent equipment, fixtures and fittings: 10 years Furniture: 5 years Office equipment and vehicles: 3 years A.2.9. Intangible assets Intangible assets comprise of computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, the probability that future economic benefits will flow to the enterprise and to the reliability of cost measurement. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. A.2.10.Pension plans and health insurance scheme A.2.10.1. Pension plan for staff The Bank operates defined-benefit pension plans to provide retirement benefits to substantially its entire staff. The Bank's main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The latest valuation was carried out as at 30 September 2018 and was updated as at 31 December 2018 with an extrapolation (roll forward method) for the last three months of 2018. The main assumptions used by the actuary are set out in Note L. Cumulative prior year actuarial deficits and surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the plan’s participants on a straight-line basis. A.2.10.2. Health insurance scheme The Bank has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Bank and its employees. The health insurance scheme is managed and accounted for under the same principles as the pension plan for staff described in Note A.2.10.1. The latest valuation was carried out as at 30 September 2018 and was updated as at 31 December 2018 with an extrapolation (roll forward method) for the last three months of 2018. A.2.10.3. The Management Committee pension plan The Management Committee pension plan is a defined-benefit pension scheme funded by contributions from the Bank only which covers all Management Committee members. All contributions of the Bank are invested in the assets of the Bank. The Management Committee pension plan is managed and accounted for under the same principles as the pension plan for staff described in Note A.2.10.1. A.2.10.4. Optional Supplementary Provident Scheme The Optional Supplementary Provident Scheme is a defined-contribution pension scheme, funded by voluntary staff contributions and employer contributions. The corresponding liability is recorded in “Other liabilities”. 2018 FINANCIAL REPORT

A.2.11.Amounts owed to credit institutions and customers Amounts owed to credit institutions and customers are presented in the financial statements at their redemption amounts. Interest on amounts owed to credit institutions and customers is recorded in the profit and loss account on an accruals basis as “Interest payable and similar charges”. Accrued interest is included in “Accruals and deferred income” under liabilities. A.2.12.Debts evidenced by certificates Debts evidenced by certificates are presented at their redemption amounts, except for zero-coupon bonds which are presented at their amortised cost. Transaction costs and premiums/ discounts are amortised in the profit and loss account on a straight-line basis over the life of the debt through “Accruals and deferred income” or “Prepayments and accrued income”. Interest expense on debt instruments is included in “Interest payable and similar charges” in the profit and loss account. A.2.13.Financial guarantees Financial guarantee contracts require the issuer to make specified payments to reimburse the holder for a loss it incurs, if a specified debtor fails to make payment when due under the original or modified terms of a debt instrument. Signed financial guarantees are generally accounted for and disclosed as off-balance sheet items. Financial guarantees are recognised in the balance sheet under “provision for guarantees issued in respect of loans granted by third parties”. This provision is intended to cover risks inherent in the Bank’s activity of issuing guarantees in favour of financial intermediaries or issued in respect of loans granted by third parties. Financial guarantees are initially recognised at fair value corresponding to the net present value (‘NPV’) of expected premium inflows or the initial expected loss. Subsequent to initial recognition, financial guarantees are accounted for as net liability and measured at the higher of: •the amount of the expected credit loss; and •the fair value initially recognised less any cumulative amount of income/amortisation recognised. Any increase or decrease in the net liability relating to financial guarantees is recognised in the income statement under “Value adjustments in respect of loans and advances and provisions for contingent liabilities”. Any premium received is recognised in the income statement in “Commissions receivable”. Any upfront fees received are recognised in ‘”Accruals and deferred income” in the Balance sheet and amortised in the profit and loss account on a straight-line basis over the life of the financial guarantee. A.2.14.Provision for commitment on investment funds This provision is intended to cover risks inherent in the Bank’s commitment on investment funds signed but not yet disbursed. A.2.15.Reserves A.2.15.1. Reserve fund As provided for under Article 22(-1) of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. A.2.15.2. Additional reserves Additional reserves contain the remaining retained earnings of the Bank. A.2.15.3. Special activities reserve As provided for under Article 16(-5) of the Statute, “the special activities of the Bank […] will have a specific allocation of reserve”. The special activities reserve is a dedicated reserve for the capital allocation covering the unexpected loss of those activities, which have a risk profile higher than what is generally accepted by the Bank, including venture capital activities. The reserve is based on the capital allocation of each operation and is calculated monthly according to the evolution of the underlying assets. A.2.15.4. General loan reserve In 2009, a “general loan reserve” was introduced for the expected loss of the Bank’s loan and guarantee portfolio, modelled upon the Bank’s policy guidelines. It is calculated monthly according to the evolution of the underlying assets. FINANCIAL REPORT 2018

A.2.16.Prepayments and accrued income Expenditure incurred during the financial year but relating to a subsequent financial year, together with any income for which payment is not due until the expiry of the underlying instrument. A.2.17.Accruals and deferred income Income received before the balance sheet date but relating to a subsequent financial year, together with any charges which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year. A.2.18.Interest receivable and similar income Revenues on loans are mainly composed of interest revenue, commitment fees, front-end fees and prepayment indemnities. Prepayment indemnities are recognised in the profit and loss account when received, as the revenue is earned. A.2.19.Interest payable and similar charges “Interest payable and similar charges” includes interest on amounts owed to credit institutions and customers, interest expense on debt instruments and derivatives. A.2.20.Dividend income Dividends are recognised in the profit and loss account when the entity’s right to receive payment is established. A.2.21.Taxation The Protocol on the Privileges and Immunities of the European Union appended to the Treaty on European Union and the Treaty on the Functioning of the European Union, stipulates that the assets, revenues, and other property of the institutions of the Union are exempt from all direct taxes. A.2.22.Reclassification of prior year figures Certain prior year figures have been reclassified to conform with the current year’s presentation. This relates to reclassification of financial guarantees as follows: • • From “Other liabilities” EUR ’000 -8,423; To “Provisions” EUR ’000 8,423; • • From “Net result on financial operations” EUR ’000 -1,975; To “Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities” EUR ’000 1,975; • • From “Other liabilities” EUR ’000 -59,198; To “Accruals and deferred income” EUR ’000 59,198. 2018 FINANCIAL REPORT

Note B – Cash in hand, balances with central banks and post office banks and debt securities portfolio (in EUR '000)

B.1. Cash in hand, balances with central banks and post office banks

The cash in hand and balances with central banks and post office banks equals to EUR '000 141,830 at 31 December 2018 (2017: EUR '000 162,483).

The EIB is an eligible counterparty in the Eurosystem's monetary policy operations, and has therefore been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where it maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR '000 141,798 as at 31 December 2018 (2017: EUR '000 162,448).

B.2. Debt securities portfolio

The debt securities portfolio is composed of the long term hedge portfolio ('LTHP'), the treasury monetary portfolio ('TMP'), the securities liquidity portfolios ('SLP') P1 and P2 and the loan substitutes portfolio.

The details of the debt security portfolios as at 31 December 2018 and 2017 are as follows:

	31.12.2018	31.12.2017
Treasury bills and other bills eligible for refinancing with central banks	32,671,192	40,391,561
Debt securities including fixed-income securities	15,955,147	15,353,163
Total debt securities(*)	**48,626,339**	**55,744,724**

(*) of which EUR '000 8,980,732 are unlisted as at 31 December 2018 (2017: EUR '000 7,443,992).

At 31.12.2018	Purchase price	Book value	Premiums/ discounts to be amortised	Value at final maturity	Market value(**)
LTHP	1,089,939	1,068,912	-28,324	1,040,588	1,170,026
TMP					
- Money market securities	21,358,424	21,312,716	-20,868	21,291,848	21,306,540
SLP					
- P1: Fixed rate portfolio	4,332,777	4,315,498	0	4,308,446	4,315,498
- P2: Floating rate portfolio	1,491,634	1,484,308	0	1,483,077	1,484,308
Loan substitutes (Note D)	20,479,034	20,444,905	-23,428	20,421,477	20,504,695
Total debt securities(*)	**48,751,808**	**48,626,339**	**-72,620**	**48,545,436**	**48,781,067**

(*) of which cash and cash equivalents EUR '000 9,477,609.
(**) Market value does not include accrued interest.

At 31.12.2017	Purchase price	Book value	Premiums/ discounts to be amortised	Value at final maturity	Market value(**)
LTHP	555,406	539,519	-6,219	533,300	656,034
TMP					
- Money market securities	27,893,290	27,776,497	-102,988	27,673,509	27,778,004
SLP					
- P1: Fixed rate portfolio	4,608,110	4,580,490	0	4,507,870	4,580,490
- P2: Floating rate portfolio	2,933,347	2,927,615	0	2,909,194	2,927,615
Loan substitutes (Note D)	19,950,153	19,920,603	-26,043	19,894,560	20,187,353
Total debt securities(*)	**55,940,306**	**55,744,724**	**-135,250**	**55,518,433**	**56,129,496**

(*) of which cash and cash equivalents EUR '000 18,863,479.
(**) Market value does not include accrued interest.

Loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions, are considered to be part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. No value adjustment is required and has thus not been accounted for as at 31 December 2018 and 2017.

FINANCIAL REPORT 2018

EU sovereign exposure in bond holdings

The Bank did not record value adjustments in 2017 and 2018 in respect of its held to maturity EU sovereign and EU sovereign guaranteed exposure as at year-end, in view of the Bank's preferred creditor status and the protection given by the Bank's Statute as well as a detailed review of any value adjustments requirements.

The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Bank's debt securities portfolios (including loan substitutes) as at 31 December 2018 and 2017:

At 31.12.2018	Purchase price	Book value	Value at final maturity	Market value
EU sovereigns				
Austria	30,746	30,199	30,000	30,198
Belgium	408,282	407,068	407,000	407,159
Czech Republic	529,612	495,950	474,767	547,591
Denmark	172,023	171,746	171,548	171,744
Finland	17,782	17,354	17,467	17,354
France	2,147,250	2,133,689	2,127,154	2,137,186
Germany	542,981	543,435	538,804	606,113
Greece	6,134	5,070	5,000	5,212
Hungary	346,004	342,851	342,856	343,789
Ireland	82,972	81,355	78,800	81,358
Italy	189,608	184,364	182,400	200,481
Netherlands	227,277	223,200	212,061	234,714
Poland	61,911	61,326	60,993	62,647
Portugal	1,751,201	1,742,097	1,734,500	1,743,014
Romania	50,619	50,103	50,000	50,088
Slovakia	4,867	4,980	5,000	5,504
Slovenia	20,851	20,756	20,716	20,620
Spain	1,487,875	1,484,640	1,483,808	1,484,816
	8,077,995	**8,000,183**	**7,942,874**	**8,149,588**
Non EU- sovereign and other bonds	**40,673,813**	**40,626,156**	**40,602,562**	**40,631,479**
Total	**48,751,808**	**48,626,339**	**48,545,436**	**48,781,067**

At 31.12.2017	Purchase price	Book value	Value at final maturity	Market value
EU sovereigns				
Austria	64,515	64,384	63,706	64,377
Belgium	1,158,802	1,157,722	1,156,752	1,157,704
Czech Republic	823,130	783,290	755,265	861,044
Denmark	551,718	551,407	550,713	551,426
Finland	327,436	327,374	328,525	327,509
France	4,696,715	4,678,535	4,657,796	4,687,866
Germany	1,679,993	1,677,487	1,677,596	1,740,815
Greece	6,134	5,156	5,000	5,350
Hungary	35,221	36,323	36,510	38,189
Ireland	111,931	110,547	110,000	110,574
Italy	3,604,658	3,591,312	3,555,272	3,619,722
Netherlands	130,925	128,432	127,708	140,556
Poland	137,730	134,161	130,354	136,373
Romania	105,601	103,060	100,000	103,102
Slovakia	24,171	23,753	23,546	24,506
Slovenia	19,890	19,846	19,629	19,809
Spain	2,463,692	2,430,364	2,416,254	2,430,807
Sweden	373,471	373,149	372,747	373,018
United Kingdom	2,041,012	2,040,910	1,983,043	2,040,864
	18,356,745	**18,237,212**	**18,070,416**	**18,433,611**
Non EU- sovereign and other bonds	**37,583,561**	**37,507,512**	**37,448,017**	**37,695,885**
Total	**55,940,306**	**55,744,724**	**55,518,433**	**56,129,496**

2018 FINANCIAL REPORT

Note C – Loans and advances to credit institutions and to customers – other loans and advances (in EUR '000)

	31.12.2018	31.12.2017
Term deposits	41,041,763	25,602,346
Overnight deposits	238,000	200,000
Tripartite reverse repos	10,023,071	7,951,330
Total other loans and advances to credit institutions	**51,302,834**	**33,753,676**
Total other loans and advances to customers	**452,890**	**1,741,983**
Total other loans and advances	**51,755,724**	**35,495,659**
of which cash and cash equivalents	47,736,482	31,822,614

Note D – Summary statement of loans

D.1. Aggregate loans granted (in EUR '000)

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	31.12.2018	31.12.2017
Disbursed portion	115,679,573	314,786,770	430,466,343	434,867,347
Undisbursed loans	24,716,642	80,850,579	105,567,221	112,921,882
Aggregate loans granted	**140,396,215**	**395,637,349**	**536,033,564**	**547,789,229**
Loan instalments receivable	16,498	193,399	209,897	227,321
Loan substitutes portfolio[(1)]			20,724,905	20,188,135
Aggregate loans including loan substitutes portfolio (Note D.3)			**556,968,366**	**568,204,685**

(1) An amount of EUR '000 280,000 in 2018 (2017:EUR '000 267,532) was recorded as undisbursed amount.

D.2. Value adjustments for loans (in EUR '000)

Movements in the value adjustments are detailed below:

	2018	2017
At 1 January	457,603	533,147
Release during the year	-61,794	-184,333
Use during the year	-66,036[(2)]	-2,616
Allowance during the year	197,117	116,430
Foreign exchange adjustment	3,284	-5,025
At 31 December[(1)]	**530,174**	**457,603**

(1) The value adjustments relate only to disbursed loans including arrears. The Bank has additionally recorded value adjustments in regards to accrued interest of a total amount of EUR '000 6,763 (2017 EUR '000 5,691), which is recorded under the caption of "P*repayments and accrued income"*.

(2) In 2018, the Bank completed a restructuration of one operation that was fully provisioned. As a result of that restructuration, an amount of EUR '000 66,036 was used against the existing provision.

FINANCIAL REPORT **2018**

D.3. Geographical breakdown of lending by country in which projects are located (in EUR '000)

D.3.1. Loans for projects within the European Union

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2018	% of total 2017
Spain	89,668,218	82,838,075	6,830,143	16.11%	16.28%
Italy	63,326,187	52,332,155	10,994,032	11.38%	11.84%
France	56,463,467	42,855,420	13,608,047	10.16%	9.93%
Germany	43,153,670	34,478,634	8,675,036	7.75%	8.06%
Poland	42,239,648	33,194,299	9,045,349	7.59%	7.74%
United Kingdom	40,701,362	37,356,035	3,345,327	7.31%	7.64%
Greece	18,108,941	16,378,374	1,730,567	3.25%	3.33%
Portugal	17,980,886	15,722,495	2,258,391	3.23%	3.15%
Netherlands	15,130,283	12,245,306	2,884,977	2.72%	2.60%
Austria	15,058,129	12,763,718	2,294,411	2.70%	2.54%
Belgium	13,045,014	10,110,588	2,934,426	2.34%	2.29%
Sweden	11,088,053	8,433,399	2,654,654	1.99%	1.89%
Finland	10,716,288	7,514,001	3,202,287	1.92%	1.73%
Hungary	9,843,855	7,799,993	2,043,862	1.77%	1.70%
Romania	7,067,190	4,191,466	2,875,724	1.27%	1.34%
Ireland	6,704,540	5,343,748	1,360,792	1.20%	1.24%
Czech Republic	6,775,585	6,361,823	413,762	1.22%	1.07%
Slovakia	4,919,158	3,097,527	1,821,631	0.88%	0.83%
Croatia	4,422,237	3,283,352	1,138,885	0.79%	0.76%
Slovenia	3,362,210	2,840,500	521,710	0.60%	0.63%
Cyprus	2,847,669	2,063,550	784,119	0.51%	0.53%
Denmark	2,554,937	2,224,107	330,830	0.46%	0.47%
Bulgaria	2,268,859	1,677,825	591,034	0.41%	0.41%
Lithuania	2,096,891	1,532,605	564,286	0.38%	0.33%
Estonia	1,307,056	992,396	314,660	0.23%	0.24%
Latvia	1,186,132	752,089	434,043	0.21%	0.18%
Luxembourg	727,152	482,148	245,004	0.13%	0.11%
Malta	518,995	325,410	193,585	0.09%	0.08%
Sub-total	**493,282,612**	**409,191,038**	**84,091,574**	**88.60%**	**88.94%**

2018 FINANCIAL REPORT

D.3.2. Loans for projects outside the European Union

D.3.2.1. Candidate Countries

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2018	% of total 2017
Turkey	16,162,807	15,143,397	1,019,410		
Serbia	3,345,129	2,452,279	892,850		
Montenegro	552,549	391,318	161,231		
FYROM	403,179	268,339	134,840		
Albania	318,269	283,769	34,500		
Sub-total	**20,781,933**	**18,539,102**	**2,242,831**	**3.73%**	**3.93%**

D.3.2.2. ACP states

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2018	% of total 2017
Zambia	438,411	91,381	347,030		
Madagascar	408,369	213,284	195,085		
Kenya	391,964	168,135	223,829		
Senegal	370,540	88,039	282,501		
Guinea	255,000	17,068	237,932		
Tanzania, United republic of	198,479	67,505	130,974		
Ivory Coast	152,700	10,000	142,700		
Benin	136,991	42,819	94,172		
Uganda	124,208	74,001	50,207		
Dominican Republic	119,650	32,314	87,336		
Regional - West Africa	100,694	95,548	5,146		
Angola	100,000	0	100,000		
Burkina Faso	94,678	67,878	26,800		
Lesotho	91,883	91,883	0		
Mozambique	89,787	55,832	33,955		
Malawi	76,812	19,977	56,835		
Burundi	70,000	0	70,000		
Fiji	65,502	0	65,502		
Cameroon	61,525	46,525	15,000		
Gambia	57,000	0	57,000		
Papua New Guinea	53,367	0	53,367		
Mali	50,000	36,000	14,000		
Liberia	49,480	49,480	0		
Rwanda	45,000	0	45,000		
Cape Verde	44,505	44,505	0		
Swaziland	43,972	7,572	36,400		
Seychelles	41,909	16,534	25,375		
Ethiopia	40,000	5,000	35,000		
Congo (Democratic Republic)	39,539	39,539	0		
Ghana	38,143	38,143	0		
Mauritius	37,093	37,093	0		
Niger	21,000	3,000	18,000		
Namibia	20,378	20,378	0		
Mauritania	19,256	4,256	15,000		
Congo	18,411	15,149	3,262		
Regional - Caribbean	16,399	16,399	0		
Sao Tome and Principe	12,000	0	12,000		
Haiti	12,000	0	12,000		
Belize	7,730	0	7,730		
Dominica	4,554	4,554	0		
Jamaica	3,161	3,161	0		
Togo	2,606	2,606	0		
Botswana	2,179	2,179	0		
Saint Vincent and Grenadines	1,743	1,743	0		
Sub-total	**4,028,618**	**1,529,480**	**2,499,138**	**0.72%**	**0.62%**

FINANCIAL REPORT **2018**

D.3.2.3. Asia

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2018	% of total 2017
India	2,111,698	1,215,305	896,393		
China	1,927,783	979,503	948,280		
Bangladesh	467,000	44,000	423,000		
Vietnam	394,735	163,735	231,000		
Kazakhstan	300,000	0	300,000		
Uzbekistan	200,000	0	200,000		
Sri Lanka	199,494	149,494	50,000		
Nepal	184,955	15,499	169,456		
Kyrgyzstan	112,000	0	112,000		
Mongolia	91,054	44,586	46,468		
Lao People's Democratic Rep.	79,978	42,511	37,467		
Tajikistan	78,858	17,530	61,328		
Pakistan	52,183	2,183	50,000		
Maldives	50,329	5,329	45,000		
Cambodia	34,934	0	34,934		
Indonesia	8,648	8,648	0		
Sub-total	**6,293,649**	**2,688,323**	**3,605,326**	**1.13%**	**1.01%**

D.3.2.4. Potential Candidate Countries

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2018	% of total 2017
Bosnia and Herzegovina	1,615,372	1,130,914	484,458		
Kosovo	132,000	10,000	122,000		
Sub-total	**1,747,372**	**1,140,914**	**606,458**	**0.31%**	**0.26%**

D.3.2.5. Latin America

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2018	% of total 2017
Brazil	730,129	650,129	80,000		
Ecuador	603,629	341,012	262,617		
Panama	595,904	479,527	116,377		
Nicaragua	431,414	95,160	336,254		
Argentina	334,027	134,027	200,000		
Regional - Central America	302,021	179,521	122,500		
Mexico	230,375	154,782	75,593		
Paraguay	201,288	90,839	110,449		
Bolivia	186,528	59,454	127,074		
Peru	131,625	131,625	0		
Honduras	77,904	48,247	29,657		
Chile	71,677	71,677	0		
Costa Rica	60,353	56,021	4,332		
Colombia	58,185	9,277	48,908		
Regional - Latin America	52,402	0	52,402		
Sub-total	**4,067,461**	**2,501,298**	**1,566,163**	**0.73%**	**0.62%**

D.3.2.6. European Free Trade Association ('EFTA') Countries

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2018	% of total 2017
Norway	1,088,789	888,789	200,000		
Iceland	578,903	538,903	40,000		
Switzerland	93,074	48,704	44,370		
Sub-total	**1,760,766**	**1,476,396**	**284,370**	**0.32%**	**0.30%**

2018 FINANCIAL REPORT

D.3.2.7. Mediterranean Countries

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2018	% of total 2018
Egypt	4,941,832	3,233,700	1,708,132		
Morocco	4,682,938	2,983,498	1,699,440		
Tunisia	3,473,381	2,226,888	1,246,493		
Lebanon	1,301,003	417,058	883,945		
Israel	850,651	850,651	0		
Jordan	528,610	393,677	134,933		
Algeria	376,850	376,850	0		
Syrian Arab Republic	211,502	211,502	0		
Gaza-West Bank	87,990	40,807	47,183		
Regional - Mediterranean	3,000	0	3,000		
Sub-total	**16,457,757**	**10,734,631**	**5,723,126**	**2.96%**	**2.86%**

D.3.2.8. Overseas Countries and Territories ('OCT')

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2018	% of total 2017
French Polynesia	17,662	10,162	7,500		
New Caledonia	17,778	17,778	0		
Sub-total	**35,440**	**27,940**	**7,500**	**0.01%**	**0.01%**

D.3.2.9. Eastern Europe, Southern Caucasus, Russia

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2018	% of total 2017
Ukraine	4,647,034	1,151,830	3,495,204		
Georgia	1,340,256	515,383	824,873		
Moldova, Republic of	691,867	255,497	436,370		
Armenia	361,701	204,208	157,493		
Russian Federation	320,871	161,871	159,000		
Azerbaijan	14,516	14,516	0		
Sub-total	**7,376,245**	**2,303,305**	**5,072,940**	**1.32%**	**1.26%**

D.3.2.10. South Africa

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2018	% of total 2017
South Africa	926,616	778,821	147,795		
Sub-total	**926,616**	**778,821**	**147,795**	**0.17%**	**0.19%**
Total loans for projects outside the Union	**63,475,857**	**41,720,210**	**21,755,647**	**11.40%**	**11.06%**
Total loans 2018[(1)]	**556,758,469**	**450,911,248**	**105,847,221**	**100.00%**	
Total loans 2017[(1)]	**567,977,364**	**454,787,950**	**113,189,414**		**100.00%**

[(1)] Including loan substitutes (Notes B.2 and D.1) and excluding loan instalments receivables (2018: EUR 210 million, 2017: EUR 227 million)

D.4. Provisions in respect of guarantee operations

A provision for guarantees issued has been recognised corresponding to the loss for which the Bank is expected to be liable towards the beneficiary. This provision amounts to EUR '000 17,143 as at 31 December 2018 (2017: EUR '000 16,532).

FINANCIAL REPORT **2018**

Note E – Shares and other variable-yield securities, participating interests and shares in affiliated undertakings (EUR '000)

E.1. Shares, other variable-yield securities and participating interests

	Participating interests	Shares and other variable-yield securities			
	Venture Capital Operations(1)	Venture Capital Operations(1)	EBRD shares(2)	Investment funds(1)	Total(3)
Cost:					
At 1 January 2018	255,983	4,158,973	157,500	842,471	**5,158,944**
Additions	70,362	1,356,658	0	675,950	**2,032,608**
Reflows	-51,208	-740,917	0	-141,720	**-882,637**
At 31 December 2018	**275,137**	**4,774,714**	**157,500**	**1,376,701**	**6,308,915**
Value adjustments:					
At 1 January 2018	-17,497	-403,382	0	-39,840	**-443,222**
Additions	-11,216	-75,391	0	-12,946	**-88,337**
Releases	2,494	83,837	0	11,422	**95,259**
At 31 December 2018	**-26,219**	**-394,936**	**0**	**-41,364**	**-436,300**
Net book value:					
At 31 December 2018	**248,918**	**4,379,778**	**157,500**	**1,335,337**	**5,872,615**
At 31 December 2017	**238,486**	**3,755,591**	**157,500**	**802,631**	**4,715,722**

(1) The amounts signed but not yet disbursed disclosed off-balance sheet are respectively:

In relation to Shares and other variable-yield securities:

- for venture capital operations EUR '000 4,568,044 (2017: EUR '000 4,836,072)
- for investment funds EUR '000 3,362,284 (2017: EUR '000 2,649,089)

In relation to participating interests:

- for venture capital operations EUR '000 565,274 (2017: EUR '000 558,349)

(2) The amount of EUR '000 157,500 (2017: EUR '000 157,500) corresponds to the capital paid in by the Bank as at 31 December 2018 with respect to its subscription of EUR '000 900,440 to the capital of the European Bank for Reconstruction and Development ('EBRD').

(3) The total amount includes only shares and other variable-yield securities.

As at 31 December 2018, the Bank holds 3.03% of the subscribed capital of the EBRD. Based on the audited 2017 EBRD financial statements prepared in accordance with International Financial Reporting Standards, the share of underlying net equity of the Bank in EBRD amounted to EUR 490 million (2017: EUR 467.5 million).

In EUR million	% held	Total own funds	Total net result	Total assets
EBRD (31.12.2016)(1)	3.03	15,558	811	56,277
EBRD (31.12.2017)	3.03	16,172	592	56,193

(1) In its 2017 financial statements, EBRD applied a change in accounting policy resulting in a restatement of 2016 total net result and 2016 total own funds. Respective values above have been updated accordingly.

E.2. Shares in affiliated undertakings

The European Investment Fund

A balance of EUR '000 806,572 (2017: EUR '000 802,731) corresponds to the amount paid in by the Bank in respect of its subscription of EUR '000 2,639,000 (2017: EUR '000 2,631,000) to the capital of the European Investment Fund ('EIF'), with its registered office in Luxembourg.

The Bank holds 58.64% (2017: 58.47%) of the subscribed capital of the EIF amounting to EUR 4.5bn (2017: EUR 4.5bn).

With respect to the 1,861 EIF shares subscribed by other EIF investors, the EIB is offering to buy these shares at any time under a Replacement Share Purchase Undertaking at a price per share of EUR '000 433. This price corresponds to the part of each share in the called capital of the EIF, increased by the share premium account, the statutory reserves, the disclosed unrealised gains in venture capital operations, the profit brought forward and the profit for the year.

As a result of the General Meeting's approval of the EIF's capital increase in May 2014, the EIF's authorised capital has been increased from EUR 3.0bn to EUR 4.5bn. As a result, the subscribed capital of the EIF amounts EUR 4.5bn as at 31 December 2018. During 2018, the Bank sold 3 of its shares to other investors and purchased 11 EIF shares. As a result, the Bank's holding has increased from 2,631 shares as of 1 January 2018 to 2,639 shares as of 31 December 2018.

2018 FINANCIAL REPORT

The nominal value of EUR '000 816,824 (2017: EUR '000 813,042) of the put option granted to EIF minority shareholders, shown off-balance sheet, has been calculated on the basis of the 2018 audited EIF statutory accounts prepared according to the International Financial Reporting Standards.

In EUR '000	% held	Total own funds	Total net result	Total assets
EIF (31.12.2017)	58.47	1,957,564	112,172	2,491,369
EIF (31.12.2018)	58.64	1,975,126	111,656	2,661,501

EU Microfinance Platform FCP FIS

The EU Microfinance Platform FCP-FIS ('EUMPF') is structured as a Luxembourg "fonds commun de placement – fonds d'investissement spécialisé" governed by the Law of 13 February 2007 relating to specialised investment funds (the "2007 Law") and launched on 22 November 2010. It is established as an umbrella fund, which may have several sub-funds. It has been launched with an unlimited duration provided that the fund will however be automatically put into liquidation upon the termination of a sub-fund if no further sub-fund is active at that time.
Currently, the only sub-fund of the EUMPF is the European Progress Microfinance Fund.

On 28 September 2018, the remaining Senior Units that were owned by the Bank were fully repaid except one Senior Unit with the value of EUR 1. As a result, the balance of EUR 1 (2017: EUR '000 33,922) corresponds to the current outstanding amount invested by the Bank in respect of its subscription of EUR '000 100,000 to the total committed units of the EUMPF, with its registered office in Luxembourg.

The Bank holds 55.56% (2017: 55.56%) of the voting rights, derived from the original total committed units of the EUMPF amounting to EUR 180.0 million (2017: EUR 180.0 million).

Note F – Intangible and tangible assets (in EUR '000)

	Land	Luxembourg buildings	Furniture and equipment	Total tangible assets	Total intangible assets
Cost:					
At 1 January 2018	20,145	381,243	85,622	487,010	28,942
Additions	0	6,700	15,056	21,756	14,881
Disposals	0	0	-19,816	-19,816	-6,904
At 31 December 2018	**20,145**	**387,943**	**80,862**	**488,950**	**36,919**
Accumulated depreciation:					
At 1 January 2018	0	-176,966	-45,144	-222,110	-7,678
Depreciation	0	-9,792	-20,675	-30,467	-12,347
Disposals	0	0	19,816	19,816	6,904
At 31 December 2018	**0**	**-186,758**	**-46,003**	**-232,761**	**-13,121**
Net book value:					
At 31 December 2018	**20,145**	**201,185**	**34,859**	**256,189**	**23,798**
At 31 December 2017	**20,145**	**204,277**	**40,478**	**264,900**	**21,264**

The Luxembourg buildings category includes cost relating to the construction of a new building for an amount of EUR '000 45,213 (2017: EUR '000 38,513), which is expected to be completed in 2023.

FINANCIAL REPORT **2018**

Note G – Other assets and other liabilities (in EUR '000)

Other assets	31.12.2018	31.12.2017
Receivables on sale of Venture Capital Operations	13,181	16,255
Staff housing loans and advances(*)	1,552	2,485
Fair value of derivatives	6,874	7,680
Guarantee call receivable	21,775	154
Commission receivable on guarantees	171	276
Advances on salaries and allowances	1,312	703
Other	24,367	25,015
Total	**69,232**	**52,568**

(*) The balance relates to staff housing loans disbursed previously to the Bank's employees by the Bank. Since 1999 these housing loans have been replaced by an arrangement with an external financial institution, whereby permanently employed staff members of the Bank may be granted staff housing loans in accordance with the Bank's Staff Regulations. The same interest rates, terms and conditions are applicable to all employees concerned.

Other liabilities	31.12.2018	31.12.2017
Optional Supplementary Provident Scheme (Note L)	536,879	486,142
EIF Pension Plan	163,674	140,089
Personnel costs payable	87,777	90,305
First Loss Piece Contribution	52,575	8,164
Accounts payable and sundry creditors	51,268	53,349
Transitory account on loans	13,750	12,777
Payable on HIPC initiative	13,596	13,596
Fair value of derivatives	3,428	10,941
Western Balkans Infrastructure Fund	393	393
Other	44,810	36,035
Total	**968,150**	**851,791**

Note H – Subscription to the capital of the Bank, own funds and appropriation of profit

H.1. Statement of Subscriptions to the Capital of the Bank

as at 31 December 2018 and 2017 (in EUR)

Member States	Subscribed capital	Uncalled capital(*)	Called up capital
Germany	39,195,022,000	35,699,118,050	3,495,903,950
France	39,195,022,000	35,699,118,050	3,495,903,950
Italy	39,195,022,000	35,699,118,050	3,495,903,950
United Kingdom	39,195,022,000	35,699,118,050	3,495,903,950
Spain	23,517,013,500	21,419,470,925	2,097,542,575
Netherlands	10,864,587,500	9,895,547,225	969,040,275
Belgium	10,864,587,500	9,895,547,225	969,040,275
Sweden	7,207,577,000	6,564,714,700	642,862,300
Denmark	5,501,052,500	5,010,399,750	490,652,750
Austria	5,393,232,000	4,912,195,875	481,036,125
Poland	5,017,144,500	4,569,652,475	447,492,025
Finland	3,098,617,500	2,822,243,850	276,373,650
Greece	2,946,995,500	2,684,145,675	262,849,825
Portugal	1,899,171,000	1,729,779,000	169,392,000
Czech Republic	1,851,369,500	1,686,240,975	165,128,525
Hungary	1,751,480,000	1,595,260,900	156,219,100
Ireland	1,375,262,000	1,252,598,750	122,663,250
Romania	1,270,021,000	1,156,744,700	113,276,300
Croatia	891,165,500	811,680,000	79,485,500
Slovakia	630,206,000	573,996,175	56,209,825
Slovenia	585,089,500	532,903,925	52,185,575
Bulgaria	427,869,500	389,706,625	38,162,875
Lithuania	367,127,000	334,381,950	32,745,050
Luxembourg	275,054,500	250,521,650	24,532,850
Cyprus	269,710,500	245,654,325	24,056,175
Latvia	224,048,000	204,064,750	19,983,250
Estonia	173,020,000	157,587,900	15,432,100
Malta	102,665,000	93,508,025	9,156,975
Total	**243,284,154,500**	**221,585,019,550**	**21,699,134,950**

(*) Can be called by decision of the Board of Directors to such extent as may be required for the Bank to meet its obligations.

2018 FINANCIAL REPORT

H.2. Own funds and appropriation of profit

Statement of movements in own funds (in EUR '000)	**2018**	**2017**
Share capital:		
- Subscribed capital	243,284,155	243,284,155
- Uncalled capital	-221,585,020	-221,585,020
- Called capital	**21,699,135**	**21,699,135**
- Capital called but not paid	0	-9,936
- Paid in capital	**21,699,135**	**21,689,199**
Reserves and profit for the year:		
Reserve fund:		
- Balance at beginning of the year	24,328,415	24,328,415
- Balance at end of the year	**24,328,415**	**24,328,415**
- Reserves called but not yet paid	0	-16,047
- Paid in balance at end of the year	**24,328,415**	**24,312,368**
Additional reserves:		
- Balance at beginning of the year	9,947,736	7,214,264
- Appropriation of prior year's profit(1)	647,604	2,733,472
- Balance at end of the year	**10,595,340**	**9,947,736**
Special activities reserve:		
- Balance at beginning of the year	7,504,091	6,776,060
- Appropriation of prior year's profit(1)	2,122,616	728,031
- Balance at end of the year	**9,626,707**	**7,504,091**
General loan reserve:		
- Balance at beginning of the year	2,700,556	3,305,458
- Appropriation of prior year's profit(1)	35,491	-604,902
- Balance at end of the year	**2,736,047**	**2,700,556**
Profit for the financial year	**2,339,052**	**2,805,711**
Total own funds	**71,324,696**	**68,959,661**

(1) On 24 April 2018 the Board of Governors decided to appropriate the profit of the Bank for the year ended 31 December 2017, which amounted to EUR '000 2,805,711, to the additional reserves, the special activities reserve and the general loan reserve. The fact that amounts are being released from / added to the general loan reserve or the special activities reserve is the consequence of the evolution of the risks of the underlying operations.

H.3. Subscribed capital and reserves, called but not paid

On 1 July 2013, the subscribed capital increased from EUR 242,392,989,000 to EUR 243,284,154,500 by virtue of the contributions of Croatia, a new Member State that joined on 1 July 2013. The contributions of the new Member State to the Paid-in capital and to the Reserves amount to EUR 79.5 million and EUR 128.4 million respectively. The total amount to be paid by the new Member State has been equally spread over 8 instalments due on 30 November 2013, 30 November 2014, 30 November 2015, 31 May 2016, 30 November 2016, 31 May 2017, 30 November 2017, and 31 May 2018.

All instalments were settled in full, therefore the amount in the balance sheet under the caption *Subscribed capital and reserves, called but not paid* for the year ended 31 December 2018 is nil.

Statement of movements in own funds (in EUR '000)	**31.12.2018**	**31.12.2017**
Subscribed capital called but not paid (Croatia)	0	9,936
Reserves called but not paid (Croatia)	0	16,047
Total	**0**	**25,983**

FINANCIAL REPORT 2018

Note I – ‘Prepayments and accrued income’ and ‘Accruals and deferred income’ (in EUR ‘000)

Prepayments and accrued income	31.12.2018	31.12.2017
Foreign exchange on currency swap contracts	8,652,346	8,281,162
Interest and commission receivable	7,836,993	7,717,260
Redemption premiums on swaps receivable(*)	154,285	157,017
Deferred borrowing charges	412,424	351,058
Mandates' commission receivable	69,146	69,870
Other	11,349	7,784
Total	**17,136,543**	**16,584,151**

Accruals and deferred income	31.12.2018	31.12.2017
Interest and commission payable	8,259,577	8,640,163
Foreign exchange on currency swap contracts	9,014,183	9,888,606
Redemption premiums on swaps payable(*)	788,671	793,826
Deferred borrowing proceeds	718,796	838,045
Deferred income on loans	272,178	253,516
Interest subsidies received in advance	103,385	101,077
Prepaid management fees	11,958	14,504
Other	8,311	12,252
Total	**19,177,059**	**20,541,989**

(*) Redemption premiums on swaps receivable and payable represent end payments of the underlying swap agreements for those agreements which include such features.

Note J – Amounts owed to credit institutions and customers with agreed maturity dates or periods of notice (in EUR ‘000)

J.1. Amounts owed to credit institutions

	31.12.2018	31.12.2017
Repayable on demand	4,122,978	4,953,852
Short term deposits	93,390	57,475
Total	**4,216,368**	**5,011,327**

J.2. Amounts owed to customers

	31.12.2018	31.12.2017
Overnight deposits	7,665	4,160
European Union and Member States' accounts:		
· For Special Section operations and related unsettled amounts	374,376	372,158
· Deposit accounts	1,408,960	1,546,271
Short-term deposits	10,976	8,349
Total	**1,801,977**	**1,930,938**

2018 FINANCIAL REPORT

Note K – Debts evidenced by certificates (in EUR '000)

In its financing activity, one of the Bank's objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The caption "*Debts evidenced by certificates*" includes "*Debt securities in issue*" (securities offered to the general investing public) and "*Others*" (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2018 and 2017, together with the average rates and due dates.

Payable in	Outstanding at 31.12.2018	Average rate 2018(*)	Due dates	Outstanding at 31.12.2017	Average rate 2017(*)
EUR	242,302,683	1.88	2019/2057	233,246,441	2.00
USD	118,381,750	2.14	2019/2058	119,928,350	1.75
GBP	45,514,776	2.67	2019/2054	49,311,992	2.63
AUD	11,158,821	4.40	2019/2042	11,111,557	4.54
CHF	6,543,349	2.10	2019/2036	6,831,909	2.16
SEK	5,871,397	2.45	2019/2040	5,369,877	2.57
CAD	4,753,954	2.10	2019/2045	3,562,299	2.00
NOK	4,092,659	1.97	2019/2037	4,071,522	1.98
JPY	3,768,843	1.02	2019/2053	3,698,520	1.00
PLN	3,605,803	2.38	2021/2026	2,097,199	2.65
ZAR	3,059,007	7.66	2019/2032	3,778,963	7.83
TRY	2,937,200	8.94	2019/2027	4,008,066	8.23
MXN	1,689,482	5.63	2020/2027	1,007,979	4.96
NZD	469,043	3.37	2019/2023	459,941	3.74
CZK	379,935	2.57	2019/2034	410,718	2.18
HUF	281,014	0.18	2020/2021	290,658	0.07
RUB	213,259	6.71	2019/2020	230,574	6.75
DKK	123,760	3.46	2024/2026	124,133	3.46
HKD	116,152	2.47	2019/2021	12,974	4.96
CNY	63,491	3.88	2020/2020	12,801	3.28
RON	57,468	2.66	2019/2020	18,890	1.15
Total	**455,383,846**			**449,585,363**	

(*) Weighted average interest rates at the balance sheet date.

The principal and interest of certain structured borrowings are index linked to stock exchange indexes (historical value: EUR 500 million in 2018 EUR 500 million in 2017). All borrowings are fully hedged through structured swap operations.

The table below provides the movements in 2018 and 2017 for debts evidenced by certificates (including short-term commercial papers):

(In EUR million)	2018	2017
Balance at 1 January	449,585	470,923
Issuances during the year	102,839	123,644
Contractual redemptions	-99,771	-122,247
Early redemptions and buy-backs	-749	-810
Exchange adjustments	3,480	-21,925
Balance at 31 December	**455,384**	**449,585**

FINANCIAL REPORT **2018**

Note L – Provisions – pension plans and health insurance scheme (in EUR '000)

The Bank's main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Bank covering all employees. All contributions of the Bank and its staff are invested in the assets of the Bank.

The pension plans and health insurance scheme provisions are as follows (in EUR '000):

	2018	2017
Staff pension plan:		
Provision at 1 January	**2,293,753**	**2,102,829**
Payments made during the year	-86,483	-77,489
Recognition of actuarial losses	110,516	74,978
Annual contributions and interest	217,079	193,435
Sub-total staff pension plan	**2,534,865**	**2,293,753**
Management Committee Pension Plan		
Management Committee Pension Plan	37,226	36,489
Recognition of actuarial losses	1,465	1,485
Sub-total Management Committee Pension Plan	**38,691**	**37,974**
Health insurance scheme:		
Provision at 1 January	**288,420**	**242,922**
Payments made during the year	-19,821	-16,027
Recognition of actuarial losses	23,645	26,765
Annual contributions and interest	37,810	34,760
Sub-total health insurance scheme	**330,054**	**288,420**
Total provisions at 31 December	**2,903,610**	**2,620,147**

The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a defined contribution pension scheme). The corresponding amount of EUR 537 million (2017: EUR 486 million) is classified under "*Other liabilities*" (Note G).

The provision in respect of future retirement and health insurance benefits was valued as at 30 September 2018 by an independent actuary using the projected unit credit method. The actuarial valuation was updated as at 31 December 2018 with an extrapolation ('roll forward' method) for the last three months of 2018, using the prevailing market rates of 31 December 2018 and the following assumptions (for the staff pension and medical plans):

- a discount rate of 2.18% (2017: 2.09%) for determining the actuarial present value of benefits accrued in the pension and health insurance schemes, corresponding to 21.9 year duration (2017: 22.88 year duration);
- in the light of past experience, the Bank estimates that the overall expected remuneration of post-employment reserves is set at a rate of 1.5% (2017: 1.5%) above the discount rate mentioned above;
- progressive retirement between the age of 55 and 65 (same as 2017);
- a combined average impact of the increase in the cost of living and career progression of 3.5% (2017: 3.5%);
- a variation in the probable resignation rate between 30% and 0%, decreasing with age (same as 2017);
- a rate of adjustment of pensions of 1.75% per annum (same as 2017);
- use of the ICSLT longevity table 2013 (same as 2017);
- a medical cost inflation rate of 3.75% per annum (2017: 4.0%); and
- a medical cost profile per age revised in 2018 to reflect past experience as well as the new reimbursement scale in effect on 1 January 2019.

The provisions for these schemes are adjusted when needed (Note A.2.10.1) according to the actuarial valuation, as per the tables above. Cumulative prior year actuarial deficits or surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the participants on a straight-line basis.

In 2017, the actuarial valuation of the pension plans and the healthcare scheme displayed an unrecognised loss of EUR '000 2,588,379. EUR '000 2,067,527 was reported in excess of the 10% corridor, and recognised over the expected average remaining service lives of the participants on a straight-line basis from 1 January 2018. Thus, the net loss recognised in 2018 is EUR '000 135,625.

In 2018, the actuarial valuation on the pension plans and the healthcare scheme displayed an unrecognised loss of EUR '000 2,412,799. EUR '000 1,881,158 was reported in excess of the 10% corridor, and the net loss which will be recognised in 2019 will be EUR '000 126,137.

Note M – Profit for the financial year

The appropriation of the balance of the profit and loss account for the year ended 31 December 2018, amounting to EUR '000 2,339,052 will be submitted to the Board of Governors for approval by 26 April 2019. The proposed surplus for the financial year to be appropriated is as follows:

- Reserve fund EUR nil
- Additional reserves EUR 1,754.0m
- Special activities reserve EUR 1,151.0m
- General loan reserve EUR -565.9m

2018 FINANCIAL REPORT

Note N – 'Interest receivable and similar income' and 'Interest payable and similar charges'

N.1. Net interest income (in EUR '000)

	2018	2017
Interest receivable and similar income:		
Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed income securities	789,320	741,813
Loans and advances to credits institutions and customers	7,435,747	7,293,395
Derivatives	16,480,225	15,299,723
Negative interest on interest bearing liabilities	624	51,144
Total	**24,705,916**	**23,386,075**
Interest payable and similar charges:		
Amounts owed to credit institutions and customers	-28,799	-6,425
Debts evidenced by certificates	-10,380,600	-10,648,831
Derivatives	-10,355,209	-8,642,043
Negative interest on interest bearing assets	-641,732	-707,633
Other	-131,929	-121,328
Total	**-21,538,269**	**-20,126,260**
Net interest income	**3,167,647**	**3,259,815**

N.2. Geographical analysis of 'Interest receivable and similar income' (in EUR '000)

	2018	2017
EU countries		
United Kingdom	981,864	931,332
Spain	972,751	1,027,541
Poland	571,210	629,635
Italy	570,219	578,299
Greece	515,074	515,589
France	503,229	451,155
Germany	413,007	334,985
Austria	269,683	263,401
Portugal	236,005	257,288
Belgium	174,325	152,630
Netherlands	163,925	174,261
Hungary	154,906	172,092
Romania	90,239	99,957
Ireland	79,558	75,996
Sweden	75,015	95,272
Finland	71,241	70,219
Slovakia	66,514	66,304
Croatia	65,796	67,745
Czech Republic	48,779	32,904
Slovenia	48,378	52,155
Lithuania	44,513	47,236
Bulgaria	44,085	45,315
Denmark	23,416	12,531
Latvia	15,004	15,061
Cyprus	12,909	12,693
Malta	10,567	11,033
Estonia	4,662	4,677
Luxembourg	2,589	5,011
Total EU countries	**6,229,463**	**6,202,317**
Outside the European Union	1,025,007	1,002,149
Total	**7,254,470**	**7,204,466**
Income not analysed per country(1)	17,451,446	16,181,609
Total interest receivable and similar income	**24,705,916**	**23,386,075**

(1) Income not analysed by country:

· Revenue from Long Term Hedge portfolio and loan substitutes portfolio	218,838	178,994
· Revenue from Securities Liquidity portfolios	91,260	100,637
· Revenue from money-market securities	479,222	462,182
· Revenue from money-market operations	181,901	140,073
· Income from derivatives	16,480,225	15,299,723
	17,451,446	**16,181,609**

FINANCIAL REPORT 2018

Note O – ‘Commissions receivable’ and ‘Commissions payable’ (in EUR ‘000)

	2018	2017
Commissions receivable:		
Commissions on guarantees	64,519	43,194
Commissions on Investment Facility - Cotonou	49,993	48,284
Commissions on Jaspers	34,994	31,063
Commission income on loans	10,644	11,411
Commissions on Jessica	8,931	9,690
Commissions on InnovFin	5,755	9,300
Commissions on Yaoundé/Lomé Conventions	2,027	2,459
Commissions on other mandates	72,843	53,163
Total commissions receivable	**249,706**	**208,564**
Commissions payable	**-240,919**	**-153,929**

Note P – Net result on financial operations (in EUR ‘000)

	2018	2017
Net result on shares and other variable yield securities	-6,327	40,086
Net result on translation of balance sheet positions	-1,899	-2,916
Net result on repurchase of debts evidenced by certificates	-1,195	-2,999
Net result on derivatives	-14,823	26,590
Net result on debt securities portfolios (securities only)	-34,086	-42,950
Total net result on financial operations	**-58,330**	**17,811**

Note Q – Other operating income (in EUR ‘000)

	2018	2017
Rental income	11,551	10,768
Reversal of previous year’s unutilised accruals	4,311	8,776
Sale of EIF shares (Note E.2)	381	723
Other	1,674	2,044
Total	**17,917**	**22,311**

Note R – General administrative expenses (in EUR ‘000)

	2018	2017
Salaries and allowances(*)	-422,056	-378,851
Welfare contributions and other staff costs	-326,021	-287,988
Staff costs	**-748,077**	**-666,839**
Other general administrative expenses	-254,375	-239,104
Total general administrative expenses	**-1,002,452**	**-905,943**

(*) Of which the amount for members of the Management Committee is EUR ‘000 2,927 at 31 December 2018 and EUR ‘000 2,844 at 31 December 2017.

The number of persons employed by the Bank was 3,410 at 31 December 2018 (3,203 at 31 December 2017).

Note S – Off-balance sheet special deposits for servicing borrowings

This item represents the amount of coupons and bonds due, paid by the Bank to the paying agents, but not yet presented for payment by the holders of bonds issued by the Bank.

2018 FINANCIAL REPORT

Note T – Fair value of financial instruments

At the balance sheet date, the Bank records balance sheet financial instruments on the basis of their historical cost in foreign currency (apart from the security liquidity portfolio) representing the amount received in the event of a liability or the amount paid to acquire an asset. The fair value of the financial instruments (mainly loans, treasury, securities and borrowings) entered under assets or liabilities compared with their accounting value is shown in the table below:

At 31 December 2018 (in EUR million)	Accounting value	Fair value(*)
Financial assets:		
Cash in hand, balances with central banks and post office banks	142	142
Loans and advances to credit institutions and customers, excluding loan substitutes	482,611	506,259
Treasury bills and debt securities portfolios including loan substitutes (Note B.2)	48,626	48,898
Shares, other variable yield securities and participating interests (Note E)	6,122	8,673
Total financial assets	**537,501**	**563,972**
Financial liabilities:		
Amounts owed to credit institutions and customers (Note J)	6,018	6,017
Debts evidenced by certificates (Note K)	455,384	492,081
Total financial liabilities	**461,402**	**498,098**

(*) Fair value including accrued interest.

At 31 December 2017 (in EUR million)	Accounting value	Fair value(*)
Financial assets:		
Cash in hand, balances with central banks and post office banks	162	162
Loans and advances to credit institutions and customers, excluding loan substitutes	470,897	501,980
Treasury bills and debt securities portfolios including loan substitutes (Note B.2)	55,745	56,345
Shares, other variable yield securities and participating interests (Note E)	4,954	6,780
Total financial assets	**531,758**	**565,267**
Financial liabilities:		
Amounts owed to credit institutions and customers (Note J)	6,942	6,941
Debts evidenced by certificates (Note K)	449,585	493,111
Total financial liabilities	**456,527**	**500,052**

(*) Fair value including accrued interest.

Note U – Risk management

This note presents information about the Bank's exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are:

- Credit risk - the risk of loss resulting from client or counterparty default and arising from credit exposure in all forms, including settlement risk;
- Interest rate risk - the risk that an investment's value will change due to a change in the absolute level of interest rates, in the shape of the yield curve or in any other interest rate relationship;
- Liquidity and funding risk - the risk that the Bank is unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price;
- Foreign exchange rate risk - the risk of an investment's value changing due to changes in currency exchange rates and
- Operational risk - the risk of loss resulting from inadequate or failed processes or systems, human factors or due to external events that are neither market- nor credit-related, which includes legal risk but excludes strategic and reputational risks.

Risk management organisation

The Bank's objective is to analyse and manage risks so as to obtain the strongest possible protection for its assets, its financial result, and consequently its capital. While the Bank is generally not subject to legislative acts and guidelines applicable to commercial banks issued or adopted by the EU institutions, bodies and agencies, it has voluntarily decided to comply with these EU Legislative Acts and Guidelines to the extent determined by Best Banking Practice Guiding Principles, as published by the Bank.

The Risk Management Directorate ('RM') independently identifies, assesses, monitors and reports credit, market, liquidity and funding and operational risks to which the Bank is exposed. In order to preserve segregation of duties, RM is independent from the Front Office and provides second opinion on all proposals made which have risk implications. The Director General of RM reports to the Management Committee and meets regularly with the Audit Committee to discuss topics relating to credit, market, liquidity, funding and operational risks. He is also responsible for overseeing risk reporting to the Management Committee, the Risk Policy Committee and the Board of Directors.

The management and monitoring of loans post signature is, for significant parts of the portfolio, the responsibility of Transaction Monitoring and Restructuring Directorate ('TMR'), a Directorate independent from RM. TMR focuses on monitoring higher risk counterparts and certain forms of security and it also manages transactions requiring particular attention. All TMR proposals with credit risk implications are subject to an independent second opinion by the RM.

The following sections disclose the credit, market, liquidity and funding and operational risks to which the Bank is exposed on its activities performed at own risk. For additional details, please refer to the EIB Group Risk Management Disclosure Report.

FINANCIAL REPORT 2018

Risk measurement and reporting system The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an on-going basis as market practice develops. Systems are in place to control and report on the main risks inherent in the Bank’s operations, i.e. credit, market, liquidity and funding and operational risks. Risks are assessed and measured both under normal circumstances and under possible stressed conditions, with the purpose to quantify their impact on the Bank’s solvency, liquidity, earnings and operations. Risk measurements combine metrics of capitalisation, earnings, liquidity, exposure to market and operational risks. Detailed information on credit, ALM, liquidity, financial and operational risks is reported to the Management Committee and to the Board of Directors on a monthly basis. Such information is presented and explained to the Management Committee and to the Board of Directors’ Risk Policy Committee on a quarterly basis. The Bank’s risk tolerance The Bank has defined its risk tolerance level and set prudent boundaries for the risks arising from the pursuit of the Bank’s business strategy. In setting these boundaries, the Bank ensures that its risk profile is aligned with its business strategy and stakeholders’ expectations. As a public institution, the Bank does not aim to make profits from speculative exposures to risks. As a consequence, the Bank does not consider its treasury or funding activities as profit-maximising centres, even though performance objectives are attached to these activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore to ensure that all material financial risks are hedged. All new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. Sustainability of revenue and self-financing capacity The Bank’s ALM policy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the ALM policy employs a medium to long term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long term yields and is not influenced by any short term views on interest rates trends. This is accomplished by targeting a duration for the Bank’s own funds of between 4.5 and 5.5 years. The Asset/Liability Committee (‘ALCO’) provides a high-level discussion forum for considering the Bank’s ALM Strategy, loan rate setting principles and the financial risks arising from the activities of the Bank. U.1. Credit risk Credit risk concerns mainly the Bank's lending activities and, to a lesser extent, its derivative transactions and treasury instruments, such as debt securities, certificates of deposit and interbank term deposits. No credit risk is attached to the Bank’s venture capital operations, which are performed entirely through equity participations and are therefore only exposed to market risk. The credit risk associated with the use of derivatives is analysed in Note V. Credit risk is managed pursuant to detailed internal guidelines approved by the governing bodies. The purpose of these guidelines is to ensure that credit risk is managed prudently. As operations inside and outside the EU may have different risk profiles, there are separate guidelines for EU and non-EU activities. Whether or not a given entity is acceptable to the Bank as a counterpart in a lending operation is determined on the basis of a careful analysis and evaluation of the entity using quantitative and qualitative metrics but also relying on experience and expert judgment. The guidelines set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements that loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank's position is adequately safeguarded. In addition, via a counterparty and sector limit system, the guidelines ensure an acceptable degree of diversification in the Bank’s loan portfolio. In order to ensure that the additional risk involved in complex or structured lending transactions is adequately analysed, quantified and mitigated, specific detailed guidelines have been developed in respect of certain types of operations complementing the general guidelines. The guidelines also set out the minimum credit quality of counterparties for derivatives and treasury transactions as well as the contractual framework for each type of transaction. Credit guidelines undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Bank may receive. Management of credit risk is based on an assessment of the level of credit risk vis-à-vis counterparties and on the level of security provided to the Bank in case of the counterparty’s insolvency. The aggregate amount outstanding (loans and guarantees granted by the Bank) is limited at any time by its Statutory Gearing Ratio (Article 16.5 of Statute). For the purpose of calculating this ratio the Bank uses data drawn from the EU Accounting Directives (‘AD’) framework. At year-end 2018 EIB’s Statutory Gearing Ratio under EU Accounting Directive stand-alone accounts stood at 204% and under EU AD consolidated accounts stood at 207% (max. 250% under Article 16.5 of the Statute). 2018 FINANCIAL REPORT

U.1.1. Loans

In order to measure and manage credit risk on loans, the Bank has graded its lending operations according to generally accepted criteria, based on the quality of the borrower and, where appropriate, the security.

The structure of borrowers and guarantors relating to the loan portfolio as at 31 December 2018 is analysed below, including undisbursed portions.

Loans outside the European Union (apart from those under EIB Own-Risk Facilities(*)) are, as the last resort, secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). These guarantees are either Comprehensive (covering all risks) or limited to defined Political Risks (non-transfer of currency, expropriation, war or civil disturbance, denial of justice upon breach of contract).

(*) Own-Risk Facilities are geographical or thematic lending frameworks decided by the Board of Governors pursuant to Article 16 (previously Article 18) of the Bank's Statute. Currently under implementation are the Pre Accession Facility, the Neighbourhood Finance Facility, the EFTA Facility, the Climate Action and Environment Facility, the Strategic Projects Facility, the Eastern Partners Facility, the Energy Sustainability Facility and the Mediterranean Partnership Facility. Lending under these Facilities is from the Bank's own resources and at the Bank's full own risk.

The table below shows (in EUR million) the signed loans for projects inside and outside the European Union granted under the Facilities and the risk-sharing operations:

Guarantor / Borrower	States	Public institutions	Banks	Corporates	Not guaranteed (1)	Total 2018	Total 2017
States	0	0	0	0	57,688	**57,688**	**56,424**
Public institutions	33,921	20,865	213	317	81,308	**136,624**	**134,746**
Banks	36,108	21,157	23,105	24,594	29,803	**134,767**	**146,029**
Corporates	9,568	7,238	12,057	34,223	100,825	**163,911**	**169,381**
Total 2018(2)(3)(4)	**79,597**	**49,260**	**35,375**	**59,134**	**269,624**	**492,990**	
Total 2017(2)(3)(4)	**85,612**	**50,482**	**42,422**	**62,827**	**265,237**		**506,580**

(1) These amounts include loans for which no formal guarantee independent of the borrower and the loan itself was required, the borrower's level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank's right to access independent security.

(2) The loans in risk-sharing operations (credit enhanced by the Member States guarantee or the EU budget in the form of a political risk guarantee) amount to EUR 4,528 million as of 31 December 2018 (2017: EUR 5,202 million).

(3) This amount does not include signed loan substitutes (2018: EUR 20,725 million; 2017: EUR 20,188 million).

(4) These amounts exclude loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

The Bank did not record value adjustments in 2017 and 2018 in respect of its EU sovereign and EU sovereign guaranteed exposure as at the year end as the Bank's preferred creditor status and the protection given by the Bank's Statute are deemed to guarantee a full recovery of the Bank's assets upon maturity.

The disbursed exposure of borrowers located in the United Kingdom through the EIB's lending activities, including guarantees, amounted to EUR 37.4 billion as at December 31, 2018 (2017: EUR 36.9 billion), while the disbursed exposure on foreign borrowers with a guarantor from the United Kingdom amounted to EUR 1.3 billion (2017: EUR 1.5 billion). The Bank had no direct exposure to the United Kingdom acting as borrower neither at the end of December 2018 nor at the end of December 2017, whereas disbursed loans guaranteed by the United Kingdom amounted to EUR 2.1 billion as at the end of December 2018 (2017: EUR 2.1 billion).

The table below discloses information regarding the sovereign credit risk on loans granted inside and outside the European Union granted under the Facilities and the risk-sharing operations:

FINANCIAL REPORT 2018

(in EUR million)	2018			2017		
	Acting as borrower		Acting as guarantor	Acting as borrower		Acting as guarantor
Country	Disbursed	Undisbursed	Signed	Disbursed	Undisbursed	Signed
Austria	0	0	45	0	0	77
Belgium	0	0	90	0	0	104
Bulgaria	846	350	0	858	350	0
Croatia	623	300	2,889	645	0	2,945
Cyprus	915	239	1,440	922	225	1,356
Czech Republic	1,679	0	43	2,005	0	80
Denmark	0	0	45	0	0	47
Estonia	454	215	114	472	215	118
Finland	20	0	84	51	0	98
France	0	0	2,905	0	0	2,410
Germany	0	0	1,459	0	0	1,412
Greece	7,714	414	7,571	7,882	300	7,691
Hungary	5,798	1,040	1,216	5,911	1,140	1,247
Ireland	1,195	470	1,154	950	490	1,198
Italy	3,108	1,150	3,075	2,967	400	4,513
Latvia	349	200	38	353	200	47
Lithuania	1,289	300	54	1,343	0	55
Luxembourg	300	0	59	150	150	66
Malta	0	72	285	0	72	301
Netherlands	0	0	80	0	0	80
Poland	8,958	852	16,561	9,694	1,872	16,417
Portugal	1,264	400	4,520	1,142	325	4,965
Romania	1,682	2,130	0	1,774	2,291	0
Slovakia	1,895	1,140	50	1,895	820	0
Slovenia	589	400	1,757	606	400	1,990
Spain	4,873	1,200	26,159	4,696	3	29,388
Sweden	0	0	44	0	0	44
United Kingdom	0	0	2,068	0	0	2,085
Non EU –Countries	1,379	1,886	5,792	1,099	1,756	6,878
Total	**44,930**	**12,758**	**79,597**	**45,415**	**11,009**	**85,612**

The table below shows (in EUR million) the signed loans for projects outside the European Union (apart from the Article 16 Facility and those falling under the Pre-Accession Facility, the Neighbourhood Finance Facility, the EFTA Facility, the Climate Action and Environment Facility, the Strategic Projects Facility, the Eastern Partners Facility, the Energy Sustainability Facility and the Mediterranean Partnership Facility):

Secured by:	31.12.2018	31.12.2017
Member States	4,064	3,580
European Union budget(1)	43,508	42,831
Total(2) (3)	**47,572**	**46,411**

(1) Of which EUR 4,528 million in risk-sharing operations (credit enhanced by the Member States guarantee or the EU budget in the form of a political risk guarantee) as explained above (2017: EUR 5,202 million).

(2) Including loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

(3) Financial guarantees that have been granted by the Bank for a total amount of EUR 454.1 million (2017: EUR 433.6 million), are secured by Member States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in table above.

2018 FINANCIAL REPORT

LOANS FOR PROJECTS OUTSIDE THE EUROPEAN UNION (in EUR million)

(including loans in the new Member States before accession)

BREAKDOWN OF LOANS SIGNED BY GUARANTEE

AGREEMENT	31.12.2018	31.12.2017
75% Member States global guarantee		
- ACP/OCT Group 4th Lomé Convention	0	1
- ACP/OCT Group 4th Lomé Convention/2nd Financial Protocol	58	84
Total 75% Member States global guarantee	**58**	**85**
75% Member States guarantee		
- Cotonou partnership agreement	371	385
- Cotonou partnership 2nd agreement	1,479	1,533
- Cotonou Protocol 3 - OR / ACP	2,138	1,558
- Cotonou Protocol 3 - OR / OCT	18	19
Total 75% Member States guarantee	**4,006**	**3,495**
Total Member States guarantee	**4,064**	**3,580**
100% European Union budget guarantee		
- ALA interim (100% guarantee) –153m	0	0
- CEEC –3bn - BG Decision 02.05.94	0	1
- Russia – 100 m - 2001-2005	25	27
- Russia – 500 m - 2004-2007	179	195
Total 100% European Union budget guarantee	**204**	**223**
75% European Union budget guarantee		
- Mediterranean Protocols	28	47
Total 75% European Union budget guarantee	**28**	**47**
70% European Union budget guarantee		
- South Africa – 375m – Decision 29.01.97	22	25
- ALA II – 900m	4	10
- Bosnia–Herzegovina – 100m 99/2001	32	38
- Euromed (EIB) –2 310m – Decision 29.01.97	56	83
- FYROM (Former Yugoslav Republic of Macedonia) – 150m – 1998/2000	19	25
- CEEC–3 520m–Decision 29.01.97	223	307
Total 70% European Union budget guarantee	**356**	**488**
65% European Union budget guarantee		
- South Africa – 825m – 7/2000-7/2007	132	161
- South Africa – Decision 2/2007–12/2013	415	543
- ALA III – 2 480m –- 2/2000 – 7/2007	187	242
- ALA Decision – 2/2007–12/2013	2,140	2,353
- Euromed II – 6 520m – 2/2000 –- 1/2007	1,936	2,406
- South Eastern Neighbours – 9 185m – 2/2000 – 7/2007	3,548	3,945
- Turkey special action – 450m – 2001-2006	116	122
- Turkey TERRA – 600m – 11/1999 – 11/2002	300	317
- PEV EE/CAS/RUS 1/2/2007 – 31/12/2013	2,291	2,472
- PEV MED 1/2/2007 – 31/12/2013	6,847	7,474
- Pre-Accession – 8 700m – 2007 – 2013	6,918	7,448
- Climate Change Mandate 2011 - 2013	1,353	1,616
- ELM Asia 2014-2020	837	624
- ELM Central Asia 2014-2020	182	182
- ELM East-Russia 2014-2020	4,659	4,252
- ELM Latin America 2014-2020	1,550	1,156
- ELM MED 2014-2020	5,818	4,661
- ELM Pre-Accession 2014-2020	2,994	1,902
- ELM RSA 2014-2020	272	197
- ELM ERI Private Mandate	325	0
- ELM ERI Public Mandate	100	0
Total 65% European Union budget guarantee	**42,920**	**42,073**
Total European Union budget guarantee	**43,508**	**42,831**
Total(1)	**47,572**	**46,411**

(1) Financial guarantees that have been granted by the Bank for a total amount of EUR 454.1 million (2017: EUR 433.6 million), are secured by Member States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in table above.

FINANCIAL REPORT 2018

Collateral on loans (in EUR million)

Among other credit mitigant instruments, the Bank uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 22,969 million (2017: EUR 26,277 million), with the following composition:

As at 31 December 2018	Loan Financial Collateral (in EUR million)							
Moody's or equivalent rating	Bonds						Cash	Total
	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS		
Aaa	18	33	5	181	117	361	0	**715**
Aa1 to Aa3	1,225	89	4	962	164	0	0	**2,444**
A1	124	0	0	2,729	118	0	0	**2,971**
Below A1	14,476	0	412	32	824	0	0	**15,744**
Non-Rated	38	0	0	0	732	0	325	**1,095**
Total	**15,881**	**122**	**421**	**3,904**	**1,955**	**361**	**325**	**22,969**

As at 31 December 2017	Loan Financial Collateral (in EUR million)							
Moody's or equivalent rating	Bonds						Cash	Total
	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS		
Aaa	40	27	6	268	112	391	0	**844**
Aa1 to Aa3	239	7	18	561	395	0	0	**1,220**
A1	1,421	0	0	3,730	623	0	0	**5,774**
Below A1	14,005	0	1,644	43	1,447	0	0	**17,139**
Non-Rated	30	0	0	0	761	0	509	**1,300**
Total	**15,735**	**34**	**1,668**	**4,602**	**3,338**	**391**	**509**	**26,277**

A breakdown of disbursed loans outstanding (in EUR million) at 31 December according to the sectors of the contract is set out below:

	2018	2017
Sector		
Transports	131,009	129,953
Global Loans[(1)]	85,661	90,159
Energy	65,820	66,097
Health, education	33,087	33,753
Miscellaneous infrastructure	28,505	27,603
Water, sewerage	28,393	28,443
Industry	26,477	28,388
Services	16,413	15,729
Telecommunications	11,462	11,197
Agriculture, fisheries, forestry	3,639	3,545
Total[(2)]	**430,466**	**434,867**

(1) A global loan is a line of credit to an intermediary financing institution or a bank, which subsequently lends the proceeds, at its own risk, to finance small and medium-sized projects being undertaken by private or public sector promoters.

(2) This amount does not include disbursed loan substitutes (2018: EUR 20,445 million; 2017: EUR 19,921 million).

Arrears on loans

Amounts in arrears are identified, monitored and reported according to the procedures defined into the bank-wide "Financial Monitoring Guidelines and Procedures". These procedures on arrears follow-up are applied in a consistent manner to all loans managed by the EIB.

1. Arrears for loans not secured by a global/comprehensive guarantee of the European Union or Member States:

As of 31 December 2018, the arrears above 90 days on loans from own resources not secured by comprehensive guarantees of the European Union or Member States amount to EUR 176.4 million (2017: EUR 180 million).

The outstanding principal amount related to these arrears is EUR 214.5 million as of 31 December 2018 (2017: EUR 479.5 million). These arrears on loans are covered by a provision for impairment of EUR 177.6 million (2017: EUR 188.8 million).

2018 FINANCIAL REPORT

2a. Arrears for loans secured by global/comprehensive guarantees (callable) of the European Union or Member States:

For such loans, if an amount is overdue, the primary guarantee is first called, where available, otherwise the guarantee of the Member States or of the European Union is officially invoked.

As of 31 December 2018, these arrears above 90 days amount to EUR 2.3 million (2017: EUR 2.2 million).

2b. Arrears called for loans secured by global/comprehensive guarantees of the European Union or the Member States:

During 2018, EUR 134.0 million have been called under the guarantee of the European Union and nothing was called under the Member States guarantee. Corresponding amounts in 2017 were EUR 89.6 million and nil respectively.

During 2018, EUR 4.9 million of amounts previously invoked under the guarantees of the European Union or the Member States have been recovered. Corresponding amounts in 2017 were EUR 1.8 million.

Loan renegotiation and forbearance

The EIB considers loans to be forborne loans (i.e. loans, debt securities and loan commitments) in respect of which forbearance measures have been extended. Forbearance measures consist of "concessions" that the EIB decides to make towards an obligor who is considered unable to comply with the contractual debt service terms and conditions due to its financial difficulties, in order to enable the obligor, to service the debt or to refinance, totally or partially, the contract. Forbearance measures occur in situations in which the borrower is considered to be unable to meet the debt service terms and conditions of the contract due to financial difficulties. Based on these difficulties, the EIB decides to modify the debt service terms and conditions of the contract to allow the borrower sufficient ability to service the debt or refinance the contract, either totally or partially. Exposures shall be treated as forborne if a concession has been made, irrespective of whether (i) any amount is past-due, (ii) the exposure is classified as impaired or (iii) the exposure is classified as defaulted. Exposures shall not be treated as forborne when the obligor is not in financial difficulties.

In the normal course of business, the Loan Grading ('LG') of the loans in question would have deteriorated and the loans would have been included in the Watch List before renegotiation. Once renegotiated, the EIB will continue to closely monitor these loans. If the renegotiated payment terms will not recover the original carrying amount of the asset, the Bank will consider accounting for value adjustments in the profit and loss account. The corresponding value adjustment will be calculated based on the forecasted cash flows discounted at the original effective interest rate. The need for a value adjustment for all loans whose LG deteriorated to E- is assessed regularly; all loans with a LG of F require a value adjustment. Once the Loan Grading of a loan has improved sufficiently, the loan will be removed from the Watch List in line with the Bank's procedures.

Forbearance measures and practices undertaken by the Bank's restructuring team during the reporting period include, but are not limited to, extension of maturities, deferral of capital only, deferral of capital and interest, breach of material covenants and capitalisation of arrears.

Operations subject to forbearance measures are reported as such in the tables below.

(in EUR million)	31.12.2018	31.12.2017
Number of contracts subject to forbearance practices	61	48
Carrying values (incl. interest and amounts in arrears)	3,030	2,816
of which being subject to value adjustments	1,008	935
Value adjustments recognised	393	420
Interest income in respect of forborne contracts	95	83
Exposures written off (following the termination/sale of the operation)	66	3

			Forbearance measures				
(in EUR million)	31.12.2017	Extension of maturities	Deferral of capital and interest	Breach of material financial covenants	Other	Contractual repayment and termination[(1)]	31.12.2018
Public	1,032	0	0	23	0	-98	957
Bank	10	0	0	130	0	-1	139
Corporate	1,774	0	122	252	43	-257	1,934
Total	**2,816**	**0**	**122**	**405**	**43**	**-356**	**3,030**

[(1)] Decreases are explained by repayments of capital. Interest and amounts in arrears as well as write-offs which occurred during the year on operations already considered as forborne as of 31 December 2017 and by termination during the year.

FINANCIAL REPORT 2018

U.1.2. Treasury

The credit risk associated with treasury (securities, commercial paper, term accounts, etc.) is managed by selecting sound counterparties and issuers.

Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by the Management. These limits are reviewed regularly by the Risk Management Directorate.

The Bank enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Bank controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Bank when deemed necessary.

Tripartite repo and reverse repo operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:

- delivery against payment;
- verification of collateral;
- the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian; and
- organisation of substitute collateral provided that this meets all the contractual requirements.

The table below provides a percentage breakdown of the credit risk associated with the securities in the Treasury portfolios and the money markets products (deposits and reverse repos) in terms of the credit rating of counterparties and issuers:

Moody's or equivalent rating	**Securities portfolio %**		**Money market products %**	
	31.12.2018	31.12.2017	**31.12.2018**	31.12.2017
Aaa	**7**	15	**40**	32
Aa1 to Aa3	**29**	41	**22**	30
A1 to A3	**54**	26	**36**	34
Below A3	**10**	18	**2**	4
Total	**100**	**100**	**100**	**100**

Collateral on treasury transactions

Collateral received

The treasury transactions include EUR 8,481 million (2017: EUR 7,951 million) of bilateral and tripartite reverse repurchase agreements. Bilateral and tripartite repurchase agreements stood at nil at 31 December 2018 (2017: nil). These transactions are governed by tripartite agreements, for which the exposure is fully collateralised, at transaction level with subsequent call for additional collateral or release in accordance with the underlying agreement (replaces). The market value of the collateral portfolio at 31 December 2018 is EUR 8,786 million (2017: EUR 8,275 million), with the following classification:

	Tripartite Agreements Collateral (in EUR million)					
At 31 December 2018	Bonds					
Moody's or equivalent rating	Government	Supra-national	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	**Total**
Aaa	310	118	3,596	226	587	**4,837**
Aa1 to Aa3	561	170	0	368	0	**1,099**
A1	127	0	0	294	0	**421**
Below A1	1,844	0	0	585	0	**2,429**
Total	**2,842**	**288**	**3,596**	**1,473**	**587**	**8,786**

	Tripartite Agreements Collateral (in EUR million)					
At 31 December 2017	Bonds					
Moody's or equivalent rating	Government	Supra-national	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	**Total**
Aaa	519	562	1,056	100	73	**2,310**
Aa1 to Aa3	723	95	91	291	0	**1,200**
A1	366	0	0	54	0	**420**
Below A1	3,687	19	21	618	0	**4,345**
Total	**5,295**	**676**	**1,168**	**1,063**	**73**	**8,275**

2018 FINANCIAL REPORT

Securities deposited In the context of the Eurosystem’s monetary policy operations, the EIB deposited securities with the Central Bank of Luxembourg with a market value of EUR 3.1 billion as at 31 December 2018 (2017: EUR 3.1 billion). U.1.3. Guarantees granted by the Bank in respect of loans granted by third parties Credit risk arising from the Bank’s guarantees and securitisations transactions funded by own resources is managed by risk management policies covered by the Statute and the Credit Risk Policy Guidelines. At year end of 2018, the disbursed exposure of the loans guaranteed by the Bank amount to EUR 3.9 billion (2017: EUR 3.3 billion), and such provisions on guarantees amount to EUR 17.1 million (2017: EUR 16.5 million). The Credit Risk Policy Guidelines ensure that the Bank continues to develop a diversified guarantee portfolio in terms of product range, geographic coverage, counterparty exposure, obligor exposure, industry concentration and also set out the capital allocation rules based on the ratings of the exposures. Concentration risk is limited because of the granular nature of the Bank’s transactions; typically, the underlying portfolios are highly diversified in terms of single obligor concentration, sectors, and also with regard to regional diversification. To cover concentration risk, the Bank has strict limits (based on capital allocation) for individual transactions and on originator level (maximum aggregate exposures for originators and originator Banks). In the context of the Bank’s guarantee operations, the credit risk is tracked from the very beginning on a deal-by-deal basis whilst adopting a different model analysis approach depending on the granularity and homogeneity of the underlying portfolios. The industry sector exposures are analysed on a deal-by-deal basis through their impact on the ratings assigned by the Bank to each transaction or tranche. For instance, dependent on the financial model to analyse the transaction, industry exposures can be reflected in implicit correlation or can be indirectly captured through the assumption on default rate volatility, as a key model input variable. Furthermore, concentration exposures are analysed in the context of each deal using qualitative measures such as current status and forecast for sectors with high concentrations in the portfolio. Exceptionally, some deals have a concentrated exposure in the same (broad) sector. This is typically captured through increased credit enhancement (e.g. subordination) to the benefit of the Bank. Typically, deals with replenishing features have portfolio criteria, such as maximum single obligor, maximum top five obligors, and maximum industry concentration levels. Furthermore, the consideration of sector exposures is part of the Bank’s overall portfolio analysis. Counterparty risk is mitigated by the quality of the Bank’s counterparties, which are usually major market players. The Bank performs additional on-site monitoring visits to ensure compliance with procedures and processes during the transaction life. Stress-test scenarios for the portfolio of guarantees, including extreme case assumptions, are regularly carried out to determine the ability of the capital base to sustain adverse shocks. U.2. Interest rate risk Interest rate risk is the volatility in the economic value of, or in the income derived from, the Bank’s positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in the repricing and maturity characteristics of the different asset, liability and hedge instruments. In measuring and managing interest rate risk, the Bank refers to the relevant key principles of the Basel Committee on Banking Supervision (‘BCBS’) and the European Banking Authority (‘EBA’). The main sources of interest rate risk are: repricing risk, yield curve risk, basis risk and spread risk. An interest rate risk that is particularly relevant for the Bank is spread risk. Spread risk is the volatility in the economic value of, or in the income derived from, the Bank’s positions due to movements in the Bank’s funding or lending spread. The Bank manages its global structural interest rate position on the basis of a notional reference portfolio. U.2.1. Value-at-Risk for the own funds of the Bank The Bank’s ALM strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Bank. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Bank’s growth. This overall objective is achieved by investing the Bank’s own funds according to a medium to long term investment profile, implying an own funds duration target within the range 4.5 – 5.5 years. Apart from the duration target for own funds, the Bank’s balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to keep market risk to minimum levels. The Risk Management Directorate quantifies the Value at Risk (VaR) of own funds for both interest rates and foreign exchange risk factors. This is a parametric VaR calculated on the basis of the Riskmetrics methodology, where volatility and correlation data are computed internally on the basis of historical market data. It is measured on the Bank’s positions using a 99% confidence level and a one-day time horizon. As at 31 December 2018, the VaR of the EIB own funds amounted to EUR 118 million (2017: EUR 185 million), of which the IR VaR amounted to EUR 121 million (2017: EUR 188 million), the FX VaR amounted to EUR 7 million (2017: EUR 17 million). The evolution of the VaR of own funds since 2017 reflects the effective decrease of the volatility of the risk factors and not a change in the risk profile of the Bank’s positions. FINANCIAL REPORT 2018

More generally, the VaR does not purport to measure the worst loss that could be experienced. For this reason, it is complemented by regular stress testing using interest rate shocks. As of 31 December 2018, the impact of a 200 basis point upward parallel shift of the interest rate curves would reduce the economic value of own funds by EUR 7.75 billion (2017: EUR 7.81 billion).

Among the financial instruments in the Bank's portfolio, some deals (borrowings and associated swaps) present callability options and may be redeemed early, introducing uncertainty as to their final maturity.

At cash flow level all such borrowings are fully hedged by swaps so that they can be considered as synthetic floating rate notes indexed to Libor/Euribor.

Below is a summary of the features of the Bank's callable portfolio as of 31 December 2018 and 31 December 2017, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved:

By funding currency (after swaps):

31.12.2018 (in EUR million)	**EUR**	**JPY**	**USD**	**Total**
EUR Pay Notional	-2,645	-23	-2,660	-5,328
Average maturity date	06.08.2043	09.02.2032	05.02.2038	20.10.2040
Average expected maturity	15.04.2028	26.11.2030	30.07.2027	11.12.2027

31.12.2017 (in EUR million)	**EUR**	**JPY**	**USD**	**Total**
EUR Pay Notional	-2,679	-21	-2,810	-5,510
Average maturity date	17.11.2042	09.02.2032	17.04.2037	27.12.2039
Average expected maturity	13.06.2028	11.02.2029	16.10.2025	04.02.2027

By risk factor involved:

31.12.2018		**Risk factor**		**Total**
(in EUR million)	**FX level**	**IR curve level**	**IR curve shape**	
EUR Pay Notional	-651	-4,538	-139	-5,328
Average maturity date	01.11.2037	15.07.2041	16.09.2030	20.10.2040
Average expected maturity	09.11.2027	05.03.2028	04.10.2020	11.12.2027

31.12.2017		**Risk factor**		**Total**
(in EUR million)	**FX level**	**IR curve level**	**IR curve shape**	
EUR Pay Notional	-712	-4,659	-139	-5,510
Average maturity date	27.09.2037	10.08.2040	16.09.2030	27.12.2039
Average expected maturity	05.06.2026	22.05.2027	21.09.2020	04.02.2027

U.2.2. Interest rate risk management

The sensitivity of earnings quantifies the amount of net interest income that would change during the forthcoming 12 months if all interest rate curves would rise by one percentage point or decrease by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that the Bank accepts within the approved limits.

With the positions in place as of 31 December 2018, the earnings would increase by EUR 121.6 million (2017: EUR 117.1 million) if interest rates were to increase by 100 basis points and decrease by EUR 117 million (2017: EUR 110.6 million) if interest rates were to decrease by 100 basis points.

The Bank computes the sensitivity measure with a dedicated software that simulates earnings on a deal by deal basis. The sensitivity of earnings is measured on an accruals basis and is calculated under the "ongoing" assumption that, over the time horizon analysed, the Bank realises the new loan business forecast in the Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Earnings are simulated on monthly timely basis, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricing according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the Bank's current practice of the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Bank's business. The administrative costs are projected according to the forecasts of the Operational Plan.

2018 FINANCIAL REPORT

U.3. Liquidity risk Liquidity risk refers to the ability of the Bank to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk. Funding liquidity risk is connected to the risk for the Bank of being unable to refinance the asset side of its balance sheet and meet payment obligations punctually and in full out of readily available liquid resources. Funding liquidity risk may have an impact on the volatility in the economic value of, or income derived from the Bank’s positions, due to potentially increasing immediate risks relating to meeting payment obligations and the consequent need to borrow at unattractive conditions. Market liquidity risk is the volatility in the economic value of, or income derived from, the Bank’s positions due to potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices. Such an inability may force the early liquidation of assets at unattractive prices when it would be better to avoid such liquidation. This risk is tied to the size of the position compared to the liquidity of the instrument being transacted, as well as to potential deterioration of market availability and efficiency. The liquidity risk of the Bank is managed in order to ensure the regular functioning of its core activities at reasonable cost. The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. In contrast to commercial banks, the EIB does not have retail deposits, but relies on its access to capital markets to raise the funds it on-lends to its clients. The Bank manages the calendar of its new issues so as to maintain a prudential liquidity buffer. Liquidity planning takes into account the Bank’s needs to service its debt, make disbursements on loans and cash inflows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, whose disbursements typically take place at the borrowers’ request. The Bank further assures management of liquidity risk by maintaining a sufficient level of short term liquid assets and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The Bank's total liquidity ratio (liquidity as a percentage of the next 12 months projected net cash flows) must at all times exceed 25%. The Bank has in place a Contingency Liquidity Plan (‘CLP’), which specifies appropriate decision-making procedures and corresponding responsibilities. The CLP has been benchmarked against the “Principles for Sound Liquidity Risk Management and Supervision” by the Basel Committee on Banking Supervision (September 2008). The contingency liquidity plan is subject to ad-hoc updates and is presented to the Management Committee annually for approval. Regular stress-testing analyses tailored to the specific business model of the EIB are executed as a part of the liquidity risk monitoring. On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains deposits to cover the minimum reserve requirement. The Bank implemented the liquidity coverage ratio (‘LCR’) in line with the requirements of the “delegated act” (EU No 2015/61 of 10 October) by the European Commission. The Bank calculates liquidity coverage ratio on a daily basis, both in its functional currency (EUR) as was as in the other significant currencies (GBP and USD). Consistency of the currency denomination of its liquid assets with its net liquidity outflows is ensured by the Bank on an ongoing basis, in order to prevent an excessive currency mismatch. As of end 2018 the liquidity coverage ratio stood at 182.4% (end 2017: 201.4%). The table hereafter analyses the assets and liabilities of the Bank by maturity on the basis of the period remaining between the balance sheet date and the contractual maturity date. Assets and liabilities for which there is no contractual maturity date are classified under "Maturity undefined". FINANCIAL REPORT 2018

Liquidity risk (in EUR million)

Maturity at 31 December 2018	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Total 2018
Assets:						
Cash in hand, balances with central banks and post office banks	142	0	0	0	0	**142**
Treasury bills and other bills eligible for refinancing with central banks	6,556	7,908	11,401	6,806	0	**32,671**
Other loans and advances:						
- Current accounts	709	0	0	0	0	**709**
- Credit institutions	47,332	3,971	0	0	0	**51,303**
- Customers	405	48	0	0	0	**453**
	48,446	4,019	0	0	0	**52,465**
Loans:						
- Credit institutions	3,088	11,580	56,593	44,351	10	**115,622**
- Customers	4,374	19,126	98,497	192,468	59	**314,524**
	7,462	30,706	155,090	236,819	69	**430,146**
Debt securities including fixed-income securities	5,560	4,896	3,281	2,218	0	**15,955**
Shares, other variable-yield securities and participating interests	0	0	0	0	6,122	**6,122**
Shares in affiliated undertakings	0	0	0	0	807	**807**
Other assets	1,067	770	4,280	2,747	8,621	**17,485**
Total assets	**69,233**	**48,299**	**174,052**	**248,590**	**15,619**	**555,793**
Liabilities:						
Amounts owed to credit institutions	4,216	0	0	0	0	**4,216**
Amounts owed to customers	1,802	0	0	0	0	**1,802**
Debts evidenced by certificates	34,308	36,857	209,204	175,015	0	**455,384**
Capital, reserves and profit	0	0	0	0	71,325	**71,325**
Other liabilities	1,046	1,741	5,313	1,703	13,263	**23,066**
Total liabilities	**41,372**	**38,598**	**214,517**	**176,718**	**84,588**	**555,793**

Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties and the Bank as well has the right to call the related bonds before maturity. If the Bank were to exercise all the call options on its bonds at their next contractual exercise date, cumulated early redemptions for the period 2019 - 2021 would amount to EUR 3.2 billion.

Maturity at 31 December 2017	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Total 2017
Assets:						
Cash in hand, balances with central banks and post office banks	162	0	0	0	0	**162**
Treasury bills and other bills eligible for refinancing with central banks	13,197	8,179	11,016	8,000	0	**40,392**
Other loans and advances:						
- Current accounts	764	0	0	0	0	**764**
- Credit institutions	30,144	3,610	0	0	0	**33,754**
- Customers	1,679	63	0	0	0	**1,742**
	32,587	3,673	0	0	0	**36,260**
Loans:						
- Credit institutions	2,403	12,038	57,665	49,387	19	**121,512**
- Customers	3,806	18,240	99,693	191,340	46	**313,125**
	6,209	30,278	157,358	240,727	65	**434,637**
Debt securities including fixed-income securities	6,145	2,860	3,626	2,722	0	**15,353**
Shares, other variable-yield securities and participating interests	0	0	0	0	4,954	**4,954**
Shares in affiliated undertakings	0	0	0	0	837	**837**
Other assets	1,097	1,138	3,480	2,784	8,450	**16,949**
Total assets	**59,397**	**46,128**	**175,480**	**254,233**	**14,306**	**549,544**
Liabilities:						
Amounts owed to credit institutions	5,011	0	0	0	0	**5,011**
Amounts owed to customers	1,931	0	0	0	0	**1,931**
Debts evidenced by certificates	34,735	31,634	217,182	166,034	0	**449,585**
Capital, reserves and profit	0	0	0	0	68,986	**68,986**
Other liabilities	786	1,598	6,697	1,601	13,349	**24,031**
Total liabilities	**42,463**	**33,232**	**223,879**	**167,635**	**82,335**	**549,544**

2018 FINANCIAL REPORT

U.4. Foreign exchange rate risk

The foreign exchange ('FX') risk is the volatility in the economic value of, or in the income derived from, the Bank's positions due to adverse movements of foreign exchange rates. The Bank is exposed to a foreign exchange risk whenever there is a currency mismatch between its assets and liabilities.

In compliance with its Statute, the Bank does not engage in currency operations not directly required to carry out its lending operations or fulfil commitments arising from loans or guarantees granted by it.

Mismatches of currencies in the asset-liability structure of the Bank are kept within tight limits.

The foreign exchange risk implicit in interest margin accruing in currencies different from EUR is regularly hedged. The hedging programme addresses the interest rate loan margins expressed in USD and in GBP for the next 3 years on a rolling basis.

Foreign exchange position (in EUR million)

Currency at 31 December 2018	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2018
Assets:						
Cash in hand, balances with central banks and post office banks	142	0	0	0	0	**142**
Treasury bills and other bills eligible for refinancing with central banks	27,752	2,478	2,416	25	4,919	**32,671**
Other loans and advances:						
- Current accounts	629	41	6	33	80	**709**
- Credit institutions	38,173	616	5,230	7,284	13,130	**51,303**
- Customers	409	0	0	44	44	**453**
	39,211	657	5,236	7,361	13,254	**52,465**
Loans:						
- Credit institutions	93,859	2,024	12,174	7,565	21,763	**115,622**
- Customers	250,342	35,263	9,269	19,650	64,182	**314,524**
	344,201	37,287	21,443	27,215	85,945	**430,146**
Debt securities including fixed-income securities	3,800	1,966	2,771	7,418	12,155	**15,955**
Shares, other variable-yield securities and participating interests	4,786	712	421	203	1,336	**6,122**
Shares in affiliated undertakings	807	0	0	0	0	**807**
Other assets	16,530	365	337	253	955	**17,485**
Total assets	**437,229**	**43,465**	**32,624**	**42,475**	**118,564**	**555,793**
Liabilities:						
Amounts owed to credit institutions	3,877	1	251	87	339	**4,216**
Amounts owed to customers	1,671	4	70	57	131	**1,802**
Debts evidenced by certificates:						
- Debt securities in issue	234,328	45,409	117,355	44,611	207,375	**441,703**
- Others	7,974	106	1,027	4,574	5,707	**13,681**
	242,302	45,515	118,382	49,185	213,082	**455,384**
Capital, reserves and profit	71,325	0	0	0	0	**71,325**
Other liabilities	21,407	890	362	407	1,659	**23,066**
Total liabilities	**340,582**	**46,410**	**119,065**	**49,736**	**215,211**	**555,793**
Off balance sheet currency swaps	**-96,633**	**2,937**	**86,426**	**7,270**	**96,633**	
Net position	**14**	**-8**	**-15**	**9**	**-14**	

FINANCIAL REPORT **2018**

Foreign exchange position (in EUR million)

Currency at 31 December 2017	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2017
Assets:						
Cash in hand, balances with central banks and post office banks	162	0	0	0	0	**162**
Treasury bills and other bills eligible for refinancing with central banks	35,825	1,362	3,205	0	4,567	**40,392**
Other loans and advances:						
- Current accounts	678	33	5	48	86	**764**
- Credit institutions	25,762	257	1,116	6,619	7,992	**33,754**
- Customers	614	0	0	1,128	1,128	**1,742**
	27,054	290	1,121	7,795	9,206	**36,260**
Loans:						
- Credit institutions	101,590	2,023	11,494	6,405	19,922	**121,512**
- Customers	249,846	34,700	9,959	18,620	63,279	**313,125**
	351,436	36,723	21,453	25,025	83,201	**434,637**
Debt securities including fixed-income securities	2,573	2,583	4,692	5,505	12,780	**15,353**
Shares, other variable-yield securities and participating interests	3,901	673	227	153	1,053	**4,954**
Shares in affiliated undertakings	837	0	0	0	0	**837**
Other assets	16,152	341	205	251	797	**16,949**
Total assets	**437,940**	**41,972**	**30,903**	**38,729**	**111,604**	**549,544**
Liabilities:						
Amounts owed to credit institutions	4,704	0	259	48	307	**5,011**
Amounts owed to customers	1,708	7	75	141	223	**1,931**
Debts evidenced by certificates:						
- Debt securities in issue	225,341	49,205	118,961	42,223	210,389	**435,730**
- Others	7,906	107	967	4,875	5,949	**13,855**
	233,247	49,312	119,928	47,098	216,338	**449,585**
Capital, reserves and profit	68,986	0	0	0	0	**68,986**
Other liabilities	24,009	879	287	-1,144	22	**24,031**
Total liabilities	**332,654**	**50,198**	**120,549**	**46,143**	**216,890**	**549,544**
Off balance sheet currency swaps	**-105,284**	**8,269**	**89,594**	**7,421**	**105,284**	
Net position	**2**	**43**	**-52**	**7**	**-2**	

U.5. Operational risk

Operational Risk is the risk of loss resulting from inadequate or failed processes or systems, human factors or due to external events that are neither market- nor credit-related, which includes legal risk but excludes strategic and reputational risks.

Operational risk is inherent in the EIB's activities and can manifest itself in various ways, including human factors, inappropriate employee behaviour, cyber and technology related events, inadequate or failed processes, business interruptions or security, failure of information systems, the third party outsourcing failures or fraudulent acts. The goal is to keep operational risk at minimum levels in light of the EIB's financial strength, the characteristics of its businesses and the markets in which it operates.

The Operational Risk Management ('ORM') is responsible for defining the operational risk framework and related policies while the responsibility for implementing the framework lies with the Bank's Departments. The key elements of the framework of Best Banking Practices ('BBP') as recommended by Basel Committee on Banking Supervision ('BCBS') are risk identification, assessment, monitoring as well as risk control and mitigation.

The Bank employs an assessment methodology that takes into account all available information including internal loss history, scenario analysis and the business and control environment through a set of operational risk indicators organized in scorecards. Specifically, operational risk provides oversight of the significant operational risk events that have or could lead to actual operational risk losses and areas of emerging risk. The EIB uses the Statistical Analysis System ('SAS') to monitor on an on-going basis operational risk exposures and loss events by major business processes. In addition, a statistical model and a Value at Risk ('VaR') calculation engine complete the operational risk environment.

The management of operational risk is carried out at all levels within the Organization and is the responsibility of all the various Departments of the Bank.

In terms of reporting, all information concerning operational risk internal loss history, scenario analysis and operational risk indicators are regularly forwarded to the President, Directors General and Audit Committee and the report on the activities of the New Products Committee ('NPC') to senior management at the Bank.

2018 FINANCIAL REPORT

Note V – Derivatives

The Bank uses derivative instruments mainly as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks. Derivatives are contractual financial instruments, the value of which fluctuates according to the trend in the underlying assets, interest rates, exchange rates or indices. Derivatives transactions are not used for trading, but only in connection with fund-raising and for the reduction of market risk exposure.

The majority of the Bank's swaps are concluded with a view to hedging bond issues, as part of its resource-raising operations (funding activity). All swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature.

The Bank also enters into swaps as part of its hedging operations on loans, treasury, or for the global Assets and Liabilities Management ('ALM') position (ALM hedging activity) (see note V.1.).

The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements (see Note V.2.).

Future contracts (futures) can be used in the context of the treasury activities, to hedge the exposure deriving from some investments in government bonds. Futures are standardised derivatives, traded on regulated markets, and they do not fall within the general policy for counterparty risk measurement and control.

Forward rate agreements are used by the Bank to hedge the interest rate risk of its short-term treasury position.

V.1. Funding and asset liability management ('ALM') derivatives

The derivatives used in the context of funding and ALM hedging activities are:

Currency swaps;
Interest rate swaps; and
Structured swaps.

V.1.1. Currency swaps

Currency swaps are contracts under which it is agreed to convert funds raised in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates.

The Bank enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Bank will obtain the amounts needed to service the borrowing in the original currency.

The following table shows the maturities of currency swaps (excluding short-term currency swaps – see Note V.2.), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Currency swaps at 31 December 2018 (in EUR million)	**1 year or less**	**More than 1 year and up to 5 years**	**More than 5 years and up to 10 years**	**More than 10 years**	**Total 2018**
Notional amount (receivable)	40,522	107,503	41,882	20,958	**210,865**
Fair value (i.e. net discounted value including CVA and DVA)(*)	-617	-244	2,124	1,435	**2,698**

Currency swaps at 31 December 2017 (in EUR million)	**1 year or less**	**More than 1 year and up to 5 years**	**More than 5 years and up to 10 years**	**More than 10 years**	**Total 2017**
Notional amount (receivable)	36,128	108,446	40,132	19,371	**204,077**
Fair value (i.e. net discounted value including CVA and DVA)(*)	35	-1,717	1,995	1,423	**1,736**

(*) Including the fair value of macro-hedging currency swaps which stood at EUR 1,513 million as at 31 December 2018 (2017: EUR 500 million).

FINANCIAL REPORT 2018

V.1.2. Interest rate swaps

Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa.

Interest rate swaps enable the Bank to modify the interest rate structure of its borrowing portfolio and other portfolios in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous conditions of access to certain capital markets with its counterparties.

The following table shows the maturities of interest rate swaps (including synthetic swaps, whereby interest computed in a foreign currency is synthetically converted to EUR), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Interest rate swaps at 31 December 2018 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2018
Notional amount	58,521	207,711	137,869	131,579	**535,680**
Fair value (i.e. net discounted value including CVA and DVA)(*)	248	3,110	5,350	152	**8,860**

Interest rate swaps at 31 December 2017 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2017
Notional amount	44,391	202,704	126,652	136,260	**510,007**
Fair value (i.e. net discounted value including CVA and DVA)(*)	-350	4,158	4,267	1,345	**9,420**

(*) Including the fair value of macro-hedging interest rate swaps which stood at EUR -406 million as at 31 December 2018 (2017: EUR -333 million).

V.1.3. Structured swaps

The Bank does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Bank enters into borrowing contracts and loans encompassing notably interest rate or stock exchange index options. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk.

The table below further details the number, value and notional amounts of structured swaps:

	Early termination embedded		Stock exchange index		Special structure coupon or similar	
	2018	2017	**2018**	2017	**2018**	2017
Number of transactions	**156**	136	**1**	1	**266**	306
Notional amount (in EUR million)	**5,796**	5,490	**500**	500	**21,420**	19,437
Net discounted value (in EUR million)	**376**	444	**-28**	-33	**-2,473**	-2,461

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

V.1.4. Derivatives credit risk mitigation policy

The credit risk with respect to derivatives lies in the loss that the Bank would incur if the counterparty is unable to honour its contractual obligations.

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising from the use of such instruments.

- **Contractual framework:**

All of the Bank's derivative transactions are concluded in the contractual framework of ISDA Swap Agreements and where applicable Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types.

2018 FINANCIAL REPORT

- **Counterparty selection:**

The minimum rating at the outset is set at A3. The EIB has the right of early termination if the rating drops below a certain level.

- **Collateralisation:**

  - Exposures (exceeding limited thresholds) are collateralised by cash and bonds.
  - Complex and illiquid transactions could require collateralisation over and above the current market value.
  - Both the derivatives portfolio with individual counterparties and the collateral received are regularly monitored and valued, with a subsequent call for additional collateral or release.

The market value of collateral received for swaps amounts to EUR 15,174 million as at 31 December 2018 (2017: EUR 16,279 million), with the following composition, detailed based on the nature of the collateral and based on Moody's equivalent rating:

Swap collateral (in EUR million)				
Moody's equivalent rating	Bonds		Cash	**Total 2018**
	Government	Agency, supranational, covered bonds		
Aaa	1,870	1,628	0	**3,498**
Aa1 to Aa3	3,684	0	0	**3,684**
A1 to A3	1,355	0	0	**1,355**
Baa1 to Baa3	2,046	0	0	**2,046**
Below Baa3	468	0	0	**468**
Non-Rated	0	0	4,123	**4,123**
Total 2018	**9,423**	**1,628**	**4,123**	**15,174**

Swap collateral (in EUR million)				
Moody's equivalent rating	Bonds		Cash	**Total 2017**
	Government	Agency, supranational, covered bonds		
Aaa	2,877	1,517	0	**4,394**
Aa1 to Aa3	2,430	0	0	**2,430**
A1 to A3	96	0	0	**96**
Baa1 to Baa3	4,419	0	0	**4,419**
Below Baa3	2	0	0	**2**
Non-Rated	0	0	4,938	**4,938**
Total 2017	**9,824**	**1,517**	**4,938**	**16,279**

- **Credit risk measurement for derivatives:**

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value.

The Bank measures the credit risk exposure related to swaps and derivatives transactions using the Current Unsecured Exposure and the Potential Future Exposure for reporting and limit monitoring, and the Credit Risk Equivalent for capital allocation according to the recommendations of the Basel Committee on Banking Supervision ('BCBS') sponsored by the BIS.

The Bank computes the Current Unsecured Exposure, which is the larger of zero and the market value of the portfolio of transactions within the netting set with a counterparty, less the value of collateral received. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions in bankruptcy as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2018 the current unsecured exposure stood at EUR 746 million (EUR 364 million as of 31 December 2017).

In addition, the Bank computes the Potential Future Exposure, which takes into account the possible increase in the netting set's exposure over the margin period of risk, which ranges between 10 and 20 days, depending on the portfolio of transactions. The EIB computes the Potential Future Exposure at 90% confidence level using stressed market parameters to arrive at conservative estimates. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2018 the Potential Future Exposure at origin stood at EUR 10,137 million (EUR 7,366 million as of 31 December 2017).

FINANCIAL REPORT 2018

- **Limits:**

The limit system for banks covers the Potential Future Exposure in 3 time buckets (under 1 year, between 1 and 5 years and over 5 years) and in 2 rating scenarios (current and downgrade below A3).

The derivatives portfolio is valued and compared against limits on a daily basis.

The following table provides a breakdown of counterparties by internal rating.

Grouped ratings	Percentage of nominal		Current Unsecured Exposure (in EUR million)		Potential Future Exposure (in EUR million)	
Moody's equivalent rating	**2018**	**2017**	**2018**	**2017**	**2018**	**2017**
Aaa	0.49%	0.32%	61	119	61	140
Aa1 to Aa3	24.13%	23.48%	490	224	2,748	1,904
A1 to A3	65.41%	65.33%	168	0	7,036	5,094
Below A3	9.97%	10.87%	27	21	292	228
Total	**100.00%**	**100.00%**	**746**	**364**	**10,137**	**7,366**

V.2. As part of liquidity management

The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury portfolios in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

The notional amount of short-term currency swaps receivable stood at EUR 41,161 million at 31 December 2018 against EUR 43,942 million at 31 December 2017. The fair value of these contracts was EUR 36 million at 31 December 2018 (2017: EUR -23 million).

The notional amount of short-term currency forwards was EUR 539 million at 31 December 2018 (2017: EUR 585 million). The fair value of these contracts was EUR -2 million at 31 December 2018 (2017: EUR 39 million).

2018 FINANCIAL REPORT

Note W – Conversion rates

The following conversion rates were used for drawing up the balance sheets at 31 December 2018 and 2017:

	31.12.2018	31.12.2017
Non-euro currencies of EU member states		
Bulgarian leva (BGN)	1.9558	1.9558
Czech koruna (CZK)	25.7240	25.5350
Danish kroner (DKK)	7.4673	7.4449
Pound sterling (GBP)	0.8945	0.8872
Hungarian forint (HUF)	320.9800	310.3300
Polish zloty (PLN)	4.3014	4.1770
Romanian lei (RON)	4.6635	4.6585
Swedish kronor (SEK)	10.2548	9.8438
Non-EU currencies		
Australian dollar (AUD)	1.6220	1.5346
Canadian dollar (CAD)	1.5605	1.5039
Swiss franc (CHF)	1.1269	1.1702
Chinese Yuan Renminbi (CNY)	7.8751	7.8044
Dominican Peso (DOP)	57.4037	57.1465
Egyptian pound (EGP)	20.4229	21.2725
Georgian Lari (GEL)	3.0417	3.1099
Hong Kong dollar (HKD)	8.9675	9.3720
Iceland Krona (ISK)	133.0500	124.7000
Japanese yen (JPY)	125.8500	135.0100
Kenyan shilling (KES)	116.2400	123.7000
Moroccan dirham (MAD)	10.9402	11.2144
Mexican peso (MXN)	22.4921	23.6612
Norwegian krone (NOK)	9.9483	9.8403
New Zealand dollar (NZD)	1.7056	1.6850
Russian ruble (RUB)	79.7153	69.3920
Serbia Dinars (RSD)	118.2000	118.2700
Tunisia Dinars (TND)	3.4210	2.9821
Turkish lira (TRY)	6.0588	4.5464
Taiwan Dollars (TWD)	34.9831	35.5849
Ukraine Hryvnia (UAH)	31.6750	33.7627
United States dollar (USD)	1.1450	1.1993
Franc CFA (XOF)	655.9570	655.9570
South African rand (ZAR)	16.4594	14.8054

FINANCIAL REPORT **2018**

Note X – Related party transactions

X.1. Shares in affiliated undertakings and participating interest

Related party transactions with the European Investment Fund ('EIF') are mainly associated with the management by the Bank of the EIF treasury, the IT, the pension fund and other services on behalf of the EIF. In addition, the EIF manages the venture capital activity of the Bank (including participating interests).

Related party transactions with the EU Microfinance Platform FCP-FIS ('EUMPF') mainly concern the dividends received by the Bank throughout the year ended 31 December 2018. As per the Management Regulations, the EIF serves as Management Company to the EUMPF umbrella fund. In line with the Management Regulations, EUMPF pays management fees to EIF. It is reminded that EUMPF has been classified in "*Shares in affiliated undertakings"* for the first time as of 01 January 2015.

The amounts included in the Financial Statements concerning the EIF and EUMPF related parties transactions with the Bank are disclosed as follows:

(in EUR´ 000)	31.12.2018	31.12.2017
Assets:		
Shares in affiliated undertakings	806,572	836,653
Participating interests	248,918	238,486
Prepayments and accrued income	3,039	1,914
Other assets	3,272	8,379
Total assets	**1,061,801**	**1,085,432**
Liabilities:		
Amounts owed to customers	82	0
Other liabilities	-203,965	-168,216
Total liabilities	**-203,883**	**-168,216**
Profit and loss account:		
Income from shares in affiliated undertakings	6,715	16,120
Result from participating interests	-8,722	-1,923
Interest payable and similar charges	0	-5,297
Commission income	13,272	9,797
Commission expenses	-59,971	-41,696
Other operating income	11,527	10,569
General administrative expenses	757	0
Total profit and loss account	**-36,422**	**-12,430**
Off balance sheet:		
EIF capital – uncalled	2,111,200	2,104,800
EIF treasury management	1,220,176	1,259,389
Put option granted to EIF minority shareholders	816,824	813,042
Participating interests-uncalled	565,274	558,349
Guarantees issued to EIF	4,246,929	3,256,455
Total off balance sheet	**8,960,403**	**7,992,035**

2018 FINANCIAL REPORT

X.2. Key Management Personnel

The Bank has identified members of the Board of Directors, the Audit Committee, the Management Committee and the Directors General heading the different EIB organisational directorates as key management personnel.

Key management personnel compensation for the relevant reporting periods, included within General administrative expenses (Note R), is disclosed in the following table:

(in EUR '000)	2018	2017
Short-term benefits[1]	10,445	9,569
Post-employment benefits[2]	968	864
Termination benefits	720	2,344
Total	**12,133**	**12,777**

[1] Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee.

[2] Post-employment benefits comprise pensions and expenses for post-employment health insurance paid to members of the Management Committee and Directors General and other Directors.

Open balances with key management personnel as at 31 December 2018 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year-end:

(in EUR '000)	31.12.2018	31.12.2017
Pension plans and health insurance (Note L)	68,383	44,709
Other liabilities (Note G)	20,161	16,796

Note Y – Post balance sheet events

There have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the Financial Statements as at 31 December 2018.

FINANCIAL REPORT 2018

Note Z – Management of third party funds Z.1. Investment Facility – Cotonou The Investment Facility, which is managed by the EIB, has been established under Cotonou Agreement on cooperation and development between the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility. Z.2. Guarantee Fund The Guarantee Fund for External Actions was set up in 1994 to cover defaults on loans and loan guarantees granted to non-Member States or for projects in non-Member States. The European Commission (‘EC’) entrusted the financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994 and the subsequent amendments to the Agreement. The EIB prepares separate financial statements for the Guarantee Fund. Z.3. NER300 The EIB supports the EC as an agent in the implementation of the NER 300 initiative - a funding programme for carbon capture and storage demonstration projects and innovative renewable energy technologies. The Facility covers two activities which are i) the monetisation of EU Allowance Units (‘EUAs’) and ii) the management and disbursement of cash received via the EUA monetisation activity. The EIB prepares separate financial statements for NER300. Z.4. EIF treasury The EIF treasury is managed by the Bank in accordance with the treasury management agreement signed between the two parties in December 2000. Z.5. InnovFin The InnovFin or “InnovFin-EU Finance for Innovators” is a joint initiative between the EIB, the EIF and the European Commission under the new EU research programme for 2014-2020 “Horizon 2020”. On 11 December 2013, Regulation (EU) N 1291/2013 of the European Parliament and the Council establishing Horizon 2020 – the Framework Programme for Research and Innovation (2014-2020) and repealing Decision N 1982/2006/EC (“Horizon 2020 Regulation”) was adopted. On 12 June 2014 the European Commission, the EIB and the EIF signed a Delegation Agreement establishing the financial instrument InnovFin. InnovFin consists of a series of integrated and complementary financing tools and advisory services offered by the EIB Group, covering the entire value chain of research and innovation (‘R&I’) in order to support investments from the smallest to the largest enterprise. The EIB prepares separate financial statements for the InnovFin. Z.6. Risk-Sharing Finance Facility (‘RSFF’) The RSFF has been established under the Co-operation Agreement that entered into force on 5 June 2007 between the EC on behalf of the European Union and the EIB. The RSFF aims to foster investment in research, technological development and demonstration, and innovation. As part of the RSFF, the EIF set up the Risk Sharing Instrument for Innovative and Research oriented SMEs and small Mid-Caps (‘RSI’). The RSI provides guarantees to banks and leasing companies for loans and financial leases to research-based small and medium-sized enterprises (‘SMEs’) and small Mid-Caps. The EIB prepares separate consolidated financial statements for the RSFF including RSI. Z.7. JESSICA (Holding Funds) JESSICA (Joint European Support for Sustainable Investment in City Areas) is an initiative developed by the EC and the EIB, in collaboration with the Council of Europe Development Bank. JESSICA Holding Funds are used in the context of the JESSICA initiative. Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. As manager, EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for JESSICA. Z.8. Connecting Europe Facility (‘CEF’) The Connecting Europe Facility (‘CEF’) is a joint agreement between the EIB and the European Commission which aims to provide union financial assistance to trans-European networks in order to support projects of common interest in the sectors of transport, telecommunications and energy infrastructures. The Commission entrusted EIB with the implementation and management of the debt instrument under the CEF, which ensures continuity of the Loan Guarantee Instrument for TEN-T Projects (‘LGTT’) and to the Pilot phase of Project Bond Initiative (‘PBI’). The LGTT and PBI were merged together under the CEF on 1 January 2016. The CEF Delegation Agreement foresees an updated and common risk sharing arrangement. The EIB prepares separate financial statements for the CEF. 2018 FINANCIAL REPORT

Z.9. EU-Africa Infrastructure (‘EUAI’) Trust Fund The EUAI Trust Fund has been created under Trust Fund Agreement between the EC on behalf of the European Union as the Founding Donor and the EIB as Manager and is also open to Member States of the European Union that subsequently accede to that agreement as Donors. On 9 February 2006, the EC and the EIB signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the EUAI Trust Fund. Z.10. Fund of Funds (‘JESSICA II’) The Fund of Funds (‘FoF’) consists of Decentralised Financial Instruments (‘DFIs’) financed by the European Structural and Investment Funds (the ‘ESIF’) from the Member States Operational Programmes during 2014-2020. The FoF facilitates access to finance for final recipients through the implementation of loans, equity and guarantees, in cooperation with selected Financial Intermediaries. As a fund manager, EIB gathers the funding (contributions) from the Managing Authorities and invests it via Financial Intermediaries, according to investment strategies agreed with the donors. The EIB prepares separate financial statements for each Fund of Fund. Z.11. GF Greece The Fund is a joint initiative between the Hellenic Republic, the EC and the EIB and was set up to support the lending to SMEs in Greece. Established by using unabsorbed Structural Funds for Greece, the Fund will guarantee EIB loans to SMEs via partner banks in Greece. The EIB prepares separate financial statements for the GF Greece. Z.12. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP, IPA (Instrument for Pre-Accession), Turkey mandates and the guarantee component of the European Development Finance Institutions Private Sector Development Facility. Z.13. European Neighbourhood and Partnership Instrument (‘ENPI’) The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through ENPI. The EIB prepares separate financial statements for ENPI. Z.14. Partnership Platform for Funds (‘PPF’) The PPF is an EIB-managed multi-region, multi-contributor and multi-sector Platform incorporating multiple funds, and was established considering the need to increase financial flows for sustainable development, and building on the successful experience of the European Investment Bank. The funds under the PPF implemented in accordance with Platform Rules. The EIB prepares separate combined financial report for PPF. Z.15. AECID This partnership agreement signed between the Kingdom of Spain (the Spanish Agency for International Development Cooperation (‘AECID’)) and the EIB was set up to invest in operations in the countries covered by the FEMIP together with Mauritania (the "Southern Mediterranean region"), targeting mainly risk capital activities involving micro and small/medium sized enterprises as well as engaging in the wider development of the private sector in the region. The EIB prepares separate financial statements for the AECID. Z.16. DCFTA Initiative East (‘DCFTA’) The European Investment Bank and the European Commission signed on 19 December 2016 the Delegation Agreement for the Deep and Comprehensive Free Trade Area (‘DCFTA’). DCFTA Initiative East aims to strengthen economic development in the countries which have signed an association agreement with the EU - namely Georgia, Moldova and Ukraine - by providing targeted financial and technical support to small and medium-sized enterprises (‘SME’s) in these three countries. As part of the DCFTA, the EIF implements and manages the Guarantee Facility Window. The EIB prepares separate consolidated financial statements for the DCFTA including the Guarantee Facility Window. Z.17. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund, which is managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Policy (‘ENP’) through targeted funding with particular focus on establishing better and more sustainable energy and transport interconnections, improving energy efficiency and promoting the use of renewable energy sources, addressing climate change as well as threats to the environment more broadly and promoting smart, sustainable and inclusive growth through support to SMEs, to the social sector including human capital development, and to municipal infrastructure development. The EIB prepares separate financial statements for the NIF Trust Fund. FINANCIAL REPORT 2018

Z.18. FEMIP Trust Fund The FEMIP (Facility for Euro-Mediterranean Investment and Partnership) Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund. Z.19. Heavily Indebted Poor Countries (‘HIPC’) Initiative The HIPC Initiative (the ‘Initiative’) is an international debt relief mechanism that provides special assistance to the world's poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund. The principal objective of the Initiative is to reduce the debt burden of poor countries to sustainable levels. The EIB prepares separate financial statements for the Initiative. Z.20. Private Finance for Energy Efficiency (‘PF4EE’) Instrument The Private Finance for Energy Efficiency (‘PF4EE’) instrument is a joint agreement between the EIB and the European Commission that aims to address the limited access to adequate and affordable commercial financing for energy efficiency investments. The instrument targets projects which support the implementation of National Energy Efficiency Action Plans or other energy efficiency programmes of EU Member States. In December 2014 the European Commission and the EIB signed a Delegation Agreement establishing the financial Instrument PF4EE. The EIB prepares separate financial statements for the PF4EE. Z.21. Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility The Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility is financed from the general budget of the European Union. Its main purpose is focused on providing access to equity and debt finance to SMEs in the Southern Neighbourhood region in order to support private sector development, inclusive growth and private sector job creation. The Facility comprises a Financial Instrument Window which consists of equity and debt finance instruments and Additional Tasks Window which consists of the technical assistance services. The EIB prepares separate financial statements for Financial Instrument Window. Z.22. EPTA Trust Fund The EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility. The EIB prepares separate financial statements for the EPTA Trust Fund. Z.23. European Fund for Strategic Investments (‘EFSI’) On the basis of applicable EFSI Regulations the European Commission and the EIB concluded agreements on the management of the EFSI, on the granting of the EU guarantee (the EFSI Agreement) as well as for the implementation of the European Investment Advisory Hub (‘EIAH’) (the EIAH Agreement). Under the EFSI Agreement, the EC is providing an EU guarantee to EIB for projects supported by the EFSI. Assets covering the EU guarantee are directly managed by the European Commission. Projects supported by the EFSI are subject to the normal EIB project cycle and governance. In addition, EFSI has its own dedicated governance structure which has been set in place to ensure that investments made under EFSI remain focused on the specific objective of addressing the market failure in risk-taking which hinders investment in Europe. Further information on approved projects and EIB’s exposure is provided in Note D.1. The EIAH aims to enhance the non-financial support for projects and investments. The EIAH consists of three complementary components: a) a point of entry to a wide range of advisory and technical assistance programmes and initiatives for public and private beneficiaries, b) a cooperation platform to leverage, exchange and disseminate expertise among partner institutions and c) a reinforcement or extension of existing advisory services or creation of new ones to address unmet needs. The EIB prepares separate financial statements for the EIAH. Z.24. Natural Capital Finance Facility (‘NCFF’) The Natural Capital Finance Facility (‘NCFF’) is a joint agreement between the EIB and the European Commission which aims to address market gaps and barriers for revenue generating or cost saving projects that are aimed at preserving natural capital, including climate change adaptation projects and thereby to contribute to the achievement of EU and Member States' objectives for biodiversity and climate change adaptation. The EIB prepares separate financial statements for the NCFF. Z.25. Instrument for Pre-accession Assistance II (‘IPA II’) The Instrument for Pre-accession Assistance (‘IPA’) is the means by which the EU supports reforms in the 'enlargement countries' with financial and technical help. The pre-accession funds also help the EU reach its own objectives regarding a sustainable economic recovery, energy supply, transport, the environment and climate change, etc. The successor of IPA I, IPA II, will build on the results already achieved by dedicating EUR 11.7 billion for the period 2014-2020. The most important novelty of IPA II is its strategic focus. The Framework Partnership Agreement, signed at the end of the year 2015, is implemented by the EIB, allocating resources from DG NEAR via the signature of various “Specific Grant Agreements”. The EIB prepares financial statements for the specific grant agreements under IPA II. 2018 FINANCIAL REPORT

Z.26. Research and Innovation Advisory (‘RDI Advisory’) The RDI Advisory was set up in partnership with the European Commission under a 7 year framework agreement signed in June 2014, as part of the InnovFin programme under Horizon 2020. It has two main lines of activity: (i) upstream project related advisory and (ii) horizontal activities destined to improve the overall framework conditions for RDI investments as well as the financing tools under Horizon 2020. The EIB prepares separate financial statements for the RDI Advisory. Z.27. JASPERS JASPERS (Joint Assistance to Support Projects in European Regions) is a technical assistance facility between the EIB, the European Commission and the EBRD. It provides support to the majority of EU and Candidate Countries to help improve the quality of the major projects to be submitted for grant financing under the Structural and Investment Funds. JASPERS assistance may cover project preparation support, from identification to submission of the request for EU grant finance; independent quality review of projects; horizontal assignments; strategic support: capacity building, including a Competence Centre; and implementation support. JASPERS’ work is organised in seven divisions (Roads; Rail, Air and Maritime; Water and Waste; Energy and Solid Waste; Smart Development; Networking and Competence Centre; and Independent Quality Review). In its first ten years of operations (2005-2015), JASPERS has assisted over 1000 projects. The investment value of the projects assisted by JASPERS and approved by the European Commission for grant financing, is over EUR 72 billion. The EIB prepares separate financial statements for JASPERS. FINANCIAL REPORT 2018

Statement of Special Section[(1)]

as at 31 December 2018 and 2017 (in EUR '000)

ASSETS	31.12.2018	31.12.2017
Turkey		
From resources of Member States		
Disbursed loans outstanding	0	0
Total[(2)]	**0**	**0**
Instrument for Pre-Accession ('IPA')		
From resources of Member States		
Disbursed loans outstanding	0	0
Total[(3)]	**0**	**0**
Mediterranean Countries		
From resources of the European Union		
Disbursed loans outstanding	**24,483**	**36,934**
Risk capital operations		
- amounts to be disbursed	29,260	29,260
- amounts disbursed	38,168	39,738
	67,428	**68,998**
Total[(4)]	**91,911**	**105,932**
African, Caribbean and Pacific State and Overseas Countries and Territories		
From resources of the European Union		
· Yaoundé Conventions		
Loans disbursed	71	352
Contributions to the formation of risk capital		
- amounts disbursed	419	419
Total[(5)]	**490**	**771**
· Lomé Conventions		
Operations from risk capital resources		
- amounts to be disbursed	0	0
- amounts disbursed	163,907	194,336
	163,907	**194,336**
Total[(6)]	**163,907**	**194,336**
Total	**256,308**	**301,039**

LIABILITIES	31.12.2018	31.12.2017
Funds under trust management		
Under mandate from the European Union		
- Financial Protocols with the Mediterranean Countries	62,651	76,672
- Financial Protocols with the instrument for Pre-Accession ('IPA')	0	0
- Yaoundé Conventions	490	771
- Lomé Conventions	163,907	194,336
- Other resources under the Lomé Conventions	0	0
	227,048	271,779
Under mandate from Member States	0	0
Total funds under trust management	**227,048**	**271,779**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	29,260	29,260
On operations from risk capital resources under the Lomé Conventions	0	0
Total funds to be disbursed	**29,260**	**29,260**
Total	**256,308**	**301,039**

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions as at 31 December 2018 EUR '000 277,143 (2017: EUR '000 299,159)
b) Under Financial Protocols signed with the Mediterranean Countries as at 31 December 2018 EUR '000 47,968 (2017: EUR '000 54,433)

In the context of the European Union – European Development Finance Institutions Private Sector Development Facility, the implementation agreement for the Guarantee Component was signed on 20 August 2014. Total amount of the EU guarantee issued is EUR '000 4,280 as at 31 December 2018 (2017: EUR '000 4,280). Total amount of the EU guarantee to be issued is EUR '000 38,920 as at 31 December 2018 (2017: EUR '000 38,920).

2018 FINANCIAL REPORT

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility ('NIF') Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations except for definite write-offs. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States.

Initial amount:			405,899
add:	exchange adjustments		20,547
less:	cancellations	215	
	repayments	426,231	
			-426,446
			0

Note (3): Initial amount of contracts signed for financing projects under the Instrument for Pre-Accession, for the account and at the risk of the European Union.

Initial amount:			29,640
less:	exchange adjustments	10,517	
	cancellations	0	
	repayments	19,123	
			-29,640
			0

Note (4): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union.

Initial amount:			840,457
less:	exchange adjustments	58,063	
	cancellations	164,335	
	repayments	526,148	
			-748,546
			91,911

Note (5): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union.

Loans on special conditions		139,483	
Contributions to the formation of risk capital		2,503	
Initial amount:			141,986
add:	capitalised interest	1,178	
	exchange adjustments	9,823	
			11,001
less:	cancellations	3,310	
	repayments	149,187	
			-152,497
			490

FINANCIAL REPORT 2018

Note (6): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (‘ACP-OCT’) under mandate, for the account and at the risk of the European Union: Loans from risk capital resources: Conditional and subordinated loans Equity participations Initial amount: add: 3,116,097 121,002 3,237,099 9,548 capitalised interest less: cancellations repayments exchange adjustments 741,465 2,285,449 55,826 -3,082,740 163,907 Loans from other resources: Initial amount: add: less: 16,500 58 exchange adjustments cancellations repayments 8,414 8,144 -16,558 0 2018 FINANCIAL REPORT 163,907

INDEPENDENT AUDITOR'S REPORT To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, boulevard Konrad Adenauer L-2950 Luxembourg REPORT OF THE RÉVISEUR D’ENTREPRISES AGRÉÉ Report on the audit of the financial statements for Accountants’ Code of Ethics for Professional Account-ants (“IESBA Code”) as adopted for Luxembourg by the CSSF together with the ethical requirements that are rele-vant to our audit of the financial statements, and have ful-filled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Opinion We have audited the financial statements of EUROPEAN INVESTMENT BANK (“the Bank”), which comprise the bal-ance sheet as at 31 December 2018, and the profit and loss account and the cash flow statement for the year then ended, and notes to the financial statements, including a summary of significant accounting policies and other explanatory information. Key audit matters Key audit matters are those matters that, in our profes-sional judgment, were of most significance in our audit of the financial statements of the current period. These mat-ters were addressed in the context of the audit of the financial statements as a whole, and in forming our opin-ion thereon, and we do not provide a separate opinion on these matters. In our opinion, the accompanying financial statements give a true and fair view of the financial position of the EUROPEAN INVESTMENT BANK as at 31 December 2018, and of the results of its operations and its cash flows for the year then ended in accordance with the general princi-ples of the Directive 86/635/EEC of the Council of the Euro-pean Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the “Directives”). 1 Value adjustments of loans to customers and credit institutions Description Basis for Opinion As at 31 December 2018, the Bank reports loans accounted for at cost of EUR 430,676 million representing 77% of total assets and recognized individually assessed value adjust-ments on loans amounting to EUR 530 million. We conducted our audit in accordance with the EU Regula-tion N° 537/2014, the Law of 23 July 2016 on the audit pro-fession (“Law of 23 July 2016”) and with International Standards on Auditing (“ISAs”) as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier” (“CSSF”). Our responsibilities under those Regulation, Law and standards are further described in the « Responsibili-ties of “Réviseur d’Entreprises agréé” for the audit of the financial statements » section of our report. We are also independent of the EUROPEAN INVESTMENT BANK in accordance with the International Ethics Standards Board Management follows its Specific Provisioning Guidelines embedded in the Financial Monitoring Guidelines and Pro-cedures to estimate the level of specific provisions on loans on an individual basis. Allowances for credit losses ref lected the dif ference between the carr ying loan amount and the present value of all the expected future cash-flows generated by the impaired asset. The Bank nei-ther applies general nor collective value adjustments. FINANCIAL REPORT 2018

These loans are not traded in an active market, therefore significant judgments and estimates are required to be applied by Management in its assessment of their recoverable amount. Inappropriate judgments made in relation to the methodology and inputs used or the assumptions taken may have a material impact on the allowances for credit losses.

These critical judgements include matters such as the identification and assessment of potential indicators of impairment, as well as discounted cash flows forecast techniques, estimation of guarantees obtained, valuation of collaterals received and forbearance measures applied.

The key inputs and assumptions used by Management in its assessment of loans value adjustments are detailed in note A.1.2 to the financial statements as well as the accounting policy for the value adjustment in note A.2.6.1 and the detail of specific value adjustments in note D.2.

The loans accounted for at cost are disclosed in note D.1 to the financial statements as well as the accounting policy for the loans in note A.2.6.1.

How our audit addressed the area of focus

Our procedures included the assessment of key controls over the approval, recording, monitoring and restructuring of loans to customers and credit institutions, the loan grading process and the measurement of impairment allowances for individually assessed loans

For a sample of loans with specific allowances for credit losses, we evaluated the Bank's individual assessment of each loan and specifically challenged the Bank's assumptions used, including the value of realisable collateral and the estimated recoverability. Based on a retrospective review, we further critically assessed whether the Bank revised its estimates and assumptions for specific allowances established in prior years.

We also tested a sample of individually significant exposures potentially impaired for which no provision had been recorded as well as a sample of exposures which had not been identified by the Bank as being potentially impaired. For both types, we assessed whether appropriate consideration had been given to the collectability of future cash flows and the valuation of the underlying collaterals.

We assessed the disclosures in the financial statements in relation to impairment of loans with reference to the requirements of the prevailing accounting standards.

2 Valuation of venture capital investments

Description

Venture capital investments, for which no quoted markets prices are available amount to EUR 4,629 million as at 31 December 2018. Those investments are initially recorded at cost. Their carrying value is subsequently adjusted to the lower of cost or market value. The fair value of these unlisted investments is determined by applying the Bank's percentage ownership in the underlying vehicle to the Net Asset Value ("NAV") reflected in the most recent report adjusted for cash flows. Unrealized losses due to administrative expenses and management fees for investments in existence for less than two years are not taken into consideration in determining the attributable NAV.

These investments are not traded in an active market, therefore significant judgments and estimates are required to be applied by Management in its assessment of their fair value. Inappropriate judgments made in relation to the methodology and inputs used or the assumptions taken may have a material impact on the valuation of the investment portfolio.

The key inputs and assumptions used by Management in its assessment of the fair value of unlisted investments and accounting policies are detailed in note A.2.7.1 to the financial statements and the detail of venture capital investment in note E.1.

How our audit addressed the area of focus

Our procedures over the valuation of the venture capital investments were largely performed at the level of the subsidiary European Investment Fund (EIF) which is in charge for the valuation of EIBs venture capital portfolio and included, but were not limited to the following procedures:

We obtained an understanding of EIF`s processes and controls for determining the fair valuation of investments in private equity investments. This included discussing with management of EIF the valuation governance structure and protocols around their oversight of the valuation process and corroborating our understanding by inspecting the Investment & Risk Committee minutes.

We have identified key controls in the process, assessed the design adequacy and tested the operating effectiveness of some of these controls operated at the level of EIF. In addition, we obtained the ISAE 3402 report on EIF's

2018 FINANCIAL REPORT

internal controls, compared our understanding of identi-fied key controls in the process and inspected the conclu-sions reached based on the testing of operating effective-ness of those controls and noted no observations or exceptions in the report, which allow us to rely on controls over valuation of venture capital investments. internal control as the Management determines is neces-sary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, the Management is responsible for assessing the Bank’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the Management either intends to liqui-date the Bank or to cease operations, or has no realistic alternative but to do so. We sought explanations from management where there are judgments applied in their application of the valuation guidelines, discussed and assessed their appropriateness. This included assessing the annual back-testing exercise on the accuracy of estimated fair values of venture capital investments valuation during the year and the prior year fair value, to further assess the reasonableness of the cur-rent year valuation assumptions used by management in performing the value adjustments assessment. Responsibilities of the Réviseur d’Entreprises agréé for the audit of the financial statements The objectives of our audit are to obtain reasonable assur-ance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue a report of “Réviseur d’Entreprises agréé” that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the EU Regulation N° 537/2014, the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements. On a sample basis, we reconciled the latest available NAV statements provided by private equity fund managers to the value adjustment file prepared by EIF and we recalcu-lated the mathematical accuracy of the unrealized results on the revaluation of investments on a sample basis. Other information The Management is responsible for the other information. The other information comprises the information included in the sections called “Highlights, Preface, Borrowing activ-ities, Treasury Activities, EIB Statutory Bodies and Audit and control” mainly based on statutory EU Directives infor-mation; but does not include the financial statements and our report of “Réviseur d’Entreprises agréé” thereon. As part of an audit in accordance with the EU Regulation N° 537/2014, the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF, we exercise professional judgment and maintain professional skepticism through-out the audit. We also: Our opinion on the financial statements does not cover the other information and we do not express any form of assurance conclusion thereon. In connection with our audit of the financial statements , our responsibility is to read the other information and, in doing so, consider whether the other information is mate-rially inconsistent with the financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have per-formed, we conclude that there is a material misstatement of this other information we are required to report this fact. We have nothing to report in this regard. • Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omis-sions, misrepresentations, or the override of internal control. Responsibilities of the Management and Those Charged with Governance for the financial statements • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the pur-pose of expressing an opinion on the effectiveness of the Bank’s internal control. The Management is responsible for the preparation and fair presentation of the financial statements in accordance with the general principles of the Directives, and for such FINANCIAL REPORT 2018

• Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Management. underlying transactions and events in a manner that achieves fair presentation. We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we iden-tify during our audit. • Conclude on the appropriateness of Management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncer-tainty exists related to events or conditions that may cast significant doubt on the Bank’s ability to continue as a going concern. If we conclude that a material uncer-tainty exists, we are required to draw attention in our report of “Réviseur d’Entreprises agréé” to the related disclosures in the financial statements or, if such disclo-sures are inadequate, to modify our opinion. Our conclu-sions are based on the audit evidence obtained up to the date of our report of “Réviseur d’Entreprises agréé”. However, future events or conditions may cause the Bank to cease to continue as a going concern. We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communi-cate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards. From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit mat-ters. We describe these matters in our report unless law or regulation precludes public disclosure about the matter. • Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the Luxembourg, 14 March, 2019 KPMG Luxembourg, Société coopérative Cabinet de révision agréé S. Chambourdon 2018 FINANCIAL REPORT

STATEMENT BY THE AUDIT COMMITTEE The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. STATEMENT BY THE AUDIT COMMITTEE ON THE BANK’S UNCONSOLIDATED FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH THE GENERAL PRINCIPLES OF THE ‘DIRECTIVES’ The Audit Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having: the Financial Controller, the Directors General of Risk Management, Transaction Monitoring and Restructuring and Compliance, • met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the docu-ments which it deemed necessary to examine in the dis-charge of its duties, • designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, and in particular their independent Auditor’s Report, • received assurance from the Management Committee concerning the effectiveness of the internal control struc-ture and internal administration, • noted that the opinion of KPMG on the unconsolidated financial statements of the European Investment Bank for the year ended 31 December 2018 prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the ‘Directives’), is unqualified, and considering • the financial statements for the financial year ended 31 December 2018 adopted by the Board of Directors at its meeting on 14 March 2019, • that the foregoing provides a reasonable basis for its state-ment and, • convened on a regular basis with the Heads of Directo-rates and relevant services including, • Articles 24, 25 & 26 of the Rules of Procedure, FINANCIAL REPORT 2018

to the best of its knowledge and judgement: • confirms that the financial statements of the European Investment Bank, which comprise the balance sheet as at 31 December 2018, the profit and loss account and the cash flow statement for the year then ended, and notes to the financial statements, including a summary of signifi-cant accounting policies and other explanatory informa-tion, give a true and fair view of the financial position of the European Investment Bank as of 31 December 2018, and of the results of its operations and its cash flows for the year then ended in accordance with the general prin-ciples of the Directives. • confirms that the activities of the Bank are conducted in a proper manner, in particular with regard to risk manage-ment and monitoring; • has verified that the operations of the Bank have been conducted and its books kept in a proper manner and that, to this end, it has verified that the Bank's operations have been carried out in compliance with the formalities and procedures laid down by the Statute and Rules of Procedure; Luxembourg, 14 March, 2019 Audit Committee D. PITTA FERRAZ J. SUTHERLAND L. BALOGH M. MACIJAUSKAS V. IUGA P. KRIER U. CERPS J.H. MYLLERUP LAURSEN 2018 FINANCIAL REPORT

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EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES as at 31 December 2018 2018 FINANCIAL REPORT

Consolidated balance sheet

as at 31 December 2018 (in EUR '000)

Assets			31.12.2018		31.12.2017
1.	**Cash in hand, balances with central banks and post office banks** (Note B.1)		**141,830**		**162,483**
2.	**Treasury bills and other bills eligible for refinancing with central banks** (Note B.2)		**33,781,528**		**41,508,248**
3.	**Loans and advances to credit institutions**				
	a) repayable on demand	944,701		937,805	
	b) other loans and advances (Note C)	51,394,248		33,898,199	
	c) loans (Note D.1)	115,700,899		121,560,358	
	d) value adjustments (Note D.2)	-73,705		0	
			167,966,143		**156,396,362**
4.	**Loans and advances to customers**				
	a) other loans and advances (Note C)	452,890		1,741,983	
	b) loans (Note D.1)	314,980,169		313,620,389	
	c) value adjustments (Note D.2)	-456,469		-465,507	
			314,976,590		**314,896,865**
5.	**Debt securities including fixed-income securities** (Note B.2)				
	a) issued by public bodies	3,876,481		7,024,316	
	b) issued by other borrowers	12,380,350		8,647,411	
			16,256,831		**15,671,727**
6.	**Shares and other variable-yield securities** (Note E.2)		**6,269,704**		**5,035,790**
7.	**Participating interests** (Note E.2)		**271,111**		**263,453**
8.	**Intangible assets** (Note F)		**23,798**		**21,264**
9.	**Tangible assets** (Note F)		**256,568**		**265,338**
10.	**Other assets** (Note G)		**74,885**		**162,310**
11.	**Subscribed capital and reserves, called but not paid** (Note H.2)		**0**		**25,983**
12.	**Prepayments and accrued income** (Note I)		**17,267,486**		**16,596,171**
Total assets			**557,286,474**		**551,005,994**

The accompanying notes form an integral part of these consolidated financial statements.

FINANCIAL REPORT **2018**

Consolidated balance sheet (continued)

as at 31 December 2018 (in EUR '000)

Liabilities		31.12.2018		31.12.2017
1. **Amounts owed to credit institutions** (Note J)				
a) repayable on demand	4,122,978		4,953,852	
b) with agreed maturity or periods of notice	93,390		57,475	
		4,216,368		**5,011,327**
2. **Amounts owed to customers** (Note J)				
a) repayable on demand	1,791,083		1,922,566	
b) with agreed maturity or periods of notice	10,976		8,349	
		1,802,059		**1,930,915**
3. **Debts evidenced by certificates** (Note K)				
a) debt securities in issue	441,703,219		435,730,418	
b) others	13,680,627		13,854,945	
		455,383,846		**449,585,363**
4. **Other liabilities** (Note G)		**863,847**		**763,717**
5. **Accruals and deferred income** (Note I)		**19,272,180**		**20,590,991**
6. **Provisions**				
a) pension plans and health insurance scheme (Note L)	3,081,729		2,766,138	
b) provision in respect of guarantee operations (Note D.4)	30,014		55,373	
		3,111,743		**2,821,511**
7. **Subscribed capital** (Note H)				
a) subscribed	243,284,155		243,284,155	
b) uncalled	-221,585,020		-221,585,020	
		21,699,135		**21,699,135**
8. **Reserves** (Note H)				
a) reserve fund	24,328,415		24,328,415	
b) additional reserves	10,995,618		10,312,322	
c) special activities reserve	9,626,707		7,504,091	
d) general loan reserve	2,736,047		2,700,556	
		47,686,787		**44,845,384**
9. **Profit for the financial year**		**2,392,824**		**2,858,647**
10. **Equity attributable to minority interest** (Note H)		**857,685**		**899,004**
Total liabilities		**557,286,474**		**551,005,994**

The accompanying notes form an integral part of these consolidated financial statements.

2018 FINANCIAL REPORT

Consolidated off-balance sheet

as at 31 December 2018 (in EUR '000)

		31.12.2018		31.12.2017
Commitments:				
- Undisbursed loans (Note D.1)				
- credit institutions	24,719,169		28,890,536	
- customers	80,850,579		84,037,546	
		105,569,748		**112,928,082**
- Undisbursed shares and other variable-yield securities				
- Undisbursed venture capital operations (Note E.2)	5,095,491		5,323,061	
- Undisbursed investment funds (Note E.2)	3,362,284		2,649,089	
- EBRD capital uncalled	712,630		712,630	
		9,170,405		**8,684,780**
- Undisbursed participating interests				
- Undisbursed venture capital operations (Note E.2)	604,438		600,531	
		604,438		**600,531**
- Securities receivable		**0**		**419,864**
- Borrowings launched but not yet settled		**223,950**		**279,008**
- Undisbursed loans substitutes		**280,000**		**267,532**
Contingent liabilities and guarantees:				
- In respect of loans granted by third parties		**18,474,262**		**15,810,651**
Assets held on behalf of third parties (Note Z):				
- Investment Facility - Cotonou	3,127,175		3,024,653	
- Guarantee Fund	2,609,882		2,560,762	
- NER300	2,054,336		2,086,410	
- InnovFin	1,106,574		941,251	
- RSFF (incl. RSI)	731,064		762,989	
- JESSICA (Holding Funds)	599,248		975,912	
- CEF (incl. former PBI and LGTT)	597,955		523,636	
- EU-Africa Infrastructure Trust Fund	562,833		594,869	
- Funds of Funds (JESSICA II)	517,813		419,539	
- ESIF	351,494		270,451	
- COSME LGF & EFG	332,095		243,949	
- GF Greece	309,927		307,794	
- JEREMIE	306,750		335,889	
- Special Section	256,308		301,039	
- SME initiative Romania	248,863		91,396	
- SME initiative Italy	176,399		180,442	
- InnovFin SME Guarantee	145,374		86,811	
- ENPI	138,635		124,433	
- MAP Equity	138,516		83,512	
- DCFTA	108,949		103,070	
- SME initiative Bulgaria	100,127		94,635	
- Partnership Platform for Funds	91,053		0	
- SMEG 2007	82,721		90,098	
- SME initiative Finland	74,350		37,238	
- EaSI	72,087		55,790	
- AECID	71,440		71,368	
- GIF 2007	68,150		82,575	
- WB EDIF	55,196		50,715	
- NPI Securitisation Initiative (ENSI)	52,690		11,976	
- NIF Trust Fund	44,857		46,485	
- FEMIP Trust Fund	43,923		49,706	
- GAGF	41,024		47,359	
- REG	36,000		0	
- HIPC	35,378		35,408	
- Private Finance for Energy Efficiency Instrument	34,467		31,235	
- MAP guarantee	32,189		32,425	
- Cultural Creative Sectors Guarantee Facility	28,266		17,377	
- NIF Risk Capital Facility	23,720		19,546	
- InnovFin Equity	23,667		83,438	
- EPTA Trust Fund	21,713		22,755	
- SME initiative Malta	20,654		14,692	
- GEEREF	19,779		5	

FINANCIAL REPORT **2018**

Consolidated off-balance sheet (continued)

as at 31 December 2018 (in EUR '000)

	31.12.2018		31.12.2017	
- AGRI	17,711		0	
- EFSI-EIAH	16,674		13,973	
- NPI	14,779		11,052	
- Student Loan Guarantee Facility	13,914		14,466	
- Natural Capital Financing Facility	11,574		11,757	
- IPA II	10,534		18,435	
- Bundesministerium für Wirtschaft und Technologie	7,758		7,336	
- PGFF	6,660		1,393	
- SME Guarantee Facility	6,653		12,186	
- European Technology Facility	5,662		5,604	
- BIF	4,723		1,223	
- RDI Advisory	2,847		1,156	
- SME initiative Spain	2,796		192	
- Central Europe FoF	2,050		0	
- EPPA	1,968		1,972	
- Alp GIP	1,814		4,282	
- JASPERS	1,720		814	
- GEEREF Technical Support Facility	801		1,056	
- TTA Turkey	499		3	
- LFA-EIF Facility	479		805	
- MDD	403		193	
- TTP	248		397	
- GGF	12		12	
- G43 Trust Fund	0		5,679	
		15,625,920		**15,027,619**
Other items:				
- Nominal value of interest-rate swaps incl. commitment (Note V.1.2)		**535,680,055**		**510,007,074**
- Nominal value of currency swap contracts payable		**211,111,136**		**205,439,795**
- Nominal value of currency swap contracts receivable (Note V.1.1)		**210,865,395**		**203,935,206**
- Nominal value of short-term currency swap contracts receivable (Note V.2)		**41,160,710**		**43,942,480**
- Nominal value of short-term currency swap contracts payable		**41,088,252**		**43,909,464**
- Put option granted to EIF minority shareholders		**816,824**		**813,042**
- Currency forwards (Note V.2)		**539,296**		**584,605**
- Special deposits for servicing borrowings (Note S)		**7,135**		**34,411**
- Currency swaps launched but not yet settled payable		**0**		**144,078**
- Currency swaps launched but not yet settled receivable (Note V.1.1)		**0**		**142,263**

The accompanying notes form an integral part of these consolidated financial statements.

2018 FINANCIAL REPORT

Consolidated profit and loss account

for the year ended 31 December 2018 (in EUR '000)

			2018		2017
1.	**Interest receivable and similar income** (Note N)		**24,729,733**		**23,412,219**
2.	**Interest payable and similar charges** (Note N)		**-21,538,862**		**-20,121,596**
3.	**Income from securities**		**421,381**		**336,162**
4.	**Commissions receivable** (Note O)		**361,557**		**347,541**
5.	**Commissions payable**		**-180,975**		**-112,257**
6.	**Net result on financial operations** (Note P)		**-91,206**		**5,814**
7.	**Other operating income** (Note Q)		**7,305**		**11,038**
8.	**General administrative expenses** (Note R)				
	a) staff costs (Note L)	-849,774		-771,360	
	b) other administrative expenses	-283,921		-258,604	
			-1,133,695		**-1,029,964**
9.	**Value adjustments in respect of tangible and intangible assets** (Note F)				
	a) tangible assets	-30,526		-31,810	
	b) intangible assets	-12,347		-7,388	
			-42,873		**-39,198**
10.	**Value (re-)adjustments in respect of transferable securities held as financial fixed assets and participating interests**		**-9,270**		**-1,923**
11.	**Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities**		**-111,712**		**72,302**
12.	**Profit for the financial year**		**2,411,383**		**2,880,138**
13.	**Profit attributable to minority interest**		**18,559**		**21,491**
14.	**Profit attributable to equity holders of the Bank**		**2,392,824**		**2,858,647**

The accompanying notes form an integral part of these consolidated financial statements.

FINANCIAL REPORT **2018**

Consolidated cash flow statement

for the year ended 31 December 2018 (in EUR '000)

	2018	2017
A. Cash flows from operating activities:		
Profit for the financial year	**2,411,383**	**2,880,138**
Adjustments for:		
Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities	111,712	-72,302
Change in value adjustments in respect of transferable securities held as financial fixed assets and participating interests	9,270	1,923
Value adjustments in respect of tangible and intangible assets, net result on sale of tangible assets	42,873	39,198
Value (re-)adjustments in respect of shares and other variable-yield securities	-3,559	-73,757
Net interest income	-3,190,871	-3,290,623
Effect of exchange rate changes	-4,919	22,352
Profit on operating activities	**-624,111**	**-493,071**
Disbursements of loans and advances to credit institutions and customers	-46,720,967	-48,759,528
Repayments of loans and advances to credit institutions and customers	50,762,627	47,480,834
Change in deposits with central banks	20,650	154,286
Change in treasury portfolios	-1,081,452	4,329,176
Change in amounts owed to credit institutions and customers	-923,815	-8,130,031
Change in provisions on pension plans and health insurance scheme	315,591	276,224
Change in provisions for guarantees issued in respect of loans granted by third parties	-25,359	-19,019
Change in short term treasury derivative valuations	-6,707	-25,469
Change in other assets and other liabilities	194,262	-319,809
Change in prepayments and accrued income and in accruals and deferred income	1,582,123	-363,898
Interest received	22,505,276	22,029,673
Interest paid	-20,056,165	-18,549,546
Net cash used from/(used in) operating activities	**5,941,953**	**-2,390,178**
B. Cash flows from investing activities:		
Securities in Long Term Hedge Portfolio purchased during the year	-524,088	0
Securities from Long Term Hedge Portfolio matured during the year	16,800	13,500
Purchase of loan substitutes and ABS portfolio EIF included in the debt securities portfolios	-3,709,716	-4,250,895
Redemption of loan substitutes and ABS portfolio EIF included in the debt securities portfolios	3,081,888	5,046,227
Additions on shares and other variable-yield securities	-2,188,620	-1,485,318
Reflows on shares and other variable-yield securities	958,265	669,583
Additions on participating interests	-75,735	-85,699
Reflows on participating interests	58,807	7,027
Purchase of tangible and intangible assets	-36,637	-37,521
Disposal of tangible and intangible assets	0	840
Net cash used from/(used in) investing activities	**-2,419,036**	**-122,256**
C. Cash flows from financing activities:		
Issuance of debts evidenced by certificates	102,838,534	123,643,914
Redemption of debts evidenced by certificates	-100,519,723	-123,056,139
Member States' contribution	25,983	51,967
Purchase of EIF shares	-4,758	0
Sale of EIF shares	1,298	2,550
Return on capital EUMPF	33,923	42,227
Capital increase	0	44,416
Dividend paid to minority interest	-4,519	-9,842
Net cash used from/(used in) financing activities	**2,370,738**	**719,093**
Summary statement of cash flows:		
Cash and cash equivalents at beginning of financial year	**51,760,118**	**54,840,859**
Net cash from:		
Operating activities	5,941,953	-2,390,178
Investing activities	-2,419,036	-122,256
Financing activities	2,370,738	719,093
Effects of exchange rate changes on cash held	688,559	-1,287,400
Cash and cash equivalents at end of financial year	**58,342,332**	**51,760,118**
Cash and cash equivalents are composed of:		
Cash in hand, balances with central banks and post office banks, excluding deposits with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1)	32	35
Money market securities maturing within three months of issue (Note B.2)	9,575,785	18,863,479
Loans and advances to credit institutions and customers:		
Repayable on demand	944,701	937,805
Other loans and advances (Note C)	47,821,814	31,958,799
	58,342,332	**51,760,118**

The accompanying notes form an integral part of these consolidated financial statements.

2018 FINANCIAL REPORT

European Investment Bank Group Notes to the consolidated financial statements as at 31 December 2018 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long-term lending bank of the European Union (‘EU’). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, Luxembourg. The Bank and its subsidiaries are defined as the ‘Group’. Subsidiaries held by the Bank are disclosed in note E.1. Note A – Significant accounting policies A.1. Basis of preparation A.1.1. Accounting standards The consolidated financial statements (the ‘Financial Statements’) of the European Investment Bank have been prepared in accordance with the general principles of Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 on the annual and consolidated accounts of certain types of companies, banks and other financial institutions (the ‘Directives’). On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 14 March 2019 and authorised their submission to the Board of Governors for approval by 26 April 2019. The Group also publishes consolidated financial statements, which have been prepared in accordance with International Financial Reporting Standards (‘IFRS’), as endorsed by the European Union. A.1.2. Significant accounting judgments and estimates In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the resulting differences may be material to the Financial Statements. The most significant use of judgments and estimates is as follows: Value adjustments on loans and advances The Group reviews its loans and advances at each reporting date to assess whether an allowance for value adjustments should be recorded. In particular, judgment by management is required in the estimation of the amount and timing of future cash flows when determining the level of allowance required. Such estimates are based on assumptions about a number of factors and actual results may differ, resulting in future changes to the allowance. In addition to a specific allowance against individually significant loans and advances, the Group also makes a collective provisioning test on exposures which, although not specifically identified as requiring a specific allowance, have a greater risk of default than when the loans and advances were originally granted (see Note A.2.7). Provisions on financial guarantees The Bank initially recognises the financial guarantee contract at fair value plus transaction costs that are directly attributable to the issuance of the financial guarantee under “Provisions for guarantees issued and commitments”. At initial recognition the obligation to pay corresponds to the net present value (‘NPV’) of expected premium inflows or the initial expected loss. The guarantee is subsequently measured at the higher of the corresponding loss allowance and the premium received on initial recognition less income recognised. Financial guarantee provisions correspond to the cost of settling the obligation, which is the expected loss, estimated on the basis of all relevant factors and information existing at the balance sheet date (see Note A.2.14). Pension and other post-employment benefits The cost of defined-benefit pension plans and other post-employment medical benefits is determined using actuarial valuations. The actuarial valuation involves making assumptions about discount rates, mortality rates and future salary and pension increases. Due to the long term nature of these plans, such estimates are subject to significant uncertainty (see Note A.2.11). FINANCIAL REPORT 2018

A.1.3. Bank’s exposure to the United Kingdom On 29 March 2017 the UK notified the European Council of its decision to withdraw from the EU pursuant to Article 50 of the Treaty on European Union (TEU). On 25 November 2018, a special meeting of the European Council endorsed the “Draft Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community” (the Draft Withdrawal Agreement), based on a joint report by the negotiators of the EU and the UK government that had been published on 8 December 2017. The Draft Withdrawal Agreement provided, among other things, for a financial settlement with respect to the EIB. On 15 January 2019 the UK Parliament rejected the Draft Withdrawal Agreement. On this basis, a number of potential outcomes could be envisaged such as the effective withdrawal of the UK from the EU, the possible extension of the negotiation period under Article 50 TEU which would defer the withdrawal, or any other outcome that could arise as a result of future negotiations. As the UK did not withdraw from the EU in 2018, no present obligation exists for the EIB as at 31 December 2018. In preparation for the withdrawal of the UK from the EU, the EIB’s Board of Directors has proposed a number of measures regarding a replacement of the UK’s capital in the EIB by the remaining Member States, an additional capital increase by Poland and Romania, and related amendments to the EIB Statute. The Operational Plan for 2019 was approved by the EIB’s Board of Directors on 11 December 2018, and was published on 29 January 2019. Under the plan, the EIB maintains its commitment to productive investments and will continue to target high impact activities addressing market gaps. The Bank reviews its operational targets during the year to ensure optimal alignment of resources and maintenance of its financial and credit strength. Additional information on the Bank’s target lending volume is available in the Operational Plan. A.2. Summary of significant accounting policies A.2.1. Foreign currency translation The Group uses the euro (‘EUR’) as the unit of measurement for the capital accounts of Member States and for presenting its Financial Statements. The Group conducts its operations in the currencies of the EU Member States, in euro and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. The Group's monetary assets and liabilities denominated in currencies other than euro are translated into euro at the closing exchange rates prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the profit and loss account. A.2.2. Basis of consolidation The Financial Statements comprise those of the European Investment Bank (the ‘Bank’ or ‘EIB’) and those of its subsidiary, the European Investment Fund (the ‘Fund’ or ‘EIF’). The financial statements of its subsidiary are prepared for the same reporting year as the Bank, using consistent accounting policies. Following the full redemption of the remaining Senior Units outstanding that the Bank held in its former subsidiary, EU Microfinance Platform FCP FIS (‘EUMPF’), EUMPF is no longer included in the scope of consolidation for the purposes of the 2018 EIB Group Consolidated Financial Statements under EU directives (see note E.1.2). The Bank consolidates the financial statements of the EIF. After aggregation of the balance sheets and the profit and loss accounts, all intra-group balances, transactions, income and expenses resulting from intra-group transactions are eliminated. Minority interest represents the portion of profit or loss and net assets not owned, directly or indirectly, by the Bank. Assets held in an agency or fiduciary capacity are not assets of the Group and are reported in Note Z. A.2.3. Derivatives The Group uses derivative instruments, mainly currency and interest rate swaps, as part of its asset and liability management (‘ALM’) activities to manage exposures to interest rate and foreign currency risks. All derivatives transactions are booked at nominal as off-balance sheet items at the date of the transaction. The majority of the Group’s swaps are concluded with a view to hedging bond issues. The Group enters into interest rate and currency swaps, whereby the proceeds of a borrowing are initially converted into a different currency and on maturity the Group will obtain the amounts needed to service the borrowing in the original currency. The Group also enters into currency, interest rate and overnight index swaps as part of its hedging operations on loans or for the global ALM position. The corresponding interest is accounted for on a pro rata temporis basis. The Group also uses short-term derivative instruments, primarily FX swaps, as part of its treasury operations, as well as derivatives hedging the trading portfolio (Securities liquidity portfolios). 2018 FINANCIAL REPORT

A.2.3.1. Trading portfolio derivatives As part of the securities liquidity portfolios (‘SLPs’), trading derivatives are entered in and recorded at market value in the balance sheet as Other assets when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. Market values are obtained from quoted market prices, discounted cash flow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as the time value of money, yield curve and volatility of the underlying. Interest on derivative instruments is accrued pro rata temporis under “Prepayments and accrued income” or “Accruals and deferred income”. Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in “Accruals and deferred income” or “Prepayments and accrued income”. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under “Interest receivable and similar income” or “Interest payable and similar charges”. The market value is recorded under “Other assets” when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. Interest rate swaps The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under “Interest receivable and similar income or Interest payable and similar charges”. The market value is recorded under “Other assets” when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. A.2.3.2. All other derivatives Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in Accruals and deferred income or “Prepayments and accrued income”. The forward leg of the currency swap is recorded off-balance sheet at settlement amount and is not revalued. The premium/discount between the spot and forward settlement amounts is amortised pro rata temporis through the profit and loss account in “Interest receivable and similar income” or “Interest payable and similar charges”. Interest rate swaps The hedging interest rate swaps are not revalued. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under “Interest receivable and similar income” or “Interest payable and similar charges”. Forward rate agreements Forward rate agreements are concluded for hedging purposes and are recorded off balance sheet on the trade date. The difference between the contractual forward rates and the year-end rates are reported in the profit and loss account under “Interest receivable and similar income” or “Interest payable and similar charges”. Currency forwards Currency forwards are entered into in order to adjust future currency positions. The forward leg is recorded off-balance sheet at the settlement amount and is not revalued. The difference between the spot amounts and the forward settlement amounts is amortised pro rata temporis through the profit and loss account in “Interest receivable and similar income” or “Interest payable and similar charges”. Interest on derivative instruments is accrued pro rata temporis under “Prepayments and accrued income” or “Accruals and deferred income”. A.2.4. Financial assets Financial assets are accounted for using the settlement date basis. A.2.5. Cash and cash equivalents The Group defines cash and cash equivalents as short-term, highly liquid securities and interest-earning deposits with maturities of 90 days or less. A.2.6.Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities A.2.6.1. Long-term hedge portfolio (‘LTHP’) The long-term hedge portfolio (‘LTHP’) consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: • Governments of the European Union Member States, G10 countries and their agencies; • Supranational public institutions, including multinational development banks. FINANCIAL REPORT 2018

These securities are initially recorded at the purchase price. Value adjustments are accounted for, if these are other than temporary. The difference between the entry price and redemption value is accounted for pro rata temporis over the life of the securities. A.2.6.2. Operational portfolios Treasury monetary portfolio (‘TMP’) In order to maintain an adequate level of liquidity, the Bank purchases money market products with a maximum maturity of 12 months, in particular Treasury bills and negotiable debt securities issued by public bodies and credit institutions. The securities in the Treasury Monetary Portfolio are held until their final maturity, initially recorded at purchase price and presented in the Financial Statements at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities as “Interest receivable and similar income”. Value adjustments are accounted for, if these are other than temporary. Securities liquidity portfolios P1 and P2 The P1 ‘fixed rate’ and P2 ‘floating rate’ are trading portfolios which comprise bonds issued or guaranteed by national governments, supranational institutions, financial institutions and corporations. Securities in these portfolios are initially recorded at acquisition cost and presented in the Financial Statements at market value. Changes in market value are recorded under “Net result on financial operations” in the profit and loss account. The market value of securities liquidity portfolios is based on published price quotations in an active market as the first source. For instruments without available published price quotations, the market values are determined by obtaining quotes from market participants and/or by using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date. Operational portfolio EIF The Operational portfolio EIF comprises listed debt securities with a maximum residual maturity of 10 Years. Starting 1 January 2018, these securities are measured at amortised cost (2017 - fair value through profit and loss), as it will better reflect the way the assets from this portfolio are managed and performance is measured. A.2.6.3. Loan substitutes and ABS portfolio EIF The Loan substitutes and ABS portfolio EIF mainly consist of obligations in the form of bonds, notes or certificates issued by special purpose vehicles (‘SPVs’), trust vehicles or financial institutions. These securities are classified as held to maturity and initially recorded at purchase price and valued at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities as “Interest receivable and similar income”. Value adjustments are accounted for, if these are other than temporary. A.2.6.4. Preferred creditor status (‘PCS’) The principle of supremacy of EU primary law and the principle that the property of the EIB shall be exempt from all forms of requisition and expropriation, as enshrined in the EIB Statute, are deemed to guarantee a full recovery of the EU Sovereign Exposures on maturity. This financial protection and the benefit of the preferred creditor status result in no credit risk or impairment loss from Member States sovereign exposure or guarantees. However, similarly to other creditors, the EIB is bound by the majority decision based on collective action clauses (‘CAC’) included in debt instruments issued by EU Sovereigns. A.2.7.Loans and advances to credit institutions and customers A.2.7.1. Loans and advances Loans and advances are included in the assets of the Group at their net disbursed amounts. Value adjustments have been made for loans and advances outstanding at the end of the financial year and presenting risks of non-recovery of all or part of their amounts. Such value adjustments are held in the same currency as the assets to which they relate. Value adjustments are accounted for in the profit and loss account as “Value (re-) adjustments in respect of loans and advances” and “Provisions for contingent liabilities” and are deducted from the appropriate asset items on the balance sheet. A.2.7.2. Interests on loans Interests on loans are recorded in the profit and loss account on an accruals basis, i.e. over the life of the loans. On the balance sheet, accrued interest is included in “Prepayments and accrued income” under assets. Value adjustments to interest amounts on these loans are determined on a case-by-case basis by the Group’s Management and deducted from the appropriate asset item on the balance sheet. For non-performing loans, upon impairment the accrual of interest income based on the original terms of the claim may be discontinued. A.2.7.3. Reverse repurchase operations (reverse repos) Under a tripartite reverse repo, a custodian/clearing agency arranges for custody, clearing and settlement of the transactions between the Bank and a third party. The custodians/clearing agencies operate under standardised global master purchase agreements and provide for delivery against payment systems, substitution of securities, automatic marking to market, reporting and daily transaction administration. Reverse repos are carried at the amounts of cash advanced and are entered on the balance sheet under “Loans and advances to credit institutions” – b) “Other loans and advances”. Interest on reverse repos is accrued pro rata temporis. 2018 FINANCIAL REPORT

A.2.7.4. Interest subsidies Interest subsidies received in advance (see Note I) are deferred and recognised in the profit and loss account over the period from disbursement to repayment of the subsidised loan. A.2.8. Shares, other variable-yield securities and participating interests The Group acquires shares, other variable-yield securities and participating interests when it enters into venture capital operations, infrastructure funds or investment funds. Shares, other variable-yield securities and participating interests are initially recorded at acquisition cost. Their carrying value is adjusted to the lower of cost or market value at subsequent measurement at the balance sheet date. Investments in venture capital enterprises, infrastructure funds and investment funds represent shares, other variable-yield securities and participating interests acquired for the longer term in the normal course of the Group’s activities. They are initially recorded at their original acquisition cost. Based on the reports received from fund managers, the portfolios of investments are valued on a line-by-line basis at the lower of cost or attributable net asset value (‘NAV’), thus excluding any attributable unrealised gain that may be prevailing in the portfolio. The attributable NAV is determined through applying either the Group’s percentage ownership in the underlying vehicle to the NAV reflected in the latest available before year-end report or, to the extent available, the value per share at the same date, submitted by the respective Fund Manager. The attributable NAV is adjusted for events occurring between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material. Unrealised losses due solely to administrative expenses and management fees of venture capital, infrastructure funds and investment funds in existence for less than two years at the balance sheet date are not taken into consideration in determining the attributable NAV. Participating interests are accounted based on the equity accounting using methods consistent with EIB Group’s accounting policies. A.2.9. Tangible assets Tangible assets include land, Group-occupied properties, other machines and equipment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The costs of the Group's headquarters building in Luxembourg-Kirchberg and its building in Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: • Buildings in Kirchberg and Weimershof: 30 years; • Permanent equipment, fixtures and fittings: 10 years; • Furniture: 5 years; • Office equipment and vehicles: 3 years. A.2.10.Intangible assets Intangible assets comprise computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, the probability that future economic benefits will flow the enterprise and to the reliability of cost measurement. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. A.2.11.Pension plans and health insurance scheme A.2.11.1. Pension plan for staff The Group operates defined-benefit pension plans to provide retirement benefits to substantially its entire staff. The Bank’s main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. The main pension scheme of the EIF is a defined-benefit scheme funded by contributions from staff and from the EIF which covers all employees. The scheme entered into force in March 2003, replacing the previous defined-contribution scheme. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The latest valuation was carried out as at 30 September 2018 and was updated as at 31 December 2018 with an extrapolation (roll forward method) for the last three months of 2018. The main assumptions used by the actuary are set out in Note L. Cumulative prior year actuarial deficits and surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the plan’s participants on a straight-line basis. FINANCIAL REPORT 2018

A.2.11.2. Health insurance scheme The Group has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Group and its employees. The health insurance scheme is managed and accounted for under the same principles as the pension plan for staff described in Note A.2.11.1. The latest valuation was carried out as at 30 September 2018 and was updated as at 31 December 2018 with an extrapolation (roll forward method) for the last three months of 2018. A.2.11.3. The Management Committee pension plan The Management Committee pension plan is a defined-benefit pension scheme funded by contributions from the Group only which covers all Management Committee members. All contributions of the Group are invested in the assets of the Group. The Management Committee pension plan is managed and accounted for under the same principles as the pension plan for staff described in Note A.2.11.1. A.2.11.4. Optional Supplementary provident scheme The Optional Supplementary Provident Scheme is a defined-contribution pension scheme, funded by voluntary staff and employer contributions. The corresponding liability is recorded in “Other liabilities”. A.2.12.Amounts owed to credit institutions and customers Amounts owed to credit institutions and customers are presented in the financial statements at their redemption amounts. Interest on amounts owed to credit institutions and customers is recorded in the profit and loss account on an accruals basis as “Interest payable and similar charges”. Accrued interest is included in “Accruals and deferred income” under liabilities. A.2.13.Debts evidenced by certificates Debts evidenced by certificates are presented at their redemption amounts, except for zero coupon bonds which are presented at their amortised cost. Transaction costs and premiums/ discounts are amortised in the profit and loss account on a straight-line basis over the life of the debt through “Accruals and deferred income” or “Prepayments and accrued income”. Interest expense on debt instruments is included in “Interest payable and similar charges” in the consolidated profit and loss account. A.2.14.Financial guarantees Financial guarantee contracts require the issuer to make specified payments to reimburse the holder for a loss it incurs, if a specified debtor fails to make payment when due under the original or modified terms of a debt instrument. Signed financial guarantees are generally accounted for and disclosed as off-balance sheet items. Financial guarantees are recognised in the consolidated balance sheet under “provision for guarantees issued in respect of loans granted by third parties”. This provision is intended to cover risks inherent in the Group’s activity of issuing guarantees in favour of financial intermediaries or issued in respect of loans granted by third parties. Financial guarantees are initially recognised at fair value corresponding to the net present value (‘NPV’) of expected premium inflows or the initial expected loss. Subsequent to initial recognition, financial guarantees are accounted for as net liability and measured at the higher of: • the amount of the expected credit loss; and • the fair value initially recognised less any cumulative amount of income/amortisation recognised . Any increase or decrease in the net liability relating to financial guarantees is recognised in the consolidated profit and loss account under “Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities”. Any premium received is recognised in the consolidated profit and loss account in “Commissions receivable”. Any upfront fees received are recognised in “Accruals and deferred income” in the consolidated balance sheet and amortised in the consolidated profit and loss account on a straight-line basis over the life of the financial guarantee. A.2.15.Provision for commitment on investment funds This provision is intended to cover risks inherent in the Group’s commitment on investment funds signed but not yet disbursed. A.2.16.Reserves A.2.16.1. Reserve fund As provided for under Article 22(-1) of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. 2018 FINANCIAL REPORT

A.2.16.2. Additional reserves Additional reserves contain the remaining retained earnings of the Group. A.2.16.3. Special activities reserve As provided for under Article 16(-5) of the Statute, “the special activities of the Bank […] will have a specific allocation of reserve”. The special activities reserve is a dedicated reserve for the capital allocation covering the unexpected loss of those activities which have a risk profile higher than what is generally accepted by the Bank, including venture capital activities. The reserve is based on the capital allocation of each operation and is calculated monthly according to the evolution of the underlying assets. A.2.16.4. General loan reserve In 2009 a “general loan reserve” was introduced for the expected loss of the Bank’s loan and guarantee portfolio, modelled upon the Bank’s policy guidelines. It is calculated monthly according to the evolution of the underlying assets. A.2.17.Prepayments and accrued income Expenditure incurred during the financial year but relating to a subsequent financial year, together with any income for which payment is not due until the expiry of the underlying instrument. A.2.18.Accruals and deferred income Income received before the balance sheet date but relating to a subsequent financial year, together with any charges which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year. A.2.19. Interest receivable and similar income Revenues on loans are mainly composed of interest revenue, commitment fees, front-end fees and prepayment indemnities. Prepayment indemnities are recognised in the profit and loss account when received, as the revenue is earned. A.2.20.Interest payable and similar charges Interest payable and similar charges includes interest on amounts owed to credit institutions and customers, interest expense on debt instruments and derivatives. A.2.21.Dividend income Dividends are recognised in the profit and loss account when the entity’s right to receive payment is established. A.2.22.Taxation The Protocol on the Privileges and Immunities of the European Union appended to the Treaty on European Union and the Treaty on the Functioning of the European Union, stipulates that the assets, revenues, and other property of the institutions of the Union are exempt from all direct taxes. A.2.23.Reclassification of prior year figures Certain prior year figures have been reclassified to conform with the current year’s presentation. This relates to reclassification of financial guarantees as follows: • From “Other liabilities” EUR ’000 -31,913; • To “Provisions” EUR ’000 31,913; • From “Net result on financial operations” EUR ’000 8,769; • To “Value (re-) adjustments in respect of loans and advances and provisions for contingent liabilities” EUR ’000 -8,769; • From “Other liabilities” EUR ’000 -59,198; • To “Accruals and deferred income” EUR ’000 59,198. A.2.24.Change in accounting policy The Group changed its accounting policies from 1 January 2018 for measurement of the EIF operational securities portfolio. The latter, is at amortised cost, as it better reflects the way the assets from this portfolio are managed and performance is measured. This change in accounting policy resulted in a loss of EUR 30.9 million as of 1 January 2018 (Note A.2.6.2). FINANCIAL REPORT 2018

Note B – Cash in hand, balances with central banks and post office banks and debt securities portfolio (in EUR '000)

B.1. Cash in hand, balances with central banks and post office banks

The cash in hand and balances with central banks and post office banks equals to EUR '000 141,830 at 31 December 2018 (2017: EUR '000 162,483).

The EIB is an eligible counterparty in the Eurosystem's monetary policy operations, and has therefore been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where it maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR '000 141,798 as at 31 December 2018 (2017: EUR '000 162,448).

B.2. Debt securities portfolio (in EUR '000)

The details of these portfolios and their classification as at 31 December 2018 and 2017 are as follows:

	31.12.2018	31.12.2017
Treasury bills and other bills eligible for refinancing with central banks	33,781,528	41,508,248
Debt securities including fixed-income securities	16,256,831	15,671,727
Total debt securities(*)	**50,038,359**	**57,179,975**

(*) of which EUR '000 8,985,604 are unlisted as at 31 December 2018 (2017: EUR '000 7,454,103).

At 31.12.2018	Purchase price	Book value	Premiums/ discounts to be amortised	Value at final maturity	Market value(**)
Long term hedge portfolio	1,089,939	1,068,912	-28,324	1,040,588	1,170,026
TMP					
- Money market securities	21,358,424	21,312,716	-20,868	21,291,848	21,306,540
SLP					
- P1: Fixed rate portfolio	4,332,777	4,315,498	0	4,308,446	4,315,498
- P2: Floating rate portfolio	1,491,634	1,484,308	0	1,483,077	1,484,308
Operational portfolio - EIF	1,235,569	1,211,929	-7,678	1,204,251	1,227,925
ABS portfolio - EIF	302,986	200,091	0	200,091	200,177
Loan substitutes (Note D)	20,479,034	20,444,905	-23,428	20,421,477	20,504,695
Total debt securities(*)	**50,290,363**	**50,038,359**	**-80,298**	**49,949,778**	**50,209,169**

(*) of which cash and cash equivalents EUR'000 9,575,785.
(**) Market value does not include accrued interest.

At 31.12.2017	Purchase price	Book value	Premiums/ discounts to be amortised	Value at final maturity	Market value(**)
Long term hedge portfolio	555,406	539,519	-6,219	533,300	656,034
TMP					
- Money market securities	27,893,290	27,776,497	-102,988	27,673,509	27,778,004
SLP					
- P1: Fixed rate portfolio	4,608,110	4,580,490	0	4,507,870	4,580,490
- P2: Floating rate portfolio	2,933,347	2,927,615	0	2,909,194	2,927,615
Operational portfolio - EIF	1,231,074	1,235,847	-12,927	1,192,006	1,235,847
ABS portfolio - EIF	332,386	199,404	67,915	267,319	213,023
Loan substitutes (Note D)	19,950,153	19,920,603	-26,043	19,894,560	20,187,353
Total debt securities(*)	**57,503,766**	**57,179,975**	**-80,262**	**56,977,758**	**57,578,366**

(*) of which cash and cash equivalents EUR'000 18,863,479.
(**) Market value does not include accrued interest.

Loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions are considered to be part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project-related remedies, thus offering additional recourse. No value adjustment is required and has thus not been accounted for as at 31 December 2018 and 2017.

2018 FINANCIAL REPORT

EU sovereign exposure in bond holdings

The Group did not record value adjustments in 2017 and 2018 in respect of its held to maturity EU sovereign and EU sovereign guaranteed exposure as at year-end, in view of the Bank's as well as EIF's preferred creditor status and the protection given by the Bank's Statute as well as a detailed review of any value adjustment requirements.

The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Group's debt securities portfolios as at 31 December 2018 and 2017:

At 31.12.2018	Purchase price	Book value	Value at final maturity	Market value
EU sovereigns				
Austria	57,000	55,553	55,000	56,791
Belgium	408,282	407,068	407,000	407,159
Czech Republic	529,612	495,950	474,767	547,591
Denmark	172,023	171,746	171,548	171,744
Finland	17,782	17,354	17,467	17,354
France	2,210,979	2,196,740	2,190,154	2,200,842
Germany	577,725	578,347	573,804	642,180
Greece	6,134	5,070	5,000	5,212
Hungary	346,004	342,851	342,856	343,789
Ireland	82,972	81,355	78,800	81,358
Italy	281,352	274,766	271,950	293,556
Luxembourg	5,161	5,022	5,000	5,271
Netherlands	227,277	223,200	212,061	234,714
Poland	83,804	81,594	80,993	83,230
Portugal	1,751,201	1,742,097	1,734,500	1,743,014
Romania	50,619	50,103	50,000	50,088
Slovakia	23,330	21,341	21,193	22,232
Slovenia	25,845	25,755	25,716	25,870
Spain	1,521,747	1,518,515	1,517,658	1,519,941
	8,378,849	**8,294,427**	**8,235,467**	**8,451,936**
Non-EU sovereign and other bonds	**41,911,514**	**41,743,932**	**41,714,311**	**41,757,233**
Total	**50,290,363**	**50,038,359**	**49,949,778**	**50,209,169**

At 31.12.2017	Purchase price	Book value	Value at final maturity	Market value
EU sovereigns				
Austria	101,227	101,575	98,706	101,568
Belgium	1,158,802	1,157,722	1,156,752	1,157,704
Czech Republic	834,807	793,509	765,265	871,264
Denmark	551,718	551,407	550,713	551,426
Finland	327,436	327,374	328,525	327,509
France	4,721,956	4,703,472	4,682,296	4,712,803
Germany	1,710,718	1,710,194	1,708,596	1,773,522
Greece	15,778	15,266	15,000	15,461
Hungary	35,221	36,323	36,510	38,189
Ireland	126,837	126,153	125,000	126,180
Italy	3,701,573	3,693,262	3,649,822	3,721,672
Lithuania	14,839	13,065	13,000	13,065
Luxembourg	5,161	5,450	5,000	5,450
Netherlands	130,925	128,432	127,708	140,556
Poland	171,505	165,590	160,354	167,802
Portugal	10,242	10,210	10,000	10,210
Romania	105,601	103,060	100,000	103,102
Slovakia	49,600	48,441	46,739	49,194
Slovenia	24,884	25,305	24,629	25,267
Spain	2,497,564	2,465,821	2,450,104	2,466,263
Sweden	373,471	373,149	372,747	373,018
United Kingdom	2,041,012	2,040,910	1,983,043	2,040,864
	18,710,877	**18,595,690**	**18,410,509**	**18,792,089**
Non-EU sovereign and other bonds	**38,792,889**	**38,584,285**	**38,567,249**	**38,786,277**
Total	**57,503,766**	**57,179,975**	**56,977,758**	**57,578,366**

FINANCIAL REPORT **2018**

Note C – Loans and advances to credit institutions and to customers – other loans and advances (in EUR '000)

	31.12.2018	31.12.2017
Term deposits	41,133,177	25,746,869
On-demand deposits	238,000	200,000
Tripartite reverse repos	10,023,071	7,951,330
Loans and advances to credit institutions	**51,394,248**	**33,898,199**
Loans and advances to customers	**452,890**	**1,741,983**
Total other loans and advances	**51,847,138**	**35,640,182**
of which cash and cash equivalents	47,821,814	31,958,799

Note D – Summary statement of loans

D.1. Aggregate loans granted (in EUR '000)

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	31.12.2018	31.12.2017
Disbursed portion	115,684,401	314,786,770	430,471,171	434,953,426
Undisbursed loans	24,719,169	80,850,579	105,569,748	112,928,082
Aggregate loans granted	**140,403,570**	**395,637,349**	**536,040,919**	**547,881,508**
Loan instalments receivable	16,498	193,399	209,897	227,321
Loan substitutes portfolio[1]			20,724,905	20,188,135
Aggregate loans including loan substitutes portfolio (Note D.3)			**556,975,721**	**568,296,964**

[1] An amount of EUR '000 280,000 in 2018 (2017: EUR '000 267,532) was recorded as undisbursed amount.

D.2. Value adjustments for loans (in EUR '000)

Movements in the value adjustments are detailed below:

	2018	2017
At 1 January	465,507	533,147
Release during the year [1]	-69,708	-184,333
Use during the year[2]	-66,036	-2,616
Allowance during the year	197,117	124,344
Foreign exchange adjustment	3,294	-5,035
At 31 December[3]	**530,174**	**465,507**

[1] The figure disclosed under Release during the year in 2018 includes the amount of EUR '000 7,914 related to the loss of control leading to a deconsolidation of one of the subsidiaries (i.e. EUMPF).

[2] In 2018, the Group completed a restructuration of one operation that was fully provisioned. As a result of that restructuration, an amount of EUR '000 66,036 was used against the existing provision.

[3] The value adjustments relate only to disbursed loans including arrears. The Group has additionally recorded value adjustments in regards to accrued interest of a total amount of EUR '000 6,763 (2017: EUR '000 5,691), which is recorded under the caption of *Prepayments and accrued income*.

2018 FINANCIAL REPORT

D.3. Geographical breakdown of lending by country in which projects are located (in EUR ‘000)

D.3.1. Loans for projects within the European Union

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2018	% of total 2017
Spain	89,668,218	82,838,075	6,830,143	16.11%	16.27%
Italy	63,327,916	52,333,459	10,994,457	11.37%	11.86%
France	56,463,467	42,855,420	13,608,047	10.14%	9.93%
Germany	43,154,258	34,479,222	8,675,036	7.75%	8.05%
Poland	42,239,648	33,194,299	9,045,349	7.59%	7.74%
United Kingdom	40,701,362	37,356,035	3,345,327	7.31%	7.64%
Greece	18,108,941	16,378,374	1,730,567	3.25%	3.15%
Portugal	17,980,886	15,722,495	2,258,391	3.23%	3.33%
Netherlands	15,130,283	12,245,306	2,884,977	2.72%	2.54%
Austria	15,058,754	12,763,928	2,294,826	2.70%	2.59%
Belgium	13,045,014	10,110,588	2,934,426	2.34%	2.30%
Sweden	11,088,679	8,433,712	2,654,967	1.99%	1.89%
Finland	10,716,288	7,514,001	3,202,287	1.92%	1.70%
Hungary	9,843,855	7,799,993	2,043,862	1.77%	1.73%
Romania	7,068,784	4,192,374	2,876,410	1.27%	1.24%
Czech Republic	6,775,585	6,361,823	413,762	1.22%	1.34%
Ireland	6,704,540	5,343,748	1,360,792	1.20%	1.07%
Slovakia	4,919,158	3,097,527	1,821,631	0.88%	0.83%
Croatia	4,422,237	3,283,352	1,138,885	0.79%	0.76%
Slovenia	3,362,210	2,840,500	521,710	0.60%	0.63%
Cyprus	2,847,669	2,063,550	784,119	0.51%	0.47%
Denmark	2,554,937	2,224,107	330,830	0.46%	0.53%
Bulgaria	2,268,859	1,677,825	591,034	0.41%	0.41%
Lithuania	2,097,492	1,532,981	564,511	0.38%	0.33%
Estonia	1,308,045	993,172	314,873	0.23%	0.24%
Latvia	1,186,132	752,089	434,043	0.21%	0.18%
Luxembourg	727,152	482,148	245,004	0.13%	0.11%
Malta	519,598	325,763	193,835	0.09%	0.08%
Sub-total	**493,289,967**	**409,195,866**	**84,094,101**	**88.60%**	**88.94%**

FINANCIAL REPORT **2018**

D.3.2. Loans for projects outside the European Union

D.3.2.1. Candidate Countries

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2018	% of total 2017
Turkey	16,162,807	15,143,397	1,019,410		
Serbia	3,345,129	2,452,279	892,850		
Montenegro	552,549	391,318	161,231		
FYROM	403,179	268,339	134,840		
Albania	318,269	283,769	34,500		
Sub-total	**20,781,933**	**18,539,102**	**2,242,831**	**3.73%**	**3.93%**

D.3.2.2. ACP states

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2018	% of total 2017
Zambia	438,411	91,381	347,030		
Madagascar	408,369	213,284	195,085		
Kenya	391,964	168,135	223,829		
Senegal	370,540	88,039	282,501		
Guinea	255,000	17,068	237,932		
Tanzania, United republic of	198,479	67,505	130,974		
Ivory Coast	152,700	10,000	142,700		
Benin	136,991	42,819	94,172		
Uganda	124,208	74,001	50,207		
Dominican Republic	119,650	32,314	87,336		
Regional - West Africa	100,694	95,548	5,146		
Angola	100,000	0	100,000		
Burkina Faso	94,678	67,878	26,800		
Lesotho	91,883	91,883	0		
Mozambique	89,787	55,832	33,955		
Malawi	76,812	19,977	56,835		
Burundi	70,000	0	70,000		
Fiji	65,502	0	65,502		
Cameroon	61,525	46,525	15,000		
Gambia	57,000	0	57,000		
Papua New Guinea	53,367	0	53,367		
Mali	50,000	36,000	14,000		
Liberia	49,480	49,480	0		
Rwanda	45,000	0	45,000		
Cape Verde	44,505	44,505	0		
Swaziland	43,972	7,572	36,400		
Seychelles	41,909	16,534	25,375		
Ethiopia	40,000	5,000	35,000		
Congo (Democratic Republic)	39,539	39,539	0		
Ghana	38,143	38,143	0		
Mauritius	37,093	37,093	0		
Niger	21,000	3,000	18,000		
Namibia	20,378	20,378	0		
Mauritania	19,256	4,256	15,000		
Congo	18,411	15,149	3,262		
Regional - Caribbean	16,399	16,399	0		
Sao Tome and Principe	12,000	0	12,000		
Haiti	12,000	0	12,000		
Belize	7,730	0	7,730		
Dominica	4,554	4,554	0		
Jamaica	3,161	3,161	0		
Togo	2,606	2,606	0		
Botswana	2,179	2,179	0		
Saint Vincent and Grenadines	1,743	1,743	0		
Sub-total	**4,028,618**	**1,529,480**	**2,499,138**	**0.72%**	**0.62%**

2018 FINANCIAL REPORT

D.3.2.3. Asia

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2018	% of total 2017
India	2,111,698	1,215,305	896,393		
China	1,927,783	979,503	948,280		
Bangladesh	467,000	44,000	423,000		
Vietnam	394,735	163,735	231,000		
Kazakhstan	300,000	0	300,000		
Uzbekistan	200,000	0	200,000		
Sri Lanka	199,494	149,494	50,000		
Nepal	184,955	15,499	169,456		
Kyrgyzstan	112,000	0	112,000		
Mongolia	91,054	44,586	46,468		
Lao People's Democratic Rep.	79,978	42,511	37,467		
Tajikistan	78,858	17,530	61,328		
Pakistan	52,183	2,183	50,000		
Maldives	50,329	5,329	45,000		
Cambodia	34,934	0	34,934		
Indonesia	8,648	8,648	0		
Sub-total	**6,293,649**	**2,688,323**	**3,605,326**	**1.13%**	**1.01%**

D.3.2.4. Potential Candidate Countries

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2018	% of total 2017
Bosnia and Herzegovina	1,615,372	1,130,914	484,458		
Kosovo	132,000	10,000	122,000		
Sub-total	**1,747,372**	**1,140,914**	**606,458**	**0.31%**	**0.26%**

D.3.2.5. Latin America

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2018	% of total 2017
Brazil	730,129	650,129	80,000		
Ecuador	603,629	341,012	262,617		
Panama	595,904	479,527	116,377		
Nicaragua	431,414	95,160	336,254		
Argentina	334,027	134,027	200,000		
Regional - Central America	302,021	179,521	122,500		
Mexico	230,375	154,782	75,593		
Paraguay	201,288	90,839	110,449		
Bolivia	186,528	59,454	127,074		
Peru	131,625	131,625	0		
Honduras	77,904	48,247	29,657		
Chile	71,677	71,677	0		
Costa Rica	60,353	56,021	4,332		
Colombia	58,185	9,277	48,908		
Regional - Latin America	52,402	0	52,402		
Sub-total	**4,067,461**	**2,501,298**	**1,566,163**	**0.73%**	**0.62%**

D.3.2.6. European Free Trade Association ('EFTA') Countries

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2018	% of total 2017
Norway	1,088,789	888,789	200,000		
Iceland	578,903	538,903	40,000		
Switzerland	93,074	48,704	44,370		
Sub-total	**1,760,766**	**1,476,396**	**284,370**	**0.32%**	**0.30%**

FINANCIAL REPORT **2018**

D.3.2.7. Mediterranean Countries

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2018	% of total 2017
Egypt	4,941,832	3,233,700	1,708,132		
Morocco	4,682,938	2,983,498	1,699,440		
Tunisia	3,473,381	2,226,888	1,246,493		
Lebanon	1,301,003	417,058	883,945		
Israel	850,651	850,651	0		
Jordan	528,610	393,677	134,933		
Algeria	376,850	376,850	0		
Syrian Arab Republic	211,502	211,502	0		
Gaza-West Bank	87,990	40,807	47,183		
Regional - Mediterranean	3,000	0	3,000		
Sub-total	**16,457,757**	**10,734,631**	**5,723,126**	**2.96%**	**2.86%**

D.3.2.8. Overseas Countries and Territories ('OCT')

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2018	% of total 2017
French Polynesia	17,662	10,162	7,500		
New Caledonia	17,778	17,778	0		
Sub-total	**35,440**	**27,940**	**7,500**	**0.01%**	**0.01%**

D.3.2.9. Eastern Europe, Southern Caucasus, Russia

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2018	% of total 2017
Ukraine	4,647,034	1,151,830	3,495,204		
Georgia	1,340,256	515,383	824,873		
Moldova, Republic of	691,867	255,497	436,370		
Armenia	361,701	204,208	157,493		
Russian Federation	320,871	161,871	159,000		
Azerbaijan	14,516	14,516	0		
Sub-total	**7,376,245**	**2,303,305**	**5,072,940**	**1.32%**	**1.26%**

D.3.2.10. South Africa

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2018	% of total 2017
South Africa	926,616	778,821	147,795		
Sub-total	**926,616**	**778,821**	**147,795**	**0.17%**	**0.19%**

Total loans for projects outside the Union	**63,475,857**	**41,720,210**	**21,755,647**	**11.40%**	**11.06%**
Total loans 2018[(1)]	**556,765,824**	**450,916,076**	**105,849,748**	**100.00%**	
Total loans 2017[(1)]	**568,069,643**	**454,874,029**	**113,195,614**		**100.00%**

[(1)] Including loan substitutes (Notes B.2 and D.1) and excluding loan instalments receivables (2018: EUR 210 million, 2017: EUR 227 million).

D.4. Provisions in respect of guarantee operations

A provision for guarantees issued has been recognised corresponding to the loss for which the Group is expected to be liable towards the beneficiary. This provision amounts to EUR '000 30,014 as at 31 December 2018 (2017: EUR '000 55,373).

2018 FINANCIAL REPORT

Note E – Composition of the Group, Shares, other variable-yield securities and participating interests E.1 Composition of the Group E.1.1 The European Investment Fund The European Investment Fund (the ‘Fund’ or ‘EIF’) was incorporated on 14 June 1994, in Luxembourg, as an international financial institution. The address of its registered office is 37B, avenue J.F. Kennedy, L-2968 Luxembourg. The primary task of the Fund, while providing adequate return on equity, is to contribute to the pursuit of European Union objectives through: • the provision of guarantees to financial institutions that cover credits to small and medium sized entities (‘SME’); • the acquisition, holding, managing and disposal of equity participations; • the administration of special resources entrusted by third parties; and • related activities. The Bank holds 58.64% (2017: 58.47%) of the subscribed capital of the EIF. E.1.2 EU Microfinance Platform FCP FIS EU MICROFINANCE PLATFORM FCP-FIS (‘EUMPF’) is structured as a Luxembourg “fonds commun de placement – fonds d’investissement spécialisé” governed by the law of 13 February 2007 relating to specialised investment funds (the “2007 Law”) and launched on 22 November 2010. It is established as an umbrella fund, which may have several sub-funds. It has been launched with an unlimited duration provided that the fund will however be automatically put into liquidation upon the termination of a sub-fund if no further sub-fund is active at that time. Currently, the only sub-fund of the EUMPF is the European Progress Microfinance Fund (‘EPMF’). The EUMPF is an unincorporated co-ownership of securities and other eligible assets and does not have legal personality. The EUMPF is therefore managed in the exclusive interests of the Unitholders by the Management Company (‘EIF’) in accordance with Luxembourg laws and the Management Regulations. As per the Management Regulations, the European Investment Fund (‘EIF’) serves as Management Company to the EUMPF umbrella fund and the EPMF compartment. In line with regulatory prescriptions thereon, standard investment decisions on behalf of EUMPF are taken by EIF in its capacity as Management Company and with strict adherence to the relevant Management Regulations agreed with investors. The address of its registered office is located at 37B, avenue J.F. Kennedy, L-2968 Luxembourg. The overall investment objective of the EUMPF is to invest its assets in a wide range of securities and other assets permitted to a specialised investment fund governed by the 2007 Law as amended with the purpose of spreading investment risks and affording its investors the results of the management of its portfolio. The specific investment objective of the EUMPF is to increase access to, and availability of range of financial products and services in the area of microfinance for: • Persons starting their own enterprise, including self-employment; • Enterprises, especially microenterprises; • Capacity building, professionalization and quality management of microfinance institutions and of organisation active in the area of microfinance; • Local and regional employment and economic development initiatives. The Bank holds 55.56% (2017: 55.56%) of the voting rights, derived from the original total committed units of the EUMPF amounting to EUR 180.0 million (2017: EUR 180.0 million). On 28 September 2018, the remaining Senior Units that were owned by the Bank were fully repaid except one Senior Unit with the value of EUR 1. This event triggered the loss of control and of significant influence, therefore EUMPF is no longer included anymore in the scope of consolidation for the purposes of the 2018 EIB Group Consolidated Financial Statements under EU directives, as from 30 September 2018. Since then, the “Group” is composed of the Bank and the EIF only. FINANCIAL REPORT 2018

E.2 Shares, other variable-yield securities and participating interests (EUR '000):

	Participating interests	Shares and other variable-yield securities			
	Venture Capital Operations[(1)]	Venture Capital Operations[(1)]	EBRD shares[(2)]	Investment funds[(1)]	Total[(3)]
Cost:					
At 1 January 2018	280,950	4,512,366	157,500	842,471	**5,512,337**
Additions	75,735	1,512,670	0	675,950	**2,188,620**
Reflows	-58,807	-816,545	0	-141,720	**-958,265**
At 31 December 2018	**297,878**	**5,208,491**	**157,500**	**1,376,701**	**6,742,692**
Value adjustments:					
At 1 January 2018	-17,497	-436,707	0	-39,840	**-476,547**
Additions	-11,894	-83,350	0	-12,946	**-96,296**
Releases	2,624	88,433	0	11,422	**99,855**
At 31 December 2018	**-26,767**	**-431,624**	**0**	**-41,364**	**-472,988**
Net book value:					
At 31 December 2018	**271,111**	**4,776,867**	**157,500**	**1,335,337**	**6,269,704**
At 31 December 2017	**263,453**	**4,075,659**	**157,500**	**802,631**	**5,035,790**

(1) The amounts signed but not yet disbursed disclosed off-balance sheet are respectively:

In relation to Shares and other variable-yield securities:

- for venture capital operations EUR '000 5,095,491 (2017: EUR '000 5,323,061);
- for investment funds EUR '000 3,362,284 (2017: EUR '000 2,649,089);

In relation to participating interests:

- for venture capital operations EUR '000 604,438 (2017: EUR '000 600,531).

(2) The amount of EUR '000 157,500 (2017: EUR '000 157,500) corresponds to the capital paid in by the Bank as at 31 December 2018 with respect to its subscription of EUR '000 900,440 to the capital of the EBRD (European Bank for Reconstruction and Development).

(3) The total amount includes only shares and other variable-yield securities.

As at 31 December 2018, the Bank holds 3.03% of the subscribed capital of the EBRD. Based on the audited 2017 EBRD financial statements prepared in accordance with International Financial Reporting Standards, the share of underlying net equity of the Bank in EBRD amounted to EUR 490 million (2017: EUR 467.5 million).

In EUR million	% held	Total own funds	Total net result	Total assets
EBRD (31.12.2016)[(1)]	3.03	15,558	811	56,277
EBRD (31.12.2017)	3.03	16,172	592	56,193

(1) In its 2017 financial statements, EBRD applied a change in accounting policy resulting in a restatement of 2016 total net result and 2016 total own funds. Respective values above have been updated accordingly.

Note F – Intangible and tangible assets (in EUR '000)

	Land	Luxembourg buildings	Furniture and equipment	Total tangible assets	Total intangible assets
Cost:					
At 1 January 2018	20,145	381,243	93,077	494,465	28,942
Additions	0	6,700	15,056	21,756	14,881
Disposals	0	0	-19,816	-19,816	-6,904
At 31 December 2018	**20,145**	**387,943**	**88,317**	**496,405**	**36,919**
Accumulated depreciation:					
At 1 January 2018	0	-176,966	-52,161	-229,127	-7,678
Depreciation	0	-9,792	-20,734	-30,526	-12,347
Disposals	0	0	19,816	19,816	6,904
At 31 December 2018	**0**	**-186,758**	**-53,079**	**-239,837**	**-13,121**
Net book value:					
At 31 December 2018	**20,145**	**201,185**	**35,238**	**256,568**	**23,798**
At 31 December 2017	**20,145**	**204,277**	**40,916**	**265,338**	**21,264**

The Luxembourg buildings category includes cost relating to the construction of a new building for an amount of EUR '000 45,213 (2017: EUR '000 38,513), which is expected to be completed in 2023.

2018 FINANCIAL REPORT

Note G – Other assets and other liabilities (in EUR '000)

Other assets	31.12.2018	31.12.2017
Receivables on sale of Venture Capital Operations	16,573	19,655
Guarantee call receivable	21,775	430
Staff housing loans and advances(*)	1,552	2,485
Fair value of derivatives	6,874	7,680
Other(**)	28,111	132,060
Total	**74,885**	**162,310**

(*) The balance relates to staff housing loans disbursed previously to the Bank's employees by the Bank. Since 1999 these housing loans have been replaced by an arrangement with an external financial institution, whereby permanently employed staff members of the Group may be granted staff housing loans in accordance with the Group's Staff Regulations. The same interest rates, terms and conditions are applicable to all said employees.
(**) In 2018 the amount of EUR '000 144,895 referred to accrued commissions receivables (2017 EUR '000 88,548 classified in the caption "*Other*") were reclassified to "*Prepayments and accrued income*", under "*Mandates' commission receivable*" (Note I).

Other liabilities	31.12.2018	31.12.2017
Optional Supplementary Provident Scheme (Note L)	585,017	526,536
Personnel costs payable	117,579	114,925
Fair value of derivatives	3,428	10,941
Accounts payable and sundry creditors	51,268	53,349
Transitory account on loans	13,750	12,777
Payable on HIPC initiative	13,596	13,596
Western Balkans infrastructure fund	393	393
First Lost Piece Contribution	52,575	8,164
Other	26,241	23,036
Total	**863,847**	**763,717**

FINANCIAL REPORT **2018**

Note H – Subscribed capital, Group own funds and appropriation of profit

H.1. Consolidated own funds and appropriation of profit

Statement of movements in consolidated own funds (in EUR '000)	2018	2017
Share capital:		
- Subscribed capital	243,284,155	243,284,155
- Uncalled capital	-221,585,020	-221,585,020
- **Called capital**	**21,699,135**	**21,699,135**
- Capital called but not paid	0	-9,936
- **Paid in capital**	**21,699,135**	**21,689,199**
Reserves and profit for the year:		
Reserve fund:		
- Balance at beginning of the year	24,328,415	24,328,415
- Balance at end of the year	**24,328,415**	**24,328,415**
- Receivable from Member States	0	-16,047
- **Paid-in balance at end of the year**	**24,328,415**	**24,312,368**
Additional reserves:		
- Balance at beginning of the year	10,312,322	7,525,684
- Appropriation of prior year's profit(1,2)	700,540	2,803,271
- Changes in ownership interests (3)	-17,244	-16,633
- Balance at end of the year	**10,995,618**	**10,312,322**
Special activities reserve:		
- Balance at beginning of the year	7,504,091	6,776,060
- Appropriation of prior year's profit(1)	2,122,616	728,031
- **Balance at end of the year**	**9,626,707**	**7,504,091**
General loan reserve:		
- Balance at beginning of the year	2,700,556	3,305,458
- Appropriation of prior year's profit(1)	35,491	-604,902
- **Balance at end of the year**	**2,736,047**	**2,700,556**
Profit for the financial year attributable to equity holders of the Bank	**2,392,824**	**2,858,647**
Total consolidated own funds attributable to equity holders of the Bank	**71,778,746**	**69,377,183**

Equity attributable to minority interest (in EUR '000)	2018	2017
- Balance at 1 January	**899,004**	**833,433**
- Movement on reserves	-55,359	53,922
- Dividend paid to minority interest	-4,519	-9,842
- Appropriation of the result of the financial year	18,559	21,491
Total equity attributable to minority interest at 31 December	**857,685**	**899,004**

(1) On 24 April 2018, the Board of Governors decided to appropriate the profit of the Bank for the year ended 31 December 2017, which amounted to EUR '000 2,805,711 to the Additional reserves, the special activities reserve and the general loan reserve. The fact that amounts are being released from / added to the general loan reserve or the special activities reserve is the consequence of the evolution of the risks of the underlying operations.
(2) The difference between the statutory profit of the Bank and the consolidated profit of the Group amounting to EUR '000 52,936 was allocated to the "*Additional reserves attributable to the equity holders of the Bank*".
(3) This balance comprises EUR '000 -17,244 (2017: EUR '000 -16,633) resulting from the deconsolidation of EUMPF, as well as from purchases and sales of EIF shares.

H.2. Subscribed capital and reserves, called but not paid

On 1 July 2013, the subscribed capital increased from EUR 242,392,989,000 to EUR 243,284,154,500 by virtue of the contributions of Croatia, a new Member State that joined on 1 July 2013. The contributions of the new Member State to the Paid-in capital and to the Reserves amount to EUR 79.5 million and EUR 128.4 million respectively. The total amount to be paid by the new Member State has been equally spread over 8 instalments due on 30 November 2013, 30 November 2014, 30 November 2015, 31 May 2016, 30 November 2016, 31 May 2017, 30 November 2017, and 31 May 2018.

All instalments were settled in full, therefore the amount in the balance sheet under the caption "*Subscribed capital and reserves, called but not paid*" for the year ended 31 December 2018 is nil.

Statement of movements in own funds (in EUR '000)	31.12.2018	31.12.2017
Subscribed capital called but not paid (Croatia)	0	9,936
Reserves called but not paid (Croatia)	0	16,047
Total	**0**	**25,983**

2018 FINANCIAL REPORT

Note I – ‘Prepayments and accrued income’ and ‘Accruals and deferred income’ (in EUR ‘000)

Prepayments and accrued income:	31.12.2018	31.12.2017
Foreign exchange on currency swap contracts	8,652,346	8,281,162
Interest and commission receivable	7,847,367	7,729,280
Redemption premiums on swaps receivable(*)	154,285	157,017
Deferred borrowing charges	412,424	351,058
Mandates' commission receivable	189,716	69,870
Other	11,348	7,784
Total	**17,267,486**	**16,596,171**

Accruals and deferred income:	31.12.2018	31.12.2017
Interest and commission payable	8,259,577	8,640,163
Foreign exchange on currency swap contracts	9,014,183	9,888,606
Redemption premiums on swaps payable(*)	788,671	793,826
Deferred borrowing proceeds	718,796	838,045
Deferred income on loans	272,178	253,516
Interest subsidies received in advance	103,385	101,077
Prepaid management fees	88,778	54,406
Other	26,612	21,352
Total	**19,272,180**	**20,590,991**

(*) Redemption premiums on swaps receivable and payable represent end payments of the underlying swap agreements for those agreements which include such features.

FINANCIAL REPORT 2018

Note J – Amounts owed to credit institutions and customers with agreed maturity dates or periods of notice (in EUR '000)

J.1. Amounts owed to credit institutions

	31.12.2018	31.12.2017
Repayable on demand	4,122,978	4,953,852
Short term deposits	93,390	57,475
Total	**4,216,368**	**5,011,327**

J.2. Amounts owed to customers

	31.12.2018	31.12.2017
Overnight deposits	7,665	4,160
European Union and Member States' accounts:		
- For Special Section operations and related unsettled amounts	374,376	372,158
- Deposit accounts	1,409,042	1,546,248
Short term deposits	10,976	8,349
Total	**1,802,059**	**1,930,915**

Note K – Debts evidenced by certificates (in EUR '000)

In its financing activity, one of the Group's objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The caption "*Debts evidenced by certificates*" includes "*Debt securities in issue"* (securities offered to the general investing public) and "*Others*" (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2018 and 2017, together with the average rates and due dates.

Payable in	Outstanding at 31.12.2018	Average rate 2018(*)	Due dates	Outstanding at 31.12.2017	Average rate 2017(*)
EUR	242,302,683	1.88	2019/2057	233,246,441	2.00
USD	118,381,750	2.14	2019/2058	119,928,350	1.75
GBP	45,514,776	2.67	2019/2054	49,311,992	2.63
AUD	11,158,821	4.40	2019/2042	11,111,557	4.54
CHF	6,543,349	2.10	2019/2036	6,831,909	2.16
SEK	5,871,397	2.45	2019/2040	5,369,877	2.57
CAD	4,753,954	2.10	2019/2045	3,562,299	2.00
NOK	4,092,659	1.97	2019/2037	4,071,522	1.98
JPY	3,768,843	1.02	2019/2053	3,698,520	1.00
PLN	3,605,803	2.38	2021/2026	2,097,199	2.65
ZAR	3,059,007	7.66	2019/2032	3,778,963	7.83
TRY	2,937,200	8.94	2019/2027	4,008,066	8.23
MXN	1,689,482	5.63	2020/2027	1,007,979	4.96
NZD	469,043	3.37	2019/2023	459,941	3.74
CZK	379,935	2.57	2019/2034	410,718	2.18
HUF	281,014	0.18	2020/2021	290,658	0.07
RUB	213,259	6.71	2019/2020	230,574	6.75
DKK	123,760	3.46	2024/2026	124,133	3.46
HKD	116,152	2.47	2019/2021	12,974	4.96
CNY	63,491	3.88	2020/2020	12,801	3.28
RON	57,468	2.66	2019/2020	18,890	1.15
Total	**455,383,846**			**449,585,363**	

(*) Weighted average interest rates at the balance sheet date.

The principal and interest of certain structured borrowings are index linked to stock exchange indexes (historical value: EUR 500 million in 2018 EUR 500 million in 2017). All borrowings are fully hedged through structured swap operations.

The table below provides the movements in 2018 and 2017 for debts evidenced by certificates (including short-term commercial papers):

(In EUR million)	2018	2017
Balance at 1 January	449,585	470,923
Issuances during the year	102,839	123,644
Contractual redemptions	-99,771	-122,247
Early redemptions and buy-backs	-749	-810
Exchange adjustments	3,480	-21,925
Balance at 31 December	**455,384**	**449,585**

2018 FINANCIAL REPORT

Note L – Provisions – pension plans and health insurance scheme (in EUR '000)

The Group's main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Group covering all employees. All contributions of the Group and its staff are invested in the assets of the Group.

The pension plans and health insurance scheme provisions are as follows (in EUR '000):

	2018	2017
Staff pension plan:		
Provision at 1 January	**2,416,081**	**2,191,571**
Payments made during the year	-90,346	-77,489
Recognition of actuarial losses	119,596	82,300
Annual contributions and interest	231,177	219,699
Sub-total staff pension plan	**2,676,508**	**2,416,081**
Management Committee pension plan:		
Management Committee pension plan	37,226	36,489
Recognition of actuarial losses	1,465	1,485
Sub-total Management Committee pension plan	**38,691**	**37,974**
Health insurance scheme:		
Provision at 1 January	**312,083**	**262,636**
Payments made during the year	-19,836	-16,027
Recognition of actuarial losses	25,337	28,411
Annual contributions and interest	48,946	37,063
Sub-total health insurance scheme	**366,530**	**312,083**
Total provisions at 31 December	**3,081,729**	**2,766,138**

The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a defined-contribution pension scheme). The corresponding amount of EUR 585 million (2017: EUR 527 million) is classified under "*Other liabilities*" (Note G).

The provision in respect of future retirement and health insurance benefits was valued as at 30 September 2018 by an independent actuary using the projected unit credit method. The actuarial valuation was updated as at 31 December 2018 with an extrapolation ('roll forward' method) for the last three months of 2018, using the prevailing market rates of 31 December 2018 and the following assumptions (for the staff pension and medical plans):

- a discount rate of 2.18% (2017: 2.09%) for determining the actuarial present value of benefits accrued in the pension and health insurance schemes, corresponding to 21.90 year duration (2017: 22.88 year duration);
- in the light of past experience, the Bank estimates that the overall expected remuneration of post-employment reserves is set at a rate of 1.5% (2017: 1.5%) above the discount rate mentioned above;
- progressive retirement between the age of 55 and 65 (same as 2017);
- a combined average impact of the increase in the cost of living and career progression of 3.5% (2017: 3.5%);
- a variation in the probable resignation rate between 30% and 0% decreasing with age (same as 2017);
- a rate of adjustment of pensions of 1.75% per annum (2017: 1.75%);
- use of the ICSLT longevity table 2013 (same as 2017);
- a medical cost inflation rate of 3.75% per annum (2017: 4.0%); and
- a medical cost profile per age revised in 2018 to reflect past experience as well as the new reimbursement scale in effect on 1 January 2019.

The provisions for these schemes are adjusted when needed (Note A.2.11) according to the actuarial valuation, as per the tables above. Cumulative prior year actuarial deficits or surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the participants on a straight-line basis.

In 2017, the actuarial valuation of the pension plans and the healthcare scheme displayed an unrecognised loss of EUR '000 2,799,701. EUR '000 2,243,117 was reported in excess of the 10% corridor, and recognised over the expected average remaining service lives of the participants on a straight-line basis from 1 January 2018. Thus, the net loss recognised in 2018 is EUR '000 146,398.

In 2018, the actuarial valuation of the pension plans and the healthcare scheme displayed an unrecognised loss of EUR '000 2,621,374. EUR '000 2,051,063 was reported in excess of the 10% corridor, and the net loss which will be recognised in 2019 will be EUR '000 136,311.

Note M – Profit for the financial year

The appropriation of the balance of the statutory profit and loss account for the year ended 31 December 2018, amounting to EUR '000 2,339,052 will be submitted to the Board of Governors for approval by 26 April 2019. Please refer to the Preface to the Bank's Financial Statements for further details on the proposed Bank surplus for the financial year appropriation.

FINANCIAL REPORT **2018**

Note N – 'Interest receivable and similar income' and 'Interest payable and similar charges'

N.1. Net interest income (in EUR '000)

	2018	2017
Interest receivable and similar income:		
Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed income securities	805,337	760,523
Loans and advances to credits institutions and customers	7,438,463	7,297,054
Derivatives	16,480,225	15,299,723
Negative interest on interest bearing liabilities	624	51,422
Other	5,084	3,497
Total	**24,729,733**	**23,412,219**
Interest payable and similar charges:		
Amounts owed to credit institutions and customers	-28,799	-6,425
Debts evidenced by certificates	-10,380,600	-10,648,831
Derivatives	-10,355,209	-8,642,043
Negative interest on interest bearing assets	-641,941	-708,005
Other	-132,313	-116,292
Total	**-21,538,862**	**-20,121,596**
Net interest income	**3,190,871**	**3,290,623**

N.2. Geographical analysis of 'Interest receivable and similar income' (in EUR '000)

	2018	2017
EU countries		
United Kingdom	981,885	931,453
Spain	972,929	1,027,808
Poland	571,235	630,037
Italy	570,335	578,496
Greece	515,074	515,589
France	503,253	451,220
Germany	413,010	334,986
Austria	269,685	263,401
Portugal	236,249	257,552
Belgium	174,325	152,630
Netherlands	163,925	174,261
Hungary	154,918	172,129
Romania	90,401	100,416
Ireland	79,558	75,996
Sweden	75,017	95,272
Finland	71,241	70,219
Slovakia	66,514	66,304
Croatia	65,822	67,802
Czech Republic	48,779	32,904
Slovenia	48,635	52,717
Lithuania	44,605	47,289
Bulgaria	44,158	45,546
Denmark	23,416	12,531
Latvia	15,137	15,158
Cyprus	12,909	12,693
Malta	10,571	11,034
Estonia	4,712	4,710
Luxembourg	2,589	5,011
Total EU countries	**6,230,887**	**6,205,164**
Outside the European Union	1,025,007	1,002,148
Total	**7,255,894**	**7,207,312**
Income not analysed per country[1]	17,473,839	16,204,907
Total interest receivable and similar income	**24,729,733**	**23,412,219**

[1] Income not analysed by country:		
· Revenue from Long Term Hedge portfolios, loan substitutes and ABS portfolio EIF	220,473	180,168
· Revenue from Securities Liquidity portfolios and Operational Portfolio - EIF	105,642	118,173
· Revenue from money-market securities	479,222	462,182
· Revenue from money-market operations	183,193	141,164
· Income from derivatives	16,480,225	15,299,723
· Other	5,084	3,497
	17,473,839	**16,204,907**

2018 FINANCIAL REPORT

Note O – Commissions receivable (in EUR '000)

	2018	2017
Commissions on guarantees	109,179	80,279
Commissions on Investment Facility - Cotonou	49,993	47,447
Commissions on Jaspers	34,994	31,063
Commissions on InnovFin	12,367	30,429
Commissions on Jeremie/ESIF	12,341	8,124
Commission income on loans	10,644	5,025
Commissions on Jessica	8,931	9,691
Commissions on Yaoundé/Lomé conventions	2,027	2,459
Commissions on other mandates	121,081	133,024
Total	**361,557**(*)	**347,541**

(*) During 2018 an updated deferred income mechanism has been established by the Group, affecting current's year revenue recognition of commission on certain mandates by EUR '000 -12,984.

Note P – Net result on financial operations (in EUR '000)

	2018	2017
Net result on shares and other variable yield securities	-9,081	42,691
Net result on translation of balance sheet positions	-959	-3,074
Net result on repurchase of debts evidenced by certificates	-1,195	-2,999
Net result on derivatives	-14,823	26,590
Net result on debt securities portfolios (securities only)	-65,148	-57,394
Total net result on financial operations	**-91,206**	**5,814**

Note Q – Other operating income (in EUR '000)

	2018	2017
Reversal of previous year's unutilised accruals	4,311	8,776
Rental income	25	199
Other	2,969	2,063
Total	**7,305**	**11,038**

Note R – General administrative expenses (in EUR '000)

	2018	2017
Salaries and allowances(*)	-471,251	-431,465
Welfare contributions and other staff costs	-378,523	-339,895
Staff costs	**-849,774**	**-771,360**
Other general administrative expenses	-283,921	-258,604
Total general administrative expenses	**-1,133,695**	**-1,029,964**

(*) Of which the amount for members of the Management Committee is EUR '000 2,927 at 31 December 2018 and EUR '000 2,844 at 31 December 2017.

The number of persons employed by the Group was 3,899 at 31 December 2018 (3,682 at 31 December 2017).

Note S – Off-balance sheet special deposits for servicing borrowings

This item represents the amount of coupons and bonds due, paid by the Group to the paying agents, but not yet presented for payment by the holders of bonds issued by the Group.

FINANCIAL REPORT 2018

Note T – Fair value of financial instruments

At the balance sheet date, the Group records balance sheet financial instruments on the basis of their historical cost in foreign currency (apart from the security liquidity portfolio) representing the amount received in the event of a liability or the amount paid to acquire an asset. The fair value of the financial instruments (mainly loans, treasury, securities and borrowings) entered under assets or liabilities compared with their accounting value is shown in the table below:

At 31 December 2018 (in EUR million)	Accounting value	Fair value(*)
Financial assets:		
Cash in hand, balances with central banks and post office banks	142	142
Loans and advances to credit institutions and customers, excluding loan substitutes	482,943	506,591
Treasury bills and debt securities portfolios including loan substitutes (Note B.2)	50,038	50,337
Shares, other variable yield securities and participating interests (Note E)	6,541	8,991
Total financial assets	**539,664**	**566,061**
Financial liabilities:		
Amounts owed to credit institutions and customers (Note J)	6,018	6,017
Debts evidenced by certificates (Note K)	455,384	492,081
Total financial liabilities	**461,402**	**498,098**

(*) Fair value including accrued interest.

At 31 December 2017 (in EUR million)	Accounting value	Fair value(*)
Financial assets:		
Cash in hand, balances with central banks and post office banks	162	162
Loans and advances to credit institutions and customers, excluding loan substitutes	471,293	502,432
Treasury bills and debt securities portfolios including loan substitutes (Note B.2)	57,180	57,793
Shares, other variable yield securities and participating interests (Note E)	5,299	7,245
Total financial assets	**533,934**	**567,632**
Financial liabilities:		
Amounts owed to credit institutions and customers (Note J)	6,942	6,941
Debts evidenced by certificates (Note K)	449,585	493,111
Total financial liabilities	**456,527**	**500,052**

(*) Fair value including accrued interest.

2018 FINANCIAL REPORT

Note U – Risk management This note presents information about the Group’s exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are: • • Credit risk - the risk of loss resulting from client or counterparty default and arising from credit exposure in all forms, including settlement risk; Interest rate risk - the risk that an investment's value will change due to a change in the absolute level of interest rates, in the shape of the yield curve or in any other interest rate relationship; Liquidity and funding risk - the risk that the Group will be unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price; Foreign exchange rate risk - the risk of an investment's value changing due to changes in currency exchange rates; and Operational risk - the risk of loss resulting from inadequate or failed processes or systems, human factors or due to external events that are neither market-nor credit-related, which includes legal risk but excludes strategic and reputational risks. • • • U.1. Risk Management Organisation Each entity within the Group has its own management and control of risks. Risk management information presented in this note will distinguish between the Bank and the Fund. Moreover, the Bank has established within its Risk Management Directorate the Regulation & EIB Group Risk Department to strengthen the risk management of the overall Group. The high-level principles of the Bank’s risk management on a consolidated level are set out in the Group Risk Management Charter, which is intended to provide a Group-wide view of the Group’s risks and an integrated approach to risk management. U.1.1. Risk Management Organisation of the Bank The Bank’s objective is to analyse and manage risks so as to obtain the strongest possible protection for its assets, its financial result, and consequently its capital. While the Bank is generally not subject to legislative acts and guidelines applicable to commercial banks issued or adopted by the EU institutions, bodies and agencies, (“EU Legislative Acts and Guidelines”), it has voluntarily decided to comply with these EU Legislative Acts and Guidelines to the extent determined by Best Banking Practice Guiding Principles, as published by the Bank. Within the Bank, the Risk Management Directorate (‘RM’) independently identifies, assesses, monitors and reports credit, market, liquidity, funding and operational risks to which the Bank is exposed. In order to preserve segregation of duties, RM is independent from the Front Office and provides second opinion on all proposals made which have risk implications. The Director General of RM reports to the Management Committee and meets regularly with the Audit Committee to discuss topics relating to credit, market, liquidity, funding and operational risks. He is also responsible for overseeing risk reporting to the Management Committee, the Risk Policy Committee and the Board of Directors. The management and monitoring of loans post signature is, for significant parts of the portfolio, the responsibility of Transaction Monitoring and Restructuring Directorate (’TMR’), a Directorate independent from RM. TMR focuses on monitoring higher risk counterparts and certain forms of security and it also manages transactions requiring particular attention. All TMR proposals with credit risk implications are subject to an independent second opinion by the RM. The following sections disclose the credit, market, liquidity and funding and operational risks to which the Bank is exposed on its activities performed at own risk. For additional details, please refer to the EIB Group Risk Management Disclosure Report. U.1.1.1. Risk measurement and reporting system The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an on-going basis as market practice develops. Systems are in place to control and report on the main risks inherent in the Bank’s operations, i.e. credit, market, liquidity and funding, and operational risks. Risks are assessed and measured both under normal circumstances and under possible stressed conditions, with the purpose to quantify their impact on the Bank’s solvency, liquidity, earnings and operations. Risk measurements combine metrics of capitalisation, earnings, liquidity, exposure to market and operational risk. Detailed information on credit, ALM, liquidity, financial and operational risks is reported to the Management Committee and to the Board of Directors on a monthly basis. Such information is presented and explained to the Management Committee and to the Board of Directors’ Risk Policy Committee on a quarterly basis. U.1.1.2. The Bank’s risk tolerance The Bank has defined its risk tolerance level and set prudent boundaries for the risks arising from the pursuit of the Bank’s business strategy. In setting these boundaries, the Bank ensures that its risk profile is aligned with its business strategy and stakeholders’ expectations. As a public institution, the Bank does not aim to make profits from speculative exposures to risks. As a consequence, the Bank does not consider its treasury or funding activities as profit-maximising centres, even though performance objectives are attached to those activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore to ensure that all material financial risks are hedged. All new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. FINANCIAL REPORT 2018

U.1.1.3. Sustainability of revenue and self-financing capacity The Bank’s ALM policy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the ALM policy employs a medium to long term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long term yields and is not influenced by any short-term views on interest rates trends. This is accomplished by targeting a duration for the Bank’s own funds of between 4.5 and 5.5 years. The Asset/Liability Committee (‘ALCO’) provides a high-level discussion forum for considering the Bank’s ALM Strategy, loan rate setting principles and the financial risks arising from the activities of the Bank. U.1.2. Risk Management Organisation of the Fund (EIF) The mission of the Fund is to provide access to risk financing for small and mid-size enterprises (‘SME’) finance for start-up, growth and development essentially within the European Union. Most of the Private Equity (‘PE’), Venture Capital and Portfolio Guarantees, Securitisation & Microfinance (‘GSM’) operations for both entities of the Group are managed by the Fund. The Fund aligns its risk management systems to changing economic conditions. It therefore adapts them on an on-going basis as best market practices develop. Credit, market and operational systems are in place to control and report on the main risks inherent in its operations. Risk management is embedded in the corporate culture of EIF, based on a three-lines-of-defence model permeating all areas of EIF’s business functions and processes: (i) front office, (ii) independent risk functions and (iii) audit and assurance. Investment and Risk Committees (‘IRCs’) chaired by the Head of General Secretariat advise the Chief Executive and the Deputy Chief Executive on each and every transaction. IRCs quarterly meetings also oversee risk and investment-related aspects of the EIF portfolio, inter alia: approving transaction rating/grading, impairment and provisioning actions, relevant market risk events and potential stress testing. Finally, the IRCs oversee the Enterprise Risk arising from EIF’s role as a fund manager. Risk and Portfolio Management actions form part of the assurance process presided by the EIF Audit Board. Moreover, within the EIB Group context, the Fund’s Risk Management Department operates in regular contact with the Bank’s Risk Management Directorate, particularly with regard to the Group Risk Management Charter and to the Group risk exposure relating to guarantee and securitisation operations, the PE operations under the Bank’s Risk Capital Resources mandate (‘RCR’), the different windows under the Bank’s EIB Group Risk Enhancement Mandate (‘EREM’) and general EIF policy matters. The Fund’s treasury management has mostly been outsourced to the Bank under a treasury management agreement signed by both parties and mandating the responsible EIB services to perform selection, execution, settlement and monitoring of transactions. Management follows treasury guidelines annexed to the agreement, which mirror closely the relevant sections of the EIB’s own treasury guidelines. U.1.2.1. Risk assessment private equity Under its private equity operations, the Fund has a fund-of-funds approach, taking mostly minority equity participations in venture capital, private equity and mezzanine funds managed by mostly independent teams or acting under co-investment agreements in order to leverage further commitments from a wide range of investors. The Fund’s PE operations include investments in funds focussed on seed-and early-stage capital, but also investment in well-established funds targeting mid-, later-stage and mezzanine investments, which, generally speaking, have a lower risk profile. Over the last years, the Fund has developed a tool-set to design, manage and monitor portfolios of PE funds tailored to the dynamics of this market place. This tool-set is based on an internal model, the Grading-based Economic Model (‘GEM’), which allows the Fund to better assess and verify each funds’ but also each portfolio of funds’ valuations, risks and expected future cash flows and performances. Before committing to a PE fund, the Fund assigns a grading which is based on the outcome of an extensive due diligence performed by the Fund’s transaction team and reviewed by its risk management team. During the funds’ lifetimes, gradings are periodically reviewed with a frequency and intensity depending on the level of risk. These efforts, supported by the development of a proprietary IT system and an integrated software (front to back), improve the investment decision-making process and the management of the portfolio’s financial risks and of liquidity, in particular enabling forward-looking and stress-test based decision making. U.1.2.2. Risk assessment guarantees The Fund extends portfolio guarantees to financial intermediaries involved in SME financing and provides credit enhancement to SME securitisation transactions. By taking on these risks, it facilitates access to funding, and, in turn, it helps to finance SMEs. For its guarantee & securitisation business, over the last years, the Fund has developed a tool-set to analyse portfolio guarantees and structured finance transactions in line with best market practices. Before the Fund enters legally into a guarantee transaction, an internal rating is assigned to each new own risk guarantee transaction in accordance with the Fund’s Credit Risk Policy and Model Review Guidelines. The rating is based on internal models, which analyse and summarise the transaction’s credit quality (expected loss concept), considering not only quantitative parameters but also qualitative aspects. Guarantee transactions are monitored regularly, at least quarterly; their statuses are regularly reviewed by EIF IRCs which, depending on their performances, may review their internal ratings. A four-eye principle applies throughout the process, with actions initiated by the front office and reviewed by Risk Management. 2018 FINANCIAL REPORT

The guarantees portfolio is valued according to a mark-to -model approach. The main impact on the valuation of the transactions in the portfolio stems from the assigned rating and the possible subsequent rating changes. The EIF’s monitoring follows potential negative rating migration and provides the basis for appropriate management of transactions.The Fund’s stress testing methodology is applied at the outset of a transaction and throughout the life of the portfolio, i.e. its scenario analysis with regard to portfolio downgrades and defaults in the portfolio and related impacts on capital allocation and expected losses, as well as on the profit and loss. As is the case for PE, stress tests on the guarantee portfolio are presented regularly to the EIF Board of Directors. U.2. Credit risk Credit risk concerns mainly the Group’s lending activities and, to a lesser extent, treasury instruments such as fixed-income securities held in the investment and operational portfolios, certificates of deposit and interbank term deposits as well as the derivative transactions of the Group and the Fund’s guarantee transactions funded by own resources. No credit risk is attached to the Group’s venture capital operations, which are performed entirely through equity participations and are, hence, only exposed to market risk. The credit risk associated with the use of derivatives is analysed in the ‘Derivatives’ section (Note V). Credit risk is managed pursuant to detailed internal guidelines approved by the governing bodies. The purpose of these guidelines is to ensure that credit risk is managed prudently. As operations inside and outside the EU may have different risk profiles, there are separate guidelines for EU and non-EU activities. Whether or not a given entity is acceptable to the Bank as a counterpart in a lending operation is determined on the basis of a careful analysis and evaluation of the entity using quantitative and qualitative metrics but also relying on experience and expert judgment. The guidelines set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements that loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank's position is adequately safeguarded. In addition, via a counterparty and sector limit system, the credit guidelines ensure an acceptable degree of diversification in the loan portfolio. In order to ensure that the additional risk involved in complex or structured lending transactions is adequately analysed, quantified and mitigated, specific detailed guidelines have been developed in respect of certain types of operations complementing the general guidelines. The guidelines also set out the minimum credit quality of counterparties of derivatives and treasury transactions as well as the contractual framework for each type of transaction. The Fund manages exposures and risks in the frame of conservative policies deriving from statutory provisions and credit risk operational guidelines approved by the Fund’s Board of Directors or guidelines as set out under mandates. Credit guidelines undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Group may receive from its shareholders. Management of credit risk is based on an assessment of the level of credit risk vis-à-vis counterparties and on the level of security provided to the Group in case of the counterparty’s insolvency. The aggregate amount outstanding loans and guarantees granted by the Bank is limited at any time by its Statutory Gearing Ratio (Article 16.5 of Statute). For the purpose of calculating this ratio the Bank uses data drawn from the EU Accounting Directives (‘AD’) framework. At year-end 2018 EIB’s Statutory Gearing Ratio under EU Accounting Directive stand-alone accounts stood at 204% and under EU AD consolidated accounts stood at 207% (max. 250% under Article 16.5 of the Statute). U.2.1. Loans In order to measure and manage credit risk on loans, the Group has graded its lending operations according to generally accepted criteria, based on the quality of the borrower and, where appropriate, the security. The structure of borrowers and guarantors relating to the loan portfolio as at 31 December 2018 is analysed below, including undisbursed portions. Loans outside the European Union (apart from those under EIB Own-Risk Facilities (*)) are, as the last resort, secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). These guarantees are either Comprehensive (covering all risks) or limited to defined Political Risks (non-transfer of currency, expropriation, war or civil disturbance, denial of justice upon breach of contract). (*) Own-Risk Facilities are geographical or thematic lending frameworks decided by the Board of Governors pursuant to Article 16 (previously Article 18) of the Bank’s Statute. Currently under implementation are the Pre Accession Facility, the Neighbourhood Finance Facility, the EFTA Facility, the Climate Action and Environment Facility, the Strategic Projects Facility, the Eastern Partners Facility, the Energy Sustainability Facility and the Mediterranean Partnership Facility. Lending under these Facilities is from the Bank’s own resources and at the Bank’s full own risk. FINANCIAL REPORT 2018

The table below shows (in EUR million) the signed loans for projects inside and outside the European Union granted under the Facilities and under the risk-sharing operations:

Borrower / Guarantor	States	Public institutions	Banks	Corporates	Not guaranteed [1]	Total 2018	Total 2017
States	0	0	0	0	57,688	**57,688**	**56,424**
Public institutions	33,921	20,865	213	317	81,308	**136,624**	**134,746**
Banks	36,108	21,157	23,105	24,594	29,810	**134,774**	**146,083**
Corporates	9,568	7,238	12,057	34,223	100,825	**163,911**	**169,420**
Total 2018[2][3][4]	**79,597**	**49,260**	**35,375**	**59,134**	**269,631**	**492,997**	
Total 2017[2][3][4]	**85,612**	**50,482**	**42,422**	**62,827**	**265,330**		**506,673**

(1) These amounts include loans for which no formal guarantee independent of the borrower and the loan itself was required, the borrower's level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Group's right to access independent security.

(2) The loans in risk-sharing operations (credit enhanced by the Member States guarantee or the EU budget in the form of a political risk guarantee) amount to EUR 4,528 million as of 31 December 2018 (2017: EUR 5,202 million).

(3) This amount does not include signed loan substitutes (2018: EUR 20,725 million; 2017: EUR 20,188 million).

(4) These amounts exclude loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

The Group did not record value adjustments in 2017 and 2018 in respect of its EU sovereign and EU sovereign guaranteed exposure as at the year-end as the preferred creditor status of the Bank as well as of the EIF and the protection given by the Bank's Statute are deemed to guarantee a full recovery of the Group's assets upon maturity.

The disbursed exposure on borrowers located in the United Kingdom through the Group's lending activities, including guarantees, amounted to EUR 37.7 billion as at 31 December 2018 (2017: EUR 37.2 billion), while the disbursed exposure on foreign borrowers with a guarantor from the United Kingdom amounted to EUR 1.3 billion (2017: EUR 1.5 billion). The Group had no direct exposure to the United Kingdom acting as borrower neither at the end of December 2018 nor at the end of December 2017 whereas disbursed loans guaranteed by the United Kingdom amounted to EUR 2.1 billion as at the end of December 2018 (2017: EUR 2.1 billion).

The table below discloses information regarding the sovereign credit risk on loans granted inside and outside the European Union granted under the Facilities and the risk-sharing operations:

(in EUR million)	**2018**			**2017**		
	Acting as borrower		**Acting as guarantor**	**Acting as borrower**		**Acting as guarantor**
Country	Disbursed	Undisbursed	Signed	Disbursed	Undisbursed	Signed
Austria	0	0	45	0	0	77
Belgium	0	0	90	0	0	104
Bulgaria	846	350	0	858	350	0
Croatia	623	300	2,889	645	0	2,945
Cyprus	915	239	1,440	922	225	1,356
Czech Republic	1,679	0	43	2,005	0	80
Denmark	0	0	45	0	0	47
Estonia	454	215	114	472	215	118
Finland	20	0	84	51	0	98
France	0	0	2,905	0	0	2,410
Germany	0	0	1,459	0	0	1,412
Greece	7,714	414	7,571	7,882	300	7,691
Hungary	5,798	1,040	1,216	5,911	1,140	1,247
Ireland	1,195	470	1,154	950	490	1,198
Italy	3,108	1,150	3,075	2,967	400	4,513
Latvia	349	200	38	353	200	47
Lithuania	1,289	300	54	1,343	0	55
Luxembourg	300	0	59	150	150	66
Malta	0	72	285	0	72	301
Netherlands	0	0	80	0	0	80
Poland	8,958	852	16,561	9,694	1,872	16,417
Portugal	1,264	400	4,520	1,142	325	4,965
Romania	1,682	2,130	0	1,774	2,291	0
Slovakia	1,895	1,140	50	1,895	820	0
Slovenia	589	400	1,757	606	400	1,990
Spain	4,873	1,200	26,159	4,696	3	29,388
Sweden	0	0	44	0	0	44
United Kingdom	0	0	2,068	0	0	2,085
Non EU –Countries	1,379	1,886	5,792	1,099	1,756	6,878
Total	**44,930**	**12,758**	**79,597**	**45,415**	**11,009**	**85,612**

2018 FINANCIAL REPORT

The table below shows (in EUR million) the signed loans for projects outside the European Union (apart from Article 16 Facility and those falling under the Pre Accession Facility, the Neighbourhood Finance Facility, the EFTA Facility, the Climate Action and Environment Facility, the Strategic Projects Facility, the Eastern Partners Facility, the Energy Sustainability Facility and the Mediterranean Partnership Facility): Secured by: 31.12.2018 31.12.2017 Member States European Union budget(1) 4,064 43,508 3,580 42,831 (1) Of which EUR 4,528 million in risk-sharing operations (credit enhanced by the Member States guarantee or the EU budget in the form of a political risk guarantee) as explained above (2017: EUR 5,202 million). (2) Including loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States. (3) Financial guarantees that have been granted by the Bank for a total amount of EUR 454.1 million (2017: EUR 433.6 million), are secured by Member States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in table above. FINANCIAL REPORT 2018 Total(2)(3) 47,572 46,411

LOANS FOR PROJECTS OUTSIDE THE EUROPEAN UNION (in EUR million)

(including loans in the new Member States before accession)

BREAKDOWN OF LOANS SIGNED BY GUARANTEE

AGREEMENT	31.12.2018	31.12.2017
75% Member States global guarantee		
- ACP/OCT Group 4th Lomé Convention	0	1
- ACP/OCT Group 4th Lomé Convention/2nd Financial Protocol	58	84
Total 75% Member States global guarantee	**58**	**85**
75% Member States guarantee		
- Cotonou partnership agreement	371	385
- Cotonou partnership 2nd agreement	1,479	1,533
- Cotonou Protocol 3 - OR / ACP	2,138	1,558
- Cotonou Protocol 3 - OR / OCT	18	19
Total 75% Member States guarantee	**4,006**	**3,495**
Total Member States guarantee	**4,064**	**3,580**
100% European Union budget guarantee		
- ALA interim (100% guarantee) –153m	0	0
- CEEC –3bn - BG Decision 02.05.94	0	1
- Russia – 100 m - 2001-2005	25	27
- Russia – 500 m - 2004-2007	179	195
Total 100% European Union budget guarantee	**204**	**223**
75% European Union budget guarantee		
- Mediterranean Protocols	28	47
Total 75% European Union budget guarantee	**28**	**47**
70% European Union budget guarantee		
- South Africa – 375m – Decision 29.01.97	22	25
- ALA II – 900m	4	10
- Bosnia–Herzegovina – 100m 99/2001	32	38
- Euromed (EIB) –2 310m – Decision 29.01.97	56	83
- FYROM (Former Yugoslav Republic of Macedonia) – 150m – 1998/2000	19	25
- CEEC–3 520m–Decision 29.01.97	223	307
Total 70% European Union budget guarantee	**356**	**488**
65% European Union budget guarantee		
- South Africa – 825m – 7/2000-7/2007	132	161
- South Africa – Decision 2/2007–12/2013	415	543
- ALA III – 2 480m –- 2/2000 – 7/2007	187	242
- ALA Decision – 2/2007–12/2013	2,140	2,353
- Euromed II – 6 520m – 2/2000 –- 1/2007	1,936	2,406
- South Eastern Neighbours – 9 185m – 2/2000 – 7/2007	3,548	3,945
- Turkey special action – 450m – 2001-2006	116	122
- Turkey TERRA – 600m – 11/1999 – 11/2002	300	317
- PEV EE/CAS/RUS 1/2/2007 – 31/12/2013	2,291	2,472
- PEV MED 1/2/2007 – 31/12/2013	6,847	7,474
- Pre-Accession – 8 700m – 2007 – 2013	6,918	7,448
- Climate Change Mandate 2011 - 2013	1,353	1,616
- ELM Asia 2014-2020	837	624
- ELM Central Asia 2014-2020	182	182
- ELM East-Russia 2014-2020	4,659	4,252
- ELM Latin America 2014-2020	1,550	1,156
- ELM MED 2014-2020	5,818	4,661
- ELM Pre-Accession 2014-2020	2,994	1,902
- ELM RSA 2014-2020	272	197
- ELM ERI Private Mandate	325	0
- ELM ERI Public Mandate	100	0
Total 65% European Union budget guarantee	**42,920**	**42,073**
Total European Union budget guarantee	**43,508**	**42,831**
Total(1)	**47,572**	**46,411**

(1) Financial guarantees that have been granted by the Bank for a total amount of EUR 454.1 million (2017: EUR 433.6 million), are secured by Member States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in table above.

2018 FINANCIAL REPORT

Collateral on loans (in EUR million)

Among other credit mitigant instruments, the Group uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 22,969 million (2017: EUR 26,280 million), with the following composition:

As at 31 December 2018	Loan Financial Collateral (in EUR million)							
Moody's or equivalent rating	Bonds						Cash	**Total**
	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS		
Aaa	18	33	5	181	117	361	0	**715**
Aa1 to Aa3	1,225	89	4	962	164	0	0	**2,444**
A1	124	0	0	2,729	118	0	0	**2,971**
Below A1	14,476	0	412	32	824	0	0	**15,744**
Non-Rated	38	0	0	0	732	0	325	**1,095**
Total	**15,881**	**122**	**421**	**3,904**	**1,955**	**361**	**325**	**22,969**

As at 31 December 2017	Loan Financial Collateral (in EUR million)							
Moody's or equivalent rating	Bonds						Cash	**Total**
	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS		
Aaa	40	27	6	268	112	391	0	**844**
Aa1 to Aa3	239	7	18	561	395	0	0	**1,220**
A1	1,421	0	0	3,730	623	0	0	**5,774**
Below A1	14,005	0	1,644	43	1,447	0	0	**17,139**
Non-Rated	30	0	0	0	761	0	512	**1,303**
Total	**15,735**	**34**	**1,668**	**4,602**	**3,338**	**391**	**512**	**26,280**

A breakdown of disbursed loans outstanding (in EUR million) at 31 December according to the sectors of the contract is set out below:

Sector	**2018**	**2017**
Transports	131,009	129,953
Global Loans(1)	85,666	90,159
Energy	65,820	66,097
Health, education	33,087	33,753
Miscellaneous infrastructure	28,505	27,603
Water, sewerage	28,393	28,443
Industry	26,477	28,388
Services	16,413	15,816
Telecommunications	11,462	11,197
Agriculture, fisheries, forestry	3,639	3,544
Total (2)	**430,471**	**434,953**

(1) A global loan is a line of credit to an intermediary financing institution or a bank which then on-lends the proceeds, at its own risk, to finance small and medium-sized projects being undertaken by private or public sector promoters.
(2) This amount does not include disbursed loan substitutes (2018: EUR 20,445 million, 2017: EUR 19,921 million).

Arrears on loans

Amounts in arrears are identified, monitored and reported according to the procedures defined into the bank-wide "Financial Monitoring Guidelines and Procedures". These procedures on arrears follow-up are applied in a consistent manner to all loans managed by the EIB.

1. Arrears for loans not secured by a global/comprehensive guarantee of the European Union or Member States:

As of 31 December 2018, the arrears above 90 days on loans from own resources not secured by comprehensive guarantees of the European Union or Member States amount to EUR 176.4 million (2017: EUR 180 million).

The outstanding principal amount related to these arrears is EUR 214.5 million as of 31 December 2018 (2017: EUR 479.5 million). These arrears on loans are covered by a provision for impairment of EUR 177.6 million (2017: EUR 188.8 million).

FINANCIAL REPORT 2018

2a. Arrears for loans secured by global/comprehensive guarantees (callable) of the European Union or Member States:

For such loans, if an amount is overdue, the primary guarantee is first called, where available, otherwise the guarantee of the Member States or of the European Union is officially invoked.

As of 31 December 2018, these arrears above 90 days amount to EUR 2.3 million (2017: EUR 2.2 million).

2b. Arrears called for loans secured by global/comprehensive guarantees of the European Union or the Member States:

During 2018, EUR 134.0 million have been called under the guarantee of the European Union and nothing was called under the Member States guarantee. Corresponding amounts in 2017 were EUR 89.6 million and nil respectively.

During 2018, EUR 4.9 million of amounts previously invoked under the guarantees of the European Union or the Member States have been recovered. Corresponding amounts in 2017 were EUR 1.8 million.

Loan renegotiation and forbearance

The Group considers loans to be forborne loans (i.e. loans, debt securities and loan commitments) in respect of which forbearance measures have been extended. Forbearance measures consist of "concessions" that the Group decides to make towards an obligor who is considered unable to comply with the contractual debt service terms and conditions due to its financial difficulties, in order to enable the obligor to service the debt or to refinance, totally or partially, the contract. Forbearance measures occur in situations in which the borrower is considered unable to meet the debt service terms and conditions of the contract due to financial difficulties. Based on these difficulties, the Group decides to modify the debt service terms and conditions of the contract to allow the borrower sufficient ability to service the debt or refinance the contract, either totally or partially. Exposures shall be treated as forborne if a concession has been made, irrespective of whether (i) any amount is past-due, (ii) the exposure is classified as impaired or (iii) the exposure is classified as defaulted. Exposures shall not be treated as forborne when the obligor is not in financial difficulties.

In the normal course of business, the Loan Grading ('LG') of the loans in question would have deteriorated and the loans would have been included in the Watch List before renegotiation. Once renegotiated, the EIB will continue to closely monitor these loans. If the renegotiated payment terms will not recover the original carrying amount of the asset, the Bank will consider accounting for value adjustments in the profit and loss account. The corresponding value adjustment will be calculated based on the forecasted cash flows discounted at the original effective interest rate. The need for a value adjustment for all loans whose LG deteriorated to E- is assessed regularly; all loans with a LG of F require a value adjustment. Once the LG of a loan has improved sufficiently, the loan will be removed from the Watch List in line with the Bank's procedures.

Forbearance measures and practices undertaken by the Bank's restructuring team during the reporting period includes, but not limited to, extension of maturities, deferral of capital only, deferral of capital and interest, breach of material covenants and capitalisation of arrears.

Operations subject to forbearance measures are reported as such in the tables below.

(in EUR million)	**31.12.2018**	**31.12.2017**
Number of contracts subject to forbearance practices	61	51
Carrying values (incl. interest and amounts in arrears)	3,030	2,824
of which being subject to value adjustments	1,008	943
Value adjustments recognised	393	428
Interest income in respect of forborne contracts	95	83
Exposures written off (following the termination/sale of the operation)	66	3

		Forbearance measures					
(in EUR million)	**31.12.2017**	Extension of maturities	Deferral of capital and interest	Breach of material financial covenants	Other	Contractual repayment and termination [(1)]	**31.12.2018**
Public	1,032	0	0	23	0	-98	**957**
Bank	10	0	0	130	0	-1	**139**
Corporate	1,782	0	122	252	43	-265	**1,934**
Total	**2,824**	**0**	**122**	**405**	**43**	**-364**	**3,030**

[(1)] Decreases are explained by (i) repayments of capital, interest and amounts in arrears, (ii) write-off which occurred during the year on operations already considered as forborne as of 31 December 2017, (iii) termination during the year, and (iv) loss of control leading to a deconsolidation of one of the subsidiaries (i.e. EUMPF).

U.2.2. Treasury

The credit risk associated with treasury (securities, commercial paper, term accounts, etc.) is managed through selecting sound counterparties and issuers.

Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by the Management. These limits are reviewed regularly by the Risk Management Directorate.

The Group enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure if the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls credit risk associated with these activities by

2018 FINANCIAL REPORT

monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Group when deemed necessary.

Tripartite repo and reverse repo operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:

- delivery against payment;
- verification of collateral;
- the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian; and
- organisation of substitute collateral provided that this meets all the contractual requirements.

The table below provides a percentage breakdown of the credit risk associated with the securities in the Treasury portfolios and the money markets products (deposits and reverse repos) in terms of the credit rating of counterparties and issuers:

Moody's or equivalent rating	Securities portfolio %		Money Market Products %	
	31.12.2018	31.12.2017	**31.12.2018**	31.12.2017
Aaa	**8**	15	**40**	32
Aa1 to Aa3	**29**	41	**22**	30
A1 to A3	**53**	26	**36**	34
Below A3	**10**	18	**2**	4
Total	**100**	**100**	**100**	**100**

Collateral on treasury transactions

Collateral received

The treasury transactions include EUR 8,481 million (2017: EUR 7,951 million) of bilateral and tripartite reverse repurchase agreements. Bilateral and tripartite repurchase agreements stood at nil at 31 December 2018 (2017: nil). These transactions are governed by tripartite agreements, for which the exposure is fully collateralised, at transaction level with subsequent call for additional collateral or release in accordance with the underlying agreement (replaces). The market value of the collateral portfolio at 31 December 2018 is EUR 8,786 million (2017: EUR 8,275 million), with the following classification:

	Tripartite Agreements Collateral (in EUR million)					
At 31 December 2018	Bonds					
Moody's or equivalent rating	Government	Supra-national	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	**Total**
Aaa	310	118	3,596	226	587	**4,837**
Aa1 to Aa3	561	170	0	368	0	**1,099**
A1	127	0	0	294	0	**421**
Below A1	1,844	0	0	585	0	**2,429**
Total	**2,842**	**288**	**3,596**	**1,473**	**587**	**8,786**

	Tripartite Agreements Collateral (in EUR million)					
At 31 December 2017	Bonds					
Moody's or equivalent rating	Government	Supra-national	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	**Total**
Aaa	519	562	1,056	100	73	**2,310**
Aa1 to Aa3	723	95	91	291	0	**1,200**
A1	366	0	0	54	0	**420**
Below A1	3,687	19	21	618	0	**4,345**
Total	**5,295**	**676**	**1,168**	**1,063**	**73**	**8,275**

Securities deposited

In the context of the Eurosystem's monetary policy operations, the EIB deposited securities with the Central Bank of Luxembourg with a market value of EUR 3.1 billion as at 31 December 2018 (2017: EUR 3.1 billion).

U.2.3. Guarantees granted by the Group in respect of loans granted by third parties

Credit risk arising from the Group's guarantees and securitisations transactions funded by own resources is managed by risk management policies covered by the Statute and the Credit Risk Policy Guidelines.

At year-end of 2018, the signed exposure guaranteed by the Group amounted to EUR 18.5 billion (2017: EUR 15.8 billion) out of which there is EUR 8.9 billion (2017: EUR 7.6 billion) of disbursed exposure of the loans guaranteed and such provisions on guarantees amount to EUR 30.0 million (2017: EUR 55.4 million).

FINANCIAL REPORT 2018

The Credit Risk Policy Guidelines ensure that the Group continues to develop a diversified guarantee portfolio in terms of product range, geographic coverage, counterparty exposure, obligor exposure, industry concentration and also set out the capital allocation rules based on the ratings of the exposures. Concentration risk is limited because of the granular nature of the Group’s transactions; typically the underlying portfolios are highly diversified in terms of single obligor concentration, sectors, and also with regard to regional diversification. To cover concentration risk, the Group has strict limits (based on capital allocation) for individual transactions and on originator level (maximum aggregate exposures for originators and originator groups). In the context of the Group’s guarantee operations, the credit risk is tracked from the very beginning on a deal-by-deal basis whilst adopting a different model analysis approach depending on the granularity and homogeneity of the underlying portfolios. The industry sector exposures are analysed on a deal-by-deal basis through their impact on the ratings assigned by the Group to each transaction or tranche. For instance, dependent on the financial model to analyse the transaction, industry exposures can be reflected in implicit correlation or can be indirectly captured through the assumption on default rate volatility, as a key model input variable. Furthermore, concentration exposures are analysed in the context of each deal using qualitative measures such as current status and forecast for sectors with high concentrations in the portfolio. Exceptionally, some deals have a concentrated exposure in the same (broad) sector. This is typically captured through increased credit enhancement (e.g. subordination) to the benefit of the Group. Typically, deals with replenishing features have portfolio criteria, such as maximum single obligor, maximum top five obligors, and maximum industry concentration levels. Furthermore, the consideration of sector exposures is part of the Group’s overall portfolio analysis. Counterparty risk is mitigated by the quality of the Group’s counterparties which are usually major market players. The Group performs additional on-site monitoring visits to ensure compliance with procedures and processes during the transaction life. Stress-test scenarios for the portfolio of guarantees, including extreme case assumptions, are regularly carried out to determine the ability of the capital base to sustain adverse shocks. U.3. Interest rate risk Interest rate risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in repricing and maturity characteristics of the different asset, liability and hedge instruments. In measuring and managing interest rate risk, the Group refers to the relevant key principles of the Basel Committee on Banking Supervision (‘BCBS’) and the European Banking Authority (‘EBA’). The main sources of interest rate risk are: repricing risk, yield curve risk, basis risk and spread risk. An interest rate risk that is particularly relevant for the Group is spread risk. Spread risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to movements in the funding or lending spread of the Group. The Group manages its global structural interest rate position on the basis of a notional reference portfolio. Financial indicators and controls for the rest of the activities outside this portfolio only relate to the risks, which are not transferred to it via the transfer pricing system which therefore remain with their respective activities, such as the equity risk in the venture capital activity or the interest rate or credit risks taken in the treasury portfolios predominantly managed for yield-enhancement purposes. U.3.1. Value-at-Risk for the own funds of the Group The Group’s ALM strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Group. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Group’s growth. This overall objective is achieved by investing the Group’s own funds according to a medium to long-term investment profile, implying an own funds duration target within the range 4.5 – 5.5 years. Apart from the duration target for own funds, the Group’s balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to constrain market risk to minimum levels. The Risk Management Directorate quantifies the Value at Risk (‘VaR’) of own funds for both interest rates (IR) and foreign exchange (FX) risk factors. This is a parametric VaR calculated using the Riskmetrics methodology, where volatility and correlation data are computed internally on the basis of historical market data. It is measured on the Group’s positions using a 99% confidence level and a one-day time horizon. As at 31 December 2018, the VaR of the Group’s own funds amounted to EUR 119 million (2017: EUR 186 million), of which IR VaR of the Group amounted to EUR 122 million (2017: EUR 188 million), the FX VaR of the Group amounted to EUR 7 million (2017: EUR 17 million). The evolution of the VaR of the Group’s own funds since 2017 reflects the effective decrease of the volatility of the risk factors and not a change in the risk profile of the Group’s positions. More generally, the VaR does not purport to measure the worst loss that could be experienced. For this reason, it is complemented by regular stress testing using interest rate shocks. As of 31 December 2018, the impact of a 200 basis point upward parallel shift of the interest rate curves would reduce the economic value of own funds by EUR 7.80 billion (2017: EUR 7.87 billion). Among the financial instruments in the Group’s portfolio, some deals (borrowings and associated swaps) present callability options and may be redeemed early, introducing uncertainty as to their final maturity. At cash flow level all such borrowings are fully hedged by swaps so that they can be considered synthetic floating rate notes indexed to Libor/Euribor. Below is a summary of the features of the Group’s callable portfolio as of 31 December 2018 and 31 December 2017, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved: 2018 FINANCIAL REPORT

By funding currency (after swaps):

31.12.2018 (in EUR million)	EUR	JPY	USD	Total
EUR Pay Notional	-2,645	-23	-2,660	-5,328
Average maturity date	06.08.2043	09.02.2032	05.02.2038	20.10.2040
Average expected maturity	15.04.2028	26.11.2030	30.07.2027	11.12.2027

31.12.2017 (in EUR million)	EUR	JPY	USD	Total
EUR Pay Notional	-2,679	-21	-2,810	-5,510
Average maturity date	17.11.2042	09.02.2032	17.04.2037	27.12.2039
Average expected maturity	13.06.2028	11.02.2029	16.10.2025	04.02.2027

By risk factor involved:

31.12.2018		Risk factor		Total
(in EUR million)	FX level	IR curve level	IR curve shape	
EUR Pay Notional	-651	-4,538	-139	-5,328
Average maturity date	01.11.2037	15.07.2041	16.09.2030	20.10.2040
Average expected maturity	09.11.2027	05.03.2028	04.10.2020	11.12.2027

31.12.2017		Risk factor		Total
(in EUR million)	FX level	IR curve level	IR curve shape	
EUR Pay Notional	-712	-4,659	-139	-5,510
Average maturity date	27.09.2037	10.08.2040	16.09.2030	27.12.2039
Average expected maturity	05.06.2026	22.05.2027	21.09.2020	04.02.2027

U.3.2. Interest rate risk management for the Group

The sensitivity of earnings quantifies the amount of net interest income that would change during the forthcoming 12 months if all interest rate curves would rise by one percentage point or decrease by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that the Group accepts within the approved limits.

With the positions in place as of 31 December 2018, the earnings would increase by EUR 123.3 million (2017: EUR 118.1 million) if interest rates were to increase by 100 basis points and decrease by EUR 118.7 million (2017: EUR 111.7 million) if interest rates were to decrease by 100 basis points.

The Group computes the sensitivity measure with a dedicated software that simulates earnings on a deal by deal basis. The sensitivity of earnings is measured on an accruals basis and is calculated under the "ongoing" assumption that, over the time horizon analysed, the Group realises the new loan business forecast in the Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Earnings are simulated on monthly timely basis, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricing according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the current practice, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Group's business. The administrative costs are projected according to the forecasts of the Operational Plan.

The sensitivity of the EIF is computed by taking into consideration all the positions present in the EIF treasury and loan portfolio managed by the Group on a deal by deal basis. Each fixed rate treasury asset is assumed to be reinvested at maturity in a new asset with the same residual life of the previous one as of end of year's date. Positions in floating rate treasury assets are assumed to have quarterly repricing.

U.4. Liquidity risk

Liquidity risk refers to the ability of the Group to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk.

Funding liquidity risk is connected to the risk for the Group to be unable to refinance the asset side of its balance sheet and to meet payment obligations punctually and in full out of readily available liquid resources. Funding liquidity risk may have an impact on the volatility in the economic value of, or in the income derived from Group's positions, due to potentially increasing immediate risks to meet payment obligations and the consequent need to borrow at unattractive conditions.

Market liquidity risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices. Such an inability may force early liquidation of assets at unattractive prices when it would be better to avoid such liquidation. This risk is tied to the size of the position compared to the liquidity of the instrument being transacted, as well as to potential deterioration of market availability and efficiency.

FINANCIAL REPORT 2018

Liquidity risk management of the Bank Liquidity risk is managed in order to ensure the regular functioning of the Bank’s core activities at reasonable cost. The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. In contrast to commercial banks, the EIB does not have retail deposits but relies on its access to capital markets to raise the funds it on-lends to its clients. The Bank manages the calendar of its new issues so as to maintain a prudential liquidity buffer. Liquidity planning takes into account the Bank’s needs to service its debt, make disbursements on loans and cash inflows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, whose disbursements typically take place at the borrowers’ request. The Bank further assures management of liquidity risk by maintaining a sufficient level of short-term liquid assets and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The Bank's total liquidity ratio (liquidity as a percentage of the next 12 months projected net cash flows) must at all times exceed 25%. The Bank has in place a Contingency Liquidity Plan (‘CLP’), which specifies appropriate decision-making procedures and corresponding responsibilities. The CLP has been benchmarked against the “Principles for Sound Liquidity Risk Management and Supervision” by the Basel Committee on Banking Supervision (September 2008). The CLP is subject to ad-hoc updates and is presented to the Management Committee annually for approval. Regular stress-testing analyses tailored to the specific business model of the EIB are executed as a part of the liquidity risk monitoring and drive the size of the Bank’s liquidity buffer. On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains deposits to cover the minimum reserve requirement. Liquidity risk management of the Fund Liquidity risk is managed in such a way as to protect the value of the paid–in capital, ensure an adequate level of liquidity of the Fund to meet possible guarantee calls, private equity commitments and administrative expenditure and earn a reasonable return on assets invested with due regard to minimisation of risk. Liquidity risk measurement The table hereafter analyses the assets and liabilities of the Group by maturity on the basis of the period remaining between the balance sheet date and the contractual maturity date. Assets and liabilities for which there is no contractual maturity date are classified under "Maturity undefined". 2018 FINANCIAL REPORT

Liquidity risk (in EUR million)

Maturity at 31 December 2018	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Total 2018
Assets:						
Cash in hand, balances with central banks and post office banks	142	0	0	0	0	**142**
Treasury bills and other bills eligible for refinancing with central banks	6,654	8,065	12,154	6,909	0	**33,782**
Other loans and advances:						
- Current accounts	945	0	0	0	0	**945**
- Credit institutions	47,417	3,977	0	0	0	**51,394**
- Customers	405	48	0	0	0	**453**
	48,767	4,025	0	0	0	**52,792**
Loans:						
- Credit institutions	3,088	11,581	56,595	44,353	10	**115,627**
- Customers	4,374	19,126	98,497	192,468	59	**314,524**
	7,462	30,707	155,092	236,821	69	**430,151**
Debt securities including fixed-income securities	5,560	4,932	3,489	2,275	0	**16,256**
Shares, other variable-yield securities and participating interests	0	0	0	0	6,541	**6,541**
Other assets	1,067	770	4,280	2,747	8,758	**17,622**
Total assets	**69,652**	**48,499**	**175,015**	**248,752**	**15,368**	**557,286**
Liabilities:						
Amounts owed to credit institutions	4,216	0	0	0	0	**4,216**
Amounts owed to customers	1,802	0	0	0	0	**1,802**
Debts evidenced by certificates	34,308	36,857	209,204	175,015	0	**455,384**
Capital, reserves, profit and minority interest	0	0	0	0	72,636	**72,636**
Other liabilities	1,046	1,741	5,313	1,703	13,445	**23,248**
Total liabilities	**41,372**	**38,598**	**214,517**	**176,718**	**86,081**	**557,286**

Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties and the Bank as well has the right to call the related bonds before maturity. If the Group were to exercise all the call options on its bonds at their next contractual exercise date, cumulated early redemptions for the period 2019 - 2021 would amount to EUR 3.2 billion.

Liquidity risk (in EUR million)

Maturity at 31 December 2017	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Total 2017
Assets:						
Cash in hand, balances with central banks and post office banks	162	0	0	0	0	**162**
Treasury bills and other bills eligible for refinancing with central banks	13,239	8,306	11,963	8,000	0	**41,508**
Other loans and advances:						
- Current accounts	938	0	0	0	0	**938**
- Credit institutions	30,288	3,610	0	0	0	**33,898**
- Customers	1,679	63	0	0	0	**1,742**
	32,905	3,673	0	0	0	**36,578**
Loans:						
- Credit institutions	2,403	12,038	57,710	49,390	19	**121,560**
- Customers	3,806	18,243	99,720	191,340	46	**313,155**
	6,209	30,281	157,430	240,730	65	**434,715**
Debt securities including fixed-income securities	6,145	2,870	3,935	2,722	0	**15,672**
Shares, other variable-yield securities and participating interests	0	0	0	0	5,299	**5,299**
Other assets	1,097	1,138	3,480	2,784	8,573	**17,072**
Total assets	**59,757**	**46,268**	**176,808**	**254,236**	**13,937**	**551,006**
Liabilities:						
Amounts owed to credit institutions	5,011	0	0	0	0	**5,011**
Amounts owed to customers	1,931	0	0	0	0	**1,931**
Debts evidenced by certificates	34,735	31,634	217,182	166,034	0	**449,585**
Capital, reserves, profit and minority interest	0	0	0	0	70,302	**70,302**
Other liabilities	786	1,598	6,697	1,601	13,495	**24,177**
Total liabilities	**42,463**	**33,232**	**223,879**	**167,635**	**83,797**	**551,006**

FINANCIAL REPORT **2018**

U.5. Foreign exchange rate risk

The foreign exchange (FX) risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to adverse movements of foreign exchange rates. The Group is exposed to a foreign exchange risk whenever there is a currency mismatch between its assets and liabilities.

In compliance with its Statute, the EIB does not engage in currency operations not directly required to carry out its lending operations or fulfil commitments arising from loans or guarantees granted by it.

Mismatches of currencies in the asset-liability structure of the Group are kept within tight limits.

The foreign exchange risk implicit in interest margin accruing in currencies different from EUR is regularly hedged. The hedging programme addresses the interest rate loan margins expressed in USD and in GBP for the next 3 years on a rolling basis.

Foreign exchange position (in EUR million)

Currency at 31 December 2018	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2018
Assets:						
Cash in hand, balances with central banks and post office banks	142	0	0	0	0	**142**
Treasury bills and other bills eligible for refinancing with central banks	28,863	2,478	2,416	25	4,919	**33,782**
Other loans and advances:						
- Current accounts	861	44	7	33	84	**945**
- Credit institutions	38,245	616	5,249	7,284	13,149	**51,394**
- Customers	409	0	0	44	44	**453**
	39,515	660	5,256	7,361	13,277	**52,792**
Loans:						
- Credit institutions	93,864	2,024	12,174	7,565	21,763	**115,627**
- Customers	250,342	35,263	9,269	19,650	64,182	**314,524**
	344,206	37,287	21,443	27,215	85,945	**430,151**
Debt securities including fixed-income securities	4,101	1,966	2,771	7,418	12,155	**16,256**
Shares, other variable-yield securities and participating interests	5,205	712	421	203	1,336	**6,541**
Other assets	16,652	372	338	260	970	**17,622**
Total assets	**438,684**	**43,475**	**32,645**	**42,482**	**118,602**	**557,286**
Liabilities:						
Amounts owed to credit institutions	3,877	1	251	87	339	**4,216**
Amounts owed to customers	1,671	4	70	57	131	**1,802**
Debts evidenced by certificates:						
- Debt securities in issue	234,328	45,409	117,355	44,611	207,375	**441,703**
- Others	7,974	106	1,027	4,574	5,707	**13,681**
	242,302	45,515	118,382	49,185	213,082	**455,384**
Capital, reserves, profit and minority interest	72,636	0	0	0	0	**72,636**
Other liabilities	21,523	919	382	424	1,725	**23,248**
Total liabilities	**342,009**	**46,439**	**119,085**	**49,753**	**215,277**	**557,286**
Off balance sheet currency swaps	**-96,633**	**2,937**	**86,426**	**7,270**	**96,633**	
Net position	**42**	**-27**	**-14**	**-1**	**-42**	

2018 FINANCIAL REPORT

Foreign exchange position (in EUR million)

Currency at 31 December 2017	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2017
Assets:						
Cash in hand, balances with central banks and post office banks	162	0	0	0	0	**162**
Treasury bills and other bills eligible for refinancing with central banks	36,941	1,362	3,205	0	4,567	**41,508**
Other loans and advances:						
- Current accounts	849	36	5	48	89	**938**
- Credit institutions	25,882	257	1,140	6,619	8,016	**33,898**
- Customers	614	0	0	1,128	1,128	**1,742**
	27,345	293	1,145	7,795	9,233	**36,578**
Loans:						
- Credit institutions	101,632	2,023	11,494	6,411	19,928	**121,560**
- Customers	249,871	34,702	9,959	18,623	63,284	**313,155**
	351,503	36,725	21,453	25,034	83,212	**434,715**
Debt securities including fixed-income securities	2,892	2,583	4,692	5,505	12,780	**15,672**
Shares, other variable-yield securities and participating interests	4,246	673	227	153	1,053	**5,299**
Other assets	16,305	342	181	244	767	**17,072**
Total assets	**439,394**	**41,978**	**30,903**	**38,731**	**111,612**	**551,006**
Liabilities:						
Amounts owed to credit institutions	4,704	0	259	48	307	**5,011**
Amounts owed to customers	1,708	7	75	141	223	**1,931**
Debts evidenced by certificates:						
- Debt securities in issue	225,341	49,205	118,961	42,223	210,389	**435,730**
- Others	7,906	107	967	4,875	5,949	**13,855**
	233,247	49,312	119,928	47,098	216,338	**449,585**
Capital, reserves, profit and minority interest	70,302	0	0	0	0	**70,302**
Other liabilities	24,155	879	287	-1,144	22	**24,177**
Total liabilities	**334,116**	**50,198**	**120,549**	**46,143**	**216,890**	**551,006**
Off balance sheet currency swaps	**-105,284**	**8,269**	**89,594**	**7,421**	**105,284**	
Net position	**-6**	**49**	**-52**	**9**	**6**	

U.6. Operational risk

Operational Risk is the risk of loss resulting from inadequate or failed processes or systems, human factors or due to external events that are neither market- nor credit-related, which includes legal risk but excludes strategic and reputational risks.

Operational risk is inherent in the Group's activities and can manifest itself in various ways, including human factors, inappropriate employee behaviour, cyber and technology related events, inadequate or failed processes, business interruptions or security, failure of information systems, the third party outsourcing failures or fraudulent acts. The goal is to keep operational risk at minimum levels in light of the Group's financial strength, the characteristics of its businesses and the markets in which it operates.

The Operational Risk Management ('ORM') is responsible for defining the operational risk framework and related policies while the responsibility for implementing the framework lies with the Bank's Departments. The key elements of the framework of Best Banking Practices ('BBP')as recommended by Basel Committee on Banking Supervision ('BCBS') are risk identification, assessment, monitoring as well as risk control and mitigation.

The Group employs an assessment methodology that takes into account all available information including internal loss history, scenario analysis and the business and control environment through a set of operational risk indicators organized in scorecards. Specifically, operational risk provides oversight of the significant operational risk events that have or could lead to actual operational risk losses and areas of emerging risk. The EIB uses the Statistical Analysis System ('SAS') to monitor on an on-going basis operational risk exposures and loss events by major business processes. In addition, a statistical model and a Value at Risk ('VaR') calculation engine complete the operational risk environment.

The management of operational risk is carried out at all levels within the organisation and is the responsibility of all the various Departments of the Bank.

In terms of reporting, all information concerning operational risk internal loss history, scenario analysis and operational risk indicators are regularly forwarded to the President, Directors General and Audit Committee and the report on the activities of the New Products Committee ('NPC') to senior management at the Bank.

FINANCIAL REPORT **2018**

Note V – Derivatives

The Group uses derivative instruments mainly as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. Derivatives are contractual financial instruments, the value of which fluctuates according to trends in the underlying assets, interest rates, exchange rates or indices. Derivatives transactions are not used for trading, but only in connection with fund-raising and for the reduction of market risk exposure.

The majority of the Group's swaps are concluded with a view to hedging specific bond issues, as part of its resource-raising operations (funding activity). All swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature.

The Group also enters into swaps as part of its hedging operations on loans, treasury, or for the global Assets and Liabilities Management ('ALM') position (ALM hedging activity) (see note V.1.).

The Group also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements (see Note V.2.).

Future contracts (futures) can be used in the context of the treasury activities, to hedge the exposure deriving from some investments in government bonds. Futures are standardised derivatives, negotiated on regulated markets, and they do not fall within the general policy for counterparty risk measurement and control.

Forward rate agreements are used by the Bank to hedge the interest rate risk of its short-term treasury position.

V.1. Funding and ALM derivatives

The derivatives used in the context of funding and ALM hedging activities are:

- Currency swaps;
- Interest rate swaps; and
- Structured swaps.

V.1.1. Currency swaps

Currency swaps are contracts under which it is agreed to convert funds raised in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates.

The Group enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Group will obtain the amounts needed to service the borrowing in the original currency.

The following table shows the maturities of currency swaps (excluding short-term currency swaps – see Note V.2.), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Currency swaps at 31 December 2018 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2018
Notional amount (receivable)	40,522	107,503	41,882	20,958	**210,865**
Fair value (i.e. net discounted value including CVA and DVA)(*)	-617	-244	2,124	1,435	**2,698**

Currency swaps at 31 December 2017 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2017
Notional amount (receivable)	36,128	108,446	40,132	19,371	**204,077**
Fair value (i.e. net discounted value including CVA and DVA)(*)	35	-1,717	1,995	1,423	**1,736**

(*) Including the fair value of macro-hedging currency swaps which stood at EUR 1,513 million as at 31 December 2018 (2017: EUR 500 million).

V.1.2. Interest rate swaps

Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa.

Interest rate swaps enable the Group to modify the interest rate structure of its borrowing portfolio and other portfolios in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous conditions of access to certain capital markets with its counterparties.

2018 FINANCIAL REPORT

The following table shows the maturities of interest rate swaps (including synthetic swaps, whereby interest computed in a foreign currency is synthetically converted to EUR), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Interest rate swaps at 31 December 2018 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2018
Notional amount	58,521	207,711	137,869	131,579	**535,680**
Fair value (i.e. net discounted value including CVA and DVA)(*)	248	3,110	5,350	152	**8,860**

Interest rate swaps at 31 December 2017 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2017
Notional amount	44,391	202,704	126,652	136,260	**510,007**
Fair value (i.e. net discounted value including CVA and DVA)(*)	-350	4,158	4,267	1,345	**9,420**

(*) Including the fair value of macro-hedging interest rate swaps which stood at EUR -406 million as at 31 December 2018 (2017: EUR -333 million).

V.1.3. Structured swaps

The Group does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Group enters into borrowing contracts and loans encompassing notably interest rate or stock exchange index options. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk.

The table below further details the number, value and notional amounts of structured swaps:

	Early termination embedded		Stock exchange index		Special structure coupon or similar	
	2018	2017	**2018**	2017	**2018**	2017
Number of transactions	**156**	136	**1**	1	**266**	306
Notional amount (in EUR million)	**5,796**	5,490	**500**	500	**21,420**	19,437
Net discounted value (in EUR million)	**376**	444	**-28**	-33	**-2,473**	-2,461

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

V.1.4. Derivatives credit risk mitigation policy

The credit risk with respect to derivatives lies in the loss that the Group would incur if the counterparty is unable to honour its contractual obligations.

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Group against losses arising from the use of such instruments.

- **Contractual framework:**

All of the Group's derivative transactions are concluded in the contractual framework of ISDA Swap Agreements and where applicable Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types.

- **Counterparty selection:**

The minimum rating at the outset is set at A3. The EIB has the right of early termination if the rating drops below a certain level.

FINANCIAL REPORT 2018

- **Collateralisation:**

  - Exposures (exceeding limited thresholds) are collateralised by cash and bonds.
  - Complex and illiquid transactions could require collateralisation over and above the current market value.
  - Both the derivatives portfolio with individual counterparties and the collateral received are regularly monitored and valued, with a subsequent call for additional collateral or release.

The market value of collateral received for swaps amounts to EUR 15,174 million as at 31 December 2018 (2017: EUR 16,279 million), with the following composition, detailed based on the nature of the collateral and based on Moody's equivalent rating:

Swap collateral (in EUR million)				
Moody's equivalent rating	Bonds		Cash	**Total 2018**
	Government	Agency, supranational, covered bonds		
Aaa	1,870	1,628	0	**3,498**
Aa1 to Aa3	3,684	0	0	**3,684**
A1 to A3	1,355	0	0	**1,355**
Baa1 to Baa3	2,046	0	0	**2,046**
Below Baa3	468	0	0	**468**
Non-Rated	0	0	4,123	**4,123**
Total 2018	**9,423**	**1,628**	**4,123**	**15,174**

Swap collateral (in EUR million)				
Moody's equivalent rating	Bonds		Cash	**Total 2017**
	Government	Agency, supranational, covered bonds		
Aaa	2,877	1,517	0	**4,394**
Aa1 to Aa3	2,430	0	0	**2,430**
A1 to A3	96	0	0	**96**
Baa1 to Baa3	4,419	0	0	**4,419**
Below Baa3	2	0	0	**2**
Non-Rated	0	0	4,938	**4,938**
Total 2017	**9,824**	**1,517**	**4,938**	**16,279**

- **Credit risk measurement for derivatives:**

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value.

The Group measures the credit risk exposure related to swaps and derivatives transactions using the Current Unsecured Exposure and the Potential Future Exposure for reporting and limit monitoring, and the Credit Risk Equivalent for capital allocation according to the recommendations of the Basel Committee on Banking Supervision ('BCBS') sponsored by the BIS.

The Group computes the Current Unsecured Exposure, which is the larger of zero and the market value of the portfolio of transactions within the netting set with a counterparty, less the value of collateral received. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions in bankruptcy as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2018 the current unsecured exposure stood at EUR 746 million (EUR 364 million as of 31 December 2017).

In addition, the Group computes the Potential Future Exposure, which takes into account the possible increase in the netting set's exposure over the margin period of risk, which ranges between 10 and 20 days, depending on the portfolio of transactions. The EIB computes the Potential Future Exposure at 90% confidence level using stressed market parameters to arrive at conservative estimates. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2018 the Potential Future Exposure at origin stood at EUR 10,137 million (EUR 7,366 million as of 31 December 2017).

2018 FINANCIAL REPORT

- **Limits:**

The limit system for banks covers the Potential Future Exposure in 3 time buckets (under 1 year, between 1 and 5 years and over 5 years) and in 2 rating scenarios (current and downgrade below A3).

The derivatives portfolio is valued and compared against limits on a daily basis.

The following table provides a breakdown of counterparties by internal rating.

Grouped ratings	Percentage of nominal		Current Unsecured Exposure (in EUR million)		Potential Future Exposure (in EUR million)	
Moody's equivalent rating	**2018**	**2017**	**2018**	**2017**	**2018**	**2017**
Aaa	0.49%	0.32%	61	119	61	140
Aa1 to Aa3	24.13%	23.48%	490	224	2,748	1,904
A1 to A3	65.41%	65.33%	168	0	7,036	5,094
Below A3	9.97%	10.87%	27	21	292	228
Total	**100.00%**	**100.00%**	**746**	**364**	**10,137**	**7,366**

V.2. As part of liquidity management

The Group also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury portfolios in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

The notional amount of short-term currency swaps receivable stood at EUR 41,161 million at 31 December 2018 against EUR 43,942 million at 31 December 2017. The fair value of these contracts was EUR 36 million at 31 December 2018 (2017: EUR -23 million).

The notional amount of short-term currency forwards was EUR 539 million at 31 December 2018 (2017: EUR 585 million). The fair value of these contracts was EUR -2 million at 31 December 2018 (2017: EUR 39 million).

FINANCIAL REPORT **2018**

Note W – Conversion rates

The following conversion rates were used for drawing up the balance sheets at 31 December 2018 and 2017:

	31.12.2018	31.12.2017
Non-euro currencies of EU member states		
Bulgarian leva (BGN)	1.9558	1.9558
Czech koruna (CZK)	25.7240	25.5350
Danish kroner (DKK)	7.4673	7.4449
Pound sterling (GBP)	0.8945	0.8872
Hungarian forint (HUF)	320.9800	310.3300
Polish zloty (PLN)	4.3014	4.1770
Romanian lei (RON)	4.6635	4.6585
Swedish kronor (SEK)	10.2548	9.8438
Non-EU currencies		
Australian dollar (AUD)	1.6220	1.5346
Canadian dollar (CAD)	1.5605	1.5039
Swiss franc (CHF)	1.1269	1.1702
Chinese Yuan Renminbi (CNY)	7.8751	7.8044
Dominican Peso (DOP)	57.4037	57.1465
Egyptian pound (EGP)	20.4229	21.2725
Georgian Lari (GEL)	3.0417	3.1099
Hong Kong dollar (HKD)	8.9675	9.3720
Iceland Krona (ISK)	133.0500	124.7000
Japanese yen (JPY)	125.8500	135.0100
Kenyan shilling (KES)	116.2400	123.7000
Moroccan dirham (MAD)	10.9402	11.2144
Mexican peso (MXN)	22.4921	23.6612
Norwegian krone (NOK)	9.9483	9.8403
New Zealand dollar (NZD)	1.7056	1.6850
Serbia Dinars (RSD)	118.2000	118.2700
Russian ruble (RUB)	79.7153	69.3920
Tunisia Dinars (TND)	3.4210	2.9821
Turkish lira (TRY)	6.0588	4.5464
Taiwan Dollars (TWD)	34.9831	35.5849
Ukraine Hryvnia (UAH)	31.6750	33.7627
United States dollar (USD)	1.1450	1.1993
Franc CFA (XOF)	655.9570	655.9570
South African rand (ZAR)	16.4594	14.8054

2018 FINANCIAL REPORT

Note X – Related party transactions

X.1. Participating interest

The amounts included in the consolidated Financial Statements concerning participating interests are disclosed as follows:

(in EUR´ 000)	31.12.2018	31.12.2017
Participating interests	271,111	263,453
Result from participating interests	-9,270	-1,923
Participating interests- uncalled	604,438	600,531

X.2. Key Management Personnel

The Group has identified members of the Board of Directors, the Audit Committee, the Management Committee and the Directors General heading the different EIB organisational directorates as key management personnel.

Key management personnel compensation for the relevant reporting periods, included within General administrative expenses (Note R), is disclosed in the following table:

(in EUR '000)	2018	2017
Short-term benefits(1)	10,445	9,569
Post-employment benefits(2)	968	864
Termination benefits	720	2,344
Total	**12,133**	**12,777**

(1) Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee.

(2) Post-employment benefits comprise pensions and expenses for post-employment health insurance paid to members of the Management Committee and Directors General and other Directors.

Open balances with key management personnel as at 31 December 2018 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year-end:

(in EUR '000)	31.12.2018	31.12.2017
Pension plans and health insurance (Note L)	68,383	44,709
Other liabilities (Note G)	20,161	16,796

Note Y – Post balance sheet events

There have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the consolidated Financial Statements as at 31 December 2018.

FINANCIAL REPORT **2018**

Note Z – Management of third party funds Z.1. Investment Facility – Cotonou The Investment Facility, which is managed by the EIB, has been established under Cotonou Agreement on cooperation and development between the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility. Z.2. Guarantee Fund The Guarantee Fund for External Actions was set up in 1994 to cover defaults on loans and loan guarantees granted to non-Member States or for projects in non-Member States. The European Commission (‘EC’) entrusted the financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994 and the subsequent amendments to the Agreement. The EIB prepares separate financial statements for the Guarantee Fund. Z.3. NER300 The EIB supports the EC as an agent in the implementation of the NER 300 initiative - a funding programme for carbon capture and storage demonstration projects and innovative renewable energy technologies. The Facility covers two activities which are i) the monetisation of EU Allowance Units (‘EUAs’) and ii) the management and disbursement of cash received via the EUA monetisation activity. The EIB prepares separate financial statements for NER300. Z.4. InnovFin The InnovFin or “InnovFin-EU Finance for Innovators” is a joint initiative between the EIB, the EIF and the European Commission under the new EU research programme for 2014-2020 “Horizon 2020”. On 11 December 2013, Regulation (EU) N 1291/2013 of the European Parliament and the Council establishing Horizon 2020 – the Framework Programme for Research and Innovation (2014-2020) and repealing Decision N 1982/2006/EC (“Horizon 2020 Regulation”) was adopted. On 12 June 2014 the European Commission, the EIB and the EIF signed a Delegation Agreement establishing the financial instrument InnovFin. InnovFin consists of a series of integrated and complementary financing tools and advisory services offered by the EIB Group, covering the entire value chain of research and innovation (‘R&I’) in order to support investments from the smallest to the largest enterprise. The EIB prepares separate financial statements for the InnovFin. Z.5. Risk-Sharing Finance Facility (‘RSFF’) The RSFF has been established under the Co-operation Agreement that entered into force on 5 June 2007 between the EC on behalf of the European Union and the EIB. The RSFF aims to foster investment in research, technological development and demonstration, and innovation. As part of the RSFF, the EIF set up the Risk Sharing Instrument for Innovative and Research oriented SMEs and small Mid-Caps (‘RSI’). The RSI provides guarantees to banks and leasing companies for loans and financial leases to research-based small and medium-sized enterprises (‘SMEs’) and small Mid-Caps. The EIB prepares separate consolidated financial statements for the RSFF including RSI. Z.6. JESSICA (‘Holding Funds’) JESSICA (Joint European Support for Sustainable Investment in City Areas) is an initiative developed by the EC and the EIB, in collaboration with the Council of Europe Development Bank. JESSICA Holding Funds are used in the context of the JESSICA initiative. Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. As manager, EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for JESSICA. Z.7. Connecting Europe Facility (‘CEF’) The Connecting Europe Facility (‘CEF’) is a joint agreement between the EIB and the European Commission which aims to provide union financial assistance to trans-European networks in order to support projects of common interest in the sectors of transport, telecommunications and energy infrastructures. The Commission entrusted EIB with the implementation and management of the debt instrument under the CEF, which ensures continuity of the Loan Guarantee Instrument for TEN-T Projects (‘LGTT’) and to the Pilot phase of Project Bond Initiative (‘PBI’). The LGTT and PBI were merged together under the CEF on 1 January 2016. The CEF Delegation Agreement foresees an updated and common risk sharing arrangement. The EIB prepares separate financial statements for the CEF. Z.8. EU-Africa Infrastructure (‘EUAI’) Trust Fund The EUAI Trust Fund has been created under Trust Fund Agreement between the EC on behalf of the European Union as the Founding Donor and the EIB as Manager and is also open to Member States of the European Union that subsequently accede to that agreement as Donors. On 9 2018 FINANCIAL REPORT

February 2006, the EC and the EIB signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the EUAI Trust Fund. Z.9. Fund of Funds (‘JESSICA II’) The Fund of Funds (‘FoF’) consists of Decentralised Financial Instruments (‘DFIs”) financed by the European Structural and Investment Funds (the ‘ESIF’) from the Member States Operational Programmes during 2014-2020. The FoF facilitates access to finance for final recipients through the implementation of loans, equity and guarantees, in cooperation with selected Financial Intermediaries. As a fund manager, EIB gathers the funding (contributions) from the Managing Authorities and invests it via Financial Intermediaries, according to investment strategies agreed with the donors. The EIB prepares separate financial statements for each Fund of Fund. Z.10. European Structural Investment Fund (‘ESIF’) Under the European Structural Investment Fund (‘ESIF’), Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 2 ESIF Funding Agreements signed with Member States and regions: Basse-Normandie and Languedoc-Roussillon. The EIF prepares separate financial statements for ESIF. Z.11. COSME LGF & EFG To address the difficulties in access to finance for SMEs, COSME establishes the Loan Guarantee Facility (‘LGF’) and the Equity For Growth (‘EFG’). The LGF and the EFG aim to improve access to finance for SMEs in the form of debt and equity respectively. The Financial Instruments also include the mechanism of the EU Contribution under the SME Initiative. The EFG has been structured in the form of an equity financial instrument supporting Union enterprises growth and Research Innovation. The LGF has been structured in the form of a direct and indirect guarantee financial instrument. The objective of LGF is to contribute to the reduction of the structural shortcoming of the SME financing market and to support the creation of a more diversified SME finance market. Through direct and indirect guarantee, LGF aims to guarantee debt financing which addresses the particular difficulties that viable SMEs face in accessing finance. Furthermore, by guaranteeing the mezzanine tranche of eligible and transparent securitisation transactions, LGF aims to provide new avenues of financing for SMEs. The EIF prepares separate financial statements for the COSME LGF & EFG. Z.12. GF Greece The Fund is a joint initiative between the Hellenic Republic, the EC and the EIB and was set up to support the lending to SMEs in Greece. Established by using unabsorbed Structural Funds for Greece, the Fund will guarantee EIB loans to SMEs via partner banks in Greece. The EIB prepares separate financial statements for the GF Greece. Z.13. JEREMIE JEREMIE (The Joint European Resources for Micro to Medium Enterprises) is an initiative of the European Commission’s Directorate General for Regional Policy (DG Regio) and the EIB Group. The EIF prepares separate financial statements for the JEREMIE. Z.14. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP, IPA (Instrument for Pre-Accession),Turkey mandates and the guarantee component of the European Development Finance Institutions Private Sector Development Facility. Z.15. SME Initiative Romania During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Romania. Z.16. SME Initiative Italy During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Italy. FINANCIAL REPORT 2018

Z.17. InnovFin SME Guarantee In the context of the “Access to Risk Finance Programme” of Horizon 2020 and specific programme provides for the establishment of a financial instrument for debt and a financial instrument for equity. A Risk-Sharing facility called InnovFin SME Guarantee has been structured in the form of a guarantee, using the EU’s contribution for first defaulted amount taking and the risk-taking capacity of the EIF for second-Defaulted Amount taking. The objective of the Facility is to incentivise Intermediaries to extend loans or financial leases to small and medium sized enterprises and Small Mid-Caps with significant activities in Research, Development and Innovation. The EIF prepares separate financial statements for the InnovFin SME Guarantee. Z.18. European Neighbourhood and Partnership Instrument (‘ENPI’) The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through ENPI. The EIB prepares separate financial statements for ENPI. Z.19. MAP Equity Under the Multi-Annual Programme (MAP) for enterprises and entrepreneurship, the EIF manages resources on behalf and at the risk of the EC. The EIF prepares separate financial statements for MAP Equity. Z.20. DCFTA Initiative East (‘DCFTA’) The European Investment Bank and the European Commission signed on 19 December 2016 the Delegation Agreement for the Deep and Comprehensive Free Trade Area (‘DCFTA’). DCFTA Initiative East aims to strengthen economic development in the countries which have signed an association agreement with the EU - namely Georgia, Moldova and Ukraine - by providing targeted financial and technical support to small and medium-sized enterprises (SMEs) in these three countries. As part of the DCFTA, the EIF implements and manages the Guarantee Facility Window. The Guarantee Facility Window implemented and deployed by EIF consists of a first loss SME portfolio guarantee, in order to incentivise local intermediary banks to take on more risk and reach out underserved segments of the economy. The EIB prepares separate consolidated financial statements for the DCFTA including the Guarantee Facility Window. Z.21. SME Initiative Bulgaria During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Bulgaria. Z.22. Partnership Platform for Funds (‘PPF’) The PPF is an EIB-managed multi-region, multi-contributor and multi-sector Platform incorporating multiple funds, and was established considering the need to increase financial flows for sustainable development, and building on the successful experience of the European Investment Bank. The funds under the PPF implemented in accordance with Platform Rules. The EIB prepares separate combined financial report for PPF. Z.23. SMEG 2007 In the SMEG 2007 under the Competitiveness and Innovation Framework Programme (CIP/SMEG 2007), the EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for the SMEG 2007. Z.24. SME Initiative Finland During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Finland. Z.25. Employment and Social Innovation (‘EaSI’) The EaSI Guarantee financial Instrument consists, inter alia, of the EaSI Microfinance Guarantee which is the successor to the micro-credit guarantees under the European Progress Microfinance facility (“Progress Microfinance”). It will extend the support given to microcredit providers under Progress Microfinance. 2018 FINANCIAL REPORT

In addition, the EaSI Guarantee financial Instrument consists of the EaSI Social Entrepreneurship Guarantee, which is a new product which will facilitate access to finance for social enterprises and support the development of the social investment market. The EIF prepares separate financial statements for the EaSI. Z.26. AECID This partnership agreement signed between the Kingdom of Spain (the Spanish Agency for International Development Cooperation (‘AECID’) and the EIB was set up to invest in operations in the countries covered by the FEMIP together with Mauritania (the "Southern Mediterranean region"), targeting mainly risk capital activities involving micro and small/medium sized enterprises as well as engaging in the wider development of the private sector in the region. The EIB prepares separate financial statements for the AECID. Z.27. GIF 2007 In the GIF 2007 under the Competitiveness and Innovation Framework Programme and the Technology Transfer Pilot Project (CIP/GIF 2007), the EIF is empowered to acquire, manage and dispose of investments, in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for the GIF 2007. Z.28. WB EDIF The Western Balkan Enterprise Development & Innovation Facility (‘WB EDIF’) is a joint initiative signed in December 2012 by the EC (‘DG ELARG’), EIB Group and the European Bank for Reconstruction and Development (‘EBRD’). It aims at improving access to finance for SMEs in the Western Balkans and to foster economic development in the region through the deployment of the Instrument for Pre-Accession Assistance (‘IPA’) funds. Within WB EDIF, EIF acts as platform coordinator, Trustee on behalf of the EC for the Enterprise Expansion Fund (‘ENEF’), Trustee on behalf of the EC for the Enterprise Innovation Fund (‘ENIF’), and manager of the Guarantee Facility. The EIF prepares separate financial statements for the WB EDIF. Z.29NPI Securitisation Initiative (‘ENSI’) The EIF and several National Promotional Institutions (‘NPIs’) including KfW, bpifrance, CDP, Malta Development Bank Working Group, IFD, ICO and BBB have launched the EIF-NPI Securitisation Initiative (‘ENSI’), a cooperation and risk sharing platform aiming at providing more funding to small and medium-sized enterprises (‘SMEs’) via the capital markets. The objective of this joint cooperation in SME Securitisation transactions is to stimulate the availability of finance to SMEs in Europe by revitalising the SME Securitisation market while catalysing resources from the private sector. This reflects the spirit of the European Fund for Strategic Investments aiming to achieve a much wider outreach in support of SMEs. Z.30. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund, which is managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Policy (‘ENP’) through targeted funding with particular focus on establishing better and more sustainable energy and transport interconnections, improving energy efficiency and promoting the use of renewable energy sources, addressing climate change as well as threats to the environment more broadly and promoting smart, sustainable and inclusive growth through support to SMEs, to the social sector including human capital development, and to municipal infrastructure development. The EIB prepares separate financial statements for the NIF Trust Fund. Z.31. FEMIP Trust Fund The FEMIP (Facility for Euro-Mediterranean Investment and Partnership) Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund. Z.32. Greater Anatolia Guarantee Facility (‘GAGF’) Under the GAGF signed in May 2010, the EIF manages the Instrument for Pre-Accession Assistance (IPA) funds allocated for the Regional Competitiveness Operational Programme by the European Union and Turkey. The facility provides tailor-made financial help to SMEs and micro-enterprises in Turkey’s least developed provinces in partnership with major Turkish banks. The EIF prepares separate financial statements for the GAGF. Z.33. REG It corresponds to Smart Finance for Smart Buildings (‘SFSB’) Malta and Irish Economic Robustness Investment Platform (‘Irish SMEs’) mandates. Irish SMEs is a mandate signed by the Irish Government with the EIF to set up an uncapped counter-guarantee with the Irish National Promotional Bank dedicated mainly to medium-term loans and to all SMEs supported by a structure similar to the SME Initiative, with national funds covering the First Loss Piece, EIB Group covering mezzanine (EIB through EFSI) and senior risk (EIB and potentially EIF). Smart Finance for Smart Buildings Programme (‘SFSB’), a joint initiative between the European Commission and the EIB Group that aims at fostering investment in energy efficient measures related to buildings for both households and businesses. However, due to the Maltese market FINANCIAL REPORT 2018 size, the scope of the mandate could be enlarged to energy efficiency measures not strictly related to buildings and, therefore, beyond the focus of the SFSB. Z.34. Heavily Indebted Poor Countries (‘HIPC’) Initiative The HIPC Initiative (the ’Initiative’) is an international debt relief mechanism that provides special assistance to the world's poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund. The principal objective of the Initiative is to reduce the debt burden of poor countries to sustainable levels. The EIB prepares separate financial statements for the Initiative. Z.35. Private Finance for Energy Efficiency Instrument (‘PF4EE’) The Private Finance for Energy Efficiency (‘PF4EE’) instrument is a joint agreement between the EIB and the European Commission that aims to address the limited access to adequate and affordable commercial financing for energy efficiency investments. The instrument targets projects which support the implementation of National Energy Efficiency Action Plans or other energy efficiency programmes of EU Member States. In December 2014 the European Commission and the EIB signed a Delegation Agreement establishing the financial Instrument PF4EE. The EIB prepares separate financial statements for the PF4EE. The EIF prepares separate financial statements for the PF4EE. Z.36. MAP Guarantee This resource is split equally between private equity and guarantee products. The equity segment known as ESU 1998 (‘G&E’) and ESU 2001 (‘MAP’) covers the ETF start-up investments. The guarantees segment known as SMEG 1998 G&E and SMEG 2001 MAP, provides guarantees against the beneficiary’s undertaking. The EIF prepares separate financial statements for the MAP Guarantee. Z.37. Cultural and Creative Sectors Guarantee Facility The financial instrument, set-up under Creative Europe - the main EU programme dedicated to the cultural and creative sectors - will be managed by the EIF on behalf of the European Commission. The initiative will allow the EIF to provide guarantees and counter-guarantees to selected financial intermediaries to enable them to provide more debt finance to entrepreneurs in the cultural and creative arena. Loans generated are expected to support more than ten thousand SMEs in a wide range of sectors such as audiovisual (including film, television, animation, video games and multimedia), festivals, music, literature, architecture, archives, libraries and museums, artistic crafts, cultural heritage, design, performing arts, publishing, radio and the visual arts. The EIF prepares separate financial statements for Cultural and Creative Sectors Guarantee Facility. Z.38. Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility The Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility is financed from the general budget of the European Union. Its main purpose is focused on providing access to equity and debt finance to SMEs in the Southern Neighbourhood region in order to support private sector development, inclusive growth and private sector job creation. The Facility comprises a Financial Instrument Window which consists of equity and debt finance instruments and Additional Tasks Window which consists of the technical assistance services. The EIB prepares separate financial statements for Financial Instrument Window. Z.39. InnovFin Private Equity The Horizon 2020 Financial Instruments aim to ease the access to risk financing for Final Recipients in order to support eligible Research and Innovation. This covers loans, guarantees, equity and other forms of risk finance. The Horizon 2020 Financial Instruments aim also to promote early-stage investment and the development of existing and new venture capital funds; improve knowledge transfer and the market for intellectual property; attracts funds for the venture capital market; and, overall; help to catalyse the transition from the conception, development and demonstration of new products and services to their commercialisation. The Horizon 2020 debt financial instrument also includes the implementation mechanism of the EU Contribution under the SME Initiative. The InnovFin Equity facility for early-stage aims at promoting early-stage investment and the development of existing and new venture capital funds providing equity finance for innovative enterprises, in particular in the form of venture or mezzanine capital in their early stage. The EIF prepares separate financial statements for the InnovFin Private Equity. Z.40. EPTA Trust Fund The EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility. The EIB prepares separate financial statements for the EPTA Trust Fund. Z.41. SME Initiative Malta In 19 January 2015, the European Commission, the EIB and the ElF signed an amendment to the Horizon 2020 delegation agreement setting out the terms and conditions applicable to certain terms of the dedicated window corresponding to the SME Initiative and the contribution of the EU to such dedicated windows of the H2020 Financial Instruments. SME Initiatives in Spain and Malta were launched in the previous year. The EIF prepares separate financial statements for SME Initiative Malta. 2018 FINANCIAL REPORT

Z.42. GEEREF (‘Fund and Technical Support Facility’) GEEREF (Global Energy Efficiency and Renewable Energy Fund) is a fund of funds set-up at the initiative of the EC. Its objective is to make investments in private equity funds that focus on the fields of renewable energy and energy efficiency in emerging markets (ACP, ALA and European Neighbour countries). The EIF also holds a technical assistance mandate for which related activities are implemented by the GEEREF front office. Z.43. Multi-Regional Guarantee Platform for Italy (‘AGRI’) The Italian Agri Platform was formally launched with the signing of the Funding Agreement between the EIF and 6 Italian Regions (Veneto, Emilia Romagna, Umbria, Campania, Calabria, Puglia). The Agriculture Platform in Italy is using Structural funds from European Agricultural Fund for Rural Development (‘EARFD’) to deploy the financial instrument using each participating Rural Development Programme (‘RDP’) resources to cover the first losses. The aim of the Platform is to steer the Regional Managing Authorities towards standard products, to foster new business at regional level while supporting new lending to farmers and agri-businesses. Z.44. European Fund for Strategic Investments (‘EFSI’) On the basis of applicable EFSI Regulations the European Commission and the EIB concluded agreements on the management of the EFSI, on the granting of the EU guarantee (the EFSI Agreement) as well as for the implementation of the European Investment Advisory Hub (‘EIAH’) (‘the EIAH Agreement’). Under the EFSI Agreement, the EC is providing an EU guarantee to EIB for projects supported by the EFSI. Assets covering the EU guarantee are directly managed by the European Commission. Projects supported by the EFSI are subject to the normal EIB project cycle and governance. In addition, EFSI has its own dedicated governance structure which has been set in place to ensure that investments made under EFSI remain focused on the specific objective of addressing the market failure in risk-taking which hinders investment in Europe. The EIAH aims to enhance the non-financial support for projects and investments. The EIAH consists of three complementary components: a) a point of entry to a wide range of advisory and technical assistance programmes and initiatives for public and private beneficiaries, b) a cooperation platform to leverage, exchange and disseminate expertise among partner institutions and c) a reinforcement or extension of existing advisory services or creation of new ones to address unmet needs. The EIB prepares separate financial statements for the EIAH. Z.45. National Promotional Institutions (‘NPI’) This is the second programme with CDP (Italy) Social Impact Investing in the framework of the partnership between EIF and CDP. The focus of this programme signed as of 29 November 2017 will be the domain of social finance in Italy. It is a multi-product tailored investment programme that will include equity investments into intermediaries, direct equity and debt investments. Z.46. Student Loan Guarantee Facility (‘Erasmus’) Under the European Structural Investment Fund (‘ESIF’), Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 2 ESIF Funding Agreements signed with Member States and regions: Basse-Normandie and Languedoc-Roussillon. The EIF prepares separate financial statements for the Student Loan Guarantee. Z.47. Natural Capital Finance Facility (‘NCFF’) The Natural Capital Finance Facility (‘NCFF’) is a joint agreement between the EIB and the European Commission which aims to address market gaps and barriers for revenue generating or cost saving projects that are aimed at preserving natural capital, including climate change adaptation projects and thereby to contribute to the achievement of EU and Member States' objectives for biodiversity and climate change adaptation. The EIB prepares separate financial statements for the NCFF. Z.48. Instrument for Pre-accession Assistance II (‘IPA II’) The Instrument for Pre-accession Assistance (‘IPA’) is the means by which the EU supports reforms in the 'enlargement countries' with financial and technical help. The pre-accession funds also help the EU reach its own objectives regarding a sustainable economic recovery, energy supply, transport, the environment and climate change, etc. The successor of IPA I, IPA II, will build on the results already achieved by dedicating EUR 11.7 billion for the period 2014-2020. The most important novelty of IPA II is its strategic focus. The Framework Partnership Agreement, signed at the end of the year 2015, is implemented by the EIB, allocating resources from DG NEAR via the signature of various “Specific Grant Agreements”. The EIB prepares financial statements for the specific grant agreements under IPA II. Z.49. Bundesministerium für Wirtschaft und Technologie The EIF manages funds on behalf of the German Bundesministerium für Wirtschaft und Technologie (Federal Ministry of Economics and Technology) and the European Recovery Programme. FINANCIAL REPORT 2018

Z.50. Polish Growth Fund-of-Funds (‘PGFF’) The Polish Growth Fund-of-Funds (‘PGFF’), signed in April 2013, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on Poland. It is funded jointly by the EIB Group and the Bank Gospodarstwa Krajowego. The EIF prepares separate financial statements for the PGFF. Z.51. SME Guarantee Facility The EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the European Union according to the Fiduciary and Management Agreement concluded with the European Union. The EIF prepares separate financial statements for SME Guarantee Facility. Z.52. European Technology Facility (‘ETF’) Under the ETF Start-Up Facility, the EIF is empowered to acquire, manage and dispose of ETF start-up investments, in its own name but on behalf of and at the risk of the EC. Z.53. Baltic Innovation Fund (‘BIF’) The Baltic Innovation Fund (‘BIF’), signed in September 2012, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on the Baltic region. It is funded jointly by the EIB Group and the following Baltic national agencies: Fund KredEx in Estonia, Latvijas Garantiju Agentiira in Latvia and lnvesticiju ir verslo garantijosin Lithuania. The EIF prepares separate financial statements for the BIF. Z.54. Research and Innovations Advisory (‘RDI Advisory’) The RDI Advisory was set up in partnership with the European Commission under a 7 year framework agreement signed in June 2014, as part of the InnovFin programme under Horizon 2020. It has two main lines of activity: (i) upstream project related advisory and (ii) horizontal activities destined to improve the overall framework conditions for RDI investments as well as the financing tools under Horizon 2020. The EIB prepares separate financial statements for the RDI Advisory. Z.55. SME Initiative for Spain On 26 January 2015 the Delegation Agreement between the Kingdom of Spain and European Investment Fund was signed. EIF will provide uncapped guarantees for new portfolios of debt finance to eligible SMEs and securitisation of existing debt finance to SMEs and other enterprises with less than 500 employees and/or new portfolios of debt finance to SMEs. The EU contribution to the SME Initiative for Spain, received by the EIF, is subject to the treasury asset management to be carried out by the EIB, which is governed by the signed Asset Management Side Letter between the European Investment Fund and the European Investment Bank. The EIF prepares separate financial statements for the SME Initiative for Spain. Z.56. Central Europe Fund of Funds (‘CEFoF’) The Central Europe Fund of Funds (‘CEFoF’) is a fund-of-funds initiative created by the European Investment Fund (‘EIF’) in close co-operation with the governments and national agencies of Austria, Czech Republic, Slovakia, Hungary and Slovenia (the CE countries) to boost equity investments into small and medium-sized enterprises (‘SMEs’) and small mid-caps across the region, establishing a sound market-based risk financing infrastructure, implementing the best market standards for equity investments in businesses and attracting institutional investors and investment managers to Central Europe. Z.57. European Parliament Preparatory Action (‘EPPA’) In 2010, the EIF signed the EPPA with DG REGIO. The EIF is providing risk capital and financial support for capacity building purposes in order to help a select number of microfinance institutions to reach a meaningful size and improve their prospects for sustainability. The EIF prepares separate financial statements for the EPPA. Z.58. Alpine Growth Investment Platform (‘AlpGIP’) In September 2017 EIF launched an innovative regional equity platform (non-corporate structure) targeting the late venture capital and growth segment in the EU Alpine Macroregion. The Italian regions Lombardia, Piemonte, Val d’Aosta and Alto Adige (Bolzano region) have already invested in the Platform other regions are expected to join at a later stage. Z.59. JASPERS JASPERS (Joint Assistance to Support Projects in European Regions) is a technical assistance facility between the EIB, the European Commission and the EBRD. It provides support to the majority of EU and Candidate Countries to help improve the quality of the major projects to be submitted for grant financing under the Structural and Investment Funds. JASPERS assistance may cover project preparation support, from identification to 2018 FINANCIAL REPORT submission of the request for EU grant finance; independent quality review of projects; horizontal assignments; strategic support: capacity building, including a Competence Centre; and implementation support. JASPERS’ work is organised in seven divisions (Roads; Rail, Air and Maritime; Water and Waste; Energy and Solid Waste; Smart Development; Networking and Competence Centre; and Independent Quality Review). In its first ten years of operations (2005-2015), JASPERS has assisted over 1000 projects. The investment value of the projects assisted by JASPERS and approved by the European Commission for grant financing is over EUR 72 billion. The EIB prepares separate financial statements for JASPERS. Z.60. GEEREF Under the Global Energy Efficiency and Renewable Energy Fund (‘GEEREF’), EIF has been acting since December 2007 as investment advisor. GEEREF is supported by the EC, the Federal Government of Germany and the Kingdom of Norway and its objective is to invest primarily in regional funds with assets in projects and companies involved in energy efficiency and renewable energy enhancing access to clean energy in developing countries and economies in transition. The GEEREF business development is formally delegated to the EIB under a sub-advisory agreement. Z.61. TTA Turkey TTA Turkey is an initiative designed by the EIF in cooperation with the Ministry of Science, Industry and Technology (‘MoSIT’), the Scientific and Research Council of Turkey (‘TUBITAK’), the Delegation of the European Union to Turkey and the DG Regional Policy of the European Commission. TTA Turkey is co-financed by the EU and the Republic of Turkey under the Regional Development Component of the Instrument for Pre-Accession Assistance (‘IPA’) funds and managed by EIF. TTA Turkey aims at achieving two objectives: setting-up a financially sustainable fund by facilitating the commercialisation of scientific research and development (‘R&D’) confined in universities and research centres and catalysing development of the technology transfer market in Turkey, with a particular emphasis on spill-overs to the less developed/developing regions of Turkey. Z.62. LfA-EIF Facility LfA-EIF Facility, signed in 2009, is a joint EIF and LfA Förderbank Bayern venture providing investments to support technology-oriented early and expansion stage companies in the region of Bavaria, Germany. Z.63. Mezzanine Dachfonds fur Deutschland (‘MDD’) The MDD in an investment programme signed in June 2013 and funded by the German Federal Ministry of Economics and Technology (‘BMWi’) and various institutions of the Federal states to subscribe into hybrid debt and equity funds investing in German Mid-Caps. Z.64. Technology Transfer Pilot Project (‘TTP’) Under the TTP, financed by the EC and signed in November 2008, the EIF has supported a technology transfer structure through pre-seed funding and seed funding. The EIF prepares separate financial statements for the TTP. Z.65. Green for Growth Fund (‘GGF’) The Green for Growth Fund was set up by the EIF in December 2009 and focuses on energy efficiency financings in South East Europe including Turkey. Z.66. G43 Trust Fund Under G43 Anatolian Venture Capital Fund, signed in August 2012, the EIF is entrusted with a mandate by Central Finance Unit of Turkey (‘CFCU’). It is dedicated to make investments in SMEs in South-Eastern Anatolia region of Turkey. The EIF prepares separate financial statements for the G43. FINANCIAL REPORT 2018

Statement of Special Section[1]

as at 31 December 2018 and 2017 (in EUR '000)

ASSETS	31.12.2018	31.12.2017
Turkey		
From resources of Member States		
Disbursed loans outstanding	0	0
Total[2]	**0**	**0**
Instrument for Pre-Accession ('IPA')		
From resources of Member States		
Disbursed loans outstanding	0	0
Total[3]	**0**	**0**
Mediterranean Countries		
From resources of the European Union		
Disbursed loans outstanding	**24,483**	**36,934**
Risk capital operations		
- amounts to be disbursed	29,260	29,260
- amounts disbursed	38,168	39,738
	67,428	**68,998**
Total[4]	**91,911**	**105,932**
African, Caribbean and Pacific State and Overseas Countries and Territories		
From resources of the European Union		
· Yaoundé Conventions		
Loans disbursed	71	352
Contributions to the formation of risk capital		
- amounts disbursed	419	419
Total[5]	**490**	**771**
· Lomé Conventions		
Operations from risk capital resources		
- amounts to be disbursed	0	0
- amounts disbursed	163,907	194,336
	163,907	**194,336**
Total[6]	**163,907**	**194,336**
Total	**256,308**	**301,039**

LIABILITIES	31.12.2018	31.12.2017
Funds under trust management		
Under mandate from the European Union		
- Financial Protocols with the Mediterranean Countries	62,651	76,672
- Financial Protocols with the instrument for Pre-Accession ('IPA')	0	0
- Yaoundé Conventions	490	771
- Lomé Conventions	163,907	194,336
- Other resources under the Lomé Conventions	0	0
	227,048	271,779
Under mandate from Member States	0	0
Total funds under trust management	**227,048**	**271,779**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	29,260	29,260
On operations from risk capital resources under the Lomé Conventions	0	0
Total funds to be disbursed	**29,260**	**29,260**
Total	**256,308**	**301,039**

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions as at 31 December 2018 EUR '000 277,143 (2017: EUR '000 299,159)
b) Under Financial Protocols signed with the Mediterranean Countries as at 31 December 2018 EUR '000 47,968 (2017: EUR '000 54,433)

In the context of the European Union – European Development Finance Institutions Private Sector Development Facility, the implementation agreement for the Guarantee Component was signed on 20 August 2014. Total amount of the EU guarantee issued is EUR '000 4,280 as at 31 December 2018 (2017: EUR '000 4,280). Total amount of the EU guarantee to be issued is EUR '000 38,920 as at 31 December 2018 (2017: EUR '000 38,920).

2018 FINANCIAL REPORT

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility ('NIF') Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations except for definite write-offs. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States.

Initial amount:			405,899
add:	exchange adjustments		20,547
less:	cancellations	215	
	repayments	426,231	
			-426,446
			0

Note (3): Initial amount of contracts signed for financing projects under the Instrument for Pre-Accession, for the account and at the risk of the European Union.

Initial amount:			29,640
less:	exchange adjustments	10,517	
	cancellations	0	
	repayments	19,123	
			-29,640
			0

Note (4): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union.

Initial amount:			840,457
less:	exchange adjustments	58,063	
	cancellations	164,335	
	repayments	526,148	
			-748,546
			91,911

Note (5): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union.

Loans on special conditions		139,483	
Contributions to the formation of risk capital		2,503	
Initial amount:			141,986
add:	capitalised interest	1,178	
	exchange adjustments	9,823	
			11,001
less:	cancellations	3,310	
	repayments	149,187	
			-152,497
			490

FINANCIAL REPORT 2018

Note (6): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Union: Loans from risk capital resources: Conditional and subordinated loans Equity participations Initial amount: add: 3,116,097 121,002 3,237,099 9,548 capitalised interest less: cancellations repayments exchange adjustments 741,465 2,285,449 55,826 -3,082,740 163,907 Loans from other resources: Initial amount: add: less: 16,500 58 exchange adjustments cancellations repayments 8,414 8,144 -16,558 0 2018 FINANCIAL REPORT 163,907

INDEPENDENT AUDITOR'S REPORT

To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK
98-100, boulevard Konrad Adenauer L-2950 Luxembourg

REPORT OF THE RÉVISEUR D'ENTREPRISES AGRÉÉ

Report on the audit of the consolidated financial statements

Opinion

We have audited the consolidated financial statements of EUROPEAN INVESTMENT BANK and its subsidiaries (the "Group"), which comprise the consolidated balance sheet as at 31 December 2018, and the consolidated profit and loss account and the consolidated cash flow statement for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies and other explanatory information.

In our opinion, the accompanying consolidated financial statements give a true and fair view of the consolidated financial position of the Group as at 31 December 2018, and of the consolidated results of its operations and its consolidated cash flows for the year then ended in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated financial statements of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the "Directives").

Basis for Opinion

We conducted our audit in accordance with the EU Regulation N° 537/2014, the Law of 23 July 2016 on the audit profession ("Law of 23 July 2016") and with International Standards on Auditing ("ISAs") as adopted for Luxembourg by the "Commission de Surveillance du Secteur Financier" ("CSSF"). Our responsibilities under those Regulation, Law and standards are further described in the « Responsibilities of "Réviseur d'Entreprises agréé" for the audit of the consolidated financial statements » section of our report. We are also independent of the Group in accordance with the International Ethics Standards Board for Accountants' Code of Ethics for Professional Accountants ("IESBA Code") as adopted for Luxembourg by the CSSF together with the ethical requirements that are relevant to our audit of the consolidated financial statements, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key audit matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of the audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

1 Value adjustments of loans and advances to customers and financial institutions

Description

As at 31 December 2018, the Group reports loans and advances accounted for at amortized cost of EUR 430,681 million representing 77% of total assets and recognized individually assessed value adjustments on loans amounting to EUR 530 million.

Management follows its Specific Provisioning Guidelines embedded in the Financial Monitoring Guidelines to estimate the level of specific provisions on loans and advances on an individual basis. Allowances for credit losses reflected the difference between the carrying loan amount and the present value of all the expected future cash-flows generated by the impaired asset. The Group neither applies general nor collective value adjustments.

FINANCIAL REPORT 2018

These loans and advances are not traded in an active market, therefore significant judgments and estimates are required to be applied by Management in its assessment of recoverable amount. Inappropriate judgments made in relation to the methodology and inputs used or the assumptions taken may have a material impact on the allowances for credit losses.

These critical judgements include matters such as the identification and assessment of potential indicators of impairment, as well as discounted cash flows forecast techniques, estimation of guarantees obtained, valuation of collaterals received and forbearance measures applied.

The key inputs and assumptions used by Management in its assessment of loan value adjustments are detailed in note A.1.2 to the consolidated financial statements as well as the accounting policy for the value adjustment in note A.2.7.1 and the detail of specific value adjustments in note D.2.

The loans and advances accounted for at cost are disclosed in note D.1 to the consolidated financial statements as well as the accounting policy for the loans and advances in note A.2.7.1.

How our audit addressed the area of focus

Our procedures included the assessment of Key controls over the approval, recording, monitoring and restructuring of loans and advances to customers, the loan grading process and the measurement of impairment allowances for individually assessed loans and advances.

For a sample of loans with specific allowances for credit losses, we evaluated the Bank's individual assessment of each loan and specifically challenged the Bank's assumptions used, including the value of realisable collateral and the estimated recoverability. Based on a retrospective review, we further critically assessed whether the Bank revised its estimates and assumptions for specific allowances established in prior years.

We also tested a sample of individually significant exposures potentially impaired for which no provision had been recorded as well as a sample of exposures which had not been identified by the Bank as being potentially impaired. For both types, we assessed whether appropriate consideration had been given to the collectability of future cash flows and the valuation of the underlying collaterals.

We assessed the disclosures in the financial statements in relation to impairment of loans and advances with reference to the requirements of the prevailing accounting standards.

2 Valuation of venture capital investments

Description

Venture capital investments, for which no quoted markets prices are available amount to EUR 5,048 million as at 31 December 2018. Out of this total amount, 92% are held by EIB and 8% by its subsidiary European Investment Fund (EIF).The portfolio is held by both EIB and EIF. Those investments are initially recorded at cost. Their carrying value is subsequently measured adjusted to the lower of cost or market value. The fair value of these unlisted investments is determined by applying the Group's percentage ownership in the underlying vehicle to the Net Asset Value ("NAV") reflected in the most recent report adjusted for cash flows. Unrealized losses due to administrative expenses and management fees for investments in existence for less than two years are not taken into consideration in determining the attributable NAV.

These investments are not traded in an active market, therefore significant judgments and estimates are required to be applied in the assessment of their fair value. Inappropriate judgments made in relation to the methodology and inputs used or the assumptions taken may have a material impact on the valuation of the investment portfolio.

The key inputs and assumptions used by Management in its assessment of the fair value of unlisted investments and accounting policies are detailed in note A.2.8 to the consolidated financial statements and the detail of venture capital investments in note E.2.

How our audit addressed the area of focus

Our procedures over the valuation of the venture capital investments were largely performed at the level of the subsidiary European Investment Fund (EIF) who is in charge for the valuation of EIBs venture capital portfolio and included, but were not limited to:

We obtained an understanding of EIF`s processes and controls for determining the fair valuation of investments in private equity investments. This included discussing with management of EIF the valuation governance structure and protocols around their oversight of the valuation process and corroborating our understanding by inspecting the Investment & Risk Committee minutes.

2018 FINANCIAL REPORT

We have identified key controls in the process, assessed the design adequacy and tested the operating effectiveness of some of these controls operated at the level of EIF. In addition, we obtained the ISAE 3402 report on EIF's internal controls, compared our understanding of identified key controls in the process and inspected the conclusions reached based on the testing of operating effectiveness of those controls and noted no observations or exceptions in the report, which allow us to rely on controls over valuation of venture capital investments.

We sought explanations from management where there are judgments applied in their application of the valuation guidelines, discussed and assessed their appropriateness. This included assessing the annual back-testing exercise on the accuracy of estimated fair values of venture capital investments valuation during the year and the prior year fair value, to further assess the reasonableness of the current year valuation assumptions used by management in performing the value adjustments assessment.

On a sample basis, we reconciled the latest available NAV statements provided by private equity fund managers to the value adjustment file prepared by EIF and we recalculated the mathematical accuracy of the unrealized results on the revaluation of investments on a sample basis.

Other information

The Management is responsible for the other information. The other information comprises the information included in the sections called "Highlights, Preface, Borrowing activities, Treasury Activities, EIB Statutory Bodies and Audit and control"; but does not include the consolidated financial statements and our report of "Réviseur d'Entreprises agréé" thereon.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report this fact. We have nothing to report in this regard.

Responsibilities of the Management and Those Charged with Governance for the consolidated financial statements

The Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with the general principles of the Directives, and for such internal control as the Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, the Management is responsible for assessing the Group's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the Management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

Responsibilities of the Réviseur d'Entreprises agréé for the audit of the consolidated financial statements

The objectives of our audit are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue a report of "Réviseur d'Entreprises agréé" that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the EU Regulation N° 537/2014, the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with the EU Regulation N° 537/2014, the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

- Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement

FINANCIAL REPORT 2018

resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation. • Obtain sufficient appropriate audit evidence regarding the financial information of the entities and business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the Group audit. We remain solely responsible for our audit opinion. • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the pur-pose of expressing an opinion on the effectiveness of the Group’s internal control. • Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Management. We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we iden-tify during our audit. • Conclude on the appropriateness of Management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncer-tainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our report of “Réviseur d’Entreprises agréé” to the related disclosures in the consolidated financial statements or, if such disclo-sures are inadequate, to modify our opinion. Our conclu-sions are based on the audit evidence obtained up to the date of our report of “Réviseur d’Entreprises agréé”. How-ever, future events or conditions may cause the Group to cease to continue as a going concern. We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communi-cate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards. From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our report unless law or regulation precludes public disclosure about the matter. • Evaluate the overall presentation, structure and content of the consolidated financial statements, including the Luxembourg, 14 March, 2019 KPMG Luxembourg, Société coopérative Cabinet de révision agréé S. Chambourdon 2018 FINANCIAL REPORT

STATEMENT BY THE AUDIT COMMITTEE The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. STATEMENT BY THE AUDIT COMMITTEE ON THE EIB’S CONSOLIDATED FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH THE GENERAL PRINCIPLES OF THE ‘DIRECTIVES’ The Audit Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having: the Financial Controller, the Directors General of Risk Management, Transaction Monitoring and Restructuring and Compliance, • met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the docu-ments which it deemed necessary to examine in the dis-charge of its duties, • designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, and in particular their independent Auditor’s Report, • received assurance from the Management Committee concerning the effectiveness of the internal control struc-ture and internal administration, • noted that the opinion of KPMG on the consolidated financial statements of the European Investment Bank for the year ended 31 December 2018 prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the ‘Directives’), is unqualified, and considering • the consolidated financial statements for the financial year ended 31 December 2018 adopted by the Board of Direc-tors at its meeting on 14 March 2019, • that the foregoing provides a reasonable basis for its state-ment and, • convened on a regular basis with the Heads of Directo-rates and relevant services including, • Articles 24, 25 & 26 of the Rules of Procedure, FINANCIAL REPORT 2018

to the best of its knowledge and judgement: confirms that the consolidated financial statements of the European Investment Bank, which comprise the consoli-dated balance sheet as at 31 December 2018, the consoli-dated profit and loss account and the consolidated cash flow statement for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies and other explanatory information, give a true and fair view of the consolidated financial position of the European Investment Bank as of 31 December 2018, and of the consolidated results of its operations and its consolidated cash flows for the year then ended in accordance with the general principles of the Directives. Luxembourg, 14 March, 2019 Audit Committee D. PITTA FERRAZ J. SUTHERLAND L. BALOGH M. MACIJAUSKAS V. IUGA P. KRIER U. CERPS J.H. MYLLERUP LAURSEN 2018 FINANCIAL REPORT

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EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS as at 31 December 2018 2018 FINANCIAL REPORT

Consolidated balance sheet

as at 31 December 2018 (in EUR '000)

Assets		31.12.2018		31.12.2017
1. **Cash in hand, balances with central banks and post office banks** (Note B.1)		**141,830**		**162,483**
2. **Treasury bills and other bills eligible for refinancing with central banks** (Note B.2)		**33,860,192**		**41,642,957**
3. **Loans and advances to credit institutions**				
a) repayable on demand	944,692		937,805	
b) other loans and advances (Note C)	51,401,120		33,889,316	
c) loans (Note D.1)	117,125,782		123,174,159	
d) impairment on loans and advances, net of reversals (Note D)	-206,273		0	
		169,265,321		**158,001,280**
4. **Loans and advances to customers**				
a) other loans and advances (Note C)	452,699		1,740,923	
b) loans (Note D.1)	332,971,984		334,098,532	
c) impairment on loans and advances, net of reversals (Note D)	-661,810		-409,657	
		332,762,873		**335,429,798**
5. **Debt securities including fixed-income securities** (Note B.2)				
a) issued by public bodies	3,924,922		7,060,841	
b) issued by other borrowers	12,372,822		8,704,556	
		16,297,744		**15,765,397**
6. **Shares and other variable-yield securities** (Note B.3)		**8,990,738**		**7,245,151**
7. **Derivative assets** (Note Q)		**42,738,221**		**43,861,007**
8. **Property, furniture and equipment** (Note E)		**256,568**		**265,338**
9. **Intangible assets** (Note E)		**23,798**		**21,264**
10. **Other assets** (Note G.1)		**68,009**		**154,631**
11. **Subscribed capital and reserves, called but not paid** (Note W.1)		**0**		**25,724**
12. **Prepayments**		**209,830**		**82,827**
Total assets		**604,615,124**		**602,657,857**

The accompanying notes form an integral part of these consolidated financial statements.

FINANCIAL REPORT **2018**

Consolidated balance sheet (continued)

as at 31 December 2018 (in EUR '000)

Liabilities and equity		31.12.2018		31.12.2017
Liabilities				
1. **Amounts owed to credit institutions** (Note H.1)				
a) repayable on demand	4,121,680		4,952,467	
b) with agreed maturity or periods of notice	93,459		57,526	
		4,215,139		5,009,993
2. **Amounts owed to customers** (Note H.2)				
a) repayable on demand	1,791,083		1,922,566	
b) with agreed maturity or periods of notice	10,976		8,346	
		1,802,059		1,930,912
3. **Debts evidenced by certificates** (Note I)				
a) debt securities in issue	473,902,448		473,489,010	
b) others	16,129,401		16,538,646	
		490,031,849		490,027,656
4. **Derivative liabilities** (Note Q)		31,162,762		32,651,732
5. **Other liabilities** (Note G.2)		1,738,632		1,671,280
6. **Deferred income** (Note F)		383,231		239,513
7. **Provisions**				
a) pension plans and health insurance scheme (Note J)	5,703,104		5,565,841	
b) provisions for guarantees issued and commitments (Note D)	91,294		23,460	
		5,794,398		5,589,301
Total liabilities		535,128,070		537,120,387
Equity				
8. **Capital** (Note W)				
a) subscribed	243,284,155		243,284,155	
b) uncalled	-221,585,020		-221,585,020	
		21,699,135		21,699,135
9. **Consolidated reserves**				
a) reserve fund	24,328,415		24,328,415	
b) additional reserves	6,964,454		3,449,568	
c) fair value reserve	771,949		2,470,292	
d) special activities reserve	9,626,707		7,504,091	
e) general loan reserve	2,736,047		2,700,556	
		44,427,572		40,452,922
10. **Profit/loss for the financial year** (Note K)		3,360,347		3,317,978
Total equity attributable to the equity holders of the Bank		69,487,054		65,470,035
11. **Non-controlling interests**		0		67,435
Total equity		69,487,054		65,537,470
Total liabilities and equity		604,615,124		602,657,857

The accompanying notes form an integral part of these consolidated financial statements.

2018 FINANCIAL REPORT

Consolidated income statement

for the year ended 31 December 2018 (in EUR '000)

		2018		2017
1. **Interest and similar income** (Note L)[1]		**24,722,164**		**23,410,596**
2. **Interest expense and similar charges** (Note L)		**-21,613,039**		**-20,137,070**
3. **Income from shares and other variable-yield securities**		**421,381**		**336,162**
4. **Fee and commission income** (Note O)		**374,541**		**347,541**
5. **Fee and commission expense**		**-180,975**		**-112,257**
6. **Result on financial operations** (Note M)		**1,070,989**		**513,900**
7. **Other operating income** (Note N)		**6,324**		**11,038**
8. **Change in impairment on loans and advances and provisions for guarantees, net of reversals** (Notes D.2, D.4)		**-190,924**		**80,352**
9. **Change in impairment on transferable securities held as financial fixed assets, shares and other variable-yield securities, net of reversals**		**-15,312**		**-24,719**
10. **General administrative expenses** (Notes J, P)				
a) staff costs (Note J)	-907,415		-810,859	
b) other administrative expenses	-283,920		-265,176	
		-1,191,335		**-1,076,035**
11. **Depreciation and amortisation: property, furniture and equipment and intangible assets** (Note E)				
a) property, furniture and equipment	-30,526		-31,810	
b) intangible assets	-12,347		-7,388	
		-42,873		**-39,198**
12. **Profit/loss for the financial year**		**3,360,941**		**3,310,310**
Attributable to:				
Non-controlling interests		**594**		**-7,668**
Equity holders of the Bank		**3,360,347**		**3,317,978**

[1] For the year ended 31 December 2018, interests and similar income included EUR '000 7,503,690 calculated on assets held at amortised cost based on the effective interest method.

The accompanying notes form an integral part of these consolidated financial statements.

FINANCIAL REPORT 2018

Consolidated statement of profit or loss and other comprehensive income for the year ended 31 December 2018 (in EUR '000)

		2018		2017
Profit/loss for the financial year		**3,360,941**		**3,310,310**
Other comprehensive income/loss				
Items that will never be reclassified to profit or loss:				
Remeasurements of defined benefit liability (Note J)		**230,240**		**-518,504**
Changes in fair value attributable to change in the own credit risk of financial liabilities designated at the FVO - fair value reserve (Note R)		**345,547**		**0**
Net gains / losses on investment in equity instruments designated at FVOCI (Note B.3)		**22,123**		**0**
Items that are or may be reclassified to profit or loss:				
Debt instruments at fair value through other comprehensive income - fair value reserve				
1. Net unrealised gains and losses on financial assets measured at FVOCI (2017: AFS)	0		328,138	
2. Impairment charges transferred to the consolidated income statement	0		16,962	
3. Realised gains and losses transferred to the consolidated income statement	0		-55,774	
Movement in fair value reserves / Debt instruments at FVOCI		**0**		**289,326**
Changes in fair value attributable to the currency basis spread of hedging derivatives - fair value reserve (Note Q)		**94,307**		**0**
Total other comprehensive income/loss		**692,217**		**-229,178**
Total comprehensive income/loss		**4,053,158**		**3,081,132**
Attributable to:				
Non-controlling interests		**594**		**-7,668**
Equity holders of the Bank		**4,052,564**		**3,088,800**

The accompanying notes form an integral part of these consolidated financial statements.

2018 FINANCIAL REPORT

FINANCIAL REPORT 2018

Consolidated statement of changes in equity

for the year ended 31 December 2018 (in EUR '000)

	Subscribed capital	Callable capital	Reserve Fund	Additional reserves	Fair value reserve	Special activities reserve	General loan reserve	Profit/loss for the year before appropriation	Total	Non-controlling interests	Total consolidated equity
Balance at 1 January 2017	243,284,155	-221,585,020	24,328,415	4,379,438	2,181,108	6,776,060	3,305,458	-276,892	62,392,722	75,106	62,467,828
Comprehensive income											
Profit + / Loss (-)	0	0	0	0	0	0	0	3,317,978	3,317,978	-7,668	3,310,310
Other comprehensive income	0	0	0	-518,504	289,326	0	0	0	-229,178	0	-229,178
Total comprehensive income	0	0	0	-518,504	289,326	0	0	3,317,978	3,088,800	-7,668	3,081,132
Appropriation of prior year's profit	0	0	0	-400,021	0	728,031	-604,902	276,892	0	0	0
Transactions with owners of the Group											
Other	0	0	0	-11,345	-142	0	0	0	-11,487	0	-11,487
Movement of non-controlling interest subsidiary	0	0	0	0	0	0	0	0	0	-3	-3
Total transactions with owners of the Group	0	0	0	-11,345	-142	0	0	0	-11,487	-3	-11,490
Balance at 31 December 2017	243,284,155	-221,585,020	24,328,415	3,449,568	2,470,292	7,504,091	2,700,556	3,317,978	65,470,035	67,435	65,537,470
Impact of adopting IFRS 9 at 1 January 2018	0	0	0	2,201,035	-2,160,320	0	0	0	40,715	0	40,715
Impact of adopting IFRS 15 at 1 January 2018	0	0	0	-57,173	0	0	0	0	-57,173	0	-57,173
Restated balance at January 1, 2018	243,284,155	-221,585,020	24,328,415	5,593,430	309,972	7,504,091	2,700,556	3,317,978	65,453,577	67,435	65,521,012
Comprehensive income											
Profit + / Loss (-)	0	0	0	0	0	0	0	3,360,347	3,360,347	594	3,360,941
Other comprehensive income	0	0	0	230,240	461,977	0	0	0	692,217	0	692,217
Total comprehensive income	0	0	0	230,240	461,977	0	0	3,360,347	4,052,564	594	4,053,158
Appropriation of prior year's profit	0	0	0	1,159,871	0	2,122,616	35,491	-3,317,978	0	0	0
Transactions with owners of the Group											
Other	0	0	0	-19,087	0	0	0	0	-19,087	0	-19,087
Movement of non-controlling interest following loss of control of subsidiary	0	0	0	0	0	0	0	0	0	-68,029	-68,029
Total transactions with owners of the Group	0	0	0	-19,087	0	0	0	0	-19,087	-68,029	-87,116
Balance at 31 December 2018	243,284,155	-221,585,020	24,328,415	6,964,454	771,949	9,626,707	2,736,047	3,360,347	69,487,054	0	69,487,054

The accompanying notes form an integral part of these consolidated financial statements.

Consolidated cash flow statement

for the year ended 31 December 2018 (in EUR '000)

	2018	2017
A. Cash flows from operating activities:		
Profit for the financial year	**3,360,941**	**3,310,310**
Adjustments for:		
Change in impairment on loans and advances and provisions for guarantees	190,924	-80,352
Depreciation and amortisation on property, furniture and equipment, and write-off	42,873	39,198
Change in impairment on transferable securities held as financial fixed assets, shares and other variable-yield securities	15,312	24,719
Change in fair value adjustment of debt securities	28,152	-22,753
IFRS adjustments on loans and associated swaps	556,820	-1,905,081
IFRS adjustments on borrowings and associated swaps	-717,756	1,874,364
IFRS adjustments on other derivatives	-376,083	-521,601
Net interest income	-3,109,125	-3,273,526
Effect of exchange rate changes	-4,919	22,352
Profit on operating activities	**-12,861**	**-532,370**
Disbursements of loans and advances to credit institutions and customers	-46,720,967	-48,759,528
Repayments of loans and advances to credit institutions and customers	50,762,627	47,480,834
Change in deposits with central banks	20,650	154,286
Change in treasury portfolios	-1,109,604	4,351,930
Change in amounts owed to credit institutions and customers	-923,707	-8,126,095
Change in provisions for pension plans and health insurance scheme	359,377	355,150
Change in provisions for guarantees issued in respect of loans granted by third parties	-25,359	-19,019
Change in interest accrued on cash and cash equivalents	76,519	-69,083
Change in other assets and other liabilities (excluding non-controlling interests)	153,974	-29,545
Interest received	23,417,469	21,663,852
Interest paid	-20,056,165	-18,860,590
Net cash used from/(used in) operating activities	**5,941,953**	**-2,390,178**
B. Cash flows from investing activities:		
Securities in Long Term Hedge Portfolio purchased during the year	-524,088	0
Securities from Long Term Hedge Portfolio matured during the year	16,800	13,500
Purchase of loan substitutes and ABS portfolio EIF included in the debt securities portfolios	-3,709,716	-4,250,895
Redemption of loan substitutes and ABS portfolio EIF included in the debt securities portfolios	3,081,888	5,046,227
Additions on shares and other variable-yield securities	-2,264,355	-1,571,017
Reflows on shares and other variable-yield securities	1,017,072	676,610
Purchase of property, furniture and equipment and intangible assets	-36,637	-37,521
Disposal of property, furniture and equipment and intangible assets	0	840
Net cash used from/(used in) investing activities	**-2,419,036**	**-122,256**
C. Cash flows from financing activities:		
Issuance of debts evidenced by certificates	102,838,534	123,643,914
Redemption of debts evidenced by certificates	-100,519,723	-123,056,139
Member States' contribution	25,983	51,967
Purchase of EIF shares	-4,758	0
Sale of EIF shares	1,298	2,550
Return on capital EUMPF	33,923	42,227
Capital increase	0	44,416
Dividend paid to non-controlling interests	-4,519	-9,842
Net cash used from/(used in) financing activities	**2,370,738**	**719,093**
Summary statement of cash flows:		
Cash and cash equivalents at beginning of financial year	**51,760,118**	**54,840,859**
Net cash from:		
Operating activities	5,941,953	-2,390,178
Investing activities	-2,419,036	-122,256
Financing activities	2,370,738	719,093
Effects of exchange rate changes on cash held	688,559	-1,287,400
Cash and cash equivalents at end of financial year	**58,342,332**	**51,760,118**
Cash and cash equivalents are composed of:		
Cash in hand, balances with central banks and post office banks, excluding deposits with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1)	32	35
Money market securities maturing within three months of issue (Note B.2)	9,575,785	18,863,479
Loans and advances to credit institutions and customers:		
Repayable on demand	944,701	937,805
Other loans and advances (Note C)	47,821,814	31,958,799
	58,342,332	**51,760,118**

2018 FINANCIAL REPORT

Consolidated cash flow statement (continued) for the year ended 31 December 2018 (in EUR ‘000) Non-cash changes Fair value adjustment and accrued interest on borrowings Exchange adjustments 2017 Cash flows 2018 (In EUR '000) Long-term borrowings Short-term borrowings 470,738,015 19,289,641 12,247,338 -9,928,527 2,748,735 730,937 -5,794,290 0 479,939,798 10,092,051 Total liabilities from financing activities 490,027,656 2,318,811 3,479,672 -5,794,290 490,031,849 The accompanying notes form an integral part of these consolidated financial statements. FINANCIAL REPORT 2018

European Investment Bank Group Notes to the consolidated financial statements as at 31 December 2018 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long term lending bank of the European Union (‘EU’). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, Luxembourg. The Bank and its subsidiaries are defined as the ‘Group’. The subsidiaries held by the Bank are disclosed in Note B.4.1. Note A – Significant accounting policies A.1. Basis of preparation A.1.1. Statement of compliance The European Investment Bank Group’s consolidated financial statements (the ’Financial Statements’) have been prepared on a going concern basis and in accordance with International Financial Reporting Standards (‘IFRS’), as adopted by the European Union. On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 14 March 2019 and authorised their submission to the Board of Governors for approval by 26 April 2019. A.1.2. Basis of measurement The consolidated Financial Statements have been prepared on an amortised cost basis, except for derivative financial instruments, available-for-sale financial assets (applicable before 1 January 2018), financial assets at fair value through other comprehensive income (applicable after 1 January 2018), financial assets and liabilities designated at fair value through profit or loss, financial instruments mandatorily measured at fair value through profit or loss and financial guarantees, which have been measured at fair value. The amortised cost (‘AC’) of financial assets and financial liabilities, designated as hedged items in qualifying fair value hedging relationships, are adjusted for hedging gains or losses. The liability for the defined-benefit obligation is recognised as the present value of the defined-benefit obligation, plus any unrecognised actuarial gains, less any unrecognised past service cost or unrecognised actuarial losses. The Financial Statements are presented in euro rounded to the nearest thousand, unless otherwise indicated. A.1.3. Bank’s exposure to the United Kingdom On 29 March 2017, the UK notified the European Council of its decision to withdraw from the EU pursuant to Article 50 of the Treaty on European Union (‘TEU’). On 25 November 2018, a special meeting of the European Council endorsed the “Draft Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community” (the Draft Withdrawal Agreement), based on a joint report by the negotiators of the EU and the UK government that had been published on 8 December 2017. The Draft Withdrawal Agreement provided, among other things, for a financial settlement with respect to the EIB. On 15 January 2019, the UK Parliament rejected the Draft Withdrawal Agreement. On this basis, a number of potential outcomes could be envisaged such as the effective withdrawal of the UK from the EU, the possible extension of the negotiation period under Article 50 TEU which would defer the withdrawal, or any other outcome that could arise as a result of future negotiations. As the UK did not withdraw from the EU in 2018, no present obligation exists for the EIB as at 31 December 2018. In preparation for the withdrawal of the UK from the EU, the EIB’s Board of Directors has proposed a number of measures regarding a replacement of the UK’s capital in the EIB by the remaining Member States, an additional capital increase by Poland and Romania, and related amendments to the EIB Statute. The Operational Plan for 2019 was approved by the EIB’s Board of Directors on 11 December 2018 and was published on 29 January 2019. Under the plan, the EIB maintains its commitment to productive investments and will continue to target high impact activities addressing market gaps. The 2018 FINANCIAL REPORT

Bank reviews its operational targets during the year to ensure optimal alignment of resources and maintenance of its financial and credit strength. Additional information on the Bank’s target lending volume is available in the Operational Plan. A.2. Significant accounting judgments and estimates In preparing the consolidated Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgment are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the differences may be material to the consolidated Financial Statements. The most significant use of judgments and estimates is as follows: Classification of financial assets (applicable to 2018 only) During the classification of the financial assets, the Group performed a detailed assessment, whether the contractual terms of the financial asset are solely payment of principal and interest on principal outstanding and on a portfolio level, the Group performed an assessment of business model within which the assets are held (Note A.4.3). Fair value of financial instruments Where the fair values of financial instruments recorded on the balance sheet cannot be derived from active markets, they are determined using a variety of valuation techniques that include the use of mathematical models. The input to these models is taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The judgments include considerations of liquidity and model inputs such as correlation and volatility for longer dated derivatives (Note A.4.6). Impairment losses on financial instruments The expected credit loss (‘ECL’) measurement requires management to apply significant judgments, in particular, the assessment of a significant increase in credit risk since initial recognition, the incorporation of forward looking information and further the estimation of the amount and timing of future cash flows and collateral values when determining impairment losses. These estimates are driven by a number of factors, changes in which can result in significant changes in the timing and amount of allowance for credit loss to be recognized (Note A.4.4). Valuation of unquoted equity investments Valuation of unquoted equity investments is normally based on one of the following: • • • • recent arm’s length market transactions; current fair value of another instrument that is substantially the same; the expected cash flows discounted at current rates applicable for items with similar terms and risk characteristics; or other valuation models. The determination of the cash flows and discount factors for unquoted equity investments requires significant estimation. The Group calibrates the valuation techniques periodically and tests them for validity using either prices from observable current market transactions in the same instrument or from other available observable market data (Note A.4.6). Pension and other post-employment benefits The cost of defined-benefit pension plans and other post-employment medical benefits is determined using actuarial valuations. The actuarial valuation involves making assumptions about discount rates, mortality rates and future salary and pension increases. Due to the long term nature of these plans, such estimates are subject to significant uncertainty (Note A.4.14). Consolidation of entities in which the Group holds an interest The Group made significant judgments that none of the entities (except for the European Investment Fund (‘EIF’) in which it holds an interest are controlled by the Group at the end of the year. This is due to the fact that in all such entities, either the General Partner or the Fund Manager or the Management Board have sole responsibility for the management and control of the activities and affairs of the partnership and have the power and authority to do whatever necessary to carry out the purpose and objectives of the partnership in compliance with the investment and policy guidelines (Note B.4). On 28 September 2018, the Group assessed that it had lost control over EU MICROFINANCE PLATFORM FCP-FIS (‘EUMPF’) in which it hold an interest, following the last redemption of the units held by EIB that occurred on that date. From October 2018 on, it is considered that EIF acts solely as an agent towards the single remaining investor, the European Commission, in its role as Management Company of EUMPF. A.3. Changes in accounting policies Except for the changes below, the Group has consistently applied the accounting policies set out in Note A.4. to all periods presented in these consolidated financial statements. The Group has adopted the following new standards and amendments to standards: Standards adopted The following interpretations as well as the amendments to and revision of existing standards became effective for the Group’s consolidated financial statements as of 1 January 2018: FINANCIAL REPORT 2018

IFRS 9 Financial Instruments The Group has adopted IFRS 9 as issued by the IASB in July 2014 with a date of transition of 1 January 2018, which resulted in changes in accounting policies and adjustments to the amounts previously recognized in the consolidated financial statements. For more details refer to Note A.4.3 - A.4.5. As permitted by the transitional provisions of IFRS 9, the Group elected not to restate comparative periods. Any adjustment to the carrying amounts of financial assets and liabilities resulting from the adoption of IFRS 9 were recognized in the additional reserves and the fair value reserve as of 1 January 2018. Accordingly, the information presented for 2017 does not reflect the requirements of IFRS 9 and therefore is not comparable to the information presented for 2018 under IFRS 9 (Note A.5). IFRS 15 Revenue from Contracts with Customers IFRS 15 establishes a comprehensive framework for determining whether, how much and when revenue is recognised. It replaces existing revenue recognition guidance, including IAS 18 Revenue, IAS 11 Construction Contracts and IFRIC 13 Customer Loyalty Programmes. The Group adopted the standard using the modified retrospective approach which means that the cumulative impact of the adoption is recognised in additional reserves as of 1 January 2018 and the comparatives were not restated. The application of IFRS 15 had an impact of EUR 57 million on the Group’s consolidated financial statements (Note A.4.7). IFRIC Interpretation 22 Foreign Currency Transactions and Advance Considerations The Interpretation clarifies that, in determining the spot exchange rate to use on initial recognition of the related asset, expense or income (or part of it) on the derecognition of a non-monetary asset or non-monetary liability relating to advance consideration, the date of the transaction is the date on which an entity initially recognises the non-monetary asset or non-monetary liability arising from the advance consideration. If there are multiple payments or receipts in advance, then the entity must determine the date of the transactions for each payment or receipt of advance consideration. This Interpretation adoption had no material impact on the Group’s consolidated financial statements. Annual Improvements to IFRSs 2014-2016 Cycle (Amendments to IAS 28). Clarification that measuring investees at fair value through profit or loss is an investment-by-investment choice The amendments clarify that an entity that is a venture capital organisation, or other qualifying entity, may elect, at initial recognition on an investment-by-investment basis, to measure its investments in associates and joint ventures at fair value through profit or loss. If an entity that is not itself an investment entity, has an interest in an associate or joint venture that is an investment entity, then it may, when applying the equity method, elect to retain the fair value measurement applied by that investment entity associate or joint venture to the investment entity associate’s or joint venture’s interests in subsidiaries. This election is made separately for each investment entity associate or joint venture, at the later of the date on which: (a) the investment entity associate or joint venture is initially recognised; (b) the associate or joint venture becomes an investment entity; and (c) the investment entity associate or joint venture first becomes a parent. The Group does not use equity accounting for investment in its joint ventures. Upon initial recognition, any holdings in joint ventures or associates are designated at fair value through profit or loss, and measured subsequently at fair value in accordance with IFRS 9 (2017: IAS 39), with changes in fair value being recognised in the consolidated income statement during the period of the change (Note A.4.8.6). Standards issued but not yet adopted IFRS 16 Leases IFRS 16 was issued in January 2016 and replaces the current guidance of IAS 17. It will result in almost all leases being recognised on the balance sheet, as the distinction between operating and finance leases is removed. Under the new standard, an asset (the right to use the leased item) and a financial liability to pay rentals are recognised. The only exemptions are short-term and low-value leases. The accounting for lessors will not significantly change. IFRS 16 has been endorsed by the EU on 31 October 2017 and is effective for annual reporting periods beginning on or after 1 January 2019, with early adoption permitted if IFRS 15 is applied. The Group did not adopt this standard early and does not expect it to cause any material impact on the Group’s consolidated financial statements. Prepayment Features with Negative Compensation - Amendments to IFRS 9 The amendment will be effective for annual periods beginning on or after 1 January 2019. Under IFRS 9, a debt instrument can be measured at amortised cost or at fair value through other comprehensive income, provided that the contractual cash flows are ‘solely payments of principal and interest on the principal amount outstanding’ (the SPPI criterion) and the instrument is held within the appropriate business model for that classification. The amendments to IFRS 9 clarify that a financial asset passes the SPPI criterion regardless of the event or circumstance that causes the early termination of the contract and irrespective of which party pays or receives reasonable compensation for the early termination of the contract. The basis for conclusions to the amendments clarified that the early termination can result from a contractual term or from an event outside the control of the parties to the contract, such as a change in law or regulation leading to the early termination of the contract. The amendments must be applied retrospectively; earlier application is permitted. The amendment provides specific transition provisions if it is only applied in 2019 rather than in 2018 with the rest of IFRS 9. The Group is not early adopting the amendment and its adoption is not expected to result in material impacts. 2018 FINANCIAL REPORT

Reclassification of prior year figures Certain prior year figures have been reclassified to conform with the current year’s presentation. This relates to reclassification of the upfront fee received on financial guarantees as follows: •From Other liabilities EUR ’000 -59,198 •To Deferred income EUR ’000 59,198 A.4. Summary of significant accounting policies A.4.1. Basis of consolidation Subsidiaries Subsidiaries are entities controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases. These Consolidated Financial Statements comprise those of the European Investment Bank (the ‘Bank’ or ‘EIB’) and its subsidiary, the European Investment Fund (the ‘Fund’ or ‘EIF’). The financial statements of its subsidiary are prepared for the same reporting year as the Bank, using consistent accounting policies. Following the full redemption of the remaining Senior Units outstanding that the Bank held in its former subsidiary, EU Microfinance Platform FCP FIS (‘EUMPF’), EUMPF is no longer included in the scope of consolidation for the purposes of the 2018 EIB Group Consolidated Financial Statements under IFRS (see note B.4.1.2). The Bank holds 58.64% (2017: 58.47%) of the subscribed capital of the EIF and therefore has applied the principles provided for under IFRS 10 in preparing consolidated financial statements. Hence, the Group consolidates the financial statements of the EIB, the EIF and the EUMPF line by line by adding together like items of assets, liabilities, equity, income and expenses. Commitment on EIF shares held by third party investors Under the terms of a replacement share purchase undertaking in respect of the 1,861 shares held by the EIF’s non-controlling shareholders (2017: 1,869 shares), the EIB is offering to buy these on an annual basis. The exercise price is determined on the basis of the audited annual accounts of the EIF and corresponds to the part of each share in the called capital of the EIF, increased by the share premium account, the statutory reserves, the fair value reserve, the retained earnings and profit for the year, net of the dividend decided by the EIF’s General Meeting. The commitment to purchase is shown in the consolidated balance sheet as a debt item under “Other liabilities” (see also Note G). IFRS 10 requires that the acquisition of a non-controlling interest be accounted for as an equity transaction. The carrying amounts of the controlling and non-controlling interests are adjusted to reflect the change in their relative interests in EIF net assets. Any difference between the amount by which the non-controlling interest is adjusted and the fair value of the financial liability is recognised directly in equity under “Other” and attributed to owners of the parent. Any changes in the fair value of the financial liability subsequent to the acquisition date are recognised in the consolidated income statement under “Interest expense and similar charges”. Interests in associates and joint ventures The Group’s interests in investees comprise interests in associates and joint ventures. Associates are those entities in which the Group has significant influence, but not control or joint control, over the financial and operating policies. A joint venture is an arrangement in which the Group has joint control, whereby the Group has rights to the net assets of the arrangement, rather than the rights to its assets and obligations for its liabilities. The accounting treatment for associates and joint ventures is further explained in Note A.4.8.6. Transactions eliminated on consolidation Intra-group balances and transactions, and any unrealised income and expenses arising from intra-group transactions are eliminated. A.4.2. Foreign currency translation The consolidated Financial Statements are presented in euro (‘EUR’), as the functional currency of the Group and unit of measurement for the capital accounts of the Member States. The Group conducts its operations in euro, in other currencies of the Member States and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. Monetary assets and liabilities denominated in currencies other than euro are translated into euro at the exchange rate prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the consolidated income statement. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the date of the initial transaction. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Exchange differences on non-monetary financial assets are a component of the change in their fair value. Depending on the classification of a non-monetary financial asset, exchange differences are either recognised in the consolidated income statement or within the equity reserves. FINANCIAL REPORT 2018

Exchange differences arising on the settlement of transactions at rates different from those at the date of the transaction and unrealised foreign exchange differences on unsettled foreign currency monetary assets and liabilities are recognised in the consolidated income statement. A.4.3. Classification and measurement Financial assets and financial liabilities - Policy applicable after 1 January 2018 On initial recognition, a financial asset is classified as measured at amortised cost (‘AC’), fair value through other comprehensive income (‘FVOCI’) or fair value through profit or loss (‘FVTPL’) and a financial liability is classified as measured at AC or FVTPL. Under IFRS 9, classification starts with determining whether the financial asset shall be considered as a debt or equity instrument. IFRS 9 refers to the definitions in IAS 32 Financial Instruments: Presentation. Debt instruments are those instruments that meet the definition of a financial liability from the issuer’s perspective, such as loans, government and corporate bonds. A debt instrument is classified at amortised cost if it meets both of the following conditions and is not designated as at fair value through profit or loss: •the asset is held within a business model whose objective is to hold assets to collect contractual cash flows; and •the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding (SPPI criteria). A debt instrument is classified at fair value through other comprehensive income only if it meets both of the following conditions and is not designated as at fair value through profit or loss: •the asset is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets, and •the contractual terms of the financial asset give rise on specific dates to cash flows that are fulfilling the SPPI criteria. The above requirements should be applied to an entire financial asset, even if it contains an embedded derivative. Equity instruments are instruments that meet the definition of equity from the issuer’s perspective; that is, instruments that do not contain a contractual obligation to pay and that evidence a residual interest in the issuer’s net assets. On initial recognition of an equity investment that is not held for trading, the Group may irrevocably elect to present subsequent changes in other comprehensive income. This election is made on an investment-by-investment basis. All other financial assets are classified as measured at fair value through profit or loss. A financial liability is measured at amortised cost except for financial liabilities •that meet the definition of held for trading (e.g. derivative liabilities); and •that are designated as measured at fair value through profit or loss. In addition, on initial recognition, the Group may irrevocably designate a financial asset or liability that otherwise meets the requirements to be measured at amortised cost as at fair value through profit or loss (so called “fair value option”, ‘FVO’) if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise or if the financial assets and financial liabilities are managed and its performance is evaluated on a fair value basis. The main financial instruments designated at the FVO are hedged loans and debt evidenced by certificates that are not eligible for hedge accounting. For the purpose of disclosure requirements, the Group has defined the classes of financial instruments based on similarity of characteristics. Business model assessment EIB Group makes an assessment of the objective of a business model in which a debt instrument is held at a portfolio level because this best reflects the way the business is managed and information is provided to management. The information considered includes: • the stated policies and objectives for the portfolio and the operation of those policies in practice. In particular, whether management´s strategy focuses on earning contractual interest revenue, maintaining a particular interest rate profile, matching the duration of the financial assets to the duration of the liabilities that are funding those assets or realising cash flows through the sale of the assets; how the performance of the portfolio is evaluated and reported to the Group’s management; the risks that affect the performance of the business model (and the financial assets held within that business model) and how those risks are managed; and the frequency, volume and timing of sales in prior periods, the reasons for such sales and its expectation about future sales activity. • • • However, information about sales activity is not considered in isolation, but as part of an overall assessment of how the Group’s stated objective for managing the financial assets is achieved and how cash flows are realised. Solely payment of principal and interests (‘SPPI’) criteria For the purpose of this assessment, ‘principal’ is defined as the fair value of the debt instrument on initial recognition. ‘Interest’ is defined as consideration for the time value of money and for the credit risk associated with the principal amount outstanding during a particular period of time and for other basic lending risks and costs (e.g. liquidity risk and administrative costs), as well as profit margin. In assessing whether the contractual cash flows are solely payments of principal and interest, EIB Group considers the contractual terms of the instrument. This includes assessing whether the financial asset contains a contractual term that could change the timing or amount of contractual cash flows such that it would not meet this condition. 2018 FINANCIAL REPORT

Financial assets and financial liabilities - Policy applicable before 1 January 2018 The Group classified its financial assets into one of the following categories: • • • • Loans and receivables (‘L&R’), Held-to-maturity (‘HTM’), Available-for-sale (‘AFS’), at fair value through profit or loss (‘FVTPL’), and within this category as: -Held for trading (‘HFT’), and -designated at fair value through profit or loss (‘FVTPL’). The Group classified its financial liabilities into one of the following categories: •measured at amortised cost (‘AC’), •at fair value through profit or loss (‘FVTPL’), and within this category as: -Held for trading (‘HFT’), and -designated at fair value through profit or loss (‘FVTPL’). Please refer also to Note A.5. Derecognition The Group derecognises a financial asset when the contractual rights to the cash flows from the financial asset expire or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or which the Group neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset. The Group derecognises a financial liability when its contractual obligations are discharged, cancelled or expired. On derecognition of a financial asset or financial liability, the difference between the carrying amount of the asset or liability (or the carrying amount allocated to the portion of the asset or liability derecognised) and the sum of (i) the consideration received or paid and (ii) any cumulative gain or loss that had been recognised in other comprehensive income is recognised in profit or loss except for the cumulative gains or losses recognised in other comprehensive income for equity investments measured at fair value through other comprehensive income which are transferred to the additional reserve rather than to the income statement on disposal. Reclassification Financial assets are not reclassified subsequent to their initial recognition, except in the period after the Group changes its business model for managing financial assets. A.4.4. Impairment Impairment - Policy applicable after 1 January 2018 IFRS 9 replaces the ‘incurred loss’ model in IAS 39 with a forward-looking ‘expected credit loss’ (‘ECL’) model. This requires judgement as to how changes in economic factors affect expected credit losses, which are determined on a probability-weighted basis. Within the Group, the new impairment model applies to financial assets measured at amortised cost as well as to off-balance sheet commitments. Under IFRS 9, loss allowances are measured on either of the following bases: •12-month ECLs: these are the ECL’s that result from possible default events within the 12 months after the reporting date; and •Lifetime ECLs: these are the ECL’s that result from all possible default events over the expected life of a financial instrument. The IFRS 9 Standard sets out a “three-stage” model for impairment based on changes in credit quality since initial recognition. Financial instruments are classified in Stage 1 except for those instruments for which significant increase in credit risk (‘SICR’) since initial recognition is identified. This includes both quantitative and qualitative information and analysis, based on the Group’s expertise, including forward-looking information. The Group’s assessment of the Stage is based on a sequential approach which is using counterparty or instrument specific information consistent to the policies laid out in the Credit Risk Guidelines (‘CRG’) and the Financial Monitoring Guidelines and Procedures (‘FMGs’), notably covering watch list, internal rating and arrears. If significant increase in credit risk has occurred, the financial instrument is moved to Stage 2 but is not yet deemed to be credit-impaired. If the financial instrument is credit-impaired, the financial instrument is then moved to Stage 3. To identify Stage 3 exposures, the Bank determines whether or not there is objective evidence of credit default event. For that, the Group considers a financial asset to be in default when the borrower is unlikely to pay its credit obligations to the Group in full, without recourse by the Group or the borrower is past due more than 90 days on any material credit obligation to the Group. In this respect, a financial asset is considered credit impaired when it is determined that it is probable that the Group will not be able to collect all amounts due according to the original contractual terms or an equivalent value. Individual credit exposures are evaluated based upon the borrower’s characteristics, overall financial condition, resources and payment record, the prospects for support from any financially responsible guarantors and, where applicable, the realisable value of any collateral. All impaired claims are reviewed and analysed at least semi-annually. Any subsequent changes to the amounts and timing of the expected future cash flows compared to the prior estimates will result in a change in the provision for credit losses and be charged or credited to the consolidated income statement. An allowance for impairment is reversed only when the credit quality has improved such that there is reasonable assurance of timely collection of principal and interest in accordance with the original contractual terms of the claim agreement. A write-off is made when all or FINANCIAL REPORT 2018 part of a claim is deemed uncollectible or forgiven. Write-offs are charged against previously established impairments or directly to the consolidated income statement and reduce the principal amount of a claim. Recoveries in part or in full of amounts previously written off are credited to the consolidated income statement. Measuring ECL – Inputs, Assumptions and Techniques Lifetime ECL measurement applies to stage 2 and stage 3 assets, while 12-month ECL measurement applies to stage 1 assets. The expected credit losses were calculated based on the following variables: • • • Probability of default (‘PD’); Loss Given default (‘LGD’); Exposure at default (‘EAD’). The probability of default represents the likelihood of a counterpart defaulting on its financial obligation, either over the next 12 months, or over the remaining lifetime of the obligation. PD estimates are estimates at a certain date, which are calculated based on statistical rating models, and assessed using rating tools tailored to the various categories of counterparties and exposures. Ratings are primary input into the determination of the term structure of probability of default for exposures. The Group collects performance and default information about its credit risk exposures. The collected data are segmented by type of industry and by type of region. Different industries and regions reacting in a homogenous manner to credit cycles are analysed together. The Group employs statistical models to analyse the data collected and generate estimates of the remaining lifetime PD of exposures and how these are expected to change as a result of the passage of time. The loss given default represents the Group’s expectation of the ratio of the loss on an exposure due to the default of a counterparty to the amount outstanding at default. Loss given default can be also defined as “1 - Recovery Rate”. LGD estimates are determined mainly by geography and by type of counterparty, with five main exposure classes: Sovereigns, Public Institutions, Financial Institutions, Corporate and Project Finance. LGD values can be further adjusted based on the product and contract specific features of the exposure. The Group incorporates forward-looking information into both its assessment of whether the credit risk of an instrument has increased significantly since its initial recognition and its measurement of expected credit losses. For the measurement of ECL, the Group has developed a conditional modelling approach for calculating PD term structures involving •the definition of an economically reasonable link function between the credit cycle; and •a set of three macro-economic scenarios (one baseline and two symmetrical ones) with each of them attributed a certain realisation probability and with GDP growth rate as a variable. The EAD represents the expected exposure in the event of a default EAD and is based on the current exposure to the counterparty and potential changes to the current amount allowed under the contract including amortisation. The EAD of a financial asset is its gross carrying amount. For lending commitments and financial guarantees, the EAD includes the amount drawn, as well as potential future amounts that may be drawn under the contract. Impairment - Policy applicable before 1 January 2018 The respective accounting policy applicable up to 31 December 2017 under IAS 39 regarding impairment of financial assets is included in Notes A.4.8, A.4.10 and A.4.11. Preferred creditor status (‘PCS’) The principle of supremacy of EU primary law and the principle that the property of the EIB shall be exempt from all forms of requisition and expropriation, as enshrined in the EIB Statute, are deemed to guarantee a full recovery of the EU Sovereign Exposures on maturity. This financial protection and the benefit of the preferred creditor status result in no credit risk or impairment loss from Member States sovereign exposure or guarantees. However, similarly to other creditors, the EIB is bound by the majority decision based on collective action clauses (‘CAC’) included in debt instruments issued by EU Sovereigns. A.4.5. Derivatives and hedging activities Derivatives and hedging activities - Policy applicable after 1 January 2018 The Group uses derivative instruments mainly for hedging market exposure on borrowings and lending transactions, and also as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risk, including exposures arising from forecast transactions. All derivative instruments of the Group are measured at fair value through profit or loss and are reported as derivative assets or liabilities. Accrued interest on derivatives is part of the fair value recorded. Fair values are obtained from market inputs, discounted cashflow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as time the value of money, yield curve and volatility of the underlying. Changes in the fair value of derivatives are included in “Result on financial operations”. The Group’s hedging activities are designed to mitigate interest rate risk by using swaps to convert the interest rate risk profile, on both assets and liabilities, into floating rate risk (mainly EURIBOR 3M, LIBOR 3M). Where the Group enters into a micro-hedge, each hedge relationship includes one to one items, hedged fully or partially. 2018 FINANCIAL REPORT

Dependent on the hedging instrument, the hedged risk of the hedged item is determined as follows: •in case of using interest rate swap, only the interest rate risk with respect to the benchmark interest rate curve of the hedged item is hedged; and •in case of using a currency interest rate swap, the interest rate risk with respect to the benchmark interest rate curve and the currency risk with respect to the benchmark currency of the hedged item are hedged. The Group currently only applies fair value hedge accounting. A fair value hedge is a hedge of the exposure to changes in fair value of a recognised asset or liability or an unrecognised firm commitment, or a component of any such item, that is attributable to a particular risk and could affect profit or loss. The objective of hedge accounting is to represent, in the financial statements, the effect of the Group’s risk management activities that use financial instruments, on a micro-basis, to manage exposures arising from particular risks that could affect profit or loss. The Group also hedges interest rate risk and basis risk on a macro basis as part of asset-liability management without application of hedge accounting. To qualify for hedge accounting, a hedge relationship has to consist of eligible hedging instruments and eligible hedged items. A derivative measured at fair value through profit or loss may be designated as a hedging instrument. The Group uses the following eligible hedging instruments and combinations of them: •Interest rate swaps; •Currency swaps. A qualifying hedging instrument is designated in its entirety as a hedging instrument, except of the foreign currency basis spread in case of currency swaps, which is separated and excluded from the designation. A hedged item can be a recognised asset or liability or an unrecognised firm commitment. The hedged item can be a single item or a group of items or a component of such an item or group of items. The Group designates the following eligible hedged items: • • • Loans; Loan substitutes; Borrowings. The Group may also designate as hedged item or hedging instrument components of nominal amount of the aforementioned eligible financial assets and liabilities. On initial designation of the hedging relationship, the Group documents the relationship between hedging instruments and hedged items, including the risk management objective and strategy in undertaking the hedge, together with the method that will be used to assess the effectiveness of the hedging relationship on a continuous basis. A hedging relationship qualifies for hedge accounting if it meets all of the following effectiveness requirements: • • • there is an economic relationship between the hedged item and the hedging instrument; the effect of credit risk does not dominate the value changes that result from that economic relationship; and the hedge ratio of the hedging relationship is the same as that resulting from the quantity of hedged item that the Group actually hedges and the quantity of the hedging instrument that the Group actually uses to hedge that quantity of hedged item. In order to show an economic relationship between the hedged item and the hedging instrument the Group assesses whether the critical terms of the hedging instrument and the hedged item match or are closely aligned. In order to show that the component of the fair value change due to credit risk is not dominating over the total fair value change, the Group is assessing the creditworthiness holistically considering all circumstances for both hedged items and hedging instruments. In case an economic hedge relation does not qualify for a hedge relation according to IFRS 9, the Group designates the hedged item irrevocably at the fair value option at deal inception to reduce a potential accounting mismatch, i.e. the hedged items are measured subsequently at fair value through profit or loss. When the Group designates a financial liability at the fair value option, the amount of change in the fair value attributable to changes in its credit risk (so called “own credit adjustment”, ‘OCA’) is presented in other comprehensive income (Note R). As long as a fair value hedge meets the qualifying criteria mentioned above, the hedging relationship shall be accounted for as follows: •the fair value gain or loss on the hedging instrument shall be recognised on balance sheet and in profit or loss; and •the fair value hedge gain or loss on the hedged item shall adjust the carrying amount of the hedged item (if applicable) and be recognised in profit or loss (so called “basis adjustment”). When a hedged item is an unrecognised firm commitment the cumulative change in the fair value of the hedged item subsequent to its designation is recognised as an asset or a liability (recognised under respective balance sheet line, e.g. loans and advances to customers) with a corresponding gain or loss recognised in profit or loss. The designation of the hedge relationship and the calculation of the fair value of the hedged item start at trade date. As allowed by IFRS 9, the Group separates the fair value of the foreign currency basis spread (‘CBS’) from the hedging instrument (‘CCIRS’) and applies a special treatment known as the cost of hedging approach, to the extent that it interrelates to the hedged item. The initial CBS of the hedging instrument, measured and stored at the date of designation, is amortised linearly over the residual lifetime of the hedge. Subsequent changes in the fair value of the CBS are recognised directly in a separate account within other comprehensive income. The fair value of the CBS converges at maturity to zero and therefore no amount recorded in other comprehensive income will have to be reclassified to the income statement. Typical reasons for a (partial) de-designation of a hedge relation are amendments of the contractual terms of the hedged items and/or hedging instruments, which lead to a violation of the hedge effectiveness criteria, partial prepayments/buy-backs/early expirations and an increase of credit risk, which lead to dominance of credit component of hedged item or hedging instrument. Termination may occur in case of full prepayment/full buy-back of the hedged item or any other event that will cause the hedged item to disappear from the balance sheet. FINANCIAL REPORT 2018

Hedge ineffectiveness is defined as the difference between the hedging gains or losses of the hedging instrument and the hedged item. Possible sources of ineffectiveness are as follows: • • • the CVA/DVA of the swap, which is not reflected in the fair value of the hedged item attributable to the change in interest rate; the different discount and forward curves used for the valuation of the hedging instruments and the hedged items; and minor deviations (below accepted thresholds) of the critical terms. The profit or loss result of hedge accounting, which is recognised within “Result on financial operations” in the consolidated income statement, is also impacted by the amortisation of initial CBS, due to the cost of hedging approach. Also included within this caption of the consolidated income statement are the gains and losses attributable to derivatives that the Group uses for hedging interest-rate risk on a macro basis, but for which the Group does not apply hedge accounting. Derivatives and hedging activities - Policy applicable before 1 January 2018 The Group uses derivative instruments mainly for hedging market exposure on borrowings and lending transactions, and also as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risk, including exposures arising from forecast transactions. The Group applies the amended Fair Value Option of IAS 39 when balance sheet items together with one or more derivative transactions meet the eligibility criteria of the amended Fair Value Option and a significant reduction of the accounting mismatch is thus obtained. The Group does not use any of the hedge accounting possibilities available under IAS 39. Macro-hedging swaps used as part of asset/liability management are marked to market (fair value) using internal valuation models. Realised and unrealised gains and losses are recognised in “Result on financial operations”. Accrued interest on derivatives is part of the fair value recorded. A.4.6. Fair value of financial instruments Derivative financial instruments are initially recognised using the trade date basis. Non-derivative financial instruments are initially recognised using the settlement date basis. Fair value of financial instruments Fair value is the price that would be received on selling an asset or paid on transferring a liability in an orderly transaction between market participants at the measurement date in the principal, or in its absence, the most advantageous market to which the Group has access at that date. The fair value of a liability reflects its non-performance risk. When applicable, the Group measures the fair value of an instrument using the quoted price in an active market for that instrument. A market is regarded as active if transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an on-going basis. Where the fair values of financial assets and financial liabilities recorded on the balance sheet cannot be derived from active markets, they are determined using valuation techniques that include the use of mathematical models. The input to these models is taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The chosen valuation technique incorporates all the factors that market participants would take into account in pricing a transaction. Portfolios of financial assets or financial liabilities that are exposed to market or credit risk that are managed by the Group on the basis of the net exposure to either market or credit risk are measured on the basis of a price that would be received on selling a net long position or paid on transferring a net short position for a particular risk exposure. These portfolio level adjustments are allocated to the individual assets and liabilities on the basis of the relative risk adjustment of each of the individual instruments in the portfolio. The Group measures fair values using the following fair value hierarchy that reflects the significance of the inputs used in making the measurements: • • Level 1: inputs that are unadjusted quoted market prices in active markets for identical instruments to which the Group has access; Level 2: inputs other than quoted prices included within Level 1 that are observable either directly (i.e. as prices) or indirectly (i.e. derived from prices). This category includes instruments valued using quoted market prices in active markets for similar instruments, quoted prices for identical or similar instruments in markets that are considered less than active or other valuation techniques where all significant inputs are directly or indirectly observable from market data; and Level 3: inputs that are not observable. This category includes all instruments where the valuation technique includes inputs not based on observable data and the unobservable inputs have a significant effect on the instrument’s valuation. This category includes instruments that are valued based on quoted prices for similar instruments where significant unobservable adjustments or assumptions are required to reflect differences between the instruments. • The Group recognises transfers between levels of the fair value hierarchy as of the end of the reporting period during which the change has occurred. A.4.7. Fee and commission income Policy applicable after 1 January 2018 The Group earns fee and commission income from a diverse range of services it provides to its customers, which are accounted for in accordance with IFRS 15. The Group recognises the revenue when performance obligations are satisfied by transferring control of the promised service to the customer. As a general rule, customer obtains control when it has the ability of direct use or ability of obtaining substantially all the benefits from this service. In some circumstances, judgement might be needed to determine when control transfers. Fee and commission income can be divided into two broad categories based on the following: •Over time: the Group satisfies the performance obligation and, therefore, transfers control over time; and •Point in time: the Group satisfies the performance obligation and transfers control to the customer at a point in time. 2018 FINANCIAL REPORT

Fee and commission income from revenues that are satisfied over time is recognised on an accruals basis over the service period. Fee and commission income earned from providing or fulfilling point-in-time services (e.g. performance-linked) is recognised when the service has been completed. For certain mandates, the Group has established an updated deferred income mechanism in order to ensure a smoother recognition of the revenue in line with the services/costs incurred for the whole duration of the mandate. The detailed impact following the first time application of this new methodology is a decrease of the additional reserves by EUR 57 million and a respective increase of deferred income. Policy applicable before 1 January 2018 The Group earns fee income from a diverse range of services it provides to its customers. Fee income can be divided into two broad categories: •income earned from services that are provided over a certain period of time, for which customers are generally billed on an annual or semi-annual basis; and •income earned from providing transaction-type services. Fees earned from services that are provided over a certain period of time are recognised on an accruals basis over the service period. Fees earned from providing transaction-type services are recognised when the service has been completed. Fees or components of fees that are performance linked are recognised when the performance criteria are fulfilled. A.4.8. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities and shares and other variable-yield securities Composition of caption after 1 January 2018 Since the 1 January 2018, the balance sheet captions “Treasury bills and other bills eligible for refinancing with central banks” and “Debt securities including fixed-income securities” include: • • • debt securities measured at amortised cost; debt securities mandatorily measured at fair value through profit or loss; and debt securities designated to be measured at fair value through profit or loss. A.4.8.1.Treasury monetary portfolio The treasury monetary portfolio (‘TMP’) of the Group is held for the purpose of: •being the primary liquidity buffer for the Bank, timely providing the cash needed in any currency for which the Bank has implemented a treasury activity; •cover the relevant transfer price, compatibly with the conditions of the financial markets and the respect of the previous - overarching – objective of maintaining an adequate level of liquidity in the Group and comprises money market products with a maximum maturity of twelve months, including treasury bills and negotiable debt securities issued by public bodies or credit institutions These securities are initially recorded at fair value plus any directly attributable transaction costs. The difference between entry price and redemption value is amortised in accordance with the effective interest method over the remaining life of the securities. The securities in this portfolio are held with the intention to collect contractual cash flows and classified at amortised cost. As part of this business model, sales are considered to be infrequent or insignificant in volume. A.4.8.2.Securities liquidity portfolio The securities liquidity portfolio (‘SLP’) comprises listed debt securities issued or guaranteed by financial institutions. As the business model of the portfolio is largely driven by an active management of the Group making use of derivatives and sales of long term asset in order to allow for a rapid readjustment of the duration and the mitigation of credit risks by moving the asset class allocation, the securities in this portfolio are mandatorily measured at fair value through profit or loss. Gains and losses realised on disposal or redemption and unrealised gains and losses from changes in the fair value are reported in the account “Result on financial operations”. Interest income from the SLP assets is included in “Interest and similar income”. The determination of fair values of SLP assets is based on quoted market prices in active markets or dealer price quotations, pricing models (using assumptions based on market and economic conditions), or management estimates, as applicable. A.4.8.3.Long-term hedge portfolio The Long-term hedge portfolio (‘LTHP’) serves two main purposes: •to manage the interest rate risk position of the Bank, in line with the applicable asset and liability management (‘ALM’) strategy; and •to be a liquidity reserve for the Bank, composed of highly-rated liquid bonds. It consists of securities issued or guaranteed by: •governments of the European Union Member States, G10 countries and their agencies; or •supranational public institutions, including multinational development banks They have been purchased with the intention of holding them to maturity and to collect the contractual cash flows and are consequently classified at amortised cost. As part of this business model, sales are considered to be infrequent or insignificant in volume. FINANCIAL REPORT 2018

A.4.8.4 EIF Operational Portfolio The EIF Operational Portfolio has the following two objectives: •to provide returns commensurate with the long term nature of the investments; and •serve as a 2nd line of liquidity. It consists of investments in long-term debt instruments, e.g. bonds, notes and other obligations. The securities in this portfolio are held with the intention of holding them to maturity and to collect the contractual cash flows and are consequently classified at amortised cost. As part of this business model, sales are considered to be infrequent or insignificant in volume. A.4.8.5 Loan substitute portfolio and ABS Portfolio EIF The loan substitute portfolio and ABS Portfolio EIF mainly consists of obligations in the form of bonds, notes or certificates issued by special purpose vehicles (‘SPVs’) or trust vehicles with the intention of holding them to maturity and to collect the contractual cash flows. A loan substitute can take the form of a contractually linked or single tranche instrument. Where an investment in this portfolio meets the SPPI criterion, it is classified at amortised cost unless has the nature of a fixed rate loan substitute and qualifies for hedge accounting in which case it is designated in a hedge relation and the amortised cost is adjusted for the fair value attributable to the risks being hedged. Economically hedged loan substitutes that cannot be included in hedge accounting are designated irrevocably to the fair value option to reduce the accounting mismatch due to the classification of the hedging instrument at fair value through profit or loss. For loan substitutes designated into hedge accounting the Group defined qualitative criteria in order to show that the credit component of the fair value change is not dominating over the total fair value change. The non-dominance of credit risk is assessed holistically considering all circumstances for both, the loan substitute and the related hedging derivative. Hedge accounting has to be discontinued if the qualitative assessment fails (dedesignation). In case of full prepayment, amendment of payment structure or any other discontinuance event of the loan substitute, the hedge relationship has to be discontinued. In case of a partial prepayment of the loan substitute, the hedge relationship has to be rebalanced. Contractually linked or single tranche instruments included in the loan substitute portfolio not fulfilling the SPPI criterion are measured at fair value through profit or loss. The hedge fair value measurement is based on discounted cashflow technique. Composition of captions before 1 January 2018 The Group classified its financial assets from “Treasury bills and other bills eligible for refinancing with central banks” and “Debt securities including fixed-income securities” and “Shares and other variable-yield securities” captions into the following categories: • • Held for trading portfolio - which comprised securities liquidity portfolio (’SLP’); Held-to-maturity portfolio - which comprised the long term hedge portfolio (’LTHP’), the treasury monetary portfolio (’TMP’) and the loan substitutes portfolio; Loans and receivable portfolio – which comprised EIF ABS portfolio and the loan substitutes portfolio; and Available-for-sale portfolio - comprised of the remaining securities from SLP portfolio (see Note B.2) and operational portfolio of the EIF as well as shares and other variable-yield securities (see Note B.3). • • Impairment on debt securities - Policy applicable after 1 January 2018 The Group assumes that the credit risk on treasury portfolios has not increased significantly since initial recognition due to inherent low credit risk. The credit risk associated with treasury debt securities (securities, commercial paper, etc.) is managed by selecting sound counterparties and issuers with a minimum rating at the outset set above investment grade per internal policies. Further, a regular assessment is performed to ensure that at each financial reporting date, the treasury assets meet the low credit risk criteria (see Note S.2.4). Consequently, the loss allowances relating to treasury assets measured at amortised cost are determined at an amount equal to 12-month ECL. As regards the loan substitutes, the ECL impairment model applied on loans and advances equally applies to instruments within the loan substitute portfolio measured at amortised cost as well as to related undisbursed commitments. Respective loss allowances under IFRS 9 are calculated on either 12-month ECLs or Lifetime ECLs as per the impairment model explained in Note A.4.4. Impairment on debt securities - Policy applicable before 1 January 2018 The Group assessed at each balance sheet date whether there was any objective evidence that a debt security or group of debt securities is impaired. A debt security or group of debt securities is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset (an incurred “loss event") and that loss event (or events) has an impact on the estimated future cash flows of the instrument or group of instrument that can be reliably estimated. An impairment loss was recognised in profit and loss and the amount of the loss was measured as the difference between the carrying value and the present value of estimated future cash flows discounted at the instrument’s original effective interest rate. 2018 FINANCIAL REPORT

A.4.8.6 Shares and other variable-yield securities This caption in the balance sheet includes: •instruments mandatorily measured at fair value through profit or loss; and •instruments designated as at fair value through other comprehensive income. The Group’s equity portfolio is composed of venture capital operations, investment funds and participation in the EBRD and is carried at fair value. Venture capital and investment funds Venture capital (‘VC’) operations and investment funds are measured mandatorily at fair value through profit or loss with changes in the fair value recorded in “Result of financial operations”. The fair value is determined by applying the aggregated net asset value (‘NAV’) method (thereby assuming that, despite the absence of readability ascertainable market value, NAV is the best estimate of the fair value). This valuation method implicitly assumes that if the NAVs of underlying funds (as derived from the latest available before year-end fund managers’ reports) can be considered to be the best estimate of the fair value as determined under IFRS 13, then the aggregation of the NAVs of all funds will itself be equivalent to the fair value as determined under IFRS 13. The fair value is determined by applying either the Group’s percentage ownership in the underlying vehicle to the net asset value reflected in the most recent report adjusted for cash flows or, where available, the precise share value at the same date, submitted by the respective fund manager. In order to bridge the interval between the last available NAVs and the year-end reporting, a subsequent event review procedure is performed and if materially different the reported NAVs are adjusted. For specific investments where NAVs cannot readily be determined, other guidelines (for example the international private equity and venture capital valuation guidelines, International Private Equity and Venture Capital Valuation (‘IPEV’) Guidelines, as published by European Private Equity and Venture Capital Association (‘EVCA’) might be used and more detailed monitoring and review will be required. In accordance with this method, the funds are internally classified into three categories: • Category I – funds that have adopted the fair value requirements of IFRS 13 or IPEV Guidelines for which a specific review is performed to ensure that the NAV is a reliable estimate of fair value; Category II – funds that have adopted other valuation guidelines (such as the former 2001 EVCA) or standards that can be considered to be in line with IFRS 13, for which a specific review is performed to ensure that the NAV is a reliable estimate of fair value; and Category III – funds that have not adopted the fair value requirements of IFRS 13 or any other valuation guidelines in line with IFRS 13. • • Interests in joint ventures and associates The Group complies with conditions to use the private equity and similar entities exemption in IAS 28 and IFRS 11 and does not use equity accounting on, or proportionately consolidate investments in joint ventures, if any. Upon initial recognition, any holdings in joint ventures or associates are designated at fair value through profit or loss, and measured subsequently at fair value in accordance with IFRS 9 (2017: IAS 39), with changes in fair value being recognised in the consolidated income statement during the period of the change. Joint ventures are contractual agreements whereby the Group and other parties undertake an economic activity that is subject to joint control. A joint control is the contractually agreed sharing of control over an economic activity, and exists only when the strategic financial and operating decisions relating to the activity require the unanimous consent of the parties sharing the control (the venturers). The participations acquired by the Group for its own account or on behalf of its mandate providers typically represent investments in private equity or venture capital funds. According to industry practice, such investments are generally investments jointly subscribed by a number of investors, none of whom is in a position to individually influence the daily operations and the investment activity of such a fund. As a consequence, any membership by an investor in a governing body of such fund does not in principle entitle such investor to influence the day-to-day operations of the fund. In addition, individual investors in a private equity or venture capital fund do not determine the policies of a fund such as distribution policies on dividends or other distributions. Such decisions are typically taken by the management of a fund on the basis of the shareholders agreement governing the rights and obligations of the management and all shareholders of the fund. The shareholders’ agreement also generally prevents individual investors from bilaterally executing material transactions with the fund, interchanging managerial personnel or obtaining privileged access to essential technical information. The Group’s investments, made for its own account or on behalf of its mandate providers, are executed in line with the above stated industry practice. Participation in EBRD The Group also holds a participation in the EBRD for which the Group’s management has elected at initial recognition, to irrevocably designate them at fair value through other comprehensive income as this investment was made for long-term strategic purposes. At initial recognition, the Group measures this participation at their fair value plus transaction costs. Subsequently, changes in fair value gains and losses including foreign currency translation gains and losses are recognised in other comprehensive income and are never reclassified to profit or loss, even on disposal. A.4.9. Loans and advances to credit institutions and customers Loans and advances to credit institutions and customers include loans where money is provided directly to the borrower. Loans and advances are recognised when cash is advanced to borrowers. They are initially recorded at cost (their net disbursed amounts), which is the fair value of the cash given to originate the loan, including any transaction costs, and are subsequently measured at amortised cost using the effective interest rate method. Undisbursed parts of loans are recorded in the memorandum items at their nominal value. Where loans meet the eligibility criteria of hedge accounting (Note A.4.5), the fair value hedge gain or loss on the loans shall adjust their carrying amount and be recognised in the consolidated income statement in “Result on financial operations”. FINANCIAL REPORT 2018

Where loans meet the eligibility criteria of the amended fair value option or do not meet the criteria for being classified at amortised cost or fair value through other comprehensive income (Note A.4.3), they are designated on initial recognition as at fair value through profit or loss, and are measured at their fair value. The fair value measurement technique used is based on a discounted cash flow technique. Loans designated at fair value are recorded at fair value in the consolidated balance sheet. Changes in fair value are recorded in “Result on financial operations”. A.4.9.1.Interest on loans Interest on loans originated by the Group is recorded in the consolidated income statement under “Interest and similar income” using the effective interest rate method and on the consolidated balance sheet under “Loans and advances”. A.4.9.2.Reverse repurchase operations (reverse repos) A reverse repurchase operation is one under which the Group lends liquid funds to a credit institution which provides collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment: the borrower of the liquid funds transfers the securities to the Group’s custodian in exchange for settlement at the agreed price, which generates a return for the Group linked to the money market. This type of operation is considered for the purposes of the Group to be a loan at a guaranteed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash advanced or received, plus accrued interest. Reverse repos are entered on the assets side of the consolidated balance sheet under “Loans and advances to credit institutions - b) other loans and advances”. Securities received under reverse repurchase agreements are not recognised in the consolidated balance sheet, unless control of the contractual rights comprised in these securities is assumed. The Group monitors the market value of the securities received on a daily basis and requests additional collateral in accordance with the underlying agreements. Interest earned on reverse repurchase agreements is recognised as interest income over the life of each agreement. A.4.9.3.Fees on loans Front-end fees on loans are deferred, together with the related direct costs of originating and maintaining the commitment, and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the related loan. If the commitment expires without the loan being drawn down, the fee is recognised as income on expiry. The front-end fees are deferred and recognised under “Interest and similar income” in the income statement over the life of the underlying loan. A.4.9.4.Interest subsidies Interest subsidies received in advance (Note F) are deferred and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the subsidised loan. A.4.10. Impairments on loans and advances Policy applicable after 1 January 2018 Within the Group, the expected credit loss impairment model applies to loans and advances measured at amortised cost as well as to off-balance commitments. Loss allowances, under IFRS 9, are measured on either 12-month ECL’s or Lifetime ECL’s as per the impairment model, which is analysed in note A.4.4. Policy applicable before 1 January 2018 The Group considered evidence of impairment on loans and advances or provisions on commitments were recorded when the Group was unable to collect all amounts due on a claim according to the original contractual terms or an equivalent value. A “claim” means a loan, a commitment such as a letter of credit, a guarantee, a commitment to extend credit, or some other credit product. Impairment was reported as a reduction of the carrying amount of a claim on the consolidated balance sheet, whereas for an off-balance sheet item such as a commitment a provision for credit loss was reported in “Provisions”. Additional impairment or provisions for credit losses were made through “Change in impairment on loans and advances and provisions on guarantees, net of reversals”. For individual loans and advances outstanding at the end of the financial year, impairment losses were made where objective evidence existed of risks of non-recovery of all or part of the amounts outstanding according to the original contractual terms or the equivalent value. Changes to these provisions were recorded in the consolidated income statement as "Change in impairment on loans and advances and provisions on guarantees, net of reversals". Allowances and provisions for credit losses were evaluated on the basis of the following counterparty-specific principles. Impairment was measured and allowances for credit losses were established for the difference between the carrying amount and the estimated recoverable amount of any claim considered as impaired. The amount of the loss was the difference between the asset’s carrying amount and the present value of expected future cash flows discounted at the financial instrument’s original effective interest rate. A.4.11.Financial guarantees Financial guarantee contracts are contracts that require the Group to make specified payments to reimburse the holder for a loss it incurs because a specified debtor fails to make payments when due in accordance with the terms of a debt instrument. Under the existing rules, these guarantees do not meet the definition of an insurance contract (IFRS 4 Insurance Contracts). Policy applicable after 1 January 2018 Financial guarantees are accounted for under IFRS 9 - Financial Instruments, either as “Derivatives” or as “Financial guarantees”, depending on their features and characteristics as defined by IFRS 9. 2018 FINANCIAL REPORT

Financial guarantees are initially recognised in the consolidated balance sheet under “Provisions for guarantees issued and commitments” at fair value plus transaction costs that are directly attributable to the issuance of the financial guarantees. At initial recognition, the obligation to pay corresponds to the net present value (‘NPV’) of expected premium inflows or the initial expected loss. Subsequent to initial recognition, financial guarantees are measured at the higher of: •the amount of the loss allowance as determined under IFRS 9; and •the premium received on initial recognition less income recognised in accordance with the principles of IFRS 15. Any increase or decrease in the net liability (as measured per IFRS 9) relating to financial guarantees other than the payment of guarantee calls is recognised in the consolidated income statement under “Change in impairment on loans and advances and provisions for guarantees, net of reversals”. The premium received is recognised in the consolidated income statement in “Fee and commission income”. Any upfront fees received are recognised in “Accruals and deferred income” in the consolidated balance sheet and amortised in the consolidated income statement on a straight-line basis over the life of the financial guarantee. Policy applicable before 1 January 2018 Financial guarantees are accounted for under IAS 39 Financial Instruments: Recognition and Measurement, either as “Derivatives” or as “Financial guarantees”, depending on their features and characteristics as defined by IAS 39. Financial guarantees are initially recognised in the consolidated balance sheet under “Other liabilities” at fair value plus transaction costs that are directly attributable to the issuance of the financial guarantees. At initial recognition the obligation to pay corresponds to the net present value (‘NPV’) of expected premium inflows or the initial expected loss. Subsequent to initial recognition, financial guarantees are measured at the higher of 1) the amount initially recognised less, where appropriate, cumulative amortisation recognised in accordance with IAS 18 Revenue and 2) the best estimate of expenditure required to settle any present financial obligation arising as a result of the guarantee in accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets. The best estimate of expenditure is determined in accordance with IAS 37. Financial guarantee provisions correspond to the cost of settling the obligation, which is the expected loss, estimated on the basis of all relevant factors and information existing at the balance sheet date. When a financial guarantee operation measured under IAS 39 is derecognised and treated under IAS 37, its value previously recorded under “Other liabilities” is transferred to the caption “Provisions for guarantees issued and commitments” on the balance sheet. Any increase or decrease in the net liability (as measured per IAS 39) relating to financial guarantees, other than the payment of guarantee, calls is recognised in the consolidated income statement under “Result on financial operations”. The provision for financial guarantees (as measured per IAS 37) is recognised in the consolidated income statement under “Change in impairment on loans and advances and provisions for guarantees, net of reversals”. The premium received is recognised in the consolidated income statement in “Fee and commission income” on the basis of an amortisation schedule in accordance with IAS 18 over the life of the financial guarantee. A.4.12.Property, furniture and equipment Property, furniture and equipment include land, Group-occupied properties and other machines and equipment. Property, furniture and equipment are reviewed periodically for impairment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The costs of the Group's headquarters building in Luxembourg-Kirchberg and its building in Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles are recorded in the consolidated balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: • • • • Buildings in Kirchberg and Weimershof: 30 years Permanent equipment, fixtures and fittings: 10 years Furniture: 5 years Office equipment and vehicles: 3 years A.4.13.Intangible assets Intangible assets comprise computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, to the probability that future economic benefits will flow to the enterprise, and to the reliability of cost measurement. Intangible assets are recognised as assets and are amortised on a straight-line basis over their estimated useful economic lives. At each consolidated balance sheet date, intangible assets are reviewed for indications of impairment or changes in estimated future benefits. If such indications exist, an analysis is performed to assess whether the carrying amounts are fully recoverable. A write-down is made if the carrying amount exceeds the recoverable amount. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. FINANCIAL REPORT 2018

A.4.14.Pension plans and health insurance scheme The Group operates defined-benefit pension plans to provide retirement benefits to its entire staff. The Group also provides certain additional post-employment healthcare benefits to former employees of the EIB. These benefits are unfunded, as defined by IAS 19. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. The charge to the consolidated income statement in respect of the defined-benefit pension plan is based on the current service cost and interest cost as determined by qualified external actuaries. A.4.14.1. Pension plans for staff The Bank’s main pension plan is a defined-benefit pension plan funded by contributions from staff and from the Bank, covering all Bank employees. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the liability entered in the accounts is adequate. The latest valuation was performed as at 30 September 2018, with an extrapolation to 31 December 2018. The main actuarial assumptions used by the actuary are set out in Note J. Cumulative actuarial surpluses and deficits are recognised in full in “Other comprehensive income”. Net interest cost is recognised in the income statement under “Interest expense and similar charges”. The main pension plan of the EIF is a defined-benefit plan funded by contributions from staff and from the EIF, covering all EIF employees. The scheme entered into force in March 2003, replacing the previous defined contribution scheme. A.4.14.2. Health insurance plan The Bank has set up its own health insurance plan for the benefit of staff, financed by contributions from the Bank and its employees. The plan is an unfunded plan treated as a defined-benefit plan. A specific provision is set aside on the liability side of the consolidated balance sheet for staff at retirement age. The Fund has subscribed to a health insurance scheme with an insurance company for the benefit of staff at retirement age, financed by a contribution from the Fund and its employees. Entitlement to these benefits is based on the employees remaining in service up to retirement age and the completion of a minimum service period. The expected costs of these benefits are accrued over the period of employment, using a methodology similar to that for defined-benefit pension plans. The health insurance liabilities are determined based on actuarial calculations as per the same dates as the pension plans. A.4.14.3. Pension plan for members of the Management Committee The related provision shown on the liability side of the Group’s balance sheet is determined, as for all plans, in conformity with IAS 19. Benefits are based on years of service and a percentage of final gross base salary as defined under the plan. The pension plan for members of the Management Committee is managed and accounted for under the same principles as the pension plan for staff (Note A.4.14.1). A.4.14.4. Optional supplementary provident scheme The optional supplementary provident scheme is a defined-contribution pension scheme, funded by voluntary staff and employer contributions. It is accounted for on the basis of the contributions from staff and employer and the corresponding liability is recorded in “Other liabilities”. A.4.15. Amounts owed to credit institutions and customers Amounts owed to credit institutions and customers are initially recorded at cost and are presented in the consolidated financial statements at amortised cost. Interest on amounts owed to credit institutions and customers is recorded in the consolidated income statement as “Interest expense and similar charges” using the effective interest method. A.4.16.Debts evidenced by certificates Debts evidenced by certificates are initially measured at cost, which is the fair value of the consideration received. Transaction costs and net premiums (discounts) are included in the initial measurement. Subsequent measurement is at amortised cost, and any difference between net proceeds and the redemption value is amortised over the lifetime of the borrowings using the effective interest method. Borrowings are designated in a hedge relation in case they are eligible for hedge accounting under IFRS 9 and their amortised cost is subsequently adjusted for the fair value attributable to the risks being hedged. Firm commitments in borrowings with a settlement date in the future may be hedged and designated to hedge accounting as well. The hedge fair value of borrowings is calculated based on a discounted cash flow method. Where borrowings are not included in hedge accounting and meet the eligibility criteria of the fair value option and have been designated on initial recognition as such, they are measured at fair value through profit or loss. The fair value measurement technique employed, in the event of absence of liquid market prices, is a discounted cash flow technique, using current yield curves. When the Group designates a borrowing as at fair value through profit or loss, the amount of change in the fair value attributable to changes in its credit risk (so called “own credit adjustment”, ‘OCA’) is presented in other comprehensive income. On initial recognition of the financial liability, the Group assesses whether presenting the amount of change in own credit adjustment in other comprehensive income would create or enlarge an accounting mismatch in profit or loss. This assessment is made by comparing: •The expected changes in the fair value of the borrowing related to changes in own credit adjustment; with •The impact of profit or loss of expected changes in fair value of the related instruments. Amounts presented in the other comprehensive income are not subsequently transferred to profit or loss. When these instruments are derecognised, the related cumulative amount in the other comprehensive income is transferred to the Group’s additional reserves. Combined debt 2018 FINANCIAL REPORT instruments that are related to foreign exchange rates or indices are considered structured instruments. For all the debt instruments including embedded derivatives, the Group has concluded swap agreements to fully hedge the exposure. Interest expense on debt instruments is included under the liabilities caption including the underlying debt instruments in the consolidated balance sheet. A.4.17.Prepayments – Deferred income These accounts comprise: •Prepayments: expenditure incurred during the financial year but relating to a subsequent financial year. •Deferred income: income received before the balance sheet date but relating to a subsequent financial year. A.4.18.Reserves A.4.18.1. Reserve fund As provided for under Article 22(-1) of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. A.4.18.2. Additional reserves Additional reserves contain the remaining retained earnings of the Group. A.4.18.3. Fair value reserve Before 1 January 2018, the fair value reserve included the change in fair value of available for sale financial assets (other than impairment). After 1 January 2018, the fair value reserve includes the fair value attributable to changes in own credit risk for financial liabilities designated at fair value option, the fair value of the currency basis spread and the fair value changes attributable to equity investments designated at fair value through other comprehensive income. A.4.18.4. Special activities reserve As provided for under Article 16(-5) of the Statute, “the special activities of the Bank […] will have a specific allocation of reserve”. The special activities reserve is a dedicated reserve for the capital allocation covering the unexpected loss of those activities which have a risk profile higher than what is generally accepted by the Bank, including venture capital activities. The reserve is based on the capital allocation of each operation and is adjusted on a yearly basis through the appropriation of the statutory results of the Bank. A.4.18.5. General loan reserve In 2009, a “general loan reserve” was introduced for the expected loss of the Bank’s loan and guarantees portfolio, modelled upon the Bank’s policy guidelines. This reserve is adjusted on a yearly basis, according to the evolution of the underlying assets, through the appropriation of the statutory results of the Bank. It is also noted that, with the introduction of IFRS 9 as of 1 January 2018, provisions for expected credit losses are accounted for on the Group financial assets measured at amortised cost as well as on the Group off-balance sheet commitments. The latter affects the Consolidated Income Statement and should not be confused with the general loan reserve which represents a notional allocation within the own funds and concerns the loan and guarantee operations granted by the Bank. A.4.19.Taxation The Protocol on the Privileges and Immunities of the European Union appended to the treaty on European Union and the treaty on the Functioning of the European Union, stipulates that the assets, revenues, and other property of the institutions of the Union are exempt from all direct taxes. A.4.20.Interest income and expense Interest income and interest expense are recognised in the consolidated income statement for all interest bearing instruments on an accruals basis using the effective interest method based on the actual purchase price including direct transaction costs. This is a method of calculating the amortised cost of a financial asset and allocating the interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts through the expected life of the financial instrument to the net carrying amount of the financial asset. In addition to interest and commission on loans, deposits and other revenue from the securities portfolio, this heading includes the indemnities received by the Group in respect of early loan reimbursement payments made by its borrowers. The Group records the indemnities received for early repayment of loans immediately in the consolidated income statement at the time of derecognition of the related loans. In accordance with IAS 32 – Financial Instruments: Presentation, as a result of the replacement share purchase undertaking (Note A.4.1), EIF non-controlling interests are presented under “Interest expense and similar charges”, in conformity with the anticipated acquisition method. A.4.21.Dividend income Dividends are recognised in the consolidated income statement in “Income from shares and other variable-yield securities” when the entity’s right to receive payment is established. FINANCIAL REPORT 2018

A.5. Transition disclosures

The following table analyses the impact of transition to IFRS 9 on the Group's equity as at 1 January 2018. The impact relates to the fair value reserve and the additional reserves. There is no impact on other components of equity.

in EUR '000	
Fair value reserve	**Reserves**
Closing balance under IAS 39 (31 December 2017)	**2,470,292**
Reclassification of debt securities from AFS to FVTPL	252
Reclassification of shares and other variable-yield securities from AFS to FVTPL	-2,189,574
Remeasurement impact of reclassifying debt securities from AFS to AC	-30,914
Non-controlling interests	59,916
Opening balance under IFRS 9 (1 January 2018)	**309,972**
Additional reserves	
Closing balance under IAS 39 (31 December 2017)	**3,449,568**
Reclassification of debt securities from AFS to FVTPL	-252
Reclassification of shares and other variable-yield securities from AFS to FVTPL	2,189,574
Remeasurement impact from reclassifying shares and other variable-yield securities from AFS to FVTPL	1,701
Remeasurement impact of reclassifying loans at L&R to FVTPL	-1,766
Remeasurement impact of reclassifying debt securities held at AC to FVTPL and FVO	29,370
Remeasurement impact due to revocation of FVO	15,664,139
Remeasurement from the application of HA	-15,312,388
Recognition of ECL under IFRS 9 (including loan commitments and financial guarantee contracts)	-309,193
Non-controlling interests	-60,150
Opening balance under IFRS 9 (1 January 2018)	**5,650,603**
Total changes in equity due to adopting IFRS 9	**40,715**

2018 FINANCIAL REPORT

The following table shows the original measurement categories under IAS 39 and the new measurement categories under IFRS 9 for the Group's financial assets as at 1 January 2018:

in EUR '000

Financial assets	Measurement category IAS 39	Net carrying amount	Measurement category IFRS 9	Net carrying amount
1. Cash in hand, balances with central banks and post office banks	L&R	162,483	AC	162,483
2. Treasury bills and other bills eligible for refinancing with central banks	L&R	20,844	FVTPL	20,773
	L&R	11,496,487	AC	35,963,089
	HTM	23,387,781		
	AFS	1,108,270		
	HFT	5,609,291	FVTPL	5,629,575
	AFS	20,284		
3. Loans and advances to credit institutions	FVO	25,690,112	FVO	420,279
			AC	25,051,916
	L&R	132,311,168	AC	132,244,596
4. Loans and advances to customers	FVO	140,254,863	FVO	20,465,796
			AC	118,639,862
	L&R	195,174,935	AC	194,556,430
			FVTPL	513,634
5. Debt securities including fixed-income securities	HFT	1,902,406	FVTPL	1,902,406
	AFS	140,731	AC	138,887
	HTM	9,508,061	AC	9,508,061
	L&R	3,589,533	AC	3,616,143
	L&R	310,799	FVO	339,439
	L&R	313,867	FVTPL	314,852
6. Shares and other variable-yield securities	AFS	6,903,504	FVTPL	6,438,813
			FVOCI	467,471
	FVO	341,647	FVO	341,647
7. Derivative assets	FVTPL	43,861,007	FVTPL	44,079,292
Total financial assets		**602,108,073**		**600,815,444**

The following table shows the original measurement categories under IAS 39 and the new measurement categories under IFRS 9 for the Group's financial liabilities as at 1 January 2018:

in EUR '000

Financial liabilities	Measurement category IAS 39	Net carrying amount	Measurement category IFRS 9	Net carrying amount
1. Amounts owed to credit institutions	AC	5,009,993	AC	5,009,993
2. Amounts owed to customers	AC	1,930,912	AC	1,930,911
3. Debts evidenced by certificates	AC	71,464,354	AC	71,464,354
	FVO	418,563,302	FVO	25,089,832
			AC	392,125,670
4. Derivative liabilities	FVTPL	32,651,732	FVTPL	32,663,282
Total financial liabilities		**529,620,293**		**528,284,042**

FINANCIAL REPORT **2018**

The following table reconciles the carrying amounts of EIB Group's financial assets from their previous measurement category under IAS 39 to their new measurement categories upon transition to IFRS 9 on 1 January 2018.

in EUR '000

Financial assets measured at AC	IAS 39 carrying amount 31.12.2017	Reclassifications	Remeasurements	IFRS 9 carrying amount 01.01.2018
1. Cash in hand, balances with central banks and post office banks				
Opening balance under IAS 39 and closing balance under IFRS 9	162,483			162,483
2. Treasury bills and other bills eligible for refinancing with central banks				
Opening balance under IAS 39	34,905,112			
Transfer from AC to FVTPL		-20,844		
Transfer from AFS to AC		1,108,270	-29,084	
Remeasurement: ECL allowance			-1,292	
Remeasurement from the application of HA			927	
Closing balance under IFRS 9				35,963,089
3. Loans and advances to credit institutions				
Opening balance under IAS 39	132,311,168			
Transfer from FVO to AC (Revocation)		25,269,833(*)	-1,372,227	
Remeasurement from the application of HA			1,170,418	
Remeasurement: ECL allowance			-82,681	
Closing balance under IFRS 9				157,296,511
4. Loans and advances to customers				
Opening balance under IAS 39	195,174,935			
Transfer from AC to FVTPL		-451,837		
Transfer from FVO to AC (Revocation)		119,789,067(*)	-14,030,912	
Remeasurement from the application of HA			12,943,193	
Remeasurement: ECL allowance			-228,154	
Closing balance under IFRS 9				313,196,292
5. Debt securities including fixed income securities				
Opening balance under IAS 39	13,722,260			
Transfer from AC to FVTPL		-313,867		
Transfer from AC to FVO (Designation)		-310,799		
Remeasurement from the application of HA			27,714	
Remeasurement: ECL allowance			-1,117	
Transfer from AFS to AC		140,731	-1,830	
Closing balance under IFRS 9				13,263,092
Total financial assets measured at AC				**519,881,467**

(*) This amount includes loans that were required to be reclassified as per IFRS 9 (EUR 4,387 million) and those for which EIB Group elected to reclassify them (EUR 140,672 million).

2018 FINANCIAL REPORT

in EUR '000

Financial assets measured at FVO	IAS 39 carrying amount 31.12.2017	Reclassifications	Remeasurements	IFRS 9 carrying amount 01.01.2018
3. Loans and advances to credit institutions				
Opening balance under IAS 39	25,690,112			
Transfer from FVO to AC (Revocation)		-25,269,833(*)		
Closing balance under IFRS 9				420,279
4. Loans and advances to customers				
Opening balance under IAS 39	140,254,863			
Transfer from FVO to AC (Revocation)		-119,789,067(*)		
Closing balance under IFRS 9				20,465,796
5. Debt securities including fixed income securities				
Opening balance under IAS 39	0			
Transfer from AC to FVO (Designation)		310,799	28,640	
Closing balance under IFRS 9				339,439
6. Shares and other variable-yield securities				
Opening balance under IAS 39 and closing balance under IFRS 9	341,647			341,647
Total financial assets measured at FVO				**21,567,161**

Financial assets measured at FVOCI / AFS	IAS 39 carrying amount 31.12.2017	Reclassifications	Remeasurements	IFRS 9 carrying amount 01.01.2018
2. Treasury bills and other bills eligible for refinancing with central banks				
Opening balance under IAS 39	1,128,554			
Transfer from AFS to FVTPL		-20,284		
Transfer from AFS to AC		-1,108,270		
Closing balance under IFRS 9				0
5. Debt securities including fixed income securities				
Opening balance under IAS 39	140,731			
Transfer from AFS to AC		-140,731		
Closing balance under IFRS 9				0
6. Shares and other variable-yield securities				
Opening balance under IAS 39	6,903,504			
Adjustments to Closing balance IAS 39			1,078	
Transfer from AFS to FVTPL		-6,437,111		
Closing balance under IFRS 9				467,471
Total financial assets measured at FVOCI / AFS				**467,471**

(*)This amount includes loans that were required to be reclassified as per IFRS 9 (EUR 4,387 million) and those for which EIB Group elected to reclassify them (EUR 140,672 million).

FINANCIAL REPORT 2018

in EUR '000

Financial assets measured at FVTPL / HFT	IAS 39 carrying amount 31.12.2017	Reclassifications	Remeasurements	IFRS 9 carrying amount 01.01.2018
2. Treasury bills and other bills eligible for refinancing with central banks				
Opening balance under IAS 39	5,609,291			
Transfer from AFS to FVTPL		20,284		
Transfer from AC to FVTPL		20,844	-71	
Closing balance under IFRS 9				5,650,348
4. Loans and advances to customers				
Opening balance under IAS 39	0			
Transfer from AC to FVTPL		451,837	1,324	
Remeasurement: ECL allowance			5,459	
Transfer of FV of embedded derivatives		55,014		
Closing balance under IFRS 9				513,634
5. Debt securities including fixed income securities				
Opening balance under IAS 39	1,902,406			
Transfer from AC to FVTPL		313,867	985	
Closing balance under IFRS 9				2,217,258
6. Shares and other variable-yield securities				
Opening balance under IAS 39	0			
Transfer from AFS to FVTPL		6,437,112	1,701	
Closing balance under IFRS 9				6,438,813
7. Derivatives assets				
Opening balance under IAS 39	43,861,007			
Transfer of FV of embedded derivatives		-55,014		
Remeasurement from the application of HA			273,299	
Closing balance under IFRS 9				44,079,292
Total financial assets measured at FVTPL / HFT				**58,899,345**

2018 FINANCIAL REPORT

The following table reconciles the carrying amounts of EIB Group's financial liabilities from their previous measurement category under IAS 39 to their new measurement categories upon transition to IFRS 9 on 1 January 2018.

in EUR '000

Financial liabilities measured at AC	**IAS 39 carrying amount 31.12.2017**	**Reclassifications**	**Remeasurements**	**IFRS 9 carrying amount 01.01.2018**
1. Amounts owed to credit institutions				
Opening balance under IAS 39 and closing balance under IFRS 9	5,009,993			5,009,993
2. Amounts owed to customers				
Opening balance under IAS 39 and closing balance under IFRS 9	1,930,912			1,930,912
3. Debts evidenced by certificates				
Opening balance under IAS 39	71,464,354			
Transfer from FVO to AC (Revocation)		393,473,469(*)	-31,067,279	
Remeasurement from the application of HA			29,719,479	
Closing balance under IFRS 9				463,590,023
Total financial liabilities measured at AC				**470,530,928**

Financial liabilities measured at FVO	**IAS 39 carrying amount 31.12.2017**	**Reclassifications**	**Remeasurements**	**IFRS 9 carrying amount 01.01.2018**
3. Debts evidenced by certificates				
Opening balance under IAS 39	418,563,302			
Transfer from FVO to AC (Revocation)		-393,473,469(*)	0	
Closing balance under IFRS 9				25,089,832
Total financial liabilities measured at FVO				**25,089,832**

Financial liabilities measured at FVTPL	**IAS 39 carrying amount 31.12.2017**	**Reclassifications**	**Remeasurements**	**IFRS 9 carrying amount 01.01.2018**
4. Derivatives liabilities				
Opening balance under IAS 39	32,651,732			
Remeasurement from the application of HA			8,460	
Remeasurement from reclassification of loans			3,090(**)	
Closing balance under IFRS 9				32,663,282
Total financial liabilities measured at FVTPL				**32,663,282**

(*) This amount includes debts evidenced by certificates that were required to be reclassified as per IFRS 9 (EUR 525 million) and those for which EIB Group elected to reclassify them (EUR 392,948 million)

(**) This amount relates to the remeasurement of the unrealised gains and losses on the embedded derivatives that are attributable to the EC.

The following table reconciles the closing impairment allowance measured in accordance with IAS 37 and IAS 39 to the new impairment allowance measured in accordance with IFRS 9:

Impairment allowance (in EUR '000) for	**31.12.2017 (IAS 39/IAS 37)**	**Remeasurements**	**01.01.2018 (IFRS 9)**
Treasury bills and other bills eligible for refinancing with central banks at L&R and HTM and at AC under IAS 39 and IFRS 9	0	1,292	1,292
Loans and advances to credit institutions at L&R under IAS 39 and at AC under IFRS 9	0	66,572	66,572
Loans and advances to credit institutions, designated at FVTPL under IAS 39 and at AC under IFRS 9	0	16,108	16,108
Loans and advances to customers, at L&R under IAS 39 and at AC under IFRS 9	409,657	161,209	570,866
Loans and advances to customers designated at FVTPL under IAS 39 and at AC under IFRS 9	0	61,486	61,486
Debt securities including fixed income securities at L&R and HTM under IAS 39 and at AC under IFRS 9	0	1,118	1,118
Financial guarantee contracts issued	61,866	-14,938	46,928
Loan commitments	0	16,346	16,346
Total impairment allowance	**471,523**	**309,193**	**780,716**

FINANCIAL REPORT **2018**

The following table shows the effect of the reclassification of financial assets and financial liabilities from IAS 39 categories into the amortised cost category under IFRS 9:

From AFS financial assets under IAS 39	(in EUR '000)
Fair value at 31 December 2018	1,029,557
Fair value gain or loss that would have been recognised during 2018 in OCI if the financial asset had not been reclassified	-15,527

From financial assets at FVTPL under IAS 39	(in EUR '000)	(in %)
Fair value at 31 December 2018	136,687,234	
Fair value gain or loss that would have been recognised during 2018 in P&L if the financial asset had not been reclassified	-3,147,470	
The interest income recognized during 2018	4,690,517	
The effective interest rate determined on the date of initial application		2.56

From financial liabilities at FVTPL under IAS 39	(in EUR '000)	(in %)
Fair value at 31 December 2018	-350,177,713	
Fair value gain or loss that would have been recognised during 2018 in P&L if the financial liability had not been reclassified	7,627,818	
The interest expense recognized during 2018	8,381,207	
The effective interest rate determined on the date of initial application		2.45

The following explains how applying the new classification requirements of IFRS 9 led to reclassifications of certain financial assets and financial liabilities held by the Group as shown in the table above.

1) Treasury bills and other eligible bills eligible for refinancing with central banks and debt securities including fixed-income securities

a) Loan substitutes and ABS portfolio EIF:

The Bank's loan substitute portfolio and the ABS portfolio EIF include contractually linked instruments in form of multi-tranche debt instruments. After performing a detailed analysis, the Group concluded that a portion of these instruments do not pass the SPPI test given that their exposure to credit risk is considered to be greater than the exposure to credit risk of the underlying pool of assets as a whole. As a result, these securities, which were previously classified as Loans and receivables, have been reclassified to fair value through profit or loss.

Before the adoption of IFRS 9, loan substitutes hedged through derivatives were kept at amortised cost. Upon transition, the Group elected to designate them either to hedge accounting, where possible, or alternatively to the fair value option to significantly reduce an accounting mismatch.

b) Operational portfolio of the EIF

As of 1 January 2018, the Group assessed the operational portfolio of the EIF, which had previously been classified as available for sale. The Group concluded that the instruments in this portfolio are managed within a business model to collect contractual cash flows and meet the SPPI criterion and sales are not expected to be more than infrequent. Consequently, this portfolio was reclassified to amortised cost from the date of initial application of IFRS 9.

2) Shares and other variable-yield securities

Upon transition, the Group measures all its venture capital operations and investment funds classified previously as available for sale under IFRS 9 as at fair value through profit or loss.

In addition, the Group has elected to irrevocably designate the strategic investment in EBRD at fair value through other comprehensive income as permitted under IFRS 9. This instrument was previously classified as available for sale. The changes in fair value of this investment will no longer be reclassified to profit or loss when it is disposed of.

3) Loans and advances to credit institutions and customers

Before the adoption of IFRS 9, loans economically hedged through one or more derivatives for market risk have been designated at fair value through profit or loss to significantly reduce an accounting mismatch. On January 2018, upon transition to IFRS 9, the Group revoked its previous designation made under IAS 39 for most of its hedged loans and measures them at amortised cost because either:

(i) the associated derivatives have been closed and there is no longer an accounting mismatch or,
(ii) the respective loan has been designated into hedge accounting.

The Group also holds some loan operations of an equity-type nature, which were classified under IAS 39 as loans and receivables and measured at amortised cost. Where these operations take the form of hybrid contracts that contain an embedded derivative, this component was bifurcated from the host contract and accounted for as a derivative at fair value through profit or loss.

The Group concluded that for these operations, the cash flows are considered to have equity-type features that are unrelated to a basic lending arrangement. As a result such instruments do not qualify for classification at amortised cost under IFRS 9. In addition, all hybrid contracts with financial asset hosts have to be accounted for as a whole.

2018 FINANCIAL REPORT

Consequently, on transition, all equity-type loans operations including embedded derivatives, where applicable, have been reclassified to loans and advances measured at fair value through profit or loss. 4) Debt evidenced by certificates Before the adoption of IFRS 9, borrowings economically hedged through one or more derivatives for market risk have been designated at fair value through profit or loss to significantly reduce an accounting mismatch. On January 2018, upon transition to IFRS 9, the Group revoked its previous designation made under IAS 39 for most of its hedged borrowings and measures them at amortised cost because either: (i) (ii) the associated derivatives have been closed and there is no longer an accounting mismatch or, the respective borrowing has been designated into hedge accounting. FINANCIAL REPORT 2018

Note B – Cash in hand, balances with central banks and post office banks, debt securities portfolio, shares and other variable-yield securities and interest in other entities (in EUR '000)

B.1. Cash in hand, balances with central banks and post office banks

The cash in hand and balances with central banks and post office banks equals to EUR '000 141,830 at 31 December 2018 (2017: EUR '000 162,483).

The EIB is an eligible counterparty in the Eurosystem's monetary policy operations, and has therefore been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where it maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR '000 141,798 as at 31 December 2018 (2017: EUR '000 162,448).

B.2. Debt securities portfolio

The details of each portfolio as at 31 December 2018 and 2017 are as follows:

	31.12.2018	31.12.2017
Treasury bills and other bills eligible for refinancing with central banks	33,860,192	41,642,957
Debt securities including fixed-income securities	16,297,744	15,765,397
Total debt securities(*)	**50,157,936**	**57,408,354**

(*) of which EUR '000 8,929,369 are unlisted as at 31 December 2018 (2017: EUR '000 7,472,799).

At 31.12.2018	Classification	Book value	Fair value(1)
LTHP	AC	1,083,939	1,185,060
TMP			
- Money market securities	AC	21,373,285	21,369,205
SLP			
- P1: Fixed rate portfolio	Mandatorily at FVTPL	4,328,493	4,328,493
- P2: Floating rate portfolio	Mandatorily at FVTPL	1,490,405	1,490,405
Operational portfolio – EIF	AC	1,221,949	1,238,132
ABS Portfolio EIF	Mandatorily at FVTPL	200,397	200,397
Loan substitutes portfolio (Note D)	AC	20,003,807	20,069,670
Loan substitutes portfolio (Note D)	Mandatorily at FVTPL	205,630	205,630
Loan substitutes portfolio (Note D)	Designated at FVTPL	250,031	250,031
Total debt securities		**50,157,936(2)**	**50,337,023**

(1) Fair value including accrued interest

(2) Of which cash and cash equivalents EUR '000 9,618,029

At 31.12.2017	Classification	Book value	Fair value(1)
LTHP	HTM	551,119	667,634
TMP			
- Money market securities	HTM	27,930,209	27,931,715
SLP			
- P1: Fixed rate portfolio	HFT	4,594,500	4,594,501
- P2: Floating rate portfolio	AFS	20,284(2)	20,284
- P2: Floating rate portfolio	HFT	2,917,196	2,917,196
Operational portfolio – EIF	AFS	1,249,000(3)	1,249,000
ABS Portfolio EIF	L&R	199,422	199,422
Loan substitutes portfolio (Note D)	HTM	4,414,515	4,624,358
Loan substitutes portfolio (Note D)	L&R	15,532,109	15,589,015
Total debt securities		**57,408,354(4)**	**57,793,125**

(1) Fair value including accrued interest

(2) Including unrealised gain of EUR '000 252

(3) Including unrealised gain of EUR '000 30,914

(4) Of which cash and cash equivalents EUR '000 18,969,421

Loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions, are considered to be part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. No default event has occurred on any asset in this portfolio as at 31 December 2018 and 2017.

2018 FINANCIAL REPORT

EU sovereign exposure

The Group did not record impairment in 2018 and 2017 in respect of its held to maturity EU sovereign and EU sovereign guaranteed exposure as at year-end, in view of the Bank's as well as EIF's preferred creditor status and the protection given by the Bank's Statute as well as on a detailed review of any fair value adjustment requirements.

The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Group's debt securities portfolios as at 31 December 2018 and 2017:

At 31.12.2018	**Book value**	**Fair value**[(1)]
EU sovereigns		
Austria	55,789	57,028
Belgium	407,068	407,159
Czech Republic	554,317	558,423
Denmark	171,746	171,744
Finland	17,450	17,450
France	2,201,746	2,205,847
Germany	584,218	648,051
Greece	5,131	5,274
Hungary	350,950	351,889
Ireland	81,953	81,956
Italy	278,467	297,257
Luxembourg	5,127	5,376
Netherlands	226,893	238,407
Poland	83,413	85,049
Portugal	1,749,569	1,750,487
Romania	51,705	51,690
Slovakia	22,007	22,898
Slovenia	26,263	26,377
Spain	1,519,306	1,520,732
	8,393,118	**8,503,094**
Non-EU sovereign and other bonds	**41,764,818**	**41,833,929**
Total	**50,157,936**	**50,337,023**

[(1)] Fair value including accrued interest

At 31.12.2017	**Book value**	**Fair value**[(1)]
EU sovereigns		
Austria	103,019	103,012
Belgium	1,157,756	1,157,739
Czech Republic	808,754	886,509
Denmark	551,407	551,426
Finland	327,465	327,600
France	4,706,614	4,715,944
Germany	1,720,388	1,783,716
Greece	15,534	15,729
Hungary	37,213	39,079
Ireland	126,381	126,408
Italy	3,708,226	3,736,636
Lithuania	13,630	13,630
Luxembourg	5,555	5,555
Netherlands	130,298	142,422
Poland	169,117	171,328
Portugal	10,453	10,453
Romania	106,550	106,592
Slovakia	49,254	50,007
Slovenia	25,626	25,588
Spain	2,510,083	2,510,525
Sweden	373,442	373,311
United Kingdom	2,050,906	2,050,860
	18,707,671	**18,904,069**
Non-EU sovereign and other bonds	**38,700,683**	**38,889,056**
Total	**57,408,354**	**57,793,125**

[(1)] Fair value including accrued interest

FINANCIAL REPORT 2018

Debt securities portfolio – Loss allowances

The following table shows the reconciliation from the opening to the closing balance of the loss allowance for debt securities portfolio under the new ECL IFRS 9 model.

	2018			
(in EUR '000)	12-month ECL	Lifetime ECL not credit-impaired	Lifetime ECL credit-impaired	Total
Debt securities measured at AC				
Balance at 1 January	1,947	463	0	**2,410**
Transfer to 12-month ECL	0	0	0	**0**
Transfer to lifetime ECL not credit-impaired	-132	14,243	0	**14,111**
Transfer to lifetime ECL credit-impaired	0	0	0	**0**
Net remeasurement of loss allowance	504	-361	0	**143**
New financial assets originated or purchased	2,264	22	0	**2,286**
Financial assets that have been derecognised	-1,089	-3	0	**-1,092**
Balance at 31 December	**3,494**	**14,364**	**0**	**17,858**

B.3. Shares and other variable-yield securities

The balance comprises:

	Venture capital operations	EBRD shares	Investment funds	Total
Cost:				
At 1 January 2018	4,793,316	157,500	842,471	**5,793,287**
Additions	1,588,405	0	675,950	**2,264,355**
Disposals	-875,352	0	-141,720	**-1,017,072**
At 31 December 2018	**5,506,369**	**157,500(1)**	**1,376,701**	**7,040,570**
Unrealised gains/losses				
At 1 January 2018	986,825	309,971	155,068	**1,451,864**
Unrealised gains	935,653	22,123	8,260	**966,036**
Unrealised losses	-466,208	0	-1,524	**-467,732**
At 31 December 2018	**1,456,270**	**332,094**	**161,804**	**1,950,168**
Net book value:				
At 31 December 2018	**6,962,639**	**489,594**	**1,538,505**	**8,990,738**
At 31 December 2017	**5,780,141**	**467,471**	**997,539**	**7,245,151**

(1) The amount of EUR '000 157,500 (2017: EUR '000 157,500) corresponds to the capital paid in by the Group as at 31 December 2018 with respect to its subscription of EUR '000 900,440 to the capital of the European Bank for Reconstruction and Development ('EBRD'). As at 31 December 2018, the Group holds 3.03% of the subscribed capital of the EBRD (2017: 3.03%).

At 1 January 2018, the Group designated the investment in EBRD as at fair value through other comprehensive income. In 2017, this investment was classified as available for sale and measured at fair value through other comprehensive income. The fair value through other comprehensive income designation was made because the investment is expected to be held for the long-term for strategic purposes rather and there are no plans to dispose this investment in the short or medium term. The fair value as at 31 December 2018 corresponds to the net book value as presented. There was no dividend recognised during the year 2018 nor transfers of any cumulative gain or loss within equity relating to this investment.

B.4. Interest in other entities

B.4.1 Composition of the Group

B.4.1.1 The European Investment Fund

The European Investment Fund (the 'Fund' or 'EIF') was incorporated on 14 June 1994, in Luxembourg, as an international financial institution. The address of its registered office is 37B, avenue J.F. Kennedy, L-2968 Luxembourg.

The Bank holds 58.64% (2017: 58.47%) of the subscribed capital of the EIF amounting to EUR 4.5 billion (2017: EUR 4.5 billion).

The primary task of the EIF, while providing an adequate return on equity, is to contribute to the pursuit of EU objectives through:

- the provision of guarantees to financial institutions that cover credits to small and medium sized enterprises ('SMEs');
- the acquisition, holding, managing and disposal of equity participations;
- the administration of special resources entrusted by third parties; and
- related activities.

The EIF has share capital consisting solely of ordinary shares, which are held directly by the Bank and the proportion of ownership interests held equals to the voting rights held by Bank. The country of incorporation or registration is also its principal place of business.

2018 FINANCIAL REPORT

B.4.1.2 EU Microfinance Platform FCP FIS The EUMPF is structured as a Luxembourg “fonds commun de placement – fonds d’investissement spécialisé” governed by the Law of 13 February 2007 relating to specialised investment funds (the “2007 Law”) and launched on 22 November 2010. It was established as an umbrella fund, which may have several sub-funds. It was launched with an unlimited duration, provided that the fund is, however, automatically put into liquidation upon the termination of a sub-fund if no further sub-fund is active at that time. Currently, the only sub-fund of the EUMPF is the European Progress Microfinance Fund (’EPMF’). The EUMPF is an unincorporated co-ownership of securities and other eligible assets and does not have legal personality. It is therefore managed in the exclusive interests of the Unitholders by the Management Company (‘EIF’) in accordance with Luxembourg laws and the Management Regulations. As per the Management Regulations, the EIF serves as Management Company to the EUMPF umbrella fund and the EPMF compartment. In line with regulatory requirements thereon, standard investment decisions on behalf of the EUMPF are taken by the EIF in its capacity as Management Company and with strict adherence to the relevant Management Regulations agreed with investors. The overall investment objective of the EUMPF is to invest its assets in a wide range of securities and other assets permitted to a specialised investment fund governed by the 2007 Law as amended with the purpose of spreading investment risks and affording its investors the results of the management of its portfolio. The specific investment objective of the EUMPF is to increase access to and the availability of a range of financial products and services in the area of microfinance for: • • • Persons starting their own enterprise, including self-employment; Enterprises, especially microenterprises; Capacity building, professionalisation and quality management of microfinance institutions and of organisations active in the area of microfinance; Local and regional employment and economic development initiatives. • The Bank holds 55.56% (2017: 55.56%) of the voting rights, derived from the original total committed units of the EUMPF amounting to EUR 180.0 million (2017: EUR 180.0 million). Starting 1 January 2015, the Bank has decided to consolidate EUMPF. On 28 September 2018, the remaining Senior Units that were owned by the Bank were fully repaid except one Senior Unit with the value of EUR 1. This event triggered the loss of control and of significant influence, therefore EUMPF is no longer in the scope of consolidation for the purposes of the 2018 EIB Group Consolidated Financial Statements under IFRS, as from 30 September 2018. The non-controlling interests amount to EUR nil million as at 31 December 2018 (2017: EUR 67.4 million). Since then, the ‘Group’ is composed of the Bank and the EIF only. B.4.2 Involvement with unconsolidated structured entities Definition of a structured entity A structured entity is one that has been designed so that voting or similar rights are not the dominant factor in deciding, who controls the entity. IFRS 12 observes that a structured entity often has some or all of the following features: • • Restricted activities; A narrow and well-defined objective, such as to effect a tax-efficient lease, carry out research and development activities, provide a source of capital or funding to an entity or provide investment opportunities for investors by passing on risks and rewards associated with the assets of the structured entity to investors; Insufficient equity to permit the structured entity to finance its activities without subordinated financial support; Financing in the form of multiple contractually linked instruments to investors that create concentrations of credit or other risks (tranches). • • Unconsolidated structured entities The term 'unconsolidated structured entities' refers to all structured entities that are not controlled by the Group and includes interests in structured entities that are not consolidated. Definition of Interests in structured entities: IFRS 12 defines "interests" broadly to include any contractual or non-contractual involvement that exposes the reporting entity to variability in returns from the performance of the entity. Examples of such interests include the holding of equity interests and other forms of involvement such as the provision of funding, liquidity support, credit enhancements, commitments and guarantees to the other entity. IFRS 12 states that a reporting entity does not necessarily have an interest in another entity solely because of a typical customer supplier relationship. FINANCIAL REPORT 2018

Type of structured entity Nature and purpose Interest held by the Group Project Finance - lending to Special Purposes Vehicles (“SPVs”) Project Finance Transactions (PF Operations) are transactions where the Group Net disbursed amounts relies for the servicing of its debt on a borrower whose sole or main source of revenue is generated by a single or limited number of assets being financed by such debt or other pre-existing assets contractually linked to the project. PF operations are often financed through SPVs. Interest income Venture capital and Investment funds The Group finances venture capital and investment funds. Venture capital and Investments in units/shares investment funds pool and manage money from investors seeking private equity issued by venture capital and stakes in small and medium-size enterprises with strong growth potential as well investment funds as financing infrastructure projects. Dividends received as dividend income Assets Backed Securities issued by SPVs Investing in notes issued by SPVs is a Group’s alternative mean of providing funds Investments in notes issued by to a project promoter or intermediary. Asset Backed Securities are issued by a the SPVs segregated SPV and are backed by a pool of assets originated by a financial or another institution. It should be noted that the Group does not act as sponsor/promoter of such SPVs. Interest income Guarantees granted in The Group enters into guarantees and unfunded securities transactions that can Guaranteed exposures respect of loans granted by be granted to financial institutions, public entities or SPVs. third parties SPVs Guarantee fees The Group manages mandates on behalf of third parties and is entrusted with the Management fees for services management of external funds and provides related back-office and accounting services. Mandate management 2018 FINANCIAL REPORT

The table below shows the carrying amounts of unconsolidated structured entities in which the Group has an interest at the reporting date, as well as the Group's maximum exposure to credit risk in relation to those entities. The maximum exposure to credit risk includes the carrying amounts and the related undisbursed commitments.

		31.12.2018		31.12.2017	
(in EUR million)	**Caption**	**Carrying amount**	**Maximum Exposure to Credit Risk**	**Carrying amount**	**Maximum Exposure to Credit Risk**
Project finance - lending to SPVs	Loans and advances to customers	14,193	15,129	14,281	15,766
Venture capital and investment funds (refer to Note B.3)	Shares and other variable-yield securities	8,501	17,563	6,778	15,324
Loan substitutes – Investments in Asset Backed Securities issued by SPVs and other structured entities	Debt securities including fixed-income securities	6,039	6,039	5,873	5,873
Guarantees granted in respect of loans granted by third parties SPV (Notes S2.5.3)	Provisions for guarantees issued	30	8,623	23	6,818
Total		**28,763**	**47,354**	**26,955**	**43,781**

Note C – Loans and advances to credit institutions and to customers – other loans and advances (in EUR '000)

	31.12.2018	31.12.2017
Term deposits	41,138,636	25,740,610
Overnight deposits	237,949	200,000
Tripartite reverse repos	10,024,535	7,948,706
Loans and advances to credit institutions	**51,401,120**	**33,889,316**
Loans and advances to customers	**452,699**	**1,740,923**
Total other loans and advances	**51,853,819**	**35,630,239**
Of which cash and cash equivalents	47,821,814	31,958,799

FINANCIAL REPORT 2018

Note D – Summary statement of loans (in EUR '000)

D.1. Aggregate loans granted

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	31.12.2018	31.12.2017
Disbursed portion	117,109,284	332,778,585	449,887,869	457,045,370
Undisbursed loans	24,719,169	80,850,579	105,569,748	112,928,082
Aggregate loans granted	**141,828,453**	**413,629,164**	**555,457,617**	**569,973,452**
Loan instalments receivable	16,498	193,399	209,897	227,321
Loan substitutes portfolio (1)			20,739,468	20,214,156
Aggregate loans including loan substitutes portfolio			**576,406,982**	**590,414,929**

(1) An amount of EUR '000 280,000 in 2018 (2017: EUR '000 267,532) was recorded as undisbursed amount.

D.2. Impairment on loans and advances – Loss allowances

The following tables show the reconciliation from the opening to the closing balance of the loss allowance for disbursed loans and advances and undisbursed loans (loan commitments) under the new ECL IFRS 9 model. Comparative amounts for 2017 represent allowance account for credit losses and reflect measurement under IAS 39.

	2018			
	12-month ECL	Lifetime ECL not credit-impaired	Lifetime ECL credit-impaired	Total
Loans and advances to credit institutions measured at AC				
Balance at 1 January 2018	20,303	62,378	0	**82,681**
Transfer to 12-month ECL	17	-2,402	0	**-2,385**
Transfer to lifetime ECL not credit-impaired	-3,034	37,643	0	**34,609**
Transfer to lifetime ECL credit-impaired	0	-6,007	91,380	**85,373**
Net measurement of loss allowance	5,027	2,351	0	**7,378**
New financial assets originated or purchased	7,138	7,270	0	**14,408**
Financial assets that have been derecognised	-2,657	-13,134	0	**-15,791**
Write-offs	0	0	0	**0**
Recoveries of amounts previously written off	0	0	0	**0**
Balance at 31 December 2018	**26,794**	**88,099**	**91,380**	**206,273**

The evolution of the loss allowance on Loans and advances to credit institutions is mainly explained by the following:

- Increase due to the net movement between 12-month ECL, Lifetime ECL not credit-impaired and Lifetime ECL credit-impaired by an amount of EUR '000 117,597.
- Increase due to the net measurement of loss allowance of existing operations within the same staging level by an amount of EUR '000 7,378.
- Increase due to new financial assets originated or purchased by an amount of EUR '000 14,408.
- Decrease due to the full derecognition of financial assets by an amount of EUR '000 15,791.

	2018			
	12-month ECL	Lifetime ECL not credit-impaired	Lifetime ECL credit-impaired	Total
Loans and advances to customers measured at AC				
Balance at 1 January 2018	39,741	183,263	409,348	**632,352**
Transfer to 12-month ECL	1,857	-12,049	0	**-10,192**
Transfer to lifetime ECL not credit-impaired	-374	16,735	-3,110	**13,251**
Transfer to lifetime ECL credit-impaired	-14	-17,754	96,764	**78,996**
Net measurement of loss allowance	11,807	-21,612	-50,167	**-59,972**
New financial assets originated or purchased	7,075	35,798	2,803	**45,676**
Financial assets that have been derecognised	-2,679	-26,629	-8,993	**-38,301**
Write-offs	0	0	0	**0**
Recoveries of amounts previously written off	0	0	0	**0**
Balance at 31 December 2018	**57,413**	**157,752**	**446,645**	**661,810**

2018 FINANCIAL REPORT

The evolution of the loss allowance on Loans and advances to customers is mainly explained by the following:

- Increase due to the net movement between 12-month ECL, Lifetime ECL not credit-impaired and Lifetime ECL credit-impaired by an amount of EUR '000 82,055.
- Decrease due to the net measurement of loss allowance of existing operations within the same staging level by an amount of EUR '000 59,972.
- Increase due to new financial assets originated or purchased by an amount of EUR '000 45,676.
- Decrease due to the full derecognition of financial assets by an amount of EUR '000 38,301.

	2018			
	12-month ECL	**Lifetime ECL not credit-impaired**	**Lifetime ECL credit-impaired**	**Total**
Loan commitments at AC				
Balance at 1 January 2018	11,444	4,743	0	**16,187**
Transfer to 12-month ECL	11	-110	0	**-99**
Transfer to lifetime ECL not credit-impaired	-522	26,361	0	**25,839**
Transfer to lifetime ECL credit-impaired	0	0	0	**0**
Net measurement of loss allowance	606	14,032	2,778	**17,416**
New financial assets originated or purchased	5,231	3,388	0	**8,619**
Financial assets that have been derecognised	-4,469	-2,240	0	**-6,709**
Write-offs	0	0	0	**0**
Recoveries of amounts previously written off	0	0	0	**0**
Balance at 31 December 2018	**12,301**	**46,174**	**2,778**	**61,253**

The evolution of the loss allowance on Loans commitments is mainly explained by the following:

- Increase due to the net movement between 12-month ECL, Lifetime ECL not credit-impaired and Lifetime ECL credit-impaired by an amount of EUR '000 25,740.
- Increase due to the net measurement of loss allowance of existing operations within the same staging level by an amount of EUR '000 17,416.
- Increase due to new financial assets originated or purchased by an amount of EUR '000 8,619.
- Decrease due to the full derecognition of financial assets by an amount of EUR '000 6,709.

The 2017 allowance account for credit losses measured under IAS 39 was as follows:

	2017
At 1 January	476,692
Release during the year	-180,039
Use during the year	-2,616
Allowance during the year	120,922
Foreign exchange adjustment	-5,302
At 31 December	**409,657**

The accrued interest on impaired loans as at 31 December 2017 amounted to EUR '000 7,000.

FINANCIAL REPORT **2018**

D.3. Geographical breakdown of lending by country in which projects are located

Loans for projects within the European Union:

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2018	% of total 2017
Spain	92,474,332	85,644,189	6,830,143	16.05%	16.18%
Italy	64,427,531	53,433,074	10,994,457	11.18%	11.63%
France	57,451,542	43,843,495	13,608,047	9.97%	9.76%
United Kingdom	46,726,209	43,380,882	3,345,327	8.11%	8.44%
Germany	43,738,138	35,063,102	8,675,036	7.59%	7.87%
Poland	43,861,916	34,816,567	9,045,349	7.61%	7.74%
Greece	19,920,628	18,190,061	1,730,567	3.46%	3.39%
Portugal	18,372,130	16,113,739	2,258,391	3.19%	3.29%
Austria	16,136,874	13,842,048	2,294,826	2.80%	2.70%
Netherlands	15,477,670	12,592,693	2,884,977	2.69%	2.52%
Belgium	13,525,018	10,590,592	2,934,426	2.35%	2.29%
Sweden	11,305,897	8,650,930	2,654,967	1.96%	1.86%
Finland	10,739,998	7,537,711	3,202,287	1.86%	1.64%
Hungary	10,168,222	8,124,360	2,043,862	1.76%	1.74%
Romania	7,165,858	4,289,448	2,876,410	1.24%	1.21%
Ireland	6,860,133	5,499,341	1,360,792	1.19%	1.06%
Czech Republic	6,816,413	6,402,651	413,762	1.18%	1.30%
Slovakia	5,235,150	3,413,519	1,821,631	0.91%	0.86%
Croatia	4,471,492	3,332,607	1,138,885	0.78%	0.74%
Slovenia	3,455,003	2,933,293	521,710	0.60%	0.63%
Cyprus	2,852,864	2,068,745	784,119	0.50%	0.46%
Denmark	2,562,447	2,231,617	330,830	0.44%	0.52%
Bulgaria	2,358,803	1,767,769	591,034	0.41%	0.41%
Lithuania	2,133,095	1,568,584	564,511	0.37%	0.33%
Estonia	1,309,324	994,451	314,873	0.23%	0.23%
Latvia	1,257,008	822,965	434,043	0.22%	0.19%
Luxembourg	735,759	490,755	245,004	0.13%	0.11%
Malta	535,704	341,869	193,835	0.09%	0.08%
Sub-total	**512,075,158**	**427,981,057**	**84,094,101**	**88.87%**	**89.18%**

Loans for projects outside the European Union:

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2018	% of total 2017
Candidate countries	21,112,793	18,869,962	2,242,831	3.66%	3.87%
Mediterranean countries	16,723,646	11,000,520	5,723,126	2.90%	2.81%
Russia, E.Europe,Sth. Caucasus	7,379,267	2,306,327	5,072,940	1.28%	1.22%
Asia	6,310,926	2,705,600	3,605,326	1.10%	0.98%
Latin America	4,087,258	2,521,095	1,566,163	0.71%	0.60%
ACP States	4,025,925	1,526,787	2,499,138	0.70%	0.60%
EFTA	1,771,316	1,486,946	284,370	0.31%	0.29%
Potential candidate countries	1,750,756	1,144,298	606,458	0.30%	0.26%
South Africa	924,620	776,825	147,795	0.16%	0.18%
OCT	35,420	27,920	7,500	0.01%	0.01%
Sub-total	**64,121,927**	**42,366,280**	**21,755,647**	**11.13%**	**10.82%**
Total 2018(*)	**576,197,085**	**470,347,337**	**105,849,748**	**100.00%**	
Total 2017(*)	**590,187,608**	**476,991,994**	**113,195,614**		**100.00%**

(*)Aggregate loans including loan substitutes and excluding loan instalments receivables (2018: EUR 210 million, 2017: EUR 227 million).

2018 FINANCIAL REPORT

D.4. Change in provisions on guarantee operations The following table shows the reconciliation from the opening to the closing balance of the provision for financial guarantees under the new ECL IFRS 9 model. Comparative amounts for 2017 have been recognized in the consolidated balance sheet under “Provision for guarantees issued and commitments” in the amount of EUR ‘000 23,460 in accordance with IAS 39 as there is objective evidence that the Group will have to incur a loss in respect of certain guarantees granted. 2018 Lifetime ECL not credit-impaired Lifetime ECL credit-impaired 12-month ECL Total Financial Guarantees Note E – Property, furniture, equipment and intangible assets (in EUR ‘000) Total property, furniture and equipment Total intangible assets Luxembourg buildings Furniture and equipment Land Cost: At 1 January 2018 Additions Disposals 20,145 0 0 381,243 6,700 0 93,077 15,056 -19,816 494,465 21,756 -19,816 28,942 14,881 -6,904 Accumulated depreciation: At 1 January 2018 Depreciation Disposals 0 0 0 -176,966 -9,792 0 -52,161 -20,734 19,816 -229,127 -30,526 19,816 -7,678 -12,347 6,904 Net book value: All land and buildings are used by the Group for its own activities. For subsequent measurement purposes the Group uses the “cost model” under IAS 16. The Luxembourg buildings category includes cost relating to the construction of a new building for an amount of EUR ’000 45,213 (2017: EUR ’000 38,513), which is expected to be completed in 2023. Note F – Deferred income (in EUR ‘000) 31.12.2018 31.12.2017 Interest subsidies received in advance Prepaid and deferred management fees Deferred income on loans Other 103,385 177,725 78,729 23,392 101,077 54,407 59,198 24,831 FINANCIAL REPORT 2018 383,231 239,513 At 31 December 2018 20,145 201,185 35,238 256,568 23,798 At 31 December 2017 20,145 204,277 40,916 265,338 21,264 At 31 December 2018 0 -186,758 -53,079 -239,837 -13,121 At 31 December 2018 20,145 387,943 88,317 496,405 36,919 Balance at 1 January13,5268,48118,426 Transfer to 12-month ECL000 Transfer to lifetime ECL not credit-impaired-219380 Transfer to lifetime ECL credit-impaired00182 Net remeasurement of loss allowance-7,628-5,736-3,949 New guarantees originated or purchased2,0881,0200 Guarantees that have been derecognised3,78500 40,433 0 -181 182 -17,313 3,108 3,785 Balance at 31 December11,5523,80314,65930,014

Note G – Other assets and other liabilities (in EUR '000)

G.1. Other assets

	31.12.2018	31.12.2017
Receivables on sale of Venture Capital Operations	16,573	19,655
Guarantee call receivable	21,775	154
Staff housing loans and advances[1]	1,552	2,485
Other[2]	28,109	132,337
Total	**68,009**	**154,631**

[1] The balance above relates to staff housing loans disbursed previously to employees by the Bank. Since 1999 these housing loans have been replaced by an arrangement with an external financial institution, whereby permanently employed staff members of the Group may be granted staff housing loans in accordance with the Group's Staff Regulations. The same interest rates, terms and conditions are applicable to all employees concerned.

[2] In 2018, the amount of EUR '000 144,895 referred to accrued commission receivables (2017: EUR '000 88,548 classified in the caption "*Other*") were reclassified to "*Prepayments*".

G.2. Other liabilities

	31.12.2018	31.12.2017
Commitment to purchase EIF non-controlling interests[1]	816,824	813,042
Optional Supplementary Provident Scheme	585,017	526,536
Personnel costs payable	117,579	114,925
Accounts payable and sundry creditors	51,268	53,349
Payable on HIPC initiative	13,596	13,596
First Loss Piece Contribution	52,575	8,164
Western Balkans infrastructure fund	393	393
Other	101,380	141,275
Total	**1,738,632**	**1,671,280**

[1] As at 31 December 2018, the portion of EIF non-controlling interests on the balance sheet amounts to EUR 817 million (2017: EUR 813 million) and on the consolidated result (Note L) amounts to EUR -31 million (2017: EUR -36 million).

2018 FINANCIAL REPORT

Note H – Amounts owed to credit institutions and customers (in EUR '000)

H.1. Amounts owed to credit institutions

	31.12.2018	31.12.2017
Repayable on demand	4,121,680	4,952,467
Short term deposits	93,459	57,526
Total	**4,215,139**	**5,009,993**

H.2. Amounts owed to customers

	31.12.2018	31.12.2017
Overnight deposits	7,665	4,160
European Union and Member States' accounts:		
- For Special Section operations and related unsettled amounts	374,376	372,158
- Deposit accounts	1,409,042	1,546,248
Short term deposits	10,976	8,346
Total	**1,802,059**	**1,930,912**

Note I – Debts evidenced by certificates (in EUR '000)

In its financing activity, one of the Group's objectives is to align its funding strategy with the funds required for the loans granted. The caption "*Debts evidenced by certificates*" includes "*Debt securities in issue*" (securities offered to the general investing public) and "*Others*" (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2018 and 2017, together with the average rates and due dates.

Debts evidenced by certificates (in EUR '000)					
Payable in	**Outstanding at 31.12.2018**	**Average rate 2018(*)**	**Due dates**	**Outstanding at 31.12.2017**	**Average rate 2017(*)**
EUR	242,302,683	1.88	2019/2057	233,246,441	2.00
USD	118,381,750	2.14	2019/2058	119,928,350	1.75
GBP	45,514,776	2.67	2019/2054	49,311,992	2.63
AUD	11,158,821	4.40	2019/2042	11,111,557	4.54
CHF	6,543,349	2.10	2019/2036	6,831,909	2.16
SEK	5,871,397	2.45	2019/2040	5,369,877	2.57
CAD	4,753,954	2.10	2019/2045	3,562,299	2.00
NOK	4,092,659	1.97	2019/2037	4,071,522	1.98
JPY	3,768,843	1.02	2019/2053	3,698,520	1.00
PLN	3,605,803	2.38	2021/2026	2,097,199	2.65
ZAR	3,059,007	7.66	2019/2032	3,778,963	7.83
TRY	2,937,200	8.94	2019/2027	4,008,066	8.23
MXN	1,689,482	5.63	2020/2027	1,007,979	4.96
NZD	469,043	3.37	2019/2023	459,941	3.74
CZK	379,935	2.57	2019/2034	410,718	2.18
HUF	281,014	0.18	2020/2021	290,658	0.07
RUB	213,259	6.71	2019/2020	230,574	6.75
DKK	123,760	3.46	2024/2026	124,133	3.46
HKD	116,152	2.47	2019/2021	12,974	4.96
CNY	63,491	3.88	2020/2020	12,801	3.28
RON	57,468	2.66	2019/2020	18,890	1.15
Total	**455,383,846**			**449,585,363**	

	Outstanding at 31.12.2018	Outstanding at 31.12.2017
Total (notional value)(**)	**455,383,846**	**449,585,363**
IFRS adjustments on borrowings	34,648,003	40,442,293
Total debts evidenced by certificates	**490,031,849**	**490,027,656**

(*) Weighted average interest rates at the balance sheet date

(**) The notional value of debts evidenced by certificates held for hedge accounting purposes amounts to EUR 367.7 billion, the notional value of debts evidenced by certificates held at fair value through profit or loss to EUR 24.5 billion and the notional value of debts evidenced by certificates held at amortised cost amounts to EUR 63.2 billion as at 31 December 2018. Refer to Note A.4.16 for the definition of Fair value on borrowings and to A.5 Transitional disclosures for measurement changes in debt evidenced by certificates compared to 2017.

FINANCIAL REPORT **2018**

Note J – Pension plans and health insurance scheme (in EUR '000)

The Group operates three defined-benefit pension plans. The Group also provides certain post-employment healthcare benefits to former employees of the EIB. These benefits are unfunded as defined by IAS19 and the plan is not regulated. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. Actuarial valuation took place at 30 September 2018 and was rolled forward to 31 December 2018.

The plans typically expose the Group to actuarial risks such as interest risk, longevity risk and salary risk. An additional risk is associated with the payment to the dependants of plan members (widow and orphan benefits).

Interest risk	The present value of the defined-benefit liability is calculated using a discount rate determined by reference to high quality corporate bond yields. A decrease in the bond interest rate will increase the pension liability.
Longevity risk	The present value of the defined-benefit plan liability is calculated by reference to the best estimate of the mortality of the plan participants both during and after their employment. An increase in the life expectancy of the plan participants will increase the plan's liability.
Salary risk	The present value of the defined-benefit plan liability is calculated by reference to the future salaries of plan participants. An increase in the salary of the plan participants will increase the plan's liability.

An additional plan is not included in the figures below: the Optional Supplementary Provident Scheme (a defined-contribution pension scheme). The corresponding amount of EUR 585 million (2017: EUR 527 million) is classified under "*Other liabilities*" (Note G).

The principal assumptions used in determining pension and post-employment benefit obligations for the Group's plans are shown below:

in %	2018	2017
Discount rate for pension plans	2.18	2.09
Discount rate for health insurance plan	2.18	2.09
Future salary increase (including inflation)	3.50	3.50
Future pension increases	1.75	1.75
Healthcare cost increase rate	3.75	4.00
Average longevity at 60 of current pensioners (years)	25.20	25.10
Average longevity at 60 of current employees (years)	26.90	26.80
Actuarial tables	ICSLT	ICSLT

Sensitivity analysis:

Significant actuarial assumptions for the determination of the defined obligation are discount rate, expected salary increase and mortality. The sensitivity analyses below have been determined based on reasonably possible changes of the respective assumptions occurring at the end of the reporting period, while keeping all other assumptions constant.

EIB Pension:

- If the discount rate is 1% higher (lower), the defined benefit obligation would decrease by 18% (increase by 25%).
- If the expected salary growth increases (decreases) by 1%, the defined benefit obligation would increase by 6% (decrease by 5%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 4% (decrease by 4%).
- If the expected future pension increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 19% (decrease by 15%).

EIF Pension:

- If the discount rate is 1% higher (lower), the defined benefit obligation would decrease by 25% (increase by 35%).
- If the expected salary growth increases (decreases) by 1%, the defined benefit obligation would increase by 11% (decrease by 9%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 3% (decrease by 3%).
- If the expected future pension increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 22% (decrease by 17%).

Management Committee Pension:

- If the discount rate is 1% higher (lower), the defined benefit obligation would decrease by 14% (increase by 18%).
- If the expected salary growth increases (decreases) by 1%, the defined benefit obligation would increase by 1% (decrease by 1%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 5% (decrease by 5%).
- If the expected future pension increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 16% (decrease by 13%).

2018 FINANCIAL REPORT

Health Insurance for EIB

- If the discount rate is 1% higher (lower), the defined benefit obligation would decrease by 23% (increase by 32%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 6% (decrease by 6%).
- If the expected future healthcare cost increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 32% (decrease by 24%).

Health Insurance for EIF

- If the discount rate is 1% higher (lower), the defined benefit obligation would decrease by 28% (increase by 42%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 6% (decrease by 5%).
- If the expected future healthcare cost increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 42% (decrease by 29%).

The sensitivity analysis presented above may not be representative of the actual change in the defined obligation as it is unlikely that the change in assumptions would occur in isolation of one another as some of the assumptions may be correlated.

Furthermore, in presenting the above sensitivity analysis, the present value of the defined benefit obligation has been calculated using the projected unit credit method at the end of the reporting period, which is the same as that applied in calculating the defined benefit obligation liability recognised in the balance sheet.

There was no change in the method and assumptions used in preparing the sensitivity analysis from prior years.

The table below shows the actuarial experience (gain)/loss for the different Plans and the total defined benefit obligation:

	EIB Pension	**Management Committee Pension**	**EIF Pension**	**Health Insurance**	**Total**	**Total defined benefit obligation**
2018	81,333	5,268	13,494	-14,616	**85,479**	**5,703,104**
2017	267,349	2,409	24,013	-39,610	**254,161**	**5,565,841**
2016	-67,192	-772	-3,163	-17,963	**-89,090**	**4,715,296**
2015	-142,817	-4,122	10,131	5,078	**-131,730**	**3,163,451**

FINANCIAL REPORT 2018

The tables below show the evolution of the Defined Benefit Obligation during 2018 and 2017:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2018
Obligation at the beginning of the year	4,402,825	57,002	300,372	805,642	**5,565,841**
a) Current service cost	175,523	2,472	22,731	84,361	**285,087**
b) Interest cost	91,322	1,170	6,263	16,775	**115,530**
c) Past service cost	2,304	0	19	0	**2,323**
Total profit or loss	**269,149**	**3,642**	**29,013**	**101,136**	**402,940**
a) Experience (gain)/loss	81,333	5,268	13,494	-14,616	**85,479**
b) Change in demographic assumptions	61,232	630	5,773	-233,841	**-166,206**
c) Change in financial assumptions	-91,138	-1,705	-9,130	-53,269	**-155,242**
Total OCI(*)	**51,427**	**4,193**	**10,137**	**-301,726**	**-235,969**
a) Employee contributions	40,326	0	4,456	1,731	**46,513**
b) Benefit payments	-66,719	-2,082	-1,407	-6,013	**-76,221**
Total Other	**-26,393**	**-2,082**	**3,049**	**-4,282**	**-29,708**
Benefit obligation as at 31 December 2018	**4,697,008**	**62,755**	**342,571**	**600,770**	**5,703,104**

(*) Attributable to the Equity holders of the Bank (EUR '000 -230,240) and to non-controlling interests (EUR '000 -5,729).

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2017
Obligation at the beginning of the year	3,644,435	53,702	228,906	788,253	**4,715,296**
a) Current service cost	158,919	2,696	20,751	74,891	**257,257**
b) Interest cost	71,919	1,052	4,652	16,048	**93,671**
c) Past service cost	2,263	-	74	-	**2,337**
Total profit or loss	**233,101**	**3,748**	**25,477**	**90,939**	**353,265**
a) Experience (gain)/loss	267,349	2,409	24,013	-39,610	**254,161**
b) Change in demographic assumptions	426,873	499	32,505	-31,581	**428,296**
c) Change in financial assumptions	-134,833	-1,131	-13,052	1,476	**-147,540**
Total OCI(*)	**559,389**	**1,777**	**43,466**	**-69,715**	**534,917**
a) Employee contributions	37,464	-	3,937	1,563	**42,964**
b) Benefit payments	-71,564	-2,225	-1,414	-5,398	**-80,601**
Total Other	**-34,100**	**-2,225**	**2,523**	**-3,835**	**-37,637**
Benefit obligation as at 31 December 2017	**4,402,825**	**57,002**	**300,372**	**805,642**	**5,565,841**

(*) Attributable to the Equity holders of the Bank (EUR '000 518,504) and to non-controlling interests (EUR '000 16,413).

2018 FINANCIAL REPORT

EIB employees pay a fixed contribution reviewed every five years. For the period from 1.1.2014 to 31.12.2018, the employee’s contribution represents 10.9% of their pensionable salary. The residual contribution (including back service payments) is paid by the Group. All contributions of the Group and its staff are invested in the assets of the Group. The funding requirements are based on the local actuarial measurement framework. In this framework the discount rate is set on a risk free rate. Furthermore, premiums are determined on a current salary base. The Group is liable for all pension payments stemming from the defined benefit plan. The average duration of the benefit obligation at 31 December 2018 is split as follows: EIB Pension: • • • Active members: 25.34 years (2017: 25.76 years) Deferred members(*): 26.85 years (2017: 25.30 years) Retired members: 11.91 years (2017: 11.45 years) EIF Pension: • • • Active members: 29.43 years (2017: 30.08 years) Deferred members(*): 28.92 years (2017: 35.26 years) Retired members: 16.35 years (2017: 16.56 years) Management Committee Pension: • • • Active members: 20.22 years (2017: 20.35 years) Deferred members(*): 21.85 years (2017: 20.42 years) Retired members: 10.53 years (2017: 9.72 years) Health Insurance for EIB • • • Active members: 30.00 years (2017: 30.69 years) Deferred members(*): 22.14 years) (2017: 24.63 years) Retired members: 14.96 years (2017: 15.02 years) Health Insurance for EIF • • • Active members: 34.44 years (2017: 36.13 years) Deferred members(*): 29.19 years) (2017: n/a) Retired members: 19.95 years (2017: 20.70 years) The amount that the Group expects to recognise in the profit or loss relating to the defined benefit plans during the next financial year is EUR ‘000 400,363. (*) Staff members who left the Group before the normal retirement age and have a right to a deferred pension. Note K – Result for the financial year The appropriation of the profit of the stand-alone financial statements of the Bank for the year ended 31 December 2018, prepared under EU Accounting Directives, which amounts to EUR ’000 2,339,052 will be submitted to the Board of Governors for approval by 26 April 2019. Please refer to the Preface to the Bank’s Financial Statements for further details on the proposed Bank surplus for the financial year appropriation. FINANCIAL REPORT 2018

Note L – Interest and similar income and Interest expense and similar charges (in EUR '000)

L.1. Net interest income

	2018	2017
Interest and similar income:		
Derivatives	16,480,225	15,299,723
Loans and advances to credit institutions and customers	7,411,311	7,274,721
Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities	805,186	760,523
Interest subsidy from the EU	19,475	19,675
Negative interest on interest bearing liabilities	624	51,422
Other	5,343	4,532
Total	**24,722,164**	**23,410,596**
Interest expense and similar charges:		
Debts evidenced by certificates	-10,362,384	-10,627,994
Derivatives	-10,416,623	-8,642,078
Interest cost on benefit obligation (Note J)	-115,530	-93,671
Commitment to purchase EIF non-controlling interests (Note G.2)	-30,978	-36,277
Interest on third party mandates	-22,264	-13,395
Amounts owed to credit institutions and to customers	-28,799	-6,435
Negative interest on interest bearing assets	-641,941	-708,005
Other	5,480	-9,215
Total	**-21,613,039**	**-20,137,070**
Net interest income	**3,109,125**	**3,273,526**

The table below sets out the net interest income relating to each class of financial assets and liabilities:

	2018	2017
Interest and similar income:		
Derivatives held for risk management	16,480,225	15,299,723
Financial assets measured at AC (2017: L&R)	7,503,690	3,723,116
Financial instruments designated at FVTPL	625,691	3,687,010
Financial instruments mandatorily at FVTPL (2017: trading debt securities)	106,618	100,381
HTM financial instruments	0	578,042
Financial instruments measured at FVOCI (2017: AFS)	0	17,792
Other	5,940	4,532
Total	**24,722,164**	**23,410,596**
Interest expense and similar charges:		
Financial liabilities measured at AC	-9,769,894	-657,873
Derivatives held for risk management	-10,416,623	-8,642,078
Financial instruments designated at FVTPL	-641,581	-9,989,940
Non-financial liabilities	-141,028	-139,447
HTM financial instruments	0	-707,732
Other	-643,913	0
Total	**-21,613,039**	**-20,137,070**
Net interest income	**3,109,125**	**3,273,526**

2018 FINANCIAL REPORT

L.2. Geographical analysis of Interest and similar income

	2018	2017
EU countries:		
United Kingdom	979,251	930,177
Spain	972,906	1,027,724
Poland	571,235	629,938
Italy	570,329	578,333
Greece	515,074	515,584
France	503,246	451,100
Germany	408,495	334,715
Austria	269,685	263,350
Portugal	236,090	257,414
Belgium	174,288	152,584
Netherlands	163,915	174,247
Hungary	154,918	172,112
Romania	90,401	100,416
Ireland	79,558	75,994
Sweden	75,015	95,270
Finland	71,241	70,219
Slovakia	66,385	66,175
Croatia	65,822	67,800
Czech Republic	48,779	32,879
Slovenia	48,635	52,716
Lithuania	44,605	47,289
Bulgaria	44,158	45,546
Denmark	23,416	12,486
Latvia	15,137	15,158
Cyprus	12,909	12,693
Malta	10,571	11,034
Estonia	4,712	4,696
Luxembourg	2,589	5,011
Total EU countries	**6,223,365**	**6,202,660**
Outside the European Union	1,024,852	1,001,994
Total	**7,248,217**	**7,204,654**
Income not analysed per country(1)	17,473,947	16,205,942
Total interest and similar income	**24,722,164**	**23,410,596**

(1)Income not analysed by country:		
· Revenue from Long Term Hedge portfolios, loan substitutes and ABS portfolio EIF	220,322	180,168
· Revenue from Securities Liquidity portfolios and Operational portfolio - EIF	105,642	118,173
· Revenue from money-market securities	479,222	462,182
· Revenue from money-market operations	183,193	141,164
· Income from derivatives	16,480,225	15,299,723
· Unwinding of interest income from the present value adjustment of paid-in capital and reserve receivable	259	1,035
· Other	5,084	3,497
	17,473,947	**16,205,942**

FINANCIAL REPORT 2018

Note M – Result on financial operations (in EUR '000)

M.1. By nature of result

	2018	2017
Net result on derivatives[(1)]	376,083	521,601
Net result on loans under the FVO and associated swaps[(2)]	-398,104	1,905,081
Net result on borrowings under the FVO and associated swaps[(3)]	7,575	-1,874,364
Net result from hedge accounting on loans and associated swaps[(4)]	-158,716	0
Net result from hedge accounting on borrowings and associated swaps[(5)]	710,181	0
	537,019	**552,318**
Foreign exchange gain and loss	-959	-3,074
Gain and loss on unwind of swaps	-20,284	988
Gain and loss on buy back of debts evidenced by certificates	-1,195	-2,999
Net result on shares and variable yield securities	464,496	396
Net result on debt securities portfolios (securities only)	-36,125	-24,960
Net result on financial guarantees	0	-8,769
Net result on loans under FVTPL	-44,180	0
Amortization of initial CBS	172,217	0
Result on financial operations	**1,070,989**	**513,900**

(1) The net result on derivatives includes for the majority the fair value of Macro-hedging swaps and Treasury Asset swaps. On 31 December 2018, these swaps evidence a positive impact of EUR '000 376,083 compared to a positive impact of EUR '000 521,601 in 2017.

(2) The fair value option is applied on loans and loan substitutes hedged by derivatives, which do not qualify for hedge accounting. As at 31 December 2018, the carrying value of loans and loan substitutes designated at fair value amounts to EUR 20 billion (2017: EUR 166 billion). The proportion of loans and loan substitutes that are designated at fair value has been decreased significantly since, for the majority of these, the FVO has been revoked and hedge accounting under IFRS 9 is applied as from 1 January 2018. The combined effect on the consolidated income statement from applying the fair value option on loans and loan substitutes generates a decrease of EUR '000 398,104 on the consolidated income statement at 31 December 2018 (2017: an increase of EUR '000 1,905,081).

(3) The fair value option is applied on borrowings hedged by derivatives, which do not qualify for hedge accounting. As at 31 December 2018 the carrying value of borrowings designated at fair value amounts to EUR 27 billion as at 31 December 2018 (2017: EUR 419 billion). The proportion of borrowings that are designated at fair value has been decreased significantly since, for the majority of these, the FVO has been revoked and hedge accounting under IFRS 9 is applied as from 1 January 2018. The combined effect on the consolidated income statement from applying the fair value option on borrowings results in a positive P&L impact of EUR '000 7,575 (2017: negative P&L impact of EUR '000 1,874,364).

(4) Since 1 January 2018, hedge accounting is applied on eligible loans and loan substitutes, which are qualifying the hedge accounting criteria under IFRS 9. As at 31 December 2018, the carrying value of loans and loan substitutes designated under hedge accounting amounts to EUR 143 billion. The combined effect on the consolidated income statement from applying hedge accounting on loans and loan substitutes and associated swaps results in a negative P&L impact of EUR '000 158,716.

(5) Since 1 January 2018, hedge accounting is applied on eligible borrowings, which are qualifying the hedge accounting criteria under IFRS 9. As at 31 December 2018, the carrying value of borrowings under hedge accounting amounts to EUR 399 billion. The combined effect on the consolidated income statement from applying hedge accounting on borrowings and associated swaps results in a positive P&L impact of EUR '000 710,181.

M.2. By category of assets and liabilities

	2018	2017
Financial assets mandatorily at FVTPL (excluding derivative assets)	350,103	0
Financial assets designated at FVTPL (FVO)	-527,502	-2,169,302
Financial liabilities designated at FVTPL (FVO)	439,677	5,951,604
Financial assets measured at AC	-908,520	0
Financial liabilities measured at AC	3,577,385	0
Financial assets AFS	0	27
Financial instruments HFT	0	-42,950
Derivatives designated as hedging instruments	-2,138,770	0
Derivatives held for risk management purposes, other than HA	107,358	-3,238,440
Other [(1)]	171,258	12,961
Result on financial operations	**1,070,989**	**513,900**

(1) Includes amortization of initial CBS

2018 FINANCIAL REPORT

Note N – Other operating income (in EUR '000)

	2018	2017
Reversal of previous year's unutilised accruals of general administrative expenses	4,311	8,776
Rental income	25	199
Other	1,988	2,063
Total Other operating income	**6,324**	**11,038**

Note O – Fee and commission income (in EUR '000)

	2018	2017
Commission on guarantees	115,991	80,279
Commission on Investment Facility - Cotonou	49,993	47,447
Commission on Jaspers	34,994	31,063
Commission on InnovFin	16,153	30,429
Commission on Jeremie/ESIF	12,341	8,124
Commission on Jessica	8,931	9,691
Commission on Yaoundé/Lomé conventions	2,027	2,459
Commission income on loans	10,644	5,025
Commission on other mandates	123,467	133,024
Total Fee and commission income	**374,541**	**347,541**

Note P – General administrative expenses (in EUR '000)

	2018	2017
Salaries and allowances(1)	-471,252	-431,464
Welfare contributions and other staff costs	-436,163	-379,395
Staff costs	**-907,415**	**-810,859**
Other general administrative expenses	-283,920	-265,176
Total general administrative expenses	**-1,191,335**	**-1,076,035**

(1) Of which the amount for members of the Management Committee is EUR '000 2,927 at 31 December 2018 and EUR '000 2,844 at 31 December 2017. The number of persons employed by the Group was 3,899 at 31 December 2018 (3,682 at 31 December 2017).

Note Q – Derivatives and hedging activities

Q.1. Use of derivative financial instruments

In the funding activity of the Group

The Group uses derivatives mainly as part of its funding strategy in order to bring the characteristics of the funds raised, in terms of currencies and interest rates into line with those of loans granted and also to reduce funding costs. It also uses long-term swaps to hedge certain treasury transactions and for ALM purposes.

Long-term derivatives transactions are used in connection with fund-raising, hedging loans and treasury transactions, and for the reduction of market risk exposure.

The derivatives most commonly used are:

Currency swaps

Currency swaps consist of two categories of financial instruments:
(i) cross currency swaps, contracts under which it is agreed to convert funds in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates; and (ii) cross currency interest rate swaps, contracts under which it is agreed to exchange floating interest rate for fixed-rate interest in a foreign currency and vice versa.

Interest rate swaps

Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa.

Interest rate and currency swaps allow the Group to modify the interest rates and currencies of its borrowing portfolio and other portfolios in order to accommodate requests from its customers and also to reduce funding costs by exchanging its advantageous conditions of access to certain capital markets with its swap counterparties.

FINANCIAL REPORT 2018

In the liquidity management of the Group The Group enters into short-term currency swap contracts and currency forwards in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in connection with loan disbursements. The notional amount of short-term currency swaps stood at EUR 41,161 million at 31 December 2018 against EUR 43,942 million at 31 December 2017. The notional amount of short-term currency forwards was EUR 539 million at 31 December 2018 (2017: EUR 585 million). The fair value was EUR 36 million at 31 December 2018 for short-term currency swaps and EUR -2 million for short-term currency forwards (2017: respectively EUR -23 million and EUR 39 million). In the Asset Liability Management (‘ALM’) of the Group The Group’s ALM policy aims to maintain a high and stable level of income as well as to limit the volatility of the economic value of the Group. Accordingly, the Group: •has adopted an own funds investment profile ensuring a stable and high flow of income; and •manages residual interest rate risks in relation to this investment profile. With a view to managing residual interest rate risks, the Group operates natural hedges in respect of loans and borrowings or concludes global hedging operations (interest rate swaps). Macro hedging swaps used as part of asset/liability management are fair valued in accordance with IFRS 9 and IAS 39. For further information regarding the risk management, please refer to Note S. Q.2. Hedging activities Fair value hedge of interest rate risk The amounts relating to items designated as hedging instruments are as follows (in EUR million): 2018 Line item in the consolidated balance sheet Change in fair value used for calculating hedge ineffectiveness Nominal Amount Carrying Amount Assets Liabilities -15,151 Derivative assets / Interest rate swaps 464,146 28,024 -1,475 Derivative liabilities -6,169 Derivative assets / Currency swaps(*) 73,086 6,719 -644 Derivative liabilities (*) Main currencies covered are GBP, CHF and CAD. 2018 FINANCIAL REPORT

The amounts relating to items designated as hedged items are as follows (in EUR million):

	2018					
	Carrying Amount		Accumulated amount of fair value hedge adjustments	Line item in the consolidated balance sheet	Change in value used for calculating hedge ineffectiveness	Accumulated amount of fair value hedge adjustments remaining in the consolidated balance sheet for hedged items that have ceased to be adjusted for hedging gains and losses
	Assets	**Liabilities**				
Loans and advances	24,678	0	1,196	Loans and advances to credit institutions	25	0
	115,595	0	12,041	Loans and advances to customers	-903	26
Loan substitutes	1,949	0	19	Treasury bills and other bills eligible for refinancing with central banks	18	0
	535	0	45	Debt securities - a) issued by public bodies	-15	0
	430	0	-69	Debt securities - b) issued by other borrowers	-34	0
Debts evidenced by certificates	0	390,519	-24,734	Debts evidenced by certificates - a) debt securities in issue	3,546	-31
	0	8,592	-1,407	Debts evidenced by certificates - b) other	33	0

The hedge ineffectiveness – i.e. the difference between the hedging gains or losses of the hedging instrument and the hedged item - recognised in profit or loss is EUR 551 million and is included in line *"Result on financial operations"* of the consolidated income statement.

The following table shows a reconciliation of each component of equity and an analysis of other comprehensive income in relation to hedge accounting (in EUR million):

	Fair value reserve-Cost of hedging
Balance as at 1 January 2018	**0**
Revaluation of cross currency basis spread	-94
Amount reclassified to profit or loss	0
Balance as at 31 December 2018	**-94**

Q.3. Fair value of derivative financial instruments

Financial instruments measured at fair value require disclosure of fair value measurements by level of the following hierarchy:

- Level 1 – Quoted (unadjusted) prices in active markets for identical assets or liabilities.
- Level 2 – Valuation techniques with inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).
- Level 3 – Valuation techniques which use inputs for the asset or liability that are not based on observable market data (unobservable inputs). Internal valuation models are used to determine the fair values of these instruments.

Valuation techniques include net present value and discounted cash flow models, Hull-White and Libor Market Model (LMM), LMM with Stochastic Volatility, interest rate models and Black-Scholes option model. Assumptions and inputs used in valuation techniques include risk-free interest rates, basis swap spreads and currency basis swaps spreads, foreign currency exchange rates and forward exchange rates, equity and equity index prices and expected price volatilities and correlations, Consumer Price Indices values and expected volatilities and correlations. The objective of valuation techniques is to arrive at a fair value determination that reflects the price of the financial instrument at the reporting date that would have been determined by market participants acting at arm's length. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available, typically in the estimation of correlations in some interest rate and cross-currency models and in the estimation of volatilities for some long dated equity-linked and inflation-linked transactions.

FINANCIAL REPORT 2018

The table below shows the fair value of derivative financial instruments, recorded as assets or liabilities (between those whose fair value is based on quoted market prices, those whose valuation technique is where all the model inputs are observable in the market and those where the valuation techniques involve the use of non-market observable inputs) together with their nominal amounts. The nominal amounts indicate the volume of transactions outstanding at year-end and are indicative of neither the market risk nor the credit risk.

Derivatives by valuation method as at 31 December 2018 (in EUR million)

Derivatives assets	Level 1		Level 2		Level 3		Total 2018	
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non market observable inputs			
	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value
Interest Rate Swaps	0	0	272,254	31,049	4,006	121	**276,260**	**31,170**
Currency Swaps	0	0	115,933	11,188	519	76	**116,452**	**11,264**
Short-term foreign exchange contracts	0	0	18,902	304	0	0	**18,902**	**304**
Total	**0**	**0**	**407,089**	**42,541**	**4,525**	**197**	**411,614**	**42,738**

Derivatives liabilities	Level 1		Level 2		Level 3		Total 2018	
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non market observable inputs			
	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value
Interest Rate Swaps	0	0	258,337	22,263	1,083	47	**259,420**	**22,310**
Currency Swaps	0	0	93,844	8,483	569	83	**94,413**	**8,566**
Short-term foreign exchange contracts	0	0	22,798	270	0	0	**22,798**	**270**
Other	0	0	0	0	0	17	**0**	**17**
Total	**0**	**0**	**374,979**	**31,016**	**1,652**	**147**	**376,631**	**31,163**

Derivatives by valuation method as at 31 December 2017 (in EUR million)

Derivatives assets	Level 1		Level 2		Level 3		Total 2017	
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non market observable inputs			
	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value
Interest Rate Swaps	0	0	257,463	32,853	1,477	88	**258,940**	**32,941**
Currency Swaps	0	0	96,701	10,387	673	134	**97,374**	**10,521**
Short-term foreign exchange contracts	0	0	18,086	341	0	0	**18,086**	**341**
Warrants	0	0	0	0	3	58	**3**	**58**
Total	**0**	**0**	**372,250**	**43,581**	**2,153**	**280**	**374,403**	**43,861**

Derivatives liabilities	Level 1		Level 2		Level 3		Total 2017	
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non market observable inputs			
	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value
Interest Rate Swaps	0	0	250,225	23,466	842	55	**251,067**	**23,521**
Currency Swaps	0	0	106,005	8,691	556	94	**106,561**	**8,785**
Short-term foreign exchange contracts	0	0	26,441	325	0	0	**26,441**	**325**
Other	0	0	0	0	0	21	**0**	**21**
Total	**0**	**0**	**382,671**	**32,482**	**1,398**	**170**	**384,069**	**32,652**

Quoted prices for the majority of the Bank's derivative transactions are not available in the market. For such instruments the fair values are estimated using valuation techniques or models, based wherever possible on observable market data prevailing at the balance sheet date.

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price.

For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

2018 FINANCIAL REPORT

The table below sets out information about significant unobservable inputs used at year end in measuring derivatives financial instruments categorised as Level 3 in the fair value hierarchy (EUR million):

Type of financial instrument	Fair value at 31 December 2018	Fair values of level 3 swaps at 31 December 2018	Valuation technique	Significant unobservable input	Range of estimates for unobservable inputs
OTC interest rate swaps	8,860	74	Stochastic IR models	Number of factors for the curves, correlation between forward rates and volatility of volatility	From 2 to 3 factors. Correlations of adjacent rates between 60% and 100% and volatility of volatility between 80% and 120%
OTC currency swaps	2,698	-7	Stochastic CC models	Correlations between yield curves and FX rates	Correlations between 30% and 50%.

Type of financial instrument	Fair value at 31 December 2017	Fair values of level 3 swaps at 31 December 2017	Valuation technique	Significant unobservable input	Range of estimates for unobservable inputs
OTC interest rate swaps	9,420	33	Stochastic IR models	Number of factors for the curves and correlation between forward rates	From 1 to 3 factors. Correlations of adjacent rates between 65% and 100%
OTC currency swaps	1,736	40	Stochastic CC models	Correlations between yield curves and FX rates	Correlations between 30% and 50%.

Significant unobservable inputs are developed as follows:

- Correlations and volatilities are derived through extrapolation of observable volatilities, recent transaction prices, quotes from other market participants, data from consensus pricing services and historical data adjusted for current conditions.
- Risk adjusted spreads are derived from the CDS market, where available, and from historical default and prepayment trends adjusted for current conditions.

With the application of IFRS 13, valuation adjustments are included in the fair valuations of derivatives at 31 December 2018, namely:

- Credit valuation adjustments (CVA), reflecting counterparty credit risk on derivative transactions, amounting to EUR -184.3 million (2017: EUR -145.5 million) recorded in:
    - swaps hedging loans and loan substitutes of EUR -63.4 million (2017: EUR -54.4 million)
    - swaps hedging borrowings of EUR -81.0 million (2017: EUR -73.2 million)
    - ALM swaps of EUR -39.6 million (2017: EUR -17.6 million)
    - long-term treasury swaps of EUR -0.2 million (2017: EUR -0.2 million)
    - short-term treasury swaps (FX swaps and FX forwards) of EUR -0.1 million (2017: EUR -0.1 million).

- Debit valuation adjustments (DVA), reflecting own credit risk on derivative transactions, amounting to EUR 261.7 million (2017: EUR 263.2 million) recorded in:
    - swaps hedging loans and loan substitutes of EUR 91.0 million (2017: EUR 106.4 million)
    - swaps hedging borrowings of EUR 110.2 million (2017: EUR 121.8 million)
    - ALM swaps of EUR 59.5 million (2017: EUR 34.1 million)
    - long-term treasury swaps of EUR 0.7 million (2017: EUR 0.6 million)
    - short-term treasury swaps (FX swaps and FX forwards) of EUR 0.3 million (2017: EUR 0.3 million).

- In addition to CVA and DVA above, Collateral Valuation adjustment (COLVA), reflecting specific marginal adjustments linked to collateral posted by EIB counterparties on derivative transactions at 31 December 2018, amounting to EUR -29.2 million (2017: EUR 1.6 million).

    For the majority of the derivatives, the collateral posted by the EIB counterparties is already included in the CVA value. But for some marginal cases, the collateral is not directly taken into account (specific CSAs, cash collateral) and is thus separated out in a specific COLVA adjustment.

FINANCIAL REPORT 2018

Q.4. Sensitivity of Fair Value for Level 3 Instruments

Although the Group believes that its estimates of fair value are appropriate, the use of different methodologies or assumptions could lead to different measurements of fair value.
The unobservable inputs may add a degree of uncertainty and variation into the valuation of Level 3 instruments.
To asses and quantify it, the Bank performs alternative valuations using reasonably possible range of assumptions for the unobservable inputs. Alternative assumptions are specific to valuation models and can be applied separately.

Level 3 derivatives can be grouped into three swap types according to the underlying asset and valuation model:

a. Structured interest rate swaps
b. Cross currency and FX-linked swaps
c. Equity-linked swaps

Structured interest rate swaps are modelled with the dynamics of a multi-factor Libor Market Model (LMM), calibrated using swaptions and spread options, where a volatility of volatility ('vol-of-vol') parameter is exogenously specified. For this category, (a), alternative valuations are obtained by tweaking the vol-of-vol up by 10 pct points, and down by 10 pct points, leading to an increase and a decrease in valuations, respectively. The first led to a valuation increase of EUR 1.1 million, and the other led to a decrease of EUR 0.9 million.

Cross currency and FX-linked swaps are valued according to 1 factor Hull & White model for interest rates modelling while FX rates are modelled according to the Black Scholes model or the Local Volatility model, depending on the sensitivity to volatility skew.

The model is calibrated to interest rates, swaptions volatilities, FX rates, FX option volatilities and correlations between interest and FX rates. Correlations between interest and FX rates are estimated from the time series. For these categories, alternative valuations are obtained by calculating correlation from half the original time series in the first scenario and sampling data daily instead of weekly in the second scenario. For this category, (b), the first scenario turned out to have an unfavourable impact leading to a decrease of EUR 0.5 million, and the other of a favourable impact leading to an increase of EUR 0.2 million.

Equity linked swaps are modelled with BS model capturing the volatilities from the market. Interest rates and dividends are also taken from market quotes. For long-term swaps the volatilities and dividends are extrapolated for the long maturities. For this category, alternative valuations are obtained by decreasing volatility by 0.10% and increasing dividends by 0.10%. The other scenario is constructed by increasing volatility by 0.10% and decreasing dividends by 0.10%. The favourable scenario led to an increase of EUR 0.2 million and the unfavourable scenario to a decrease of EUR 0.2 million.

The following table summarizes Level 3 derivatives by type of financial instrument for which alternative assumptions would change fair value (in EUR million):

31 December 2018	Favourable Impact	Unfavourable Impact	Valuation technique	Significant unobservable input
Structured interest rate swaps (OTC)	1.1	-0.9	Stochastic IR models	Changing vol-of-vol for the stochastic volatility
Cross currency and FX-linked swaps	0.2	-0.5	Stochastic CC models	Correlations between Interest rates and FX rates
Equity-linked swaps	0.2	-0.2	Stochastic Equity models	Changing volatility and dividends

31 December 2017	Favourable Impact	Unfavourable Impact	Valuation technique	Significant unobservable input
Structured interest rate swaps (OTC)	0	-0.5	Stochastic IR models	Changing vol-of-vol for the stochastic volatility
Cross currency and FX-linked swaps	1.3	-6.4	Stochastic CC models	Correlations between Interest rates and FX rates
Equity-linked swaps	8.0	-5.1	Stochastic Equity models	Changing volatility and dividends

2018 FINANCIAL REPORT

Note R – Fair value of financial assets and liabilities (in EUR million)

The tables below set out a comparison of the fair values, by the level of the fair value hierarchy, and the carrying amounts of the Group's financial assets and financial liabilities that are carried in the consolidated financial statements. The tables do not include the fair values of non-financial assets and non-financial liabilities.

31 December 2018	Fair value				Carrying amount
	Level 1	Level 2	Level 3	Total	
Assets carried at fair value:					
Financial assets designated at FVTPL	**-**	**7,724**	**12,681**	**20,405**	**20,405**
Loans and advances to credit institutions and to customers	-	7,526	12,276	19,802	19,802
Shares and other variable-yield securities	-	-	353	353	353
Loan substitutes portfolio	-	198	52	250	250
Financial assets mandatorily measured at FVTPL	**5,392**	**427**	**9,368**	**15,187**	**15,187**
SLP	5,392	427	-	5,819	5,819
Shares and other variable-yield securities	-	-	8,148	8,148	8,148
Loans and advances to credit institutions and to customers	-	-	814	814	814
Loan substitutes portfolio	-	-	206	206	206
ABS Portfolio EIF	-	-	200	200	200
Financial assets measured at FVOCI (no recycling)	**-**	**-**	**490**	**490**	**490**
Shares and other variable-yield securities	-	-	490	490	490
Derivative assets held for risk management	**-**	**42,541**	**197**	**42,738**	**42,738**
Total	**5,392**	**50,692**	**22,736**	**78,820**	**78,820**
Assets carried at AC:					
Held-to-collect	**12,540**	**510,419**	**7,020**	**529,979**	**525,237**
LTHP	1,180	5	-	1,185	1,084
TMP	9,443	11,926	-	21,369	21,373
Operational portfolio - EIF	1,238	-	-	1,238	1,222
Loan substitutes portfolio	537	12,513	7,020	20,070	20,004
Loans and advances to credit institutions and to customers	-	485,975	-	485,975	481,412
Cash in hand, balances with central banks and post office banks	142	-	-	142	142
Total	**12,540**	**510,419**	**7,020**	**529,979**	**525,237**
Total financial assets	**17,932**	**561,111**	**29,756**	**608,799**	**604,057**
Liabilities carried at fair value:					
Derivative liabilities held for risk management	**-**	**31,016**	**147**	**31,163**	**31,163**
Financial liabilities designated at FVTPL	**12,302**	**12,629**	**1,923**	**26,854**	**26,854**
Debts evidenced by certificates	12,302	12,629	1,923	26,854	26,854
Total	**12,302**	**43,645**	**2,070**	**58,017**	**58,017**
Liabilities carried at AC					
Liabilities measured at AC	**442,083**	**29,161**	**-**	**471,244**	**469,195**
Amounts owed to credit institutions and customers	-	6,017	-	6,017	6,017
Debts evidenced by certificates	442,083	23,144	-	465,227	463,178
Total	**442,083**	**29,161**	**-**	**471,244**	**469,195**
Total financial liabilities	**454,385**	**72,806**	**2,070**	**529,261**	**527,212**

FINANCIAL REPORT 2018

31 December 2017	Fair value				Carrying amount
	Level 1	Level 2	Level 3	Total	
Assets carried at fair value:					
Available-for-sale financial assets	**1,259**	**10**	**6,903**	**8,172**	**8,172**
SLP	20	0	0	20	20
Operational portfolio - EIF	1,239	10	0	1,249	1,249
Shares and other variable-yield securities	0	0	6,903	6,903	6,903
Financial assets designated at FVTPL	**0**	**126,025**	**40,259**	**166,284**	**166,284**
Loans and advances to credit institutions and to customers	0	126,025	39,917	165,942	165,942
Shares and other variable-yield securities	0	0	342	342	342
Financial assets held for trading	**7,448**	**64**	**0**	**7,512**	**7,512**
SLP	7,448	64	0	7,512	7,512
Derivative assets held for risk management	**0**	**43,581**	**280**	**43,861**	**43,861**
Total	**8,707**	**169,680**	**47,442**	**225,829**	**225,829**
Assets carried at amortised cost:					
Held-to-maturity investments	**25,383**	**7,841**	**0**	**33,224**	**32,895**
LTHP	662	5	0	667	551
TMP	24,150	3,782	0	27,932	27,929
Loan substitutes portfolio	571	4,054	0	4,625	4,415
Loans and receivables	**304**	**352,136**	**0**	**352,440**	**343,383**
ABS Portfolio - EIF	0	199	0	199	199
Loan substitutes portfolio	142	15,447	0	15,589	15,533
Loans and advances to credit institutions and to customers	0	336,490	0	336,490	327,489
Cash in hand, balances with central banks and post office banks	162	0	0	162	162
Total	**25,687**	**359,977**	**0**	**385,664**	**376,278**
Total financial assets	**34,394**	**529,657**	**47,442**	**611,493**	**602,107**
Liabilities carried at fair value:					
Derivative liabilities held for risk management	**0**	**32,482**	**170**	**32,652**	**32,652**
Financial liabilities designated at FVTPL	**405,010**	**11,812**	**1,741**	**418,563**	**418,563**
Debts evidenced by certificates	405,010	11,812	1,741	418,563	418,563
Total	**405,010**	**44,294**	**1,911**	**451,215**	**451,215**
Liabilities carried at amortised cost:					
Liabilities measured at AC	**53,651**	**27,838**	**0**	**81,489**	**78,406**
Amounts owed to credit institutions and customers	0	6,941	0	6,941	6,941
Debts evidenced by certificates	53,651	20,897	0	74,548	71,465
Total	**53,651**	**27,838**	**0**	**81,489**	**78,406**
Total financial liabilities	**458,661**	**72,132**	**1,911**	**532,704**	**529,621**

The following describes the methodologies and assumptions used to determine the fair value of the financial assets and financial liabilities.

Assets for which carrying value approximates to fair value

For financial assets and financial liabilities that are liquid or have a short-term maturity (less than three months), it is assumed that the carrying amounts approximate to their fair value.

Assets and liabilities recorded at fair value

Published price quotations in an active market are the first source for determining the fair value of a financial instrument. For instruments without available market price, fair values are estimated using valuation techniques or models based wherever possible on observable market data prevailing at the balance sheet date.

The fair value of such instruments is determined by using valuation techniques to convert future amounts to a single discounted present amount. The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. Internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

With the application of IFRS 13, own credit adjustments ('OCA'), reflecting own credit risk on financial liabilities designated at fair value through profit or loss, amounts to EUR 345.5 million at 31 December 2018 (2017: EUR 0 million).

2018 FINANCIAL REPORT

In 2018, the Group made transfers from Level 1 to 2 of the fair value hierarchy:

- Financial assets measured mandatorily at FVTPL of EUR 277.0 million (2017: EUR 20.9 million)
- Financial assets carried at amortised cost of EUR 149.0 million (2017: EUR 305.3 million)
- Financial liabilities designated at fair value through profit or loss of EUR 5,816.1 million (2017: EUR 200.1 million)

During the current year, due to changes in market conditions for certain securities, quoted prices in active markets were no longer available for these securities. However, there was sufficient information available to measure fair values of these securities based on observable market inputs, hence the transfers from Level 1 to 2.

The Group made also the following transfer from level 2 to 1 of the fair value hierarchy:

- Financial assets measured mandatorily at FVTPL of EUR 0 million (2017: EUR 20.9 million)
- Financial assets at amortised cost of EUR 0 million (2017: Held to maturity of EUR 31.6 million; Loans and receivables of EUR 141.9 million)
- Financial liabilities designated at fair value through profit or loss of EUR 37.0 million (2017: EUR 594.4 million).

During the current year, quoted prices in active markets were available for these securities, hence the transfers from Level 2 to 1.

The following table presents the changes in Level 3 instruments for the year ended 31 December 2018 (in EUR million):

	Financial assets mandatorily measured at FVTPL(*)	**Financial assets designated at FVTPL**	**Financial assets at FVOCI**	**Financial liabilities mandatorily measured at FVTPL(*)**	**Financial liabilities designated at FVTPL**
Balance at 1 January 2018	**7,568**	**12,074**	**467**	**170**	**1,741**
Total gains or losses:					
- in profit or loss	445	-432	0	1	32
- in other comprehensive income	0	0	23	0	-35
Purchases	2,602	112	0	0	0
Sales	-9	0	0	0	0
Issues	0	0	0	0	0
Settlement	-1,141	-159	0	-35	-179
Aggregate transfers into Level 3	100	1,188	0	11	364
Aggregate transfers out of Level 3	0	-102	0	0	0
Balance at 31 December 2018	**9,565**	**12,681**	**490**	**147**	**1,923**

(*)Derivative balances are included within Financial assets or liabilities, mandatorily measured at FVTPL.

The following table presents the changes in Level 3 instruments for the year ended 31 December 2017 (in EUR million):

	Financial assets heldfor trading(*)	**Financial assets designated at FVTPL**	**Available for sale financial assets**	**Financial liabilities held for trading(*)**	**Financial liabilities designated at FVTPL**
Balance at 1 January 2017	**490**	**39,918**	**5,782**	**182**	**1,916**
Total gains or losses:					
- in profit or loss	3	-1,321	-42	7	-105
- in other comprehensive income	0	0	347	0	0
Purchases	44	3,454	1,485	-27	0
Sales	0	0	0	0	0
Issues	0	0	0	0	1
Settlement	-3	-259	-669	26	-94
Aggregate transfers into Level 3	0	0	0	0	233
Aggregate transfers out of Level 3	-254	-1,533	0	-18	-210
Balance at 31 December 2017	**280**	**40,259**	**6,903**	**170**	**1,741**

(*)Derivative balances are included within Financial assets or liabilities held for trading.

FINANCIAL REPORT 2018

Total gains or losses on Level 3 instruments in the table below are presented in the consolidated statement of comprehensive income for the year ended 31 December 2018 as follows (in EUR million):

	Financial assets mandatorily measured at FVTPL(*)	Financial assets designated at FVTPL	Financial assets at FVOCI	Financial liabilities mandatorily measured at FVTPL(*)	Financial liabilities designated at FVTPL
Total gains or losses included in profit or loss for the year:					
- Result on financial operations	445	-432	0	1	32
Total gains or losses recognised in other comprehensive income					
- financial assets at FVOCI and OCA	0	0	23	0	-35
Total gains or losses for the year included in profit or loss attributable to changes in unrealised gains and losses on assets and liabilities held as at 31 December 2018					
- Result on financial operations	445	-432	0	1	32

(*)Derivative balances are included within Financial assets or liabilities, mandatorily measured at FVTPL.

Total gains or losses on Level 3 instruments in the table below are presented in the consolidated statement of comprehensive income for the year ended 31 December 2017 as follows (in EUR million):

	Financial assets held for trading(*)	Financial assets designated at FVTPL	Available for sale financial assets	Financial liabilities held for trading(*)	Financial liabilities designated at FVTPL
Total gains or losses included in profit or loss for the year:					
- Result on financial operations	3	-1,321	-42	7	-105
Total gains or losses recognised in other comprehensive income					
- available for sale financial assets	0	0	347	0	0
Total gains or losses for the year included in profit or loss attributable to changes in unrealised gains and losses on assets and liabilities held as at 31 December 2018					
- Result on financial operations	3	-1,321	-42	7	-105
- Change in impairment on transferable securities held as financial fixed assets, shares and other variable yield securities, net of reversals	0	0	42	0	0

(*)Derivative balances are included within Financial assets or liabilities held for trading.

Change in fair value of financial instruments designated at fair value through profit or loss using a valuation technique based on non-market observable input, due to alternative assumptions

Although the Group believes that its estimates of fair value are appropriate, the use of different methodologies or assumptions could lead to different measurements of fair value.

The potential effect of using reasonable possible alternative non market observable assumptions as input to valuation techniques from which the fair values of financial instruments designated at fair value through profit or loss are determined has been quantified as a reduction of approximately EUR 1.6 million using most unfavourable assumptions and an increase of approximately EUR 1.5 million using most favourable assumptions for 31 December 2018 and an increase of approximately EUR 9.3 million using most favourable assumptions and a decrease of approximately EUR 11.4 million using most unfavourable assumptions for 31 December 2017.

The alternative assumptions are used to calculate the fair value of borrowings and loans belonging to the Level 3 valuation category. Fair value of borrowings and loans in Level 3 is derived from the value of derivatives which hedge these borrowings and loans. Hence the alternative assumptions are first applied to valuation of Level 3 derivatives and then the impact is applied to Level 3 borrowings and loans. Level 3 derivatives can be grouped into three swap types according to the underlying asset and/or valuation model:

a. Structured interest rate swaps
b. Cross currency and FX-linked swaps
c. An equity swap

2018 FINANCIAL REPORT

Structured interest rate swaps are modelled with the dynamics of a multi-factor Libor Market Model (LMM), calibrated using swaptions and spread options, where a vol-of-vol parameter is exogenously specified. Cross currency and FX-linked swaps are valued according to 1 factor Hull & White model for interest rates modelling while FX rates are modelled according to the Black Scholes model. The model is calibrated to interest rates, swaptions volatilities, FX rates, FX option volatilities and correlations between interest and FX rates. Category (c) consists of one large position in an equity swap, embedded in which is an Asian call option. The value of the optionality is heavily affected by the dividends and volatilities, which have to be proxied. Financial assets designated at fair value through profit or loss Included in financial assets designated at fair value through profit or loss is a portfolio of loans and loans substitutes hedged by Interest Rates Swaps and Currency Swaps. The maximum credit exposure of the disbursed loans and advances to credit institutions and customers (including loan substitutes) designated at fair value through profit or loss amounts to EUR 15,643 million (2017: EUR 148,531 million). The cumulative change in the fair value of the loans and loan substitutes attributable to change in credit risk of the Group’s counterparts amounts to a loss of EUR 161.9 million (2017: loss of EUR 538.7 million). The changes in fair value of financial assets designated at fair value through profit or loss attributable to changes in credit risk have been calculated by determining the change in the Expected Credit Loss on these loans and loan substitutes. No credit derivatives have been concluded to hedge the credit risk of the financial assets designated at fair value through profit or loss. Financial liabilities designated at fair value through profit or loss The financial liabilities designated at fair value through profit or loss comprise debts evidenced by certificates issued by the Group and hedged by Interest Rate Swaps and Currency Swaps. For the financial liabilities designated at FVTPL, the Group is required to present the effects of changes in that liability's credit risk in other comprehensive income. The following table sets out the required information for these financial liabilities for the financial year ended 31 December 2018: Realised amount due to derecognition during the period Cumulative change in fair value attributable to changes in credit risk Transfer within equity during the period Difference between carrying amount and contractually required to pay at maturity (in EUR million) Financial liabilities designated at FVTPL 346 0 0 1,569 On transition to IFRS 9, the Group concluded that presenting the amount of change in own credit risk in OCI would reduce an accounting mismatch in profit or loss as there is no direct economic relationship between the credit risk characteristics of its borrowings designated at the FVO and the hedging instruments. As at 31 December 2017 the accumulated change in fair value of the financial liabilities designated at fair value through profit or loss attributable to change in credit risk of the Group amounted to almost nil. For the year ended 31 December 2018, the change in fair value attributable to change in credit risk on the financial liabilities designated at FVTPL was a EUR 346 million. The amount that the Group would contractually be requested to pay at maturity of financial instruments designated at fair value through profit or loss is EUR 1,569 million (2017: EUR 31,519 million) less than the carrying amount as at 31 December 2018. Offsetting financial assets and financial liabilities The disclosures set out in the tables below include financial assets and financial liabilities that: •are offset in the Group's balance sheet; or •are subject to an enforceable master netting arrangement or similar agreement that covers similar financial instruments, irrespective of whether they are offset in the consolidated balance sheet. The similar agreements include global master repurchase agreements. Similar financial instruments include repurchase agreements and reverse repurchase agreements. Financial instruments such as loans and deposits are not disclosed in the tables below unless they are offset in the balance sheet. The Group's derivative transactions that are not transacted on an exchange are entered into under International Swaps and Derivatives Association (ISDA) Master Agreements. In general, under such agreements the amounts payable by each party on any day in respect of the same transaction and in the same currency are aggregated into a single net amount being payable by one party to the other. In certain circumstances, for example when an event of default occurs, all outstanding transactions under the agreement are terminated, the termination value is assessed and only a single net amount is payable in settlement of all transactions. The Group's repurchase and reverse repurchase transactions are covered by master agreements with netting terms similar to those of ISDA Master Agreements. The above ISDA and similar master netting arrangements do not meet the criteria for offsetting in the balance sheet. This is because they create a right of set-off of recognised amounts that is enforceable only after termination of outstanding transactions following an event of default, including insolvency or bankruptcy, of either party. FINANCIAL REPORT 2018

The Group receives and accepts collateral in the form of cash and marketable securities in respect of the following transactions:

- derivatives; and
- repurchase and reverse repurchase agreements.

Collateral received in respect of derivatives is subject to the standard industry terms of the ISDA Credit Support Annex. This means that securities received as collateral can be pledged or sold during the term of the transaction but must be returned on maturity of the transaction. The terms also give the Group the right to terminate the related transactions upon the counterparty's failure to post collateral.

Financial assets subject to offsetting, enforceable master netting arrangements and similar agreements (in EUR million)

				Related amounts not offset in the balance sheet		
31 December 2018	**Gross amounts of recognised financial assets**	**Gross amounts of recognised financial liabilities offset in the balance sheet**	**Net amounts of financial assets presented in the balance sheet**	**Bonds**	**Cash collateral received**	**Net amount**
Financial assets:						
Derivative assets held for risk management	43,215	-477	42,738	11,051	4,123	27,564
Reverse repos	10,025	0	10,025	8,786	0	1,239
Total	**53,240**	**-477**	**52,763**	**19,837**	**4,123**	**28,803**

				Related amounts not offset in the balance sheet		
31 December 2017	**Gross amounts of recognised financial assets**	**Gross amounts of recognised financial liabilities offset in the balance sheet**	**Net amounts of financial assets presented in the balance sheet**	**Bonds**	**Cash collateral received**	**Net amount**
Financial assets:						
Derivative assets held for risk management	44,328	-467	43,861	11,341	4,938	27,582
Reverse repos	7,949	0	7,949	8,275	0	-326
Total	**52,277**	**-467**	**51,810**	**19,616**	**4,938**	**27,256**

2018 FINANCIAL REPORT

Financial liabilities subject to offsetting, enforceable master netting arrangements and similar agreements (in EUR million)

				Related amounts not offset in the balance sheet		
31 December 2018	**Gross amounts of recognised financial liabilities**	**Gross amounts of recognised financial assets offset in the balance sheet**	**Net amounts of financial liabilities presented in the balance sheet**	**Financial instruments**	**Cash collateral pledged**	**Net amount**
Financial liabilities:						
Derivative liabilities held for risk management	31,188	-25	31,163	0	0	31,163
Debts evidenced by certificates	427	-427	0	0	0	0
Total	**31,615**	**-452**	**31,163**	**0**	**0**	**31,163**

				Related amounts not offset in the balance sheet		
31 December 2017	**Gross amounts of recognised financial liabilities**	**Gross amounts of recognised financial assets offset in the balance sheet**	**Net amounts of financial liabilities presented in the balance sheet**	**Financial collateral**	**Cash collateral pledged**	**Net amount**
Financial liabilities:						
Derivative liabilities held for risk management	32,674	-22	32,652	0	0	32,652
Debts evidenced by certificates	416	-416	0	0	0	0
Total	**33,090**	**-438**	**32,652**	**0**	**0**	**32,652**

The gross amounts of financial assets and financial liabilities and their net amounts as presented in the balance sheet that are disclosed in the above tables are measured in the balance sheet on the following bases:

- derivative assets and liabilities - fair value;
- assets and liabilities resulting from sale and repurchase agreements, reverse sale and repurchase agreements and securities lending and borrowing - amortised cost;
- loans and advances to customers - amortised cost or fair value; and
- amounts owed to customers - amortised cost.

FINANCIAL REPORT **2018**

The amounts in the above tables that are offset in the balance sheet are measured on the same basis. The tables below reconcile the 'Net amounts of financial assets and financial liabilities presented in the balance sheet', as set out above, with the line items presented in the balance sheet (in EUR million). Financial assets not in scope of offsetting disclosures Carrying amount on balance sheet 31 December 2018 Net amounts Line item in balance sheet Financial assets: Derivative assets held for risk management 42,738 Derivative assets 42,738 0 Loans and advances to credit institutions Reverse repos 10,025 169,265 159,240 Financial liabilities not in scope of offsetting disclosures Carrying amount on balance sheet 31 December 2018 Net amounts Line item in balance sheet Financial liabilities: Derivative liabilities held for risk management 31,163 Derivative liabilities 31,163 0 Amounts owed to credit institutions Debts evidenced by certificates Repos 0 4,215 4,215 Debts evidenced by certificates 0 490,032 490,032 Financial assets not in scope of offsetting disclosures Carrying amount on balance sheet 31 December 2017 Net amounts Line item in balance sheet Financial assets: Derivative assets held for risk management 43,861 Derivative assets 43,861 0 Loans and advances to credit institutions Reverse repos 7,949 158,001 150,052 Financial liabilities not in scope of offsetting disclosures Carrying amount on balance sheet 31 December 2017 Net amounts Line item in balance sheet Financial liabilities: Derivative liabilities held for risk management Repos Debts evidenced by certificates 32,652 Derivative liabilities Amounts owed to credit institutions Debts evidenced by certificates 32,652 0 0 5,010 5,010 0 490,028 490,028 2018 FINANCIAL REPORT

Note S – Risk management This note presents information about the Group’s exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are: • Credit risk - the risk of loss resulting from client or counterparty default and arising from credit exposure in all forms, including settlement risk; • Interest rate risk - the risk that an investment's value will change due to a change in the absolute level of interest rates, in the shape of the yield curve or in any other interest rate relationship; • Liquidity and funding risk - the risk that the Group is unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price; • Foreign exchange rate risk - the risk of an investment's value changing due to changes in currency exchange rates and • Operational risk - the risk of loss resulting from inadequate or failed processes or systems, human factors or due to external events that are neither market-nor credit-related, which includes legal risk but excludes strategic and reputational risks. S.1. Risk Management Organisation Each entity within the Group has its own management and control of risks and therefore, risk management information presented in this note will distinguish between the Bank and the Fund. Moreover, the Bank has established within its Risk Management Directorate the Regulation & EIB Group Risk Department to strengthen the risk management of the overall Group. The Regulation & EIB Group Risk Department is mainly responsible for risk reporting, compliance with prudential regulation and prudential best banking practice (including Risk Appetite Framework, Internal Capital Adequacy Assessment Process (‘ICAAP’) and Stress Testing Framework) as well as internal modelling and validation. The high-level principles of the Bank’s risk management on a consolidated level are set out in the Group Risk Management Charter. The Group Risk Management Charter aims at ensuring a group-wide view of the Group’s risks and integrated approach to risk management. S.1.1. Risk Management Organisation of the Bank The Bank’s objective is to analyse and manage risks so as to obtain the strongest possible protection for its assets, its financial result, and consequently its capital. While the Bank is generally not subject to legislative acts and guidelines applicable to commercial banks issued or adopted by the EU institutions, bodies and agencies, (“EU Legislative Acts and Guidelines”), it has voluntarily decided to comply with these EU Legislative Acts and Guidelines to the extent determined by Best Banking Practice Guiding Principles, as published by the Bank. Within the Bank, the Risk Management Directorate (‘RM’) independently identifies, assesses, monitors and reports credit, market, liquidity and funding and operational risks to which the Bank is exposed. In order to preserve segregation of duties, RM is independent from the Front Offices and provides second opinion on all proposals made which have risk implications. The Director General of RM reports to the Management Committee and meets regularly with the Audit Committee to discuss topics relating to credit, market, liquidity, funding and operational risks. He is also responsible for overseeing risk reporting to the Management Committee, the Risk Policy Committee and the Board of Directors. The management and monitoring of loans post signature is, for significant parts of the portfolio, the responsibility of Transaction Monitoring and Restructuring Directorate (‘TMR’), a Directorate independent from RM. TMR focuses on monitoring higher risk counterparts and certain forms of security and it also manages transactions requiring particular attention. All TMR proposals with credit risk implications are subject to an independent second opinion by the RM. The following sections disclose the credit, market, liquidity and funding and operational risks to which the Bank is exposed on its activities performed at own risk. For additional details, please refer to the EIB Group Risk Management Disclosure Report. S.1.1.1 Risk measurement and reporting system The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an on-going basis as market practice develops. Systems are in place to control and report on the main risks inherent in the Bank’s operations, i.e. credit, market, liquidity and funding and operational risks. Risks are assessed and measured both under normal circumstances and under possible stressed conditions, with the purpose to quantify their impact on the Bank’s solvency, liquidity, earnings and operations. Risk measurements combine metrics of capitalisation, earnings, liquidity, exposure to market and operational risk. Detailed information on credit, ALM, liquidity and financial risks is presented and explained to the Management Committee on a monthly basis and to the Board of Directors on a quarterly basis. S.1.1.2.The Bank’s risk tolerance The Bank has defined its risk tolerance level and set prudent boundaries for the risks arising from the pursuit of the Bank’s business strategy. In setting these high level boundaries, the Bank ensures that its risk profile is aligned with its business strategy and stakeholders’ expectations. As a public institution, the Bank does not aim to make profits from speculative exposures to risks. As a consequence, the Bank does not consider its treasury or funding activities as profit maximising centres, even though performance objectives are attached to these activities. Investment activities FINANCIAL REPORT 2018 are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore to ensure that all material financial risks are hedged. All new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. S.1.1.3.Sustainability of revenue and self-financing capacity The Bank’s ALM policy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the ALM policy employs a medium to long term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long term yields and is not influenced by any short-term views on interest rates trends. This is accomplished by targeting a duration for the Bank’s own funds of between 4.5 and 5.5 years. The Asset/Liability Committee (‘ALCO’) provides a high-level discussion forum for considering the Bank’s ALM Strategy, loan rate setting principles and the financial risks arising from the activities of the Bank. S.1.2. Risk Management Organisation of the Fund (EIF) Most of the Private Equity (‘PE’), Venture Capital and Portfolio Guarantees, Securitisation & Microfinance (‘GSM’) operations for both entities of the Group are managed by the Fund. The mandate of the Fund is to support small and mid-size enterprise (‘SME’) finance for start-up, growth and development within European Union objectives for SME. The Fund aligns its risk management systems to changing economic conditions. Credit, market and operational systems are in place to control and report on the main risks inherent in its operations. Risk management is embedded in the corporate culture of EIF, based on a three-lines-of-defence model permeating all areas of EIF’s business functions and processes: (i) front office, (ii) independent risk functions and (iii) audit and assurance. Investment and Risk Committees (‘IRCs’) chaired by the Head of General Secretariat advice the Chief Executive and the Deputy Chief Executive on each and every transaction. IRCs quarterly meetings also oversee risk and investment-related aspects of the EIF portfolio, inter alia: approving transaction rating/grading, impairment and provisioning actions, relevant market risk events and potential stress testing. Finally, the IRCs oversee the Enterprise Risk arising from EIF’s role as a fund manager. Risk and Portfolio Management actions form part of the assurance process presided by the EIF Audit Board. Moreover, within the EIB Group context, the Fund’s Risk Management Department operates in regular contact with the Bank’s Risk Management Directorate, particularly with regard to the Group Risk Management Charter and to the Group risk exposure relating to guarantee and securitisation operations, the PE operations under the Bank’s Risk Capital Resources mandate (‘RCR’), the different windows under the Bank’s EIB Group Risk Enhancement Mandate (‘EREM’) and general EIF policy matters. The Fund’s treasury management has been fully outsourced to the Bank under a treasury management agreement signed by both parties and mandating the responsible EIB services to perform selection, execution, settlement and monitoring of transactions. Management follows treasury guidelines annexed to the agreement, which mirror closely the relevant sections of the EIB’s own treasury guidelines. S.1.2.1.Risk assessment private equity Under its private equity operations, the Fund has a fund-of-funds approach, taking mostly minority equity participations in business angels, venture capital, private equity and mezzanine funds managed by mostly independent teams in order to leverage further commitments from a wide range of investors. The Fund’s PE operations include investments in funds focussed on seed-and early-stage capital, but also investments in well-established funds targeting mid-and later-stage or mezzanine investments, which, generally speaking, have a lower risk profile. Over the last years, the Fund has developed a tool-set to design, manage and monitor portfolios of PE funds tailored to the dynamics of this market place. This tool-set is based on an internal model, the Grading-based Economic Model (‘GEM’), which allows the Fund to better assess and verify each funds’ but also each portfolio of funds’ valuations, risks and expected future cash flows and performances. Before committing to a PE fund, the Fund assigns a grading which is based on the outcome of an extensive due diligence performed by the Fund’s transaction team and reviewed by its risk management team. During the funds’ lifetimes, gradings are periodically reviewed with a frequency and intensity depending on the level of risk. These efforts, supported by the development of a proprietary IT system and an integrated software (front to back), improve the investment decision-making process and the management of the portfolio’s financial risks and of liquidity, in particular enabling forward-looking and stress-test based decision making. S.1.2.2.Risk assessment guarantees The Fund extends portfolio guarantees to financial intermediaries involved in SME financing and provides credit enhancement to SME securitisation transactions. By taking on these risks, it facilitates access to funding, and, in turn, it helps to finance SMEs. For its guarantee & securitisation business, over the last years, the Fund has developed a tool-set to analyse portfolio guarantees and structured finance transactions in line with best market practices. Before the Fund enters legally into a guarantee transaction, an internal rating is assigned to each new own risk guarantee transaction in accordance with the Fund’s Credit Risk Policy and Model Review Guidelines. The rating is based on 2018 FINANCIAL REPORT internal models, which analyse and summarise the transaction's credit quality (expected loss concept), considering not only quantitative parameters but also qualitative aspects. Guarantee transactions are monitored regularly, at least quarterly; their statuses are regularly reviewed by EIF IRCs which, depending on their performances, may review their internal ratings. A four-eye principle applies throughout the process, with actions initiated by the front office and reviewed by Risk Management.

The guarantees portfolio is valued according to a mark-to model approach under the IFRS principles. The main impact on the valuation of the transactions in the portfolio stems from the assigned ratings (internal and external as the case may be) and the possible subsequent rating changes.

The EIF's monitoring follows potential negative rating migrations and provides the basis for appropriate management of transactions. The Fund's stress testing methodology is applied at the outset of a transaction and throughout the life of the portfolio, i.e. its scenario analysis with regard to downgrades and defaults in the portfolio and related impacts on capital allocation, expected losses, as well as on the profit or loss.

S.2. Credit risk

S.2.1. Credit risk policies

Credit risk concerns mainly the Group's lending activities and, to a lesser extent, treasury instruments such as fixed-income securities held in the investment and operational portfolios, certificates of deposit and interbank term deposits as well as the derivative transactions of the Group and the Fund's guarantee transactions funded by own resources. No credit risk is attached to the Group's venture capital operations, which are performed entirely through equity participations and are, hence, only exposed to market risk.

Credit risk is managed pursuant to detailed internal guidelines approved by the governing bodies. The purpose of these guidelines is to ensure that credit risk is managed prudently. As operations inside and outside the EU may have different risk profiles, there are separate guidelines for EU and non-EU activities. Whether or not a given entity is acceptable to the Bank as a counterpart in a lending operation is determined on the basis of a careful analysis and evaluation of the entity using quantitative and qualitative metrics but also relying on experience and expert judgment. The guidelines set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements that loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank's position is adequately safeguarded. In addition, via a counterparty and sector limit system, the guidelines ensure an acceptable degree of diversification in the Group's loan portfolio. In order to ensure that the additional risk involved in complex or structured lending transactions is adequately analysed, quantified and mitigated, specific detailed guidelines have been developed in respect of certain types of operations complementing the general guidelines. The guidelines also set out the minimum credit quality of counterparties of derivatives and treasury transactions as well as the contractual framework for each type of transaction.

The Fund manages exposures and risks in the frame of conservative policies deriving from statutory provisions and credit risk operational guidelines approved by the Fund's Board of Directors or guidelines as set out under mandates.

Credit guidelines undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Group may receive from its shareholders.

Management of credit risk is based on an assessment of the level of credit risk vis-à-vis counterparties and on the level of security provided to the Bank in case of the counterparty's insolvency.

S.2.2. Maximum exposure to credit risk without taking into account any collateral and other credit enhancements

The table below shows the maximum exposure to credit risk for the components of the balance sheet, including derivatives. The maximum exposure is shown gross, before the effect of mitigation through the use of collateral agreements (Note S.2.3.4).

Maximum exposure (in EUR million)	**31.12.2018**	**31.12.2017**
Financial assets:		
Financial assets measured at AC	525,237	376,278
Financial assets mandatorily measured at FVTPL	15,187	7,512
Derivative assets held for risk management	42,738	43,861
Financial assets designated at FVTPL	20,405	166,284
Financial assets designated at FVOCI (2017: AFS)	490	8,172
Total	**604,057**	**602,107**
Off-balance-sheet:		
Contingent liabilities and guarantees	18,474	15,811
Commitments		
- Undisbursed loans	105,570	112,928
- Undisbursed Venture Capital operations	5,700	5,924
- Other	4,579	4,328
Total	**134,323**	**138,991**
Total credit risk exposure	**738,380**	**741,098**

FINANCIAL REPORT **2018**

S.2.3. Credit risk on loans S.2.3.1.Credit risk measurement for loans and advances to credit institutions and customers An internal loan grading system (based on the expected loss methodology) is implemented for lending operations. This is an important part of the loan appraisal process and of credit risk monitoring, as well as providing a reference point for pricing credit risk when appropriate. The loan grading (‘LG’) system comprises the methodologies, processes, databases and IT systems supporting the assessment of credit risk in lending operations and the quantification of expected (and unexpected) loss estimates. It summarises a large amount of information with the purpose of offering a relative ranking of loans’ credit risks. LG reflect the present value of the estimated level of the lifetime “expected loss”, this being the Net Present Value of the product of the probability of default, the loan exposure at risk and the loss given default. LG are used for the following purposes: • • • • • as an aid to a finer and more quantitative assessment of lending risks; as indicator of credit risk variations for the purposes of prioritising monitoring efforts; as a description of the loan’s portfolio quality at a given date; as a benchmark for calculating the annual additions to the General loan reserve; and as an input in risk-pricing decisions. The following factors are used to determine a LG: i) The borrower’s creditworthiness: RM independently reviews borrowers and assesses their creditworthiness based on internal methodologies and external data. In line with the Basel III Internal Ratings Based Approach chosen, the Bank has developed an internal rating methodology (‘IRM’) to determine the internal ratings of borrowers and guarantors. This is based on a set of scoring sheets specific to defined counterparty types. ii) The default correlation: it quantifies the chances of simultaneous financial difficulties arising for both the borrower and the guarantor. The higher the correlation between the borrower and the guarantor’s default, the lower the value of the guarantee and therefore the lower (worse) the LG. iii) The value of guarantee instruments and of securities: this value is assessed on the basis of the combination of the issuer’s creditworthiness and the type of instrument used. iv) The applicable recovery rate: being the amount assumed to be recovered following a default by the relevant counterpart expressed as a percentage of the relevant loan exposure. v) The contractual framework: a sound contractual framework will add to the loan’s quality and enhance its LG. vi) The duration of the loan or, more generally, the cash-flows of the loan: all else being equal, the longer the loan, the higher the risk of incurring difficulties in the servicing of the loan. A loan's expected loss is computed by combining the six elements above and determines the fair value of loans which meet the eligibility criteria of the amended fair value option and which have been designated on initial recognition at fair value through profit or loss. Depending on the level of this expected loss, a loan is assigned to one of the following LG classes listed below. “A” Prime quality loans of which there are three sub-categories. “A0” comprising loans to or guaranteed by an EU Member State which have an expected loss of 0% (based on the Bank’s preferred creditor status and statutory protection which are deemed to assure a full recovery of the Bank’s assets upon maturity). “A+” comprising loans granted to (or guaranteed by) entities other than EU Member States in respect of which there is no expectation of deterioration in quality over their term. “A-“ includes those lending operations where there is some doubt about the maintenance of their current status but where any downside is expected to be limited. “B” High quality loans: these represent an asset class with which the EIB feels comfortable, although a minor deterioration is not ruled out in the future. B+ and B-are used to denote the relative likelihood of the possibility of such deterioration occurring. “C” Good quality loans: an example could be unsecured loans to solid banks and corporates, with a reasonable maturity and adequate protective clauses. “D” Borderline between acceptable quality loans (designated as D+) and those that have a risk profile which is worse (designated as D-). Operations whose LG is D-or below are classified as Special Activities (see section below) and are subject to specific rules, including specific size restrictions, reserve allocations and risk pricing rules. “E” Comprising loans that have explicitly been approved as higher risk Special Activity operations or loans whose quality has materially deteriorated such that a loss cannot be excluded. The sub-classes E+ and E-further differentiate the risk profile of the loans, with those operations graded E-being in a position where there is a possibility that debt service cannot be maintained on a timely basis and therefore some form of debt restructuring may be required, possibly leading to an impairment loss. “F” (fail) denotes loans representing unacceptable risks. F-graded loans can only arise out of outstanding transactions that have experienced unforeseen, exceptional and dramatic adverse circumstances after signature. All operations where there is a loss of principal are graded F and a specific provision is raised. 2018 FINANCIAL REPORT

Generally, loans internally graded D-or below are placed on the internal loan grading based Watch List. However, if a loan was originally approved with a risk profile of D-or weaker, it will only be placed on the Watch List if a material credit event deteriorates its LG classification below the one at approval. The Group’s assessment of the IFRS9 staging is based on a sequential approach which is using counterparty or instrument specific information consistent to the policies laid out in the Credit Risk Guidelines (‘CRG’) and the Financial Monitoring Guidelines and Procedures (‘FMGs’), notably covering loan grading based watch list, internal rating and arrears. In addition to the deal-by-deal analysis of each loan, the EIB, also developed a portfolio view of credit exposures via its Economic Capital framework, integrating the concentration and correlation effects created by the dependence of various obligors on common risk factors. By adding a portfolio dimension of credit risks and by focussing on unexpected losses (i.e. losses which may occur on top of the expected ones up to a certain level of confidence), it is possible to complement the LG’s deal-by-deal approach and thus provide a finer and more comprehensive risk assessment of the credit risks in the EIB’s loan book. The aggregate amount outstanding at any time of loans and guarantees granted by the Bank is limited by its Statutory Gearing Ratio (Article 16.5 of Statute). For the purpose of calculating this ratio the Bank uses data drawn from the EU Accounting Directives (‘AD’) framework. At year-end 2018 EIB’s Statutory Gearing Ratio under EU AD stand-alone accounts stood at 204% and under EU AD consolidated accounts stood at 207% (max. 250% under Article 16.5 of the Statute). S.2.3.2.Loans secured by Guarantees of the European Union or the Member States Loans outside the European Union (apart from those under the Facilities are, in the last resort, secured by guarantees of the European Union or the Member States (loans in the ACP Countries and the OCT). The agreements decided by the Council of the European Union on 14 April 1997 (Decision 97/256/EC) introduced the concept of risk sharing whereby certain loans of the Bank, including some which are secured by third-party guarantees with respect to the commercial risk, are covered by the budgetary guarantee applying in the case of political risks solely arising from currency non-transferability, expropriation, war and civil disturbance. In accordance with the terms of the Guarantees, the European Union and the Member States provide credit enhancements up to 65%, 70%, 75% and 100% of pool of signed(1) operations in each portfolio. The Group deems the credit risk associated to each individual loan as fully covered and therefore excludes them from the section S.2.3 (Credit risk on lending activities). Loans under the Facilities are those granted under Article 16 (previously Article 18) of the Bank’s statute and those granted for example under the Pre Accession Facility, the Neighbourhood Finance Facility, the EFTA Facility, the Climate Action and Environment Facility, the Strategic Projects Facility, the Eastern Partners Facility, the Energy Sustainability Facility and the Mediterranean Partnership Facility. Said loans are not secured by guarantees of the European Union or the Member States. Therefore, lending under the Facilities is from the Bank’s own resources and at the Bank’s own risk. The carrying value of the disbursed part of loans signed under this category amounts to EUR 29,842 million as at 31 December 2018 (2017: EUR 28,568 million) and the undisbursed part amount to EUR 18,394 million as at 31 December 2018 (2017: EUR 18,635 million). These amounts also include loans granted to current European Union Member States but granted before their accession to the European Union and are guaranteed by the European Union or Member States. (1) Under the Guarantee Agreement with the Commission signed on 1 and 29 August 2007, all European Union guaranteed operations signed on and after 17 April 2007 shall be covered up to 65% of "the aggregate amount of credits disbursed". Credit enhancements are provided in the form of first-loss protection. The residual risk borne by the Group in connection with operations is managed in accordance with the Group’s fundamental credit rules and procedures. FINANCIAL REPORT 2018

S.2.3.3. Analysis of lending credit risk exposure

In detail, the tables below show the maximum exposure to credit risk on loans (the repayable on demand and other loans and advances to credit institutions are not included) signed and disbursed as well as the part of the exposure that has been signed but not disbursed yet for all exposure where the Group is at risk. Therefore, loans outside the European Union secured by the European Union budget or the Member States are not included (Note S.2.3.2).

2018		Guarantor				Not guaranteed[(1)]	Total disbursed	Signed not disbursed
(in EUR million)		Corporate	Bank	Public	State			
Borrower	Corporates	31,471	12,990	7,290	10,591	83,965	**146,307**	**24,825**
	Banks	20,197	20,290	17,884	30,327	24,423	**113,121**	**23,066**
	Public institutions	214	214	18,201	31,804	65,821	**116,254**	**27,492**
	States	0	0	0	0	47,929	**47,929**	**12,758**
Total disbursed[(2)(3)(4)]		**51,882**	**33,494**	**43,375**	**72,722**	**222,138**	**423,611**	
Signed not disbursed[(2)(3)(4)]		**8,754**	**3,158**	**7,861**	**11,017**	**57,351**		**88,141**

2017		Guarantor				Not guaranteed[(1)]	Total disbursed	Signed not disbursed
(in EUR million)		Corporate	Bank	Public	State			
Borrower	Corporates	31,581	16,090	8,720	12,396	82,437	**151,224**	**26,622**
	Banks	21,980	21,661	19,521	32,396	24,222	**119,780**	**27,906**
	Public institutions	295	332	16,234	31,504	63,709	**112,074**	**30,369**
	States	0	0	0	0	48,997	**48,997**	**11,009**
Total disbursed[(2)(3)(4)]		**53,856**	**38,083**	**44,475**	**76,296**	**219,365**	**432,075**	
Signed not disbursed[(2)(3)(4)]		**10,735**	**5,726**	**8,137**	**13,866**	**57,442**		**95,906**

(1) These amounts include loans for which no formal guarantee independent from the borrower and the loan itself was required, the borrower's level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank's right to access independent security.
(2) These amounts include loans granted under Facilities.
(3) These amounts do not include Loan substitutes (2018: EUR 20,739 million; 2017: EUR 20,214 million).
(4) These amounts exclude loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

Regarding the lending activities, the Group's total direct exposure[(5)] to the banking sector amounts to EUR 136,187 million at the end of December 2018 (2017: EUR 147,686 million), which is equal to 26.6% (2017: 28.0%) of the total of EUR 511,752 million in loans disbursed and undisbursed as at 31 December 2018 (2017: EUR 527,981 million).

Unsecured loans to corporates at the end of December 2018 amounted to EUR 103,424 million[(6)], (2017: EUR 101,367 million). Unsecured exposure to corporate clients is controlled by bilateral limits and generally individual exposures are capped at 5% of Group's Own Funds. The Group has also introduced a number of sector limits.

In addition to the collaterals and the guarantees provided for lending exposures, the EIB benefits of additional credit enhancements granted by the European Union covering risk share mandates in the form of financial guarantees.

S.2.3.3.1. Credit quality on loans

Loans internally graded[(6)] A to D+ represent 97.7% of the loan portfolios as at 31 December 2018, compared with 97.7% at 31 December 2017. The share of loans internally graded D- and below (for which allocations to the Special Activities Reserve are being made) was 2.3% (2017: 2.3%) of the risk portfolio, corresponding to EUR 11.5 billion (2017: EUR 12.0 billion).

Enhanced perceived risk related to exposure in some specific countries has led to an increase of the internal loan grading based Watch List of loans subject to heightened monitoring (all loans graded D- or below, if signed at D+ or above, and all other loans signed at D- or below for which a material credit event has been diagnosed and the LG lowered) to EUR 5,904 million (2017: EUR 4,837 million).

To mitigate credit risk, the Group uses, amongst others, the following instruments:

- Guarantees issued by third parties of acceptable credit quality;
- Financial collaterals;
- Mortgages, claims on revenues etc.

(5) Including exposure signed but not disbursed yet.
(6) Loan grading is reflecting the credit enhancement provided by external guarantors on a portfolio basis.

2018 FINANCIAL REPORT

Credit quality analysis per type of borrower

The tables below show the credit quality analysis of the Group's loans portfolio as at 31 December 2018 and 31 December 2017 by the Loan Grading application, based on the exposures signed (disbursed and undisbursed).

(in EUR million)		Sovereign	High Grade	Standard Grade	Min. Accept. Risk	High Risk	Equity type risk	Total	ECL
		A0	A to B-	C	D+	D- and below			
Disbursed loans	Stage 1	93,573	231,046	28,105	7,138	3,231	n/a	**363,093**	81
	Stage 2	15,065	12,026	4,443	2,890	3,563	n/a	**37,987**	246
	Stage 3	105	109	0	376	1,534	n/a	**2,124**	538
	Against FVTPL	3,489	9,858	3,376	2,238	632	814	**20,407**	n/a
TOTAL 2018		**112,232**	**253,039**	**35,924**	**12,642**	**8,960**	**814**	**423,611**	**865**
TOTAL 2017		**119,308**	**223,516**	**53,526**	**26,341**	**8,927**	**457**	**432,075**	**n/a**

(in EUR million)		Sovereign	High Grade	Standard Grade	Min. Accept. Risk	High Risk	Equity type risk	Total	ECL
		A0	A to B-	C	D+	D- and below			
Undisbursed loans	Stage 1	20,570	44,750	12,009	5,158	1,697	n/a	**84,184**	12
	Stage 2	1,014	268	30	89	838	n/a	**2,239**	46
	Stage 3	0	10	0	24	5	n/a	**39**	3
	Against FVTPL	0	349	89	0	0	1,241	**1,679**	n/a
TOTAL 2018		**21,584**	**45,377**	**12,128**	**5,271**	**2,540**	**1,241**	**88,141**	**61**
TOTAL 2017		**25,137**	**44,364**	**12,062**	**10,290**	**3,097**	**956**	**95,906**	**n/a**

Credit risk exposure for each internal risk rating

The Group uses an internal rating methodology in line with the Internal ratings based approach under Basel III. The majority of the Group's counterparties have been assigned an internal rating according to this methodology. The table below shows a breakdown of the Group's loan portfolio by the better of the borrower's or guarantor's internal ratings, where available. In cases where an internal rating is not available, the external rating has been used for this analysis.

The table shows both the exposures signed (disbursed and undisbursed), based on an internal methodology that the Group uses for limit management.

FINANCIAL REPORT **2018**

 2018 Lifetime ECL not credit-impaired Lifetime ECL credit-impaired (in EUR million) 12-month ECL FVTPL Total Loans and advances to credit institutions and customers measured at AC Loan commitments Moody’s equiv. grade (in EUR million) Rating grade 2017 Exposures signed Internal Rating 1 1 Aaa 4,768 Internal Rating 2 2+ 2 2-Aa1 Aa2 Aa3 29,704 22,447 26,106 Internal Rating 3 3+ 3 3-A1 A2 A3 41,492 28,257 72,504 Internal Rating 4 4+ 4 4-Baa1 Baa2 Baa3 99,788 62,841 50,564 Internal Rating 5 5+ 5 5-Ba1 Ba2 Ba3 22,261 24,597 13,079 Internal Rating 6 6+ 6 6-B1 B2 B3 2,684 1,820 20,841 Internal Rating 7 Total 7 Below B3 4,228 527,981 The Group continually monitors events affecting its borrowers and guarantors, especially banks. In particular, the Group is assessing on a case by case basis its contractual rights in case of rating deterioration and is seeking mitigating measures. It is also closely following the renewals of bank guarantees received for its loans to ensure that these are replaced or action is taken in a timely manner if need be. The Group did not record impairments in respect of its EU sovereign and EU sovereign guaranteed exposure as at the year end as the preferred creditor status of the Bank as well as of the EIF and the protection given by the Bank’s Statute are deemed to guarantee a full recovery of the Group’s assets on maturity. The disbursed exposure on borrowers located in the United Kingdom through the Group’s lending activities, including guarantees, amounted to EUR 37.7 billion as at 31 December 2018 (2017: EUR 37.2 billion), while the exposure on foreign borrowers with a guarantor from the United Kingdom amounted to EUR 1.3 billion (2017: EUR 1.5 billion). The Group had no direct exposure to the United Kingdom acting as borrower neither at the end of December 2018 nor at the end of December 2017 whereas disbursed loans guaranteed by the United Kingdom amounted to EUR 2.1 billion as at the end of December 2018 (2017: EUR 2.1 billion). 2018 FINANCIAL REPORT Internal Rating 1 - minimal credit risk757000 Internal Rating 2 - very low credit risk17,554040 Internal Rating 3 - low credit risk25,22210170 Internal Rating 4 - moderate credit risk26,928198089 Internal Rating 5 - financially weak counterpart11,7206240179 Internal Rating 6 - high credit risk2,0031,3453170 Internal Rating 7 - very high credit risk06200 Internal Rating 8 - counterpart in default00150 FVTPL0001,241 757 17,558 25,249 27,215 12,523 3,521 62 15 1,241 Carrying amount 84,184 2,239 39 1,679 88,141 Loss allowance -12 -46 -3 n/a -61 Internal Rating 1 - minimal credit risk4,6244011 Internal Rating 2 - very low credit risk63,385524662,270 Internal Rating 3 - low credit risk134,3781,5523124,391 Internal Rating 4 - moderate credit risk132,8934,4611058,684 Internal Rating 5 - financially weak counterpart22,42614,958142,014 Internal Rating 6 - high credit risk5,38715,904952,070 Internal Rating 7 - very high credit risk05842310 Internal Rating 8 - counterpart in default001,301153 Loans and advances to credit institutions and customers at FVTPLn/an/an/a814 4,639 66,245 140,633 146,143 39,412 23,456 815 1,454 814 Carrying amount 363,093 37,987 2,124 20,407 423,611 Loss allowance -81 -246 -538 n/a -865

The table below discloses information regarding the sovereign credit risk on loans granted inside the European Union and outside the European Union granted under the Facilities and under the risk-sharing operations:

(in EUR million)	2018			2017		
	Acting as borrower		**Acting as guarantor**	**Acting as borrower**		**Acting as guarantor**
Country	Disbursed	Undisbursed	Signed	Disbursed	Undisbursed	Signed
Austria	0	0	45	0	0	77
Belgium	0	0	98	0	0	114
Bulgaria	913	350	0	934	350	0
Croatia	650	300	2,909	676	0	2,972
Cyprus	920	239	1,441	927	225	1,356
Czech Republic	1,672	0	43	2,032	0	81
Denmark	0	0	45	0	0	47
Estonia	454	215	114	472	215	118
Finland	20	0	83	51	0	98
France	0	0	2,924	0	0	2,426
Germany	0	0	1,477	0	0	1,434
Greece	9,035	414	8,065	9,402	300	8,268
Hungary	6,098	1,040	1,231	6,303	1,140	1,263
Ireland	1,209	470	1,195	963	490	1,247
Italy	3,387	1,150	3,153	3,311	400	4,608
Latvia	420	200	38	436	200	47
Lithuania	1,324	300	54	1,390	0	55
Luxembourg	301	0	66	151	150	75
Malta	0	72	302	0	72	319
Netherlands	0	0	80	0	0	80
Poland	9,137	852	17,935	9,935	1,872	17,839
Portugal	1,389	400	4,630	1,282	325	5,104
Romania	1,756	2,130	0	1,861	2,291	0
Slovakia	2,191	1,140	51	2,226	820	0
Slovenia	613	400	1,820	635	400	2,063
Spain	5,057	1,200	27,446	4,907	3	30,861
Sweden	0	0	44	0	0	44
United Kingdom	0	0	2,668	0	0	2,696
Non EU-countries	1,383	1,886	5,782	1,103	1,756	6,871
Total	**47,929**	**12,758**	**83,739**	**48,997**	**11,009**	**90,163**

In addition, as stated in the note S.2.3.2, loans outside the European Union (apart from those under the Facilities) are in the last resort secured by guarantees of the European Union or the Member States (loans in the African, Caribbean and Pacific Group of States Countries and the Overseas Countries Territories). The signed exposure of loans falling under this category as at 31 December 2018 amounts to EUR 48,236[1] million (2017: EUR 47,203 million). Out of this EUR 48,236 million, EUR 44,175 million (2017: EUR 43,623 million) were guaranteed by the European Union and EUR 4,061 million by the Member States (2017: EUR 3,580 million).

[1] Of which EUR 4,530 million (2017: EUR 5,211 million) in risk-sharing operations (credit enhanced by the Member States guarantee or the EU budget in the form of a political risk guarantee).

FINANCIAL REPORT 2018

S.2.3.3.2. Risk concentrations of maximum exposure to credit risk on loans

The Group's loans portfolio can be analysed by the following geographical regions (based on the country of the borrower):

(in EUR million)	2018	2017
	Exposures signed	Exposures signed
EU[(1)]	493,165	508,099
Thereof :		
– Germany	*42,234*	*45,528*
– Spain	*80,107*	*86,235*
– Italy	*60,173*	*79,162*
– France	*57,237*	*56,871*
– United Kingdom	*46,885*	*61,583*
Enlargement countries[(2)]	7,830	9,262
Partner countries[(3)]	10,757	10,620
Total	**511,752**	**527,981**

(1) Including loans outside the EU, approved by the Board of Governors according to Article 16 (previously Article 18) of the Bank's Statute, as well as loans in EFTA countries.

(2) Enlargement Countries as per end 2018 include Albania, Bosnia and Herzegovina, Kosovo, FYROM, Montenegro, Serbia and Turkey.

(3) Loans in Partner Countries include loans under the Mediterranean Partnership Facility, the Pre-Accession Facility, and Risk Sharing loans.

A critical element of risk management is to ensure adequate diversification of credit exposures. The Group tracks its global exposure by risk sector of industry (shown in the following table), paying particular attention to industries that might be cyclical, volatile or undergoing substantial changes.

An industry sector analysis of the Group's loan portfolio (based on the industry sector of the borrower) is as follows:

(in EUR million)	2018	2017
	Exposures signed	Exposures signed
Energy	51,279	56,350
Transport	71,432	73,861
Telecommunications	10,737	10,916
Water and sewerage	18,312	19,347
Miscellaneous Infrastructure	2,597	2,899
Agriculture, forestry and fisheries	162	213
Industry	27,197	28,169
Services[(1)]	318,654	325,593
Health and education	11,382	10,633
Total	**511,752**	**527,981**

(1) The category "Services" includes the credit exposure of the banking sector. At the end of 2018, the total amount of loans directly exposed to counterparts of the banking sector amounted to EUR 136,187 million (EUR 147,686 million at the end of 2017). Exposure to bank counterparts is subject to limits approved by the Management Committee. In specific cases, available limits have been temporarily suspended, restricted or withdrawn. The Group follows on a daily basis publicly available news and, in particular, external rating movements.

The Group places limits on the maximum amount that can be lent to a single borrower, group of debtors or sectors. In addition, it follows the evolution of credit risk concentration using the concept of Credit Value at Risk ('CVaR'). This is done using a tool for assessing portfolio risk due to changes in debt value caused by changes in obligor credit quality. Importantly, this methodology assesses risk within the full context of a portfolio and addresses the correlation of credit quality moves across obligors. This allows the Group to directly calculate the diversification benefits or potential over-concentrations across the portfolio.

The table below shows the concentration indexes the Group follows as at 31 December 2018 and 31 December 2017:

Largest nominal and risk-weighted Group exposures[(1)]		**31.12.2018**	**31.12.2017**
Nominal exposures (% of Group Loan Portfolio):			
	– Top 3	**4.0%**	**4.2%**
	– Top 5	**5.8%**	**6.2%**
	– Top 10	**9.7%**	**10.2%**
N° of exposures (% of Group Own Funds):			
	– over 10%	**3**	**3**
	– over 15%	**0**	**0**
	– over 20%	**0**	**0**
N° of SSSR exposures over 5% of Group Own Funds[(2)]		**2**	**1**
Sum of all large risk-weighted exposures (% of Group Own Funds)[(3)]		**43.3%**	**44.2%**

(1) Including also the net market exposure of treasury operations.

(2) The term "single signature and single risk" (or for brevity, 'unsecured' or 'SSSR') is used to indicate those lending operations where the Group, irrespective of the number of signatures provided, has no genuine recourse to an independent third party, or to other forms of autonomous security.

(3) The Group defines a Large Individual Exposure as a consolidated group exposure that, when computed in risk-weighted terms, is at or above 5% of the Group's own funds. This definition applies to borrowers or guarantors, excluding loans to Member States and loans fully covered by an explicit guarantee from, or secured by bonds issued by Member States.

2018 FINANCIAL REPORT

S.2.3.3.3 Arrears on loans Amounts in arrears are identified, monitored and reported according to the procedures defined inthe bank-wide “Financial Monitoring Guidelines and Procedures”. These procedures on arrears follow-up are applied in a consistent manner to all loans managed by the EIB. 1. Arrears for loans not secured by a global/comprehensive guarantee of the European Union or Member States: As of 31 December 2018, the arrears above 90 days on loans from own resources not secured by comprehensive guarantees of the European Union or Member States amount to EUR 176.4 million (2017: EUR 180.0 million). The outstanding principal nominal amount related to these arrears is EUR 214.5 million as of 31 December 2018 (2017: EUR 479.5 million). These arrears on loans are covered by a provision for impairment of EUR 177.6 million (2017: EUR 188.8 million). During 2018, EUR 65.2 million have been called under first demand private guarantees. 2a. Arrears for loans secured by global/comprehensive guarantees (callable) of the European Union or Member States: For such loans, if an amount is overdue, the primary guarantee is first called, where available, otherwise the guarantee of the Member States or of the European Union is officially invoked. As of 31 December 2018, these arrears above 90 days amount to EUR 2.3 million (2017: EUR 2.2 million). 2b. Arrears called for loans secured by global/comprehensive guarantees of the European Union or the Member States: During 2018, EUR 134.0 million have been called under the guarantee of the European Union and nothing was called under the Member States guarantee. Corresponding amounts in 2017 were EUR 89.6 million and nil respectively. During 2018, EUR 4.9 million of amounts previously invoked under the guarantees of the European Union or the Member States have been recovered. Corresponding amounts in 2017 were EUR 1.8 million. The nominal amount of the credit enhancement1 received by the European Union or the Member States amounted to a total of EUR 20,805.9 million as at 31 December 2018. Loan renegotiation and forbearance The Group considers loans to be forborne loans (i.e. loans, debt securities and loan commitments) in respect of which forbearance measures have been extended. Forbearance measures consist of “concessions” that the Group decides to make towards an obligor who is considered unable to comply with the contractual debt service terms and conditions due to its financial difficulties, in order to enable the obligor to service the debt or to refinance, totally or partially, the contract. Forbearance measures occur in situations in which the borrower is considered to be unable to meet the debt service terms and conditions of the contract due to financial difficulties. Based on these difficulties, the Group decides to modify the debt service terms and conditions of the contract to allow the borrower sufficient ability to service the debt or refinance the contract, either totally or partially. Exposures shall be treated as forborne if a concession has been made, irrespective of whether (i) any amount is past-due, (ii) the exposure is classified as impaired or (iii) the exposure is classified as defaulted. Exposures shall not be treated as forborne when the obligor is not in financial difficulties. In the normal course of business, the Loan Grading (‘LG’) of the loans in question would have deteriorated and the loans would have been included in the Watch List before renegotiation. The financial instrument would move from Stage 1 to Stage 2 in the “three-stage” model for impairment and once renegotiated, the Bank would continue to closely monitor these loans. If the renegotiated payment terms would not recover the original carrying amount of the asset, the financial instrument would be credit-impaired and moved to stage 3. However, if the Loan Grading of a loan has improved sufficiently, the loan would be removed from the Watch List in line with the Group’s procedures and may move back to Stage 2 or even Stage 1. Forbearance measures and practices undertaken by the Group’s restructuring team during the reporting period include, but are not limited to, extension of maturities, deferral of capital only, deferral of capital and interest, breach of material covenants and capitalisation of arrears. 1 Excluding loans outside the European Union which are, as the last resort, secured by guarantees of the European Union budget or Member States. FINANCIAL REPORT 2018

Operations subject to forbearance measures are reported as such in the tables below.

(in EUR million)	31.12.2018	31.12.2017
Number of contracts subject to forbearance practices	61	51
Carrying values (incl. interest and amounts in arrears)	3,054	2,858
ECL allowance recognised	344	n/a
Impairment recognised	n/a	376
Interest income in respect of forborne contracts	89	83
Exposures written off / derecognised (following the termination/sale of the operation)	67	3

		Forbearance measures					
(in EUR million)	31.12.2017	Extension of maturities	Deferral of capital and interest	Breach of material financial covenants	Other	Contractual repayment and termination[(1)]	31.12.2018
Public	875	0	0	23	0	-107	791
Bank	6	0	0	130	0	-1	135
Corporate	1,977	0	122	268	37	-276	2,128
Total	**2,858**	**0**	**122**	**421**	**37**	**-384**	**3,054**

[(1)] Decreases are explained by (i) repayments of capital, interest and amounts in arrears, (ii) write-off which occurred during the year on operations already considered as forborne as of 31 December 2017, (iii) terminations during the year, and (iii) loss of control leading to a deconsolidation of one of the subsidiaries (i.e. EUMPF).

S.2.3.4. Collateral on loans

In addition to the guarantees received by the Group on its lending exposures as disclosed in the note S.2.3.3, the Group also uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 21,939 million at the end of 2018 (2017: EUR 25,869 million).

The fair value of the portfolio of collateral received by the Group under pledge contracts that the Group is allowed to sell or repledge amounts to EUR 10,815 million (2017: EUR 15,597 million). None of these collaterals has been sold or re-pledged to third parties.

Fair value of collateral held against disbursed loans is shown below:

(in EUR million)	Gross exposure	Collateral held				Net exposure	ECL
		Bonds	Equities	Cash	Total		
Stage 1	**384,959**	15,714	0	100	**15,814**	369,145	**81**
Stage 2	**41,662**	5,514	0	50	**5,564**	36,098	**246**
Stage 3	**2,650**	225	0	0	**225**	2,425	**538**
Against FVTPL	**20,617**	336	0	0	**336**	20,281	**0**
Total 2018[(*)]	**449,888**	**21,789**	**0**	**150**	**21,939**	427,949	**865**
Total 2017	**457,045**	**25,360**	**0**	**509**	**25,869**	**431,176**	**0**

[(*)] During the year 2018 the Group did not take possession of any of the above mentioned collaterals.

S.2.4. Credit risk on treasury transactions and loan substitutes

S.2.4.1. Credit risk measurement on treasury transactions and loan substitutes

Treasury investments are divided into three categories: (i) monetary treasury assets, with the primary objective of maintaining liquidity, (ii) operational bond portfolios, as a second liquidity line, and (iii) Group Long Term Hedge Portfolio (former Group Investment Portfolio) composed of EU sovereign bonds.

The Group's loan substitute portfolio comprises covered bonds and asset backed securities ('ABS'). Covered bonds offer full recourse to the issuer, while ABS are issued by Special Purpose Vehicles backing the underlying issues. While Covered Bonds are mostly backed by residential mortgage pools, the majority of ABS structures are securitised by SME loans or leases.

2018 FINANCIAL REPORT

Some of these transactions have been structured by adding a credit or project related remedies, thus offering additional recourse.

Credit risk policy for treasury transactions is monitored through the attribution of credit limits to the counterparts for monetary and bond transactions. The weighted exposure for each counterpart must not exceed the authorised limits.

For loan substitutes, embedded credit mitigants and requirements imposed by the regulation and rating agencies are the initial remedies which are triggered in case of credit event on the issuer. As mentioned above, in some ABS transactions credit or project remedies are available and represent a second way out. Overall no loan substitute transaction is on the Bank's Watch List.

The credit risk associated with treasury (securities, commercial paper, term accounts, etc.) is managed through selecting sound counterparties and issuers.

Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by Management, in particular on the basis of internal ratings as well as ratings awarded to counterparties by rating agencies (these limits are reviewed regularly by the Risk Management Directorate).

The Group enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls the credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Group when deemed necessary.

Tripartite reverse repos are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:

- delivery against payment;
- verification of collateral;
- the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian; and
- the organisation of substitute collateral provided that this meets all the contractual requirements.

The total Treasury investments are distributed over different portfolios and diversified products (deposits, securities and derivative products).

Credit Risk Exposures by Moody's equivalent rating
(Based on gross carrying amount)

(in EUR million)	2018 12-month ECL	Lifetime ECL not credit-impaired	Lifetime ECL credit-impaired	Total
Treasury assets and loan substitutes at AC				
Aaa	24,167	0	0	24,167
Aa1 to Aa3	34,068	494	0	34,562
A1 to A3	30,456	0	0	30,456
Baa1 to Baa3	3,899	421	0	4,320
Below Baa3	1,017	704	0	1,721
Gross carrying amount at AC	**93,607**	**1,619**	**0**	**95,226**
Loss allowance	**-7**	**-14**	**0**	**-21**
Net carrying amount at AC	**93,600**	**1,605**	**0**	**95,205**

(in EUR million)	2018
Treasury assets and loan substitutes at FVTPL	
Aaa	1,677
Aa1 to Aa3	2,175
A1 to A3	2,112
Baa1 to Baa3	55
Below Baa3	456
Carrying amount at FVTPL	**6,475**

FINANCIAL REPORT **2018**

Credit Risk Exposures as at 31 December 2017
(based on book values in EUR million)

	< A or NR	A	AA	AAA	Total
TMP max maturity 12 months	15,162	17,733	26,462	4,204	**63,561**
Deposits	*345*	*8,570*	*17,891*	*676*	***27,482***
Overnight deposits	*0*	*200*	*0*	*0*	***200***
Tripartite reverse repos	*1,100*	*3,921*	*2,928*	*0*	***7,949***
Discount paper, bonds	*13,717*	*5,042*	*5,643*	*3,528*	***27,930***
P1 Portfolio	739	976	1,149	1,731	**4,595**
P2 Portfolio	248	896	1,212	582	**2,938**
EIF - AFS	202	513	284	250	**1,249**
ABS Portfolio EIF	0	44	126	29	**199**
Group Long term hedge portfolio	180	47	76	248	**551**
Loan substitutes	1,320	1,698	16,518	411	**19,947**
Total treasury funds	**17,851**	**21,907**	**45,827**	**7,455**	**93,040**
Of which EU sovereign exposures	14,071	689	2,230	1,717	**18,707**

S.2.4.2. Collateral on treasury transactions

Collateral received

Part of treasury transactions are tripartite reverse repurchase agreements with a nominal balance of EUR 8,480 million (2017: EUR 7,949 million) and tripartite repurchase agreements with a nominal balance that stood at nil at 31 December 2018 (2017: nil). These transactions are governed by Tripartite Agreement Guidelines and are implemented depending on the acceptability of collateral. The exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio is monitored and additional collateral is requested when needed in accordance with the underlying agreements.

The market value of the securities received as collateral as at 31 December 2018 amounts to EUR 8,786 million (2017: EUR 8,275 million). During the 2018 and 2017 years, the Group did not take possession of any of the above mentioned collaterals.

Collateral deposited

As at 31 December 2018, the Group has deposited with the Central Bank of Luxembourg securities with a market value of EUR 3.1 billion (2017: EUR 3.1 billion).

S.2.4.3 Transferred assets that are not derecognised at the balance sheet date

No assets of the Group were transferred but not derecognised at the balance sheet date.

S.2.5. Credit risk on derivatives

S.2.5.1. Credit risk policies for derivatives

The credit risk policy for derivative transactions is based on the definition of eligibility conditions and rating-related limits for swap counterparts. In order to reduce credit exposures, the Group has signed Credit Support Annexes with most of its active swap counterparts and receives collaterals when the exposure exceeds certain contractually defined thresholds.

The credit risk with respect to derivatives lies in the loss which the Group would incur were a counterparty be unable to honour its contractual obligations.

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising out of the use of such instruments.

Contractual framework:

All the Group's derivative transactions are concluded in the contractual framework of Master Swap Agreements and where applicable Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types.

Counterparty selection:

The minimum rating at the outset is set at A3. The EIB has the right of early termination if the rating drops below a certain level.

2018 FINANCIAL REPORT

Collateralisation:

- Generally, there is a reduced credit risk on swaps, because exposures (exceeding limited thresholds) are collateralised by cash and bonds.
- Complex and illiquid transactions could require collateralisation over and above the current market value.
- Both the derivatives portfolio with individual counterparties and the collateral received are monitored and valued on a daily basis, with a subsequent call for additional collateral or release.

The amount of collateral required depends on an assessment of the credit risk of the counterparty. Guidelines are implemented regarding the acceptability of collaterals and valuations parameters.

As part of the ISDA agreements, the Group has received securities and cash that it is allowed to sell or repledge. The fair value of the securities accepted under these terms as at 31 December 2018 amounts to EUR 15,174 million (2017: EUR 16,279 million) with the following composition detailed based on the nature of the collateral and based on ratings:

Swap collateral (in EUR million)				
Moody's equivalent rating	Bonds			
	Government	Agency, supranational, Pfandbriefe	Cash	**Total 2018**
Aaa	1,870	1,628	0	**3,498**
Aa1 to Aa3	3,684	0	0	**3,684**
A1 to A3	1,355	0	0	**1,355**
Baa1 to Baa3	2,046	0	0	**2,046**
Below Baa3	468	0	0	**468**
Non-Rated	0	0	4,123	**4,123**
Total 2018	**9,423**	**1,628**	**4,123**	**15,174**

Swap collateral (in EUR million)				
Moody's equivalent rating	Bonds			
	Government	Agency, supranational, Pfandbriefe	Cash	**Total 2017**
Aaa	2,877	1,517	0	**4,394**
Aa1 to Aa3	2,430	0	0	**2,430**
A1 to A3	96	0	0	**96**
Baa1 to Baa3	4,419	0	0	**4,419**
Below Baa3	2	0	0	**2**
Non-Rated	0	0	4,938	**4,938**
Total 2017	**9,824**	**1,517**	**4,938**	**16,279**

The Bank has implemented the usage of an IT system, the Collateral management system (CMS). The key objective of the CMS is to ensure that the Bank is capable to utilize for repos a real-time inventory of assets and collateral accepted in secured markets. Securities received as collateral for loan, derivatives and reverse repos, repos are valued in CMS on a daily basis, by using prices quoted in active markets, supplied by a Market Price Service Provider (i.e. Bloomberg) or, if quoted prices are not available, by using market-based valuations.

S.2.5.2. Credit risk measurement for derivatives

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value. The EIB measures the credit risk exposure related to swaps and derivatives transactions using the Current Unsecured Exposure and the Potential Future Exposure for reporting and limit monitoring, and the Credit Risk Equivalent for capital allocation according to the recommendations of the Basel Committee on Banking Supervision ('BCBS') sponsored by the BIS.

The EIB computes the Current Unsecured Exposure, which is the larger of zero and the market value of the portfolio of transactions within the netting set with a counterparty less the value of collateral received. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2018 the Current Unsecured Exposure stood at EUR 746 million (EUR 364 million as of 31 December 2017).

In addition, the EIB computes the Potential Future Exposure, which takes into account the possible increase in the netting set's exposure over the margin period of risk, which ranges between 10 and 20 days, depending on the portfolio of transactions. The EIB computes the Potential Future Exposure at 90% confidence level using stressed market parameters to arrive at conservative estimates. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2018 the Potential Future Exposure at origin stood at EUR 10,138 million (EUR 7,366 million as of 31 December 2017).

FINANCIAL REPORT **2018**

Limits:

The limit system for banks covers the Potential Future Exposure in 3 time buckets (under 1 year, between 1 and 5 years and over 5 years) and in 2 rating scenarios (current and downgrade below A3).

The derivatives portfolio is valued and compared against limits on a daily basis. The new Potential Future Exposure measure introduced in 2018 coincides at origin with the Total Unsecured Exposure reported until 2017.

As from the following table, the majority of the derivative portfolio is concentrated on counterparties rated A3 or above:

Grouped ratings	**Percentage of nominal**		**Current Unsecured Exposure** (in EUR million)		**Total Unsecured Exposure** (in EUR million)	
Moody's equivalent rating	**2018**	**2017**	**2018**	**2017**	**2018**	**2017**
Aaa	**0.49%**	0.32%	**61**	119	**61**	140
Aa1 to Aa3	**24.13%**	23.48%	**490**	224	**2,749**	1,904
A1 to A3	**65.41%**	65.33%	**168**	0	**7,036**	5,094
Below A3	**9.97%**	10.87%	**27**	21	**292**	228
Total	**100.00%**	**100.00%**	**746**	**364**	**10,138**	**7,366**

The table below shows the concentration on main derivative counterparts as at 31 December 2018 and 2017:

	2018	**2017**
Nominal Exposure (% of Group derivative portfolio):		
– Top 3	32.9%	33.0%
– Top 10	65.2%	65.3%
– Top 25	95.3%	95.2%
Current Unsecured Exposure:		
– Top 3	36.5%	56.0%
– Top 10	84.7%	98.2%
– Top 25	100.0%	100.0%
Potential Future Exposure:		
– Top 3	37.3%	36.8%
– Top 10	73.6%	77.1%
– Top 25	96.0%	97.4%

The following table shows the maturities of currency swaps (excluding short-term currency swaps), sub-divided according to their notional amount and fair value:

Currency swaps at 31 December 2018 (in EUR million)	**1 year or less**	**More than 1 year and up to 5 years**	**More than 5 years and up to 10 years**	**More than 10 years**	**Total 2018**
Notional amount	40,522	107,503	41,882	20,958	**210,865**
Fair value (i.e. net discounted value including CVA and DVA)(*)	-617	-244	2,124	1,435	**2,698**

Currency swaps at 31 December 2017 (in EUR million)	**1 year or less**	**More than 1 year and up to 5 years**	**More than 5 years and up to 10 years**	**More than 10 years**	**Total 2017**
Notional amount	36,128	108,446	40,132	19,371	**204,077**
Fair value (i.e. net discounted value including CVA and DVA)(*)	35	-1,717	1,995	1,423	**1,736**

(*)Including the fair value of macro-hedging currency swaps which stood at EUR 1,513 million as at 31 December 2018 (2017: EUR 500 million).

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The following table shows the maturities of interest rate swaps sub-divided according to their notional amount and fair value:

Interest rate swaps at 31 December 2018 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2018
Notional amount	58,521	207,711	137,869	131,579	**535,680**
Fair value (i.e. net discounted value including CVA and DVA)(*)	248	3,110	5,350	152	**8,860**

Interest rate swaps at 31 December 2017 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2017
Notional amount	44,391	202,704	126,652	136,260	**510,007**
Fair value (i.e. net discounted value including CVA and DVA)(*)	-350	4,158	4,267	1,345	**9,420**

(*)Including the fair value of macro-hedging interest rate swaps which stood at EUR -406 million as at 31 December 2018 (2017: EUR -333 million).

The Group does not generally enter into options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Bank enters into borrowing contracts and loans whose value depends on a variety of interest rates, FX rates, inflation rates, stock indexes and IR volatilities. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk. All embedded option contracts are negotiated over the counter.

The Notional amount and fair value of structured swaps is included in the tables above, depending whether or not they incorporate a cross currency element. The table below further details the number, value and notional amounts of structured swaps:

	Early termination embedded		Stock exchange index		Special structure coupon or similar	
	2018	2017	**2018**	2017	**2018**	2017
Number of transactions	**156**	136	**1**	1	**266**	306
Notional amount (in EUR million)	**5,796**	5,490	**500**	500	**21,420**	19,437
Net discounted value (in EUR million)	**376**	444	**-28**	-33	**-2,473**	-2,461

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available. Generally, there is a reduced credit risk on these swaps, because security exists in the form of regularly monitored collateral.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

As at 31 December 2018, no futures contracts are outstanding (same in 2017).

S.2.5.3. Credit risk on guarantees

Credit risk arising from the Group's guarantees transactions funded by own resources is managed by risk management policies covered by the Statute and the Credit Risk Policy Guidelines.

As at 31 December 2018, the signed exposures amount to EUR 18.5 billion (2017: EUR 15.8 billion). The disbursed exposure of the loans guaranteed by the Group amount to EUR 8.9 billion (2017: EUR 7.6 billion), and such provisions on guarantees amount to EUR 30.0 million (2017: EUR 23.5 million).

The Credit Risk Policy Guidelines ensure that the Group continues to develop a diversified guarantee portfolio in terms of product range, geographic coverage, counterparty exposure, obligor exposure, industry concentration and also set out the capital allocation rules based on the ratings of the exposures.

Concentration risk is limited because of the granular nature of the Group's transactions; typically the underlying portfolios are highly diversified in terms of single obligor concentration, sectors, and also with regard to regional diversification. To cover concentration risk, the Group has strict limits (based on capital allocation) for individual transactions and on originator level (maximum aggregate exposures for originators and originator groups).

In the context of the Group's own risk guarantee operations, the credit risk is tracked from the very beginning on a deal-by-deal basis whilst adopting a different model analysis approach depending on the granularity and homogeneity of the underlying portfolios. The industry sector exposures are analysed on a deal-by-deal basis through their impact on the ratings assigned by the Group to each transaction or tranche. For instance, dependent

FINANCIAL REPORT 2018

on the financial model used to analyse the transaction, industry exposures can be reflected in implicit correlation or can be indirectly captured through the assumption on default rate volatility, as a key model input variable.

Furthermore, concentration exposures are analysed in the context of each deal using qualitative measures such as current status and forecast for sectors with high concentrations in the portfolio. Exceptionally, some deals have a concentrated exposure in the same (broad) sector. This is typically captured through increased credit enhancement (e.g. subordination) to the benefit of the Group. Typically, deals with replenishing features have portfolio criteria, such as maximum single obligor, maximum top five obligors, and maximum industry concentration levels. Furthermore, the consideration of sector exposures is part of the Group's overall portfolio analysis.

Counterparty risk is mitigated by the quality of the Group's counterparties which are usually major market players. The Group performs additional on-site monitoring visits to ensure compliance with procedures and processes during the transaction life. Stress-test scenarios for the portfolio of guarantees, including extreme case assumptions, are regularly carried out to determine the ability of the capital base to sustain adverse shocks.

Credit risk exposure for each internal rating

(in EUR '000)	12-month ECL	Lifetime ECL not credit-impaired	Lifetime ECL credit-impaired	Total 2018
Financial Guarantees				
Internal Rating 1 - minimal credit risk	164,333	0	0	164,333
Internal Rating 2 - very low credit risk	3,392,635	6,568	0	3,399,203
Internal Rating 3 - low credit risk	1,855,834	0	0	1,855,834
Internal Rating 4 - moderate credit risk	8,071,352	50,101	0	8,121,453
Internal Rating 5 - financially weak counterpart	2,667,916	70,000	0	2,737,916
Internal Rating 6 - high credit risk	1,692,868	164,871	12,663	1,870,402
Internal Rating 7 - very high credit risk	0	268,879	10,695	279,574
Internal Rating 8 - counterpart in default	0	57	45,490	45,547
Total Credit Risk Exposure	**17,844,938**	**560,476**	**68,848**	**18,474,262**
Loss allowance	**11,552**	**3,803**	**14,659**	**30,014**

S.3. Liquidity risk

Liquidity risk refers to the ability of the Group to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk.

Funding liquidity risk is connected to the risk for the Group to be unable to refinance the asset side of its balance sheet and to meet payment obligations punctually and in full out of readily available liquidity resources. Funding liquidity risk may have an impact on the volatility in the economic value of, or in the income derived from Group's positions, due to potentially increasing immediate risks to meet payment obligations and the consequent need to borrow at unattractive conditions.

Market liquidity risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices. Such an inability may force early liquidation of assets at unattractive prices when it would be better to avoid such liquidation. This risk is tied to the size of the position compared to the liquidity of the instrument being transacted, as well as to potential deterioration of market availability and efficiency.

S.3.1. Liquidity risk management

Liquidity risk management of the Bank

Liquidity risk is managed prudently in order to ensure the regular functioning of the Bank's core activities at reasonable cost. The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. In contrast to commercial banks, the EIB does not have retail deposits but relies on its access to capital markets to raise the funds it on-lends to its clients.

The Bank manages the calendar of its new issues so as to maintain a prudential liquidity buffer. Liquidity planning takes into account the cash outflows due to debt servicing and loan disbursements, as well as the cash inflows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, whose disbursements typically take place at the borrowers' request.

The Bank further assures management of liquidity risk by maintaining a sufficient level of short-term liquid assets, and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The Bank's total liquidity ratio (defined as a target percentage of annual projected net cash flows) must at all times exceed 25% of the forecasted net annual cash flows for the following year.

The Bank has in place a Contingency Liquidity Plan ('CLP'), which specifies appropriate decision making procedures and corresponding responsibilities. The CLP has been benchmarked against the "Principles for Sound Liquidity Risk Management and Supervision" by the Basel Committee on Banking Supervision (September 2008). The CLP is subject to ad-hoc updates and is presented to the Management Committee annually for approval.

2018 FINANCIAL REPORT

Regular stress-testing analyses tailored to the specific business model of the EIB are executed as a part of the liquidity risk monitoring and drive the size of the Bank's liquidity buffer.

On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem's monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains deposits to cover the minimum reserve requirement.

Liquidity risk management of the Fund

Liquidity risk is managed in such a way as to protect the value of the paid–in capital, ensure an adequate level of liquidity to meet possible guarantee calls, private equity commitments and administrative expenditure and earn a reasonable return on assets invested with due regard to minimisation of risk.

S.3.2. Liquidity risk measurement

The table hereafter analyses the financial liabilities of the Group by maturity on the basis of the period remaining between the consolidated balance sheet date and the contractual maturity date (based on contractual undiscounted cash flows). Liabilities for which there is no contractual maturity date are classified under "Maturity undefined". The numbers represent undiscounted cash flows inclusive of interest coupons and therefore do not generally reconcile with the Balance Sheet figures.

Principal cash flows and interests are slotted in the bucket corresponding to their first potential contractual payment date. This therefore does not represent an expected scenario, but rather a theoretical scenario.

Some of the borrowings and associated swaps include early termination triggers or call options granted to the hedging swap counterparties, and the Group also has the right to call the related bonds before maturity. In these cases, the cash flow is represented in the bucket corresponding to the first possible termination date. However, this is a conservative measure, as the Group is contractually not obliged to redeem early the related callable bonds and under realistic scenarios there would be no reason to call all such bonds at first possible occasions.

Outflows for committed but undisbursed loans are represented in line with the internal methodology for liquidity stress-testing. In particular, the maximum amount of loans that under severe conditions of stress could possibly be subject to early disbursement is represented in the first maturity bucket.

Net cash flows are represented for interest rate swaps and forward rate agreements. Gross cash flows are represented in the maturity analysis for interest rate derivatives where settlement is gross (essentially Cross Currency Interest Rate Swaps) and foreign exchange derivatives such as FX-forwards and FX-swaps.

Maturity profile of non-derivative financial liabilities

(in EUR million as at 31.12.2018)	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Gross nominal outflow	Carrying amount
Amounts owed to customers and credit institutions	6,018	0	0	0	0	**6,018**	**6,017**
Commercial papers	9,750	359	0	0	0	**10,109**	**10,092**
Debts evidenced by certificates – first call date scenario	27,290	45,056	236,725	204,598	0	**513,669**	**479,940**
Others (issued guarantees, share subscription commitments etc.)	0	817	0	0	28,256	**29,073**	
Outflows for committed but un-disbursed loans	13,094	1,506	5,138	485	85,347	**105,570**	
Total	**56,152**	**47,738**	**241,863**	**205,083**	**113,603**	**664,439**	**496,049**

Maturity profile of non-derivative financial liabilities

(in EUR million as at 31.12.2017)	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Gross nominal outflow	Carrying amount
Amounts owed to customers and credit institutions	6,942	0	0	0	0	**6,942**	**6,941**
Commercial papers	18,941	379	0	0	0	**19,320**	**19,290**
Debts evidenced by certificates – first call date scenario	18,179	39,360	246,768	197,173	0	**501,480**	**470,738**
Others (issued guarantees, share subscription commitments etc.)	0	813	0	0	25,130	**25,943**	
Outflows for committed but un-disbursed loans	15,667	3,236	4,965	24	89,036	**112,928**	
Total	**59,729**	**43,788**	**251,733**	**197,197**	**114,166**	**666,613**	**496,969**

FINANCIAL REPORT **2018**

Maturity profile of derivative financial liabilities					
(in EUR million as at 31.12.2018)	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Gross nominal inflow/outflow
Net settling interest rate derivatives	235	1,398	3,807	3,870	**9,310**
Gross settling interest rate derivatives – inflows	19,010	24,926	117,309	73,260	**234,505**
Gross settling interest rate derivatives – outflows	-17,955	-24,245	-112,400	-68,149	**-222,749**
Foreign exchange derivatives – inflows	34,930	4,849	247	0	**40,026**
Foreign exchange derivatives – outflows	-34,831	-4,874	-262	0	**-39,967**
Total	**1,389**	**2,054**	**8,701**	**8,981**	**21,125**

Maturity profile of derivative financial liabilities					
(in EUR million as at 31.12.2017)	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Gross nominal inflow/outflow
Net settling interest rate derivatives	-95	1,724	4,382	4,459	**10,470**
Gross settling interest rate derivatives – inflows	11,980	26,944	118,310	69,090	**226,324**
Gross settling interest rate derivatives – outflows	-11,175	-25,770	-114,934	-64,705	**-216,584**
Foreign exchange derivatives – inflows	38,766	3,520	273	0	**42,559**
Foreign exchange derivatives – outflows	-38,773	-3,456	-266	0	**-42,495**
Total	**703**	**2,962**	**7,765**	**8,844**	**20,274**

S.4. Market risk

Market risk is the risk that the net present value of future cash flows of financial instruments will fluctuate due to changes in market variables such as interest rates, foreign exchange rates and equity prices.

S.4.1. Market risk management

Market risk for the Bank:

As is the case with the "four-eyes principle" applied in lending activities via the Bank's credit policies, so the market risk policy of the Bank establishes that the Risk Management Directorate shall monitor all financial activities of the Group that introduce material market risks, and with respect to financial transactions that may create credit risk, such as treasury hedging or derivatives operations.

Market risks are identified, measured, managed and reported according to a set of policies and procedures updated on a regular basis called the "Financial Risk Guidelines" ('FRG'). The general principles underpinning these policies are described below.

Stress testing is a widely used method to analyse the impact of possible scenarios on the Bank's earnings and economic value of own funds, especially when analysis of historical market movements are viewed to be insufficient to assess future risks. Scenarios applied may relate to changes in market rates (interest rates, FX rates, spreads, equity prices etc.), liquidity conditions, or to worst-case events that may impact the former, such as sudden and adverse macroeconomic changes, simultaneous default of sizeable obligors, widespread system failures and the like.

Stress testing is performed on a regular basis and the results of the change in the economic value of the Bank and of the change of the earnings profile is reported within the Bank's market risk measurement process.

Market risk for the Fund:

The Fund's market risk exposure arises mainly in the form of interest rate risk attached to cash and cash equivalent positions as well as investments in debt securities. Currently all of these assets held have an average duration of up to 5 years, thereby safeguarding the Fund against the substantial fluctuations in its long term revenues.

S.4.2. Interest rate risk

Interest rate risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in re-pricing and maturity characteristics of the different asset, liability and hedge instruments.

Interest rate risk management of the Group:

In measuring and managing interest rate risk, the Group refers to the relevant key principles of the Basel Committee on Banking Supervision ('BCBS') and the European Banking Authority ('EBA'). The main sources of interest rate risk are: re-pricing risk, yield curve risk, basis risk and spread risk. An interest rate risk that is particularly relevant for the Group is spread risk. Spread risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to movements in the funding or lending spread of the Group.

2018 FINANCIAL REPORT

The Group manages its global structural interest rate position on a basis of the notional reference portfolio. Financial indicators and controls for the rest of the activities outside this portfolio only relate to the risks, which are not transferred to it via the transfer pricing system, and therefore remain with their respective activities, such as the equity risk in the venture capital activity or the interest rate or credit risks taken in the treasury portfolios predominantly managed for yield-enhancement purposes.

S.4.2.1. Value-at-Risk for the own funds of the Group (economic perspective)

Group's ALM strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Group. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Group's growth. This overall objective is achieved by investing the Group's own funds according to a medium to long term investment profile, implying an own funds within the range of 4.5 – 5.5 years.

Apart from the duration target for own funds, the Group's balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to constrain market risk to minimum levels.

The Group Risk Management Directorate quantifies the Value at Risk ('VaR') of own funds for both interest rates ('IR') and foreign exchange ('FX') risk factors. This is a parametric VaR calculated using the Riskmetrics methodology, where volatility and correlation data are computed internally on the basis of historical market data. It is measured on the Group's positions using a 99% confidence level and a one-day time horizon. As at 31 December 2018, the VaR of the Group's own funds amounted to EUR 119 million (2017: EUR 186 million), of which the IR VaR of the Group amounted to EUR 122 million (2017: EUR 188 million), the FX VaR of the Group amounted to EUR 7 million (2017: EUR 17 million). The evolution of the VaR of the Group's own funds since 2017 reflects the effective decrease of the volatility of the risk factors and not a change in the risk profile of the Group's positions.

More generally, the VaR does not purport to measure the worst loss that could be experienced. For this reason, it is complemented by regular stress testing using interest rate shocks. As of 31 December 2018, the impact of a 200 basis point upward parallel shift of the interest rate curves would reduce the economic value of own funds by EUR 7.80 billion (2017: EUR 7.87 billion).

Among the financial instruments in the Group's portfolio, some deals (borrowings and associated swaps) present callability options and may be redeemed early, introducing uncertainty as to their final maturity.

At cash flow level all such borrowings are fully hedged by swaps so that they can be considered synthetic floating rate notes indexed to Libor/Euribor.

Below is a summary of the features of the Group's callable portfolio as of 31 December 2018 and 31 December 2017, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved:

By funding currency (after swap):

31.12.2018	Pay currency			**Total**
(in EUR million)	**EUR**	**JPY**	**USD**	
EUR pay notional	-2,645	-23	-2,660	**-5,328**
Average maturity date	06.08.2043	09.02.2032	05.02.2038	**20.10.2040**
Average expected maturity	15.04.2028	26.11.2030	30.07.2027	**11.12.2027**

31.12.2017	Pay currency			**Total**
(in EUR million)	**EUR**	**JPY**	**USD**	
EUR pay notional	-2,679	-21	-2,810	**-5,510**
Average maturity date	17.11.2042	09.02.2032	17.04.2037	**27.12.2039**
Average expected maturity	13.06.2028	11.02.2029	16.10.2025	**04.02.2027**

By risk factor involved:

31.12.2018	Risk factor			**Total**
(in EUR million)	**FX level**	**IR curve level**	**IR curve shape**	
EUR pay notional	-651	-4,538	-139	**-5,328**
Average maturity date	01.11.2037	15.07.2041	16.09.2030	**20.10.2040**
Average expected maturity	09.11.2027	05.03.2028	04.10.2020	**11.12.2027**

31.12.2017	Risk factor			**Total**
(in EUR million)	**FX level**	**IR curve level**	**IR curve shape**	
EUR pay notional	-712	-4,659	-139	**-5,510**
Average maturity date	27.09.2037	10.08.2040	16.09.2030	**27.12.2039**
Average expected maturity	05.06.2026	22.05.2027	21.09.2020	**04.02.2027**

FINANCIAL REPORT **2018**

S.4.2.2. Interest rate risk management for the Group (Earnings perspective)

The sensitivity of earnings quantifies the change in the Group's net interest income over the forthcoming 12 months if all interest rate curves would rise by one percentage point or decrease by one percentage point. Such exposure stems from the mismatches that the Group accepts, within approved limits, between interest rate re-pricing periods, volumes and rates of assets and liabilities.

With the positions in place as of 31 December 2018, the earnings would increase by EUR 123.3 million (2017: EUR 118.1 million) if interest rates were to increase by 100 basis points and decrease by EUR 118.7 million (2017: EUR 111.7 million) if interest rates were to decrease by 100 basis points.

The Group computes the sensitivity measure with dedicated software that simulates earnings on a deal by deal basis. The sensitivity of earnings is measured on an accrual basis and is calculated under the "ongoing" assumption that, over the time horizon analysed, the Group realises the new loan business forecast in the Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Earnings are simulated on a monthly timely basis, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricing according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the current practice of the Group, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Group's business. The administrative costs are projected according to the forecasts of the Operational Plan.

The sensitivity of the EIF is computed by taking into consideration the coupon re-pricing of all the positions present in the EIF treasury and loan portfolio managed by the Group on a deal-by-deal basis. Each fixed rate treasury asset is assumed to be reinvested at maturity in a new asset with the same residual life of the previous one as of end of year's date. Positions in floating rate treasury assets are assumed to have quarterly repricings.

S.4.3. Foreign exchange risk

The foreign exchange ('FX') risk is the volatility in the economic value of, or in the income derived from, the Bank's positions due to adverse movements of foreign exchange rates. The Bank is exposed to a foreign exchange risk whenever there is a currency mismatch between its assets and liabilities.

In compliance with its Statute, the Bank does not engage in currency operations not directly required to carry out its lending operations or fulfil commitments arising from loans or guarantees granted by it.

Mismatches of currencies in the asset-liability structure of the Bank are kept within tight limits.

The foreign exchange risk implicit in interest margin accruing in currencies different from EUR is regularly hedged. The hedging programme addresses the interest rate loan margins expressed in USD and in GBP for the next 3 years on a rolling basis.

S.4.3.1. Foreign exchange position

Net position (in million)	**2018**	**2017**
Euro (EUR)	**42**	**-6**
Pound Sterling (GBP)	-27	49
US Dollar (USD)	-14	-52
Other currencies	-1	9
Subtotal except Euro	**-42**	**6**

S.4.3.2. Foreign exchange risk management

In compliance with its statute, the Bank actively hedges its FX risk exposures.

The main objective of the Bank's FX risk management policy is to minimise the impact of a variation of FX rates on the income statement by keeping FX positions within the limits approved by the Management Committee.

Related to the quantification of the VaR of own funds for both interest rates and foreign exchange risk factors, refer to Note S.4.2.1.

S.4.4. Equity price risk

Equity price risk is the risk that the fair values of equities decrease as the result of changes in the levels of equity indices and the value of individual equity investments.

As of 31 December 2018, equity price risk was limited to those strategic activities approved by the Board of Directors (venture capital investments made by the Fund on behalf of the Bank and on its own resources; infrastructure funds; equity-like investments as Special Activity; participation in the EBRD). These activities are subject to special forms of monitoring and the resulting exposures are supported by sound capitalisation.

The value of privately held equity positions is not readily available for the purposes of monitoring and control on a continuous basis. For such positions, the best indications available include prices for similar assets and the results of any relevant valuation techniques.

2018 FINANCIAL REPORT

The effect on Own Funds for the Group (as a result of a change in the fair value of equity investments at 31 December 2018 and 31 December 2017) due to a reasonable possible change in equity indices, with all other variables held constant is as follows:

	2018		2017	
	Change in equity price	Effect on Own Funds	Change in equity price	Effect on Own Funds
	%	EUR '000	%	EUR '000
Venture Capital Operations [1]	-7	-445,886	-11	-557,233
EBRD shares	-10	-48,959	-10	-46,747
Investment funds	-10	-153,851	-10	-99,754

[1] The sensitivity of Venture Capital operations is calculated by the EIF based on the market risk of the positions on the public market.

S.5. Operational risk

Operational Risk is the risk of loss resulting from inadequate or failed processes or systems, human factors or due to external events that are neither market- nor credit-related, which includes legal risk but excludes strategic and reputational risks.

Operational risk is inherent in the EIB's activities and can manifest itself in various ways, including human factors, inappropriate employee behaviour, cyber and technology related events, inadequate or failed processes, business interruptions or security, failure of information systems, the third party outsourcing failures or fraudulent acts. The goal is to keep operational risk at minimum levels in light of the EIB's financial strength, the characteristics of its businesses and the markets in which it operates.

The Operational Risk Management ('ORM') is responsible for defining the operational risk framework and related policies while the responsibility for implementing the framework lies with the Bank's Departments. The key elements of the Best Banking Practices framework, as recommended by Basel Committee on Banking Supervision ('BCBS'), are risk identification, assessment, monitoring as well as risk control and mitigation.

The Bank employs an assessment methodology that takes into account all available information including internal loss history, scenario analysis and the business and control environment through a set of operational risk indicators organized in scorecards. Specifically, operational risk provides oversight of the significant operational risk events that have or could lead to actual operational risk losses and areas of emerging risk. The EIB uses the Statistical Analysis System ('SAS') to monitor on an on-going basis operational risk exposures and loss events by major business processes. In addition, a statistical model and a Value at Risk ('VaR') calculation engine complete the operational risk environment.

The management of operational risk is carried out at all levels within the Organisation and is the responsibility of all Departments at the Bank.

In terms of reporting, all information concerning operational risk internal loss history, scenario analysis and operational risk indicators are regularly forwarded to the President, Directors General and Audit Committee and the report on the activities of the New Product Committee ('NPC') to senior management at the Bank.

FINANCIAL REPORT 2018

Note T – Accounting classifications and fair values of assets and liabilities (in EUR million)

The table below sets out the Group's classification of each class and category of assets and liabilities:

31 December 2018	Note	Cash	AC	Designated at FVTPL (FVO)	Mandatorily at FVTPL	FVOCI - equity instruments	Non financial assets/ liabilities	Total carrying amount
Cash in hand, balances with central banks and post office banks	B.1	142	0	0	0	0	0	**142**
Treasury bills and debt securities portfolios	B.2	0	43,683	250	6,225	0	0	**50,158**
Loans and advances to credit institutions and to customers	C/D	945	480,467	19,802	814	0	0	**502,028**
Shares and other variable-yield securities	B.3	0	0	353	8,148	490	0	**8,991**
Derivative assets	Q	0	0	0	42,738	0	0	**42,738**
Property, furniture and equipment	E	0	0	0	0	0	257	**257**
Intangible assets	E	0	0	0	0	0	24	**24**
Other assets	G.1	0	0	0	0	0	68	**68**
Prepayments		0	0	0	0	0	209	**209**
		1,087	**524,150**	**20,405**	**57,925**	**490**	**558**	**604,615**
Amounts owed to credit institutions and customers	H	0	6,017	0	0	0	0	**6,017**
Debts evidenced by certificates	I	0	463,178	26,854	0	0	0	**490,032**
Derivative liabilities	Q	0	0	0	31,163	0	0	**31,163**
Other liabilities	G.2	0	0	0	0	0	1,739	**1,739**
Deferred income	F	0	0	0	0	0	383	**383**
Provisions	J/D.4	0	0	0	0	0	5,794	**5,794**
		0	**469,195**	**26,854**	**31,163**	**0**	**7,916**	**535,128**

31 December 2017	Note	Cash and cash equiva-lents	HFT	Designated at FVTPL	HTM	L&R	AFS	Financial liabilities measured at AC	Non financial assets/ liabilities	Total carrying amount
Cash in hand, balances with central banks and post office banks	B.1	162	0	0	0	0	0	0	0	**162**
Treasury bills and debt securities portfolios	B.2	0	7,512	0	32,895	15,732	1,269	0	0	**57,408**
Loans and advances to credit institutions and to customers	C/D	0	0	165,942	0	327,489	0	0	0	**493,431**
Shares and other variable-yield securities	B.3	0	0	342	0	0	6,903	0	0	**7,245**
Derivative assets	Q	0	43,861	0	0	0	0	0	0	**43,861**
Property, furniture and equipment	E	0	0	0	0	0	0	0	265	**265**
Intangible assets	E	0	0	0	0	0	0	0	21	**21**
Other assets	G.1 / W.1	0	0	0	0	0	0	0	181	**181**
Prepayments		0	0	0	0	0	0	0	84	**84**
Total		**162**	**51,373**	**166,284**	**32,895**	**343,221**	**8,172**	**0**	**551**	**602,658**
Amounts owed to credit institutions and customers	H	0	0	0	0	0	0	6,941	0	**6,941**
Debts evidenced by certificates	I	0	0	418,563	0	0	0	71,465	0	**490,028**
Derivative liabilities	Q	0	32,652	0	0	0	0	0	0	**32,652**
Other liabilities	G.2	0	0	0	0	0	0	0	1,671	**1,671**
Deferred income	F	0	0	0	0	0	0	0	239	**239**
Provisions	J / D.4	0	0	0	0	0	0	0	5,589	**5,589**
Total		**0**	**32,652**	**418,563**	**0**	**0**	**0**	**78,406**	**7,499**	**537,120**

2018 FINANCIAL REPORT

The table below sets out the fair value of each of the Group's classes and categories of assets and liabilities.

Fair value is set to book value for non-financial assets and non-financial liabilities.

31 December 2018	Cash	AC	Designated at FVTPL (FVO)	Mandatorily at FVTPL	FVOCI - equity instruments	Non financial assets/ liabilities	Total fair value
Cash in hand, balances with central banks and post office banks	142	0	0	0	0	0	**142**
Treasury bills and debt securities portfolios	0	43,862	250	6,225	0	0	**50,337**
Loans and advances to credit institutions and to customers	945	485,030	19,802	814	0	0	**506,591**
Shares and other variable-yield securities	0	0	353	8,148	490	0	**8,991**
Derivative assets	0	0	0	42,738	0	0	**42,738**
Property, furniture and equipment	0	0	0	0	0	257	**257**
Intangible assets	0	0	0	0	0	24	**24**
Other assets	0	0	0	0	0	68	**68**
Prepayments	0	0	0	0	0	209	**209**
	1,087	**528,892**	**20,405**	**57,925**	**490**	**558**	**609,357**
Amounts owed to credit institutions and customers	0	6,017	0	0	0	0	**6,017**
Debts evidenced by certificates	0	465,227	26,854	0	0	0	**492,081**
Derivative liabilities	0	0	0	31,163	0	0	**31,163**
Other liabilities	0	0	0	0	0	1,739	**1,739**
Deferred income	0	0	0	0	0	383	**383**
Provisions	0	0	0	0	0	5,794	**5,794**
	0	**471,244**	**26,854**	**31,163**	**0**	**7,916**	**537,177**

31 December 2017	Cash and cash equiva-lents	HFT	Designated at FVTPL	HTM	L&R	AFS	Financial liabilities measured at AC	Non financial assets/ liabilities	Total fair value
Cash in hand, balances with central banks and post office banks	162	0	0	0	0	0	0	0	**162**
Treasury bills and debt securities portfolios	0	7,512	0	33,224	15,788	1,269	0	0	**57,793**
Loans and advances to credit institutions and to customers	0	0	165,942	0	336,490	0	0	0	**502,432**
Shares and other variable-yield securities	0	0	342	0	0	6,903	0	0	**7,245**
Derivative assets	0	43,861	0	0	0	0	0	0	**43,861**
Property, furniture and equipment	0	0	0	0	0	0	0	265	**265**
Intangible assets	0	0	0	0	0	0	0	21	**21**
Other assets	0	0	0	0	0	0	0	181	**181**
Prepayments	0	0	0	0	0	0	0	84	**84**
Total	**162**	**51,373**	**166,284**	**33,224**	**352,278**	**8,172**	**0**	**551**	**612,044**
Amounts owed to credit institutions and customers	0	0	0	0	0	0	6,941	0	**6,941**
Debts evidenced by certificates	0	0	418,563	0	0	0	74,548	0	**493,111**
Derivatives liabilities	0	32,652	0	0	0	0	0	0	**32,652**
Other liabilities	0	0	0	0	0	0	0	1,671	**1,671**
Deferred income	0	0	0	0	0	0	0	239	**239**
Provisions	0	0	0	0	0	0	0	5,589	**5,589**
Total	**0**	**32,652**	**418,563**	**0**	**0**	**0**	**81,489**	**7,499**	**540,203**

FINANCIAL REPORT **2018**

Note U – Segment reporting (in EUR million)

The segment information disclosed in this note has been prepared in accordance with the "management approach" applied by IFRS 8 meaning that the definition of segments as well as the preparation of information used for segment reporting are both based on information prepared for internal management decisions.

The EIB Group has one single reportable segment which is the EIB long term finance activity comprising EIB lending operations inside and outside Europe, borrowing and treasury operations. The Management Committee as the Group's chief operating decision maker reviews internal management reports on the performance of the Bank's long term finance activity on at least a quarterly basis.

The financial support of SME's carried out by the European Investment Fund through venture capital investments and the provision of guarantees do not meet any of the quantitative thresholds for determining a reportable segment in 2018 or 2017.

Information about reportable segment		**Long term lending finance activity**	
		2018	**2017**
External revenues:			
	Net interest income	3,117	3,284
	Net income from shares	387	308
	Net fee and commission income	55	87
	Result on financial operations	1,045	510
	Other operating expenses	0	0
	Other operating income	5	11
Total segment revenue		**4,609**	**4,200**
Other material non-cash items:			
	Impairment losses on loans and shares	-201	50
		-201	**50**
Reportable segment profit		**3,316**	**3,264**
Reportable segment assets		**602,161**	**600,229**
Reportable segment liabilities		**533,632**	**535,782**

Reconciliation of reportable segment revenues, profit and loss and assets and liabilities			
		2018	**2017**
Revenues:			
	Total revenues for reportable segment	4,609	4,200
	Other revenues	192	170
	Consolidated revenue	**4,801**	**4,370**
Profit or loss:			
	Total profit for reportable segment	3,316	3,264
	Other profit or loss	45	46
	Consolidated profit	**3,361**	**3,310**
Assets:			
	Total assets for reportable segment	602,161	600,229
	Other assets	2,454	2,429
	Consolidated total assets	**604,615**	**602,658**
Liabilities:			
	Total liabilities for reportable segment	533,632	535,782
	Other liabilities	1,496	1,338
	Consolidated total liabilities	**535,128**	**537,120**

2018 FINANCIAL REPORT

Note V – Commitments, contingent liabilities, pledged assets and other memorandum items (in EUR '000)

The Group utilises various lending-related financial instruments in order to meet the financial needs of its customers. The Group issues commitments to extend credit, standby and other letters of credit, guarantees, commitments to enter into repurchase agreements, note issuance facilities and revolving underwriting facilities. Guarantees represent irrevocable assurances, subject to the satisfaction of certain conditions, that the Group will make payment in the event that the customer fails to fulfil its obligation to third parties.

The contractual amount of these instruments is the maximum amount at risk for the Group if the customer fails to meet its obligations. The risk is similar to the risk involved in extending loan facilities and is monitored with the same risk control processes and specific credit risk policies.

As at 31 December 2018 and 2017, commitments, contingent liabilities and other memorandum items were as follows (in nominal amounts and in EUR '000):

		31.12.2018		31.12.2017
Commitments:				
- EBRD capital uncalled		**712,630**		**712,630**
- Undisbursed loans (Note D.1)				
credit institutions	24,719,169		28,890,536	
customers	80,850,579		84,037,546	
		105,569,748		**112,928,082**
- Undisbursed venture capital		**5,699,929**		**5,923,592**
- Undisbursed investment funds		**3,362,284**		**2,649,089**
- Securities receivable		**0**		**419,864**
- Borrowings launched but not yet settled		**223,950**		**279,008**
- Undisbursed loan substitutes		**280,000**		**267,532**
Contingent liabilities and guarantees:				
- In respect of loans granted by third parties		**18,474,262**		**15,810,651**
Assets held on behalf of third parties:				
- Investment Facility - Cotonou	3,127,175		3,024,653	
- Guarantee Fund	2,609,882		2,560,762	
- NER300	2,054,336		2,086,410	
- InnovFin	1,106,574		941,251	
- RSFF (incl. RSI)	731,064		762,989	
- JESSICA (Holding Funds)	599,248		975,912	
- CEF (incl. former PBI and LGTT)	597,955		523,636	
- EU-Africa Infrastructure Trust Fund	562,833		594,869	
- Funds of Funds (JESSICA II)	517,813		419,539	
- ESIF	351,494		270,451	
- COSME LGF & EFG	332,095		243,949	
- GF Greece	309,927		307,794	
- JEREMIE	306,750		335,889	
- Special Section	256,308		301,039	
- SME initiative Romania	248,863		91,396	
- SME initiative Italy	176,399		180,442	
- InnovFin SME Guarantee	145,374		86,811	
- ENPI	138,635		124,433	
- MAP Equity	138,516		83,512	
- DCFTA	108,949		103,070	
- SME initiative Bulgaria	100,127		94,635	
- Partnership Platform for Funds	91,053		0	
- SMEG 2007	82,721		90,098	
- SME initiative Finland	74,350		37,238	
- EaSI	72,087		55,790	
- AECID	71,440		71,368	
- GIF 2007	68,150		82,575	
- WB EDIF	55,196		50,715	
- NPI Securitisation Initiative (ENSI)	52,690		11,976	
- NIF Trust Fund	44,857		46,485	
- FEMIP Trust Fund	43,923		49,706	
- GAGF	41,024		47,359	
- REG	36,000		0	
- HIPC	35,378		35,408	
- Private Finance for Energy Efficiency Instrument	34,467		31,235	
- MAP guarantee	32,189		32,425	
- Cultural Creative Sectors Guarantee Facility	28,266		17,377	
- NIF Risk Capital Facility	23,720		19,546	
- InnovFin Equity	23,667		83,438	
- EPTA Trust Fund	21,713		22,755	

FINANCIAL REPORT 2018

		31.12.2018		31.12.2017
- SME initiative Malta	20,654		14,692	
- GEEREF	19,779		5	
- AGRI	17,711		0	
- EFSI-EIAH	16,674		13,973	
- NPI	14,779		11,052	
- Student Loan Guarantee Facility	13,914		14,466	
- Natural Capital Financing Facility	11,574		11,757	
- IPA II	10,534		18,435	
- Bundesministerium für Wirtschaft und Technologie	7,758		7,336	
- PGFF	6,660		1,393	
- SME Guarantee Facility	6,653		12,186	
- European Technology Facility	5,662		5,604	
- BIF	4,723		1,223	
- RDI Advisory	2,847		1,156	
- SME initiative Spain	2,796		192	
- Central Europe FoF	2,050		0	
- EPPA	1,968		1,972	
- Alp GIP	1,814		4,282	
- JASPERS	1,720		814	
- GEEREF Technical Support Facility	801		1,056	
- TTA Turkey	499		3	
- LFA-EIF Facility	479		805	
- MDD	403		193	
- TTP	248		397	
- GGF	12		12	
- G43 Trust Fund	0		5,679	
		15,625,920		**15,027,619**
Other items:				
- Nominal value of interest-rate swaps incl. commitment (Note S.2.5.2)		**535,680,055**		**510,007,074**
- Nominal value of currency swap contracts payable		**211,111,136**		**205,439,795**
- Nominal value of currency swap contracts receivable (Note S.2.5.2)		**210,865,395**		**203,935,206**
- Nominal value of short-term currency swap contracts receivable (Note Q.2)		**41,160,710**		**43,942,480**
- Nominal value of short-term currency swap contracts payable		**41,088,252**		**43,909,464**
- Currency forwards (Note Q.2)		**539,296**		**584,605**
- Special deposits for servicing borrowings (*)		**7,135**		**34,411**
- Currency swaps launched but not yet settled payable		**0**		**144,078**
- Currency swaps launched but not yet settled receivable (Note S.2.5.2)		**0**		**142,263**

(*) This item represents the amount of coupons and bonds due, paid by the Group to the paying agents, but not yet presented for payment by the holders of bonds issued by the Group.

2018 FINANCIAL REPORT

V.1. Investment Facility – Cotonou The Investment Facility, which is managed by the EIB, has been established under Cotonou Agreement on cooperation and development between the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility. V.2. Guarantee Fund The Guarantee Fund for External Actions was set up in 1994 to cover defaults on loans and loan guarantees granted to non-Member States or for projects in non-Member States. The European Commission (‘EC’) entrusted the financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994 and the subsequent amendments to the Agreement. The EIB prepares separate financial statements for the Guarantee Fund. V.3. NER300 The EIB supports the EC as an agent in the implementation of the NER 300 initiative - a funding programme for carbon capture and storage demonstration projects and innovative renewable energy technologies. The Facility covers two activities which are i) the monetisation of EU Allowance Units (‘EUAs’) and ii) the management and disbursement of cash received via the EUA monetisation activity. The EIB prepares separate financial statements for NER300. V.4. InnovFin The InnovFin or “InnovFin-EU Finance for Innovators” is a joint initiative between the EIB, the EIF and the European Commission under the new EU research programme for 2014-2020 “Horizon 2020”. On 11 December 2013, Regulation (EU) N 1291/2013 of the European Parliament and the Council establishing Horizon 2020 – the Framework Programme for Research and Innovation (2014-2020) and repealing Decision N 1982/2006/EC (“Horizon 2020 Regulation”) was adopted. On 12 June 2014 the European Commission, the EIB and the EIF signed a Delegation Agreement establishing the financial instrument InnovFin. InnovFin consists of a series of integrated and complementary financing tools and advisory services offered by the EIB Group, covering the entire value chain of research and innovation (‘R&I’) in order to support investments from the smallest to the largest enterprise. The EIB prepares separate financial statements for the InnovFin. V.5. Risk-Sharing Finance Facility (‘RSFF’) The RSFF has been established under the Co-operation Agreement that entered into force on 5 June 2007 between the EC on behalf of the European Union and the EIB. The RSFF aims to foster investment in research, technological development and demonstration, and innovation. As part of the RSFF, the EIF set up the Risk Sharing Instrument for Innovative and Research oriented SMEs and small Mid-Caps (‘RSI’). The RSI provides guarantees to banks and leasing companies for loans and financial leases to research-based small and medium-sized enterprises (‘SMEs’) and small Mid-Caps. The EIB prepares separate consolidated financial statements for the RSFF including RSI. V.6. JESSICA (‘Holding Funds’) JESSICA (Joint European Support for Sustainable Investment in City Areas) is an initiative developed by the EC and the EIB, in collaboration with the Council of Europe Development Bank. JESSICA Holding Funds are used in the context of the JESSICA initiative. Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. As manager, EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for JESSICA. V.7. Connecting Europe Facility (‘CEF’) The Connecting Europe Facility (‘CEF’) is a joint agreement between the EIB and the European Commission which aims to provide union financial assistance to trans-European networks in order to support projects of common interest in the sectors of transport, telecommunications and energy infrastructures. The Commission entrusted EIB with the implementation and management of the debt instrument under the CEF, which ensures continuity of the Loan Guarantee Instrument for TEN-T Projects (‘LGTT’) and to the Pilot phase of Project Bond Initiative (‘PBI’). The LGTT and PBI were merged together under the CEF on 1 January 2016. The CEF Delegation Agreement foresees an updated and common risk sharing arrangement. The EIB prepares separate financial statements for the CEF. V.8. EU-Africa Infrastructure (‘EUAI’) Trust Fund The EUAI Trust Fund has been created under Trust Fund Agreement between the EC on behalf of the European Union as the Founding Donor and the EIB as Manager and is also open to Member States of the European Union that subsequently accede to that agreement as Donors. On 9 February 2006, the EC and the EIB signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the EUAI Trust Fund. FINANCIAL REPORT 2018

V.9. Fund of Funds (‘JESSICA II’) The Fund of Funds (‘FoF’) consists of Decentralised Financial Instruments (‘DFIs”) financed by the European Structural and Investment Funds (the ‘ESIF’) from the Member States Operational Programmes during 2014-2020. The FoF facilitates access to finance for final recipients through the implementation of loans, equity and guarantees, in cooperation with selected Financial Intermediaries. As a fund manager, EIB gathers the funding (contributions) from the Managing Authorities and invests it via Financial Intermediaries, according to investment strategies agreed with the donors. The EIB prepares separate financial statements for each Fund of Fund. V.10. European Structural Investment Fund (‘ESIF’) Under the European Structural Investment Fund (‘ESIF’), Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 2 ESIF Funding Agreements signed with Member States and regions: Basse-Normandie and Languedoc-Roussillon. The EIF prepares separate financial statements for ESIF. V.11. COSME LGF & EFG To address the difficulties in access to finance for SMEs, COSME establishes the Loan Guarantee Facility (‘LGF’) and the Equity For Growth (‘EFG’). The LGF and the EFG aim to improve access to finance for SMEs in the form of debt and equity respectively. The Financial Instruments also include the mechanism of the EU Contribution under the SME Initiative. The EFG has been structured in the form of an equity financial instrument supporting Union enterprises growth and Research Innovation. The LGF has been structured in the form of a direct and indirect guarantee financial instrument. The objective of LGF is to contribute to the reduction of the structural shortcoming of the SME financing market and to support the creation of a more diversified SME finance market. Through direct and indirect guarantee, LGF aims to guarantee debt financing which addresses the particular difficulties that viable SMEs face in accessing finance. Furthermore, by guaranteeing the mezzanine tranche of eligible and transparent securitisation transactions, LGF aims to provide new avenues of financing for SMEs. The EIF prepares separate financial statements for the COSME LGF & EFG. V.12. GF Greece The Fund is a joint initiative between the Hellenic Republic, the EC and the EIB and was set up to support the lending to SMEs in Greece. Established by using unabsorbed Structural Funds for Greece, the Fund will guarantee EIB loans to SMEs via partner banks in Greece. The EIB prepares separate financial statements for the GF Greece. V.13. JEREMIE JEREMIE (The Joint European Resources for Micro to Medium Enterprises) is an initiative of the European Commission’s Directorate General for Regional Policy (DG Regio) and the EIB Group. The EIF prepares separate financial statements for the JEREMIE. V.14. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP, IPA (Instrument for Pre-Accession), Turkey mandates and the guarantee component of the European Development Finance Institutions Private Sector Development Facility. V.15. SME Initiative Romania During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Romania. V.16. SME Initiative Italy During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Italy. 2018 FINANCIAL REPORT

V.17. InnovFin SME Guarantee In the context of the “Access to Risk Finance Programme” of Horizon 2020 and specific programme provides for the establishment of a financial instrument for debt and a financial instrument for equity. A Risk-Sharing facility called InnovFin SME Guarantee has been structured in the form of a guarantee, using the EU’s contribution for first defaulted amount taking and the risk-taking capacity of the EIF for second-Defaulted Amount taking. The objective of the Facility is to incentivise Intermediaries to extend loans or financial leases to small and medium sized enterprises and Small Mid-caps with significant activities in Research, Development and Innovation. The EIF prepares separate financial statements for the InnovFin SME Guarantee. V.18. European Neighbourhood and Partnership Instrument (‘ENPI’) The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through ENPI. The EIB prepares separate financial statements for ENPI. V.19. MAP Equity Under the Multi-Annual Programme (MAP) for enterprises and entrepreneurship, the EIF manages resources on behalf and at the risk of the EC. The EIF prepares separate financial statements for MAP Equity. V.20. DCFTA Initiative East (‘DCFTA’) The European Investment Bank and the European Commission signed on 19 December 2016 the Delegation Agreement for the Deep and Comprehensive Free Trade Area (‘DCFTA’). DCFTA Initiative East aims to strengthen economic development in the countries which have signed an association agreement with the EU - namely Georgia, Moldova and Ukraine - by providing targeted financial and technical support to small and medium-sized enterprises (SMEs) in these three countries. As part of the DCFTA, the EIF implements and manages the Guarantee Facility Window. The Guarantee Facility Window implemented and deployed by EIF consists of a first loss SME portfolio guarantee, in order to incentivise local intermediary banks to take on more risk and reach out underserved segments of the economy. The EIB prepares separate consolidated financial statements for the DCFTA including the Guarantee Facility Window. V.21. SME Initiative Bulgaria During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Bulgaria. V.22. Partnership Platform for Funds (‘PPF’) The PPF is an EIB-managed multi-region, multi-contributor and multi-sector Platform incorporating multiple funds, and was established considering the need to increase financial flows for sustainable development, and building on the successful experience of the European Investment Bank. The funds under the PPF implemented in accordance with Platform Rules. The EIB prepares separate combined financial report for PPF. V.23. SMEG 2007 In the SMEG 2007 under the Competitiveness and Innovation Framework Programme (CIP/SMEG 2007), the EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for the SMEG 2007. V.24. SME Initiative Finland During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with H2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Finland. FINANCIAL REPORT 2018

V.25.Employment and Social Innovation (‘EaSI’) The EaSI Guarantee financial Instrument consists, inter alia, of the EaSI Microfinance Guarantee which is the successor to the micro-credit guarantees under the European Progress Microfinance facility (“Progress Microfinance”). It will extend the support given to microcredit providers under Progress Microfinance. In addition, the EaSI Guarantee financial Instrument consists of the EaSI Social Entrepreneurship Guarantee, which is a new product which will facilitate access to finance for social enterprises and support the development of the social investment market. The EIF prepares separate financial statements for the EaSI. V.26. AECID This partnership agreement signed between the Kingdom of Spain (the Spanish Agency for International Development Cooperation (‘AECID’) and the EIB was set up to invest in operations in the countries covered by the FEMIP together with Mauritania (the "Southern Mediterranean region"), targeting mainly risk capital activities involving micro and small/medium sized enterprises as well as engaging in the wider development of the private sector in the region. The EIB prepares separate financial statements for the AECID. V.27. GIF 2007 In the GIF 2007 under the Competitiveness and Innovation Framework Programme and the Technology Transfer Pilot Project (CIP/GIF 2007), the EIF is empowered to acquire, manage and dispose of investments, in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for the GIF 2007. V.28. WB EDIF The Western Balkan Enterprise Development & Innovation Facility (‘WB EDIF’) is a joint initiative signed in December 2012 by the EC (‘DG ELARG’), EIB Group and the European Bank for Reconstruction and Development (‘EBRD’). It aims at improving access to finance for SMEs in the Western Balkans and to foster economic development in the region through the deployment of the Instrument for Pre-Accession Assistance (‘IPA’) funds. Within WB EDIF, EIF acts as platform coordinator, Trustee on behalf of the EC for the Enterprise Expansion Fund (‘ENEF’), Trustee on behalf of the EC for the Enterprise Innovation Fund (‘ENIF’), and manager of the Guarantee Facility. The EIF prepares separate financial statements for the WB EDIF. V.29NPI Securitisation Initiative (‘ENSI’) The EIF and several National Promotional Institutions (‘NPIs’) including KfW, bpifrance, CDP, Malta Development Bank Working Group, IFD, ICO and BBB have launched the EIF-NPI Securitisation Initiative (‘ENSI’), a cooperation and risk sharing platform aiming at providing more funding to small and medium-sized enterprises (‘SMEs’) via the capital markets. The objective of this joint cooperation in SME Securitisation transactions is to stimulate the availability of finance to SMEs in Europe by revitalising the SME Securitisation market while catalysing resources from the private sector. This reflects the spirit of the European Fund for Strategic Investments aiming to achieve a much wider outreach in support of SMEs. V.30. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund, which is managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Policy (‘ENP’) through targeted funding with particular focus on establishing better and more sustainable energy and transport interconnections, improving energy efficiency and promoting the use of renewable energy sources, addressing climate change as well as threats to the environment more broadly and promoting smart, sustainable and inclusive growth through support to SMEs, to the social sector including human capital development, and to municipal infrastructure development. The EIB prepares separate financial statements for the NIF Trust Fund. V.31. FEMIP Trust Fund The FEMIP (Facility for Euro-Mediterranean Investment and Partnership) Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund. V.32. Greater Anatolia Guarantee Facility (‘GAGF’) Under the GAGF signed in May 2010, the EIF manages the Instrument for Pre-Accession Assistance (IPA) funds allocated for the Regional Competitiveness Operational Programme by the European Union and Turkey. The facility provides tailor-made financial help to SMEs and micro-enterprises in Turkey’s least developed provinces in partnership with major Turkish banks. The EIF prepares separate financial statements for the GAGF. 2018 FINANCIAL REPORT

V.33. REG It corresponds to Smart Finance for Smart Buildings (‘SFSB’) Malta and Irish Economic Robustness Investment Platform (‘Irish SMEs’) mandates. Irish SMEs is a mandate signed by the Irish Government with the EIF to set up an uncapped counter-guarantee with the Irish National Promotional Bank dedicated mainly to medium-term loans and to all SMEs supported by a structure similar to the SME Initiative, with national funds covering the First Loss Piece, EIB Group covering mezzanine (EIB through EFSI) and senior risk (EIB and potentially EIF). Smart Finance for Smart Buildings Programme (‘SFSB’), a joint initiative between the European Commission and the EIB Group that aims at fostering investment in energy efficient measures related to buildings for both households and businesses. However, due to the Maltese market size, the scope of the mandate could be enlarged to energy efficiency measures not strictly related to buildings and, therefore, beyond the focus of the SFSB. V.34. Heavily Indebted Poor Countries (‘HIPC’) Initiative The HIPC Initiative (the ’Initiative’) is an international debt relief mechanism that provides special assistance to the world's poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund. The principal objective of the Initiative is to reduce the debt burden of poor countries to sustainable levels. The EIB prepares separate financial statements for the Initiative. V.35. Private Finance for Energy Efficiency Instrument (‘PF4EE’) The Private Finance for Energy Efficiency (‘PF4EE’) instrument is a joint agreement between the EIB and the European Commission that aims to address the limited access to adequate and affordable commercial financing for energy efficiency investments. The instrument targets projects which support the implementation of National Energy Efficiency Action Plans or other energy efficiency programmes of EU Member States. In December 2014, the European Commission and the EIB signed a Delegation Agreement establishing the financial Instrument PF4EE. The EIB prepares separate financial statements for the PF4EE. The EIF prepares separate financial statements for the PF4EE. V.36. MAP Guarantee This resource is split equally between private equity and guarantee products. The equity segment known as ESU 1998 (‘G&E’) and ESU 2001 (‘MAP’) covers the ETF start-up investments. The guarantees segment known as SMEG 1998 G&E and SMEG 2001 MAP, provides guarantees against the beneficiary’s undertaking. The EIF prepares separate financial statements for the MAP Guarantee. V.37. Cultural and Creative Sectors Guarantee Facility The financial instrument, set-up under Creative Europe - the main EU programme dedicated to the cultural and creative sectors - will be managed by the EIF on behalf of the European Commission. The initiative will allow the EIF to provide guarantees and counter-guarantees to selected financial intermediaries to enable them to provide more debt finance to entrepreneurs in the cultural and creative arena. Loans generated are expected to support more than ten thousand SMEs in a wide range of sectors such as audiovisual (including film, television, animation, video games and multimedia), festivals, music, literature, architecture, archives, libraries and museums, artistic crafts, cultural heritage, design, performing arts, publishing, radio and the visual arts. The EIF prepares separate financial statements for Cultural and Creative Sectors Guarantee Facility. V.38. Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility The Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility is financed from the general budget of the European Union. Its main purpose is focused on providing access to equity and debt finance to SMEs in the Southern Neighbourhood region in order to support private sector development, inclusive growth and private sector job creation. The Facility comprises a Financial Instrument Window which consists of equity and debt finance instruments and Additional Tasks Window which consists of the technical assistance services. The EIB prepares separate financial statements for Financial Instrument Window. V.39. InnovFin Private Equity The Horizon 2020 Financial Instruments aim to ease the access to risk financing for Final Recipients in order to support eligible Research and Innovation. This covers loans, guarantees, equity and other forms of risk finance. The Horizon 2020 Financial Instruments aim also to promote early-stage investment and the development of existing and new venture capital funds; improve knowledge transfer and the market for intellectual property; attracts funds for the venture capital market; and, overall; help to catalyse the transition from the conception, development and demonstration of new products and services to their commercialisation. The Horizon 2020 debt financial instrument also includes the implementation mechanism of the EU Contribution under the SME Initiative. The InnovFin Equity facility for early-stage aims at promoting early-stage investment and the development of existing and new venture capital funds providing equity finance for innovative enterprises, in particular in the form of venture or mezzanine capital in their early stage. The EIF prepares separate financial statements for the InnovFin Private Equity. FINANCIAL REPORT 2018

V.40. EPTA Trust Fund The EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility. The EIB prepares separate financial statements for the EPTA Trust Fund. V.41. SME Initiative Malta In 19 January 2015, the European Commission, the EIB and the ElF signed an amendment to the Horizon 2020 delegation agreement setting out the terms and conditions applicable to certain terms of the dedicated window corresponding to the SME Initiative and the contribution of the EU to such dedicated windows of the H2020 Financial Instruments. SME Initiatives in Spain and Malta were launched in the previous year. The EIF prepares separate financial statements for SME Initiative Malta. V.42. GEEREF (‘Fund and Technical Support Facility’) GEEREF (Global Energy Efficiency and Renewable Energy Fund) is a fund of funds set-up at the initiative of the EC. Its objective is to make investments in private equity funds that focus on the fields of renewable energy and energy efficiency in emerging markets (ACP, ALA and European Neighbour countries). The EIF also holds a technical assistance mandate for which related activities are implemented by the GEEREF front office. V.43. Multi-Regional Guarantee Platform for Italy (‘AGRI’) The Italian Agri Platform was formally launched with the signing of the Funding Agreement between the EIF and 6 Italian Regions (Veneto, Emilia Romagna, Umbria, Campania, Calabria, Puglia). The Agriculture Platform in Italy is using structural funds from European Agricultural Fund for Rural Development (‘EARFD’) to deploy the financial instrument using each participating Rural Development Programme (‘RDP’) resources to cover the first losses. The aim of the Platform is to steer the Regional Managing Authorities towards standard products, to foster new business at regional level while supporting new lending to farmers and agri-businesses. V.44. European Fund for Strategic Investments (‘EFSI’) On the basis of applicable EFSI Regulations the European Commission and the EIB concluded agreements on the management of the EFSI, on the granting of the EU guarantee (the EFSI Agreement) as well as for the implementation of the European Investment Advisory Hub (‘EIAH’) (‘the EIAH Agreement’). Under the EFSI Agreement, the EC is providing an EU guarantee to EIB for projects supported by the EFSI. Assets covering the EU guarantee are directly managed by the European Commission. Projects supported by the EFSI are subject to the normal EIB project cycle and governance. In addition, EFSI has its own dedicated governance structure which has been set in place to ensure that investments made under EFSI remain focused on the specific objective of addressing the market failure in risk-taking which hinders investment in Europe. The EIAH aims to enhance the non-financial support for projects and investments. The EIAH consists of three complementary components: a) a point of entry to a wide range of advisory and technical assistance programmes and initiatives for public and private beneficiaries, b) a cooperation platform to leverage, exchange and disseminate expertise among partner institutions and c) a reinforcement or extension of existing advisory services or creation of new ones to address unmet needs. The EIB prepares separate financial statements for the EIAH. V.45. National Promotional Institutions (‘NPI’) This is the second programme with CDP (Italy) Social Impact Investing in the framework of the partnership between EIF and CDP. The focus of this programme signed as of 29 November 2017 will be the domain of social finance in Italy. It is a multi-product tailored investment programme that will include equity investments into intermediaries, direct equity and debt investments. V.46. Student Loan Guarantee Facility (‘Erasmus’) Under the European Structural Investment Fund (‘ESIF’), Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 2 ESIF Funding Agreements signed with Member States and regions: Basse-Normandie and Languedoc-Roussillon. The EIF prepares separate financial statements for the Student Loan Guarantee. V.47. Natural Capital Finance Facility (‘NCFF’) The Natural Capital Finance Facility (‘NCFF’) is a joint agreement between the EIB and the European Commission which aims to address market gaps and barriers for revenue generating or cost saving projects that are aimed at preserving natural capital, including climate change adaptation projects and thereby to contribute to the achievement of EU and Member States' objectives for biodiversity and climate change adaptation. The EIB prepares separate financial statements for the NCFF. V.48. Instrument for Pre-accession Assistance II (‘IPA II’) The Instrument for Pre-accession Assistance (‘IPA’) is the means by which the EU supports reforms in the 'enlargement countries' with financial and technical help. The pre-accession funds also help the EU reach its own objectives regarding a sustainable economic recovery, energy supply, 2018 FINANCIAL REPORT transport, the environment and climate change, etc. The successor of IPA I, IPA II, will build on the results already achieved by dedicating EUR 11.7 billion for the period 2014-2020. The most important novelty of IPA II is its strategic focus. The Framework Partnership Agreement, signed at the end of the year 2015, is implemented by the EIB, allocating resources from DG NEAR via the signature of various “Specific Grant Agreements”. The EIB prepares financial statements for the specific grant agreements under IPA II. V.49. Bundesministerium für Wirtschaft und Technologie The EIF manages funds on behalf of the German Bundesministerium für Wirtschaft und Technologie (Federal Ministry of Economics and Technology) and the European Recovery Programme. V.50. Polish Growth Fund-of-Funds (‘PGFF’) The Polish Growth Fund-of-Funds (‘PGFF’), signed in April 2013, is a fund-of-fund, structured as a partnership, which invests in venture capital and private equity funds and focused on Poland. It is funded jointly by the EIB Group and the Bank Gospodarstwa Krajowego. The EIF prepares separate financial statements for the PGFF. V.51. SME Guarantee Facility The EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the European Union according to the Fiduciary and Management Agreement concluded with the European Union. The EIF prepares separate financial statements for SME Guarantee Facility. V.52. European Technology Facility (‘ETF’) Under the ETF Start-Up Facility, the EIF is empowered to acquire, manage and dispose of ETF start-up investments, in its own name but on behalf of and at the risk of the EC. V.53. Baltic Innovation Fund (‘BIF’) The Baltic Innovation Fund (‘BIF’), signed in September 2012, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on the Baltic region. It is funded jointly by the EIB Group and the following Baltic national agencies: Fund KredEx in Estonia, Latvijas Garantiju Agentiira in Latvia and lnvesticiju ir verslo garantijosin Lithuania. The EIF prepares separate financial statements for the BIF. V.54. Research and Innovations Advisory (‘RDI Advisory’) The RDI Advisory was set up in partnership with the European Commission under a 7 year framework agreement signed in June 2014, as part of the InnovFin programme under Horizon 2020. It has two main lines of activity: (i) upstream project related advisory and (ii) horizontal activities destined to improve the overall framework conditions for RDI investments as well as the financing tools under Horizon 2020. The EIB prepares separate financial statements for the RDI Advisory. V.55. SME Initiative for Spain On 26 January 2015, the Delegation Agreement between the Kingdom of Spain and European Investment Fund was signed. EIF will provide uncapped guarantees for new portfolios of debt finance to eligible SMEs and securitisation of existing debt finance to SMEs and other enterprises with less than 500 employees and/or new portfolios of debt finance to SMEs. The EU contribution to the SME Initiative for Spain, received by the EIF, is subject to the treasury asset management to be carried out by the EIB, which is governed by the signed Asset Management Side Letter between the European Investment Fund and the European Investment Bank. The EIF prepares separate financial statements for the SME Initiative for Spain. V.56. Central Europe Fund of Funds (‘CEFoF’) The Central Europe Fund of Funds (‘CEFoF’) is a fund-of-funds initiative created by the European Investment Fund (‘EIF’) in close co-operation with the governments and national agencies of Austria, Czech Republic, Slovakia, Hungary and Slovenia (the CE countries) to boost equity investments into small and medium-sized enterprises (‘SMEs’) and small mid-caps across the region, establishing a sound market-based risk financing infrastructure, implementing the best market standards for equity investments in businesses and attracting institutional investors and investment managers to Central Europe. V.57. European Parliament Preparatory Action (‘EPPA’) In 2010, the EIF signed the EPPA with DG REGIO. The EIF is providing risk capital and financial support for capacity building purposes in order to help a select number of microfinance institutions to reach a meaningful size and improve their prospects for sustainability. The EIF prepares separate financial statements for the EPPA. FINANCIAL REPORT 2018

V.58. Alpine Growth Investment Platform (‘AlpGIP’) In September 2017, EIF launched an innovative regional equity platform (non-corporate structure) targeting the late venture capital and growth segment in the EU Alpine Macroregion. The Italian regions Lombardia, Piemonte, Val d’Aosta and Alto Adige (Bolzano region) have already invested in the Platform other regions are expected to join at a later stage. V.59. JASPERS JASPERS (Joint Assistance to Support Projects in European Regions) is a technical assistance facility between the EIB, the European Commission and the EBRD. It provides support to the majority of EU and Candidate Countries to help improve the quality of the major projects to be submitted for grant financing under the Structural and Investment Funds. JASPERS assistance may cover project preparation support, from identification to submission of the request for EU grant finance; independent quality review of projects; horizontal assignments; strategic support: capacity building, including a Competence Centre; and implementation support. JASPERS’ work is organised in seven divisions (Roads; Rail, Air and Maritime; Water and Waste; Energy and Solid Waste; Smart Development; Networking and Competence Centre; and Independent Quality Review). In its first ten years of operations (2005-2015), JASPERS has assisted over 1000 projects. The investment value of the projects assisted by JASPERS and approved by the European Commission for grant financing is over EUR 72 billion. The EIB prepares separate financial statements for JASPERS. V.60. GEEREF Under the Global Energy Efficiency and Renewable Energy Fund (‘GEEREF’), EIF has been acting since December 2007 as investment advisor. GEEREF is supported by the EC, the Federal Government of Germany and the Kingdom of Norway and its objective is to invest primarily in regional funds with assets in projects and companies involved in energy efficiency and renewable energy enhancing access to clean energy in developing countries and economies in transition. The GEEREF business development is formally delegated to the EIB under a sub-advisory agreement. V.61. TTA Turkey TTA Turkey is an initiative designed by the EIF in cooperation with the Ministry of Science, Industry and Technology (‘MoSIT’), the Scientific and Research Council of Turkey (‘TUBITAK’), the Delegation of the European Union to Turkey and the DG Regional Policy of the European Commission. TTA Turkey is co-financed by the EU and the Republic of Turkey under the Regional Development Component of the Instrument for Pre-Accession Assistance (‘IPA’) funds and managed by EIF. TTA Turkey aims at achieving two objectives: setting-up a financially sustainable fund by facilitating the commercialisation of scientific research and development (‘R&D’) confined in universities and research centres and catalysing development of the technology transfer market in Turkey, with a particular emphasis on spill-overs to the less developed/developing regions of Turkey. V.62. LfA-EIF Facility LfA-EIF Facility, signed in 2009, is a joint EIF and LfA Förderbank Bayern venture providing investments to support technology-oriented early and expansion stage companies in the region of Bavaria, Germany. V.63. Mezzanine Dachfonds fur Deutschland (‘MDD’) The MDD in an investment programme signed in June 2013 and funded by the German Federal Ministry of Economics and Technology (‘BMWi’) and various institutions of the Federal states to subscribe into hybrid debt and equity funds investing in German MidCaps. V.64. Technology Transfer Pilot Project (‘TTP’) Under the TTP, financed by the EC and signed in November 2008, the EIF has supported a technology transfer structure through pre-seed funding and seed funding. The EIF prepares separate financial statements for the TTP. V.65. Green for Growth Fund (‘GGF’) The Green for Growth Fund was set up by the EIF in December 2009 and focuses on energy efficiency financings in South East Europe including Turkey. V.66. G43 Trust Fund Under G43 Anatolian Venture Capital Fund, signed in August 2012, the EIF is entrusted with a mandate by Central Finance Unit of Turkey (‘CFCU’). It is dedicated to make investments in SMEs in South-Eastern Anatolia region of Turkey. The EIF prepares separate financial statements for the G43. 2018 FINANCIAL REPORT

Statement of Special Section[1]

as at 31 December 2018 and 2017 (in EUR '000)

ASSETS	31.12.2018	31.12.2017
Turkey		
From resources of Member States		
Disbursed loans outstanding	**0**	**0**
Total[2]	**0**	**0**
Instrument for Pre-Accession ('IPA')		
From resources of Member States		
Disbursed loans outstanding	0	0
Total[3]	**0**	**0**
Mediterranean Countries		
From resources of the European Union		
Disbursed loans outstanding	**24,483**	**36,934**
Risk capital operations		
- amounts to be disbursed	29,260	29,260
- amounts disbursed	38,168	39,738
	67,428	**68,998**
Total[4]	**91,911**	**105,932**
African, Caribbean and Pacific State and Overseas Countries and Territories		
From resources of the European Union		
· Yaoundé Conventions		
Loans disbursed	71	352
Contributions to the formation of risk capital		
- amounts disbursed	419	419
Total[5]	**490**	**771**
· Lomé Conventions		
Operations from risk capital resources		
- amounts to be disbursed	0	0
- amounts disbursed	163,907	194,336
	163,907	**194,336**
Total[6]	**163,907**	**194,336**
Total	**256,308**	**301,039**

LIABILITIES	31.12.2018	31.12.2017
Funds under trust management		
Under mandate from the European Union		
- Financial Protocols with the Mediterranean Countries	62,651	76,672
- Financial Protocols with the instrument for Pre-Accession ('IPA')	0	0
- Yaoundé Conventions	490	771
- Lomé Conventions	163,907	194,336
- Other resources under the Lomé Conventions	0	0
	227,048	271,779
Under mandate from Member States	0	0
Total funds under trust management	**227,048**	**271,779**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	29,260	29,260
On operations from risk capital resources under the Lomé Conventions	0	0
Total funds to be disbursed	**29,260**	**29,260**
Total	**256,308**	**301,039**

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions as at 31 December 2018 EUR '000 277,143 (2017: EUR '000 299,159)
b) Under Financial Protocols signed with the Mediterranean Countries as at 31 December 2018 EUR '000 47,968 (2017: EUR '000 54,433)

In the context of the European Union – European Development Finance Institutions Private Sector Development Facility, the implementation agreement for the Guarantee Component was signed on 20 August 2014. Total amount of the EU guarantee issued is EUR '000 4,280 as at 31 December 2018 (2017: EUR '000 4,280). Total amount of the EU guarantee to be issued is EUR '000 38,920 as at 31 December 2018 (2017: EUR '000 38,920).

FINANCIAL REPORT 2018

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility ('NIF') Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations except for definite write-offs. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States.

Initial amount:			405,899
add:	exchange adjustments		20,547
less:	cancellations	215	
	repayments	426,231	
			-426,446
			0

Note (3): Initial amount of contracts signed for financing projects under the Instrument for Pre-Accession, for the account and at the risk of the European Union.

Initial amount:			29,640
less:	exchange adjustments	10,517	
	cancellations	0	
	repayments	19,123	
			-29,640
			0

Note (4): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union.

Initial amount:			840,457
less:	exchange adjustments	58,063	
	cancellations	164,335	
	repayments	526,148	
			-748,546
			91,911

Note (5): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union.

Loans on special conditions		139,483	
Contributions to the formation of risk capital		2,503	
Initial amount:			141,986
add:	capitalised interest	1,178	
	exchange adjustments	9,823	
			11,001
less:	cancellations	3,310	
	repayments	149,187	
			-152,497
			490

2018 FINANCIAL REPORT

Note (6): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Union:

Loans from risk capital resources:			
Conditional and subordinated loans		3,116,097	
Equity participations		121,002	
Initial amount:			3,237,099
add:	capitalised interest		9,548
less:	cancellations	741,465	
	repayments	2,285,449	
	exchange adjustments	55,826	
			-3,082,740
			163,907
Loans from other resources:			
Initial amount:			16,500
add:	exchange adjustments		58
less:	cancellations	8,414	
	repayments	8,144	
			-16,558
			0
			163,907

Note W – Capital and Reserves

W.1. Share capital and reserves

The European Investment Bank (EIB), the financing institution of the European Union, was created by the Treaty of Rome of 25 March 1957. The members of the EIB are the Member States of the European Union, who have all subscribed to the Group's capital. The subscribed capital of the Bank amounts to EUR 243,284,154,500 (31 December 2017: EUR 243,284,154,500) and the uncalled capital to EUR 221,585,019,550 as of 31 December 2018 (31 December 2017: EUR 221,585,019,550).

New Member States or Member States that increase their share in the Bank's subscribed capital pay their part of the called capital plus their part of the reserves, provisions equivalent to reserves and similar amounts, normally in several equal instalments over the course of several years. The Accession Treaties and/or the Board of Governors decisions to increase the Bank's capital establish the specific modalities of such payments, including the calculation of the share of the new Member States in the Bank's capital, which is normally based on the national GDP figures officially published by Eurostat.

As at 1 July 2013, the subscribed capital has increased from EUR 242,392,989,000 to EUR 243,284,154,500, by virtue of the contributions of a new Member State that joined on 1 July 2013: Croatia. As a consequence of this capital increase, the new Member State had to contribute to its share of Paid-in capital (EUR 79.5 million), and also its share of the reserves (EUR 128.4 million) for the amounts outstanding as of 30 June 2013. The total amount to be paid has been equally spread over 8 instalments: 30 November 2013, 30 November 2014, 30 November 2015, 31 May 2016, 30 November 2016, 31 May 2017, 30 November 2017 and 31 May 2018. These instalments were settled in full.

The amount of EUR '000 25,724 shown in the balance sheet under the caption *"Subscribed capital and reserves, called but not paid"* as at 31 December 2017: EUR 25,724 is the discounted valued of EUR '000 25,983 which related to net receivable from the new Member State, Croatia. The amount for the same balance sheet line as of 31 December 2018 was EUR nil.

Voting powers in the Bank's Board of Governors and Board of Directors are established partly on the share of capital subscribed by each Member State, partly on different criteria, set forth in Articles 8 and 10 of the Bank's statute, applied jointly or exclusively depending on the specific voting procedure.

Withdrawal from the status of EU Member State or decrease of the subscribed capital amount for a Member State is not foreseen by the legal provisions currently in force.

W.2. Capital management

Maintaining a strong capital position is one of the major objectives of the Group. The Group's own funds for capital adequacy purposes comprise of paid-in capital plus reserves, net of expected losses and provisions. The Group's capital is entirely composed of Core Equity Tier 1 instruments. In addition, the Group benefits from subscribed unpaid capital, which can be called by the Bank if the need arises. The Group plans its capital on a forward looking basis in accordance with its operational plan and risk tolerance.

The Group is not subject to prudential supervision, but it aims to comply with relevant EU banking directives and best banking practice. In particular, this applies to the Capital Requirements Directive and Regulation (575/2013/EP of 26 June 2013), which translates the Basel III framework into EU law. The Group monitors both regulatory and economic capital requirements and conducts stress tests to assess the sensitivity of capital requirements to changes in the macroeconomic environment and in the activities of the Group.

FINANCIAL REPORT **2018**

The Group's Core Equity Tier 1 ratio, calculated in accordance with the Capital Requirements Regulation and based on the EIB Group Consolidated Financial Statements under EU Accounting Directives, stood at 32% as at 31 December 2018 (25.8% at the end of 2017). The ratio's increase compared to the prior year was driven by change in risk of stock, a steady growth in the regulatory own funds, together with the continuous work to optimise risk-weighted assets, which more than offset a slight increase of risk weighted assets due to the additional riskiness of new business of the Group's portfolio. As at 31 December 2018, and based on the statutory financial statements, the Bank's Core Equity Tier 1 ratio stood at 35.1% (28.5% at the end of 2017).

Note X – Conversion rates

The following conversion rates were used for establishing the balance sheets at 31 December 2018 and 2017:

	31.12.2018	31.12.2017
Non-euro currencies of EU member states		
Bulgarian leva (BGN)	1.9558	1.9558
Czech koruna (CZK)	25.7240	25.5350
Danish kroner (DKK)	7.4673	7.4449
Pound sterling (GBP)	0.8945	0.8872
Hungarian forint (HUF)	320.9800	310.3300
Polish zloty (PLN)	4.3014	4.1770
Romanian lei (RON)	4.6635	4.6585
Swedish kronor (SEK)	10.2548	9.8438
Non-EU currencies		
Australian dollar (AUD)	1.6220	1.5346
Canadian dollar (CAD)	1.5605	1.5039
Swiss franc (CHF)	1.1269	1.1702
Chinese Yuan Renminbi (CNY)	7.8751	7.8044
Dominican Peso (DOP)	57.4037	57.1465
Egyptian pound (EGP)	20.4229	21.2725
Georgian Lari (GEL)	3.0417	3.1099
Hong Kong dollar (HKD)	8.9675	9.3720
Iceland Krona (ISK)	133.0500	124.7000
Japanese yen (JPY)	125.8500	135.0100
Kenyan shilling (KES)	116.2400	123.7000
Moroccan dirham (MAD)	10.9402	11.2144
Mexican peso (MXN)	22.4921	23.6612
Norwegian krone (NOK)	9.9483	9.8403
New Zealand dollar (NZD)	1.7056	1.6850
Serbia Dinars (RSD)	118.2000	118.2700
Russian ruble (RUB)	79.7153	69.3920
Tunisia Dinars (TND)	3.4210	2.9821
Turkish lira (TRY)	6.0588	4.5464
Taiwan Dollars (TWD)	34.9831	35.5849
Ukraine Hryvnia (UAH)	31.6750	33.7627
United States dollar (USD)	1.1450	1.1993
Franc CFA (XOF)	655.9570	655.9570
South African rand (ZAR)	16.4594	14.8054

2018 FINANCIAL REPORT

Note Y – Related party transactions – Key Management Personnel

The Group has identified members of the Board of Directors, the Management Committee and the Directors General heading the different EIB organisational directorates as key management personnel.

Key management personnel compensation for the relevant reporting periods, included within General administrative expenses (Note P), is disclosed in the following table:

(in EUR '000)	2018	2017
Short-term benefits[(1)]	10,445	9,569
Post-employment benefits[(2)]	968	864
Termination benefits	720	2,344
	12,133	**12,777**

[(1)]Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee.

[(2)]Post-employment benefits comprise pensions and expenses for post-employment health insurance paid to members of the Management Committee and Directors General and other Directors.

Open balances with key management personnel as at 31 December 2018 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year-end:

(in EUR '000)	31.12.2018	31.12.2017
Pension plans and health insurance (Note J)	96,290	76,253
Other liabilities (Note G)	20,161	16,796

Note Z – Post balance sheet events

There have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the consolidated financial statements as at 31 December 2018.

FINANCIAL REPORT 2018

INDEPENDENT AUDITOR'S REPORT

To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK
98-100, boulevard Konrad Adenauer L-2950 Luxembourg

REPORT OF THE RÉVISEUR D'ENTREPRISES AGRÉÉ

Report on the audit of the consolidated financial statements

Opinion

We have audited the consolidated financial statements of EUROPEAN INVESTMENT BANK and its subsidiaries (the "Group"), which comprise the consolidated balance sheet as at 31 December 2018, and the consolidated income statement, consolidated statement of profit or loss and other comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies and other explanatory information.

In our opinion, the accompanying consolidated financial statements give a true and fair view of the consolidated financial position of the Group as at 31 December 2018, and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards (IFRSs) as adopted by the European Union.

Basis for Opinion

We conducted our audit in accordance with the EU Regulation N° 537/2014, the Law of 23 July 2016 on the audit profession (the "Law of 23 July 2016") and with International Standards on Auditing (ISAs) as adopted for Luxembourg by the "Commission de Surveillance du Secteur Financier" (the "CSSF"). Our responsibilities under those Regulation, Law and standards are further described in the « Responsibilities of "Réviseur d'Entreprises agréé" for the audit of the consolidated financial statements » section of our report. We are also independent of the Group in accordance with the International Ethics Standards Board for Accountants' Code of Ethics for Professional Accountants (the "IESBA Code") as adopted for Luxembourg by the CSSF together with the ethical requirements that are relevant to our audit of the consolidated financial statements, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key audit matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of the audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

1 Impairment of loans to customers and credit institutions

Description

As at 31 December 2018, the Group reports loans accounted for at amortized cost of EUR 480,467 million representing 79% of total assets and recognized individually assessed impairments on loans amounting to EUR 868 million.

Following the implementation of new accounting standard IFRS 9 as at 1 January 2018, the impairment amount for loans consists out of three different components being:

- Management`s estimate of expected credit loss ("ECL") for loans considered credit-impaired (Stage 3), amounting to EUR 538 million as at 31 December 2018;
- the lifetime expected credit loss determined by model for loans where there has been a significant increase in credit risk since initial recognition (stage 2), amounting to EUR 246 million as at 31 December 2018 and

2018 FINANCIAL REPORT

- the 12-month expected credit loss determined by model for the remaining population (stage 1), amounting to EUR 84 million as at 31 December 2018.

The definition of criteria for stage allocation, their application in practice as well as the estimation of actual impairment amount, requires management judgement.

Management follows its Specific Provisioning Guidelines embedded in the Financial Monitoring Guidelines and Procedures to estimate the impairment level on loans considered credit-impaired (stage 3) on an individual basis. Allowances for credit losses reflected the difference between the carrying loan amount and the present value of all the expected future cash-flows generated by the impaired asset. These loans are not traded in an active market, therefore significant judgments and estimates are required to be applied by Management in its assessment of their recoverable amount.

For other loans (stage 1 and 2), the impairment amount is also determined on an individual basis, following the newly implemented Expected Credit Loss model.

Inappropriate judgments made in relation to the methodology and inputs used or the assumptions taken may have a material impact on the allowances for credit losses.

These critical judgements include matters such as the definition of criteria to identify significant increase in credit risk or default, as well as estimation of input parameter for determining ECL, namely probability of default and loss given default which are derived from statistical models and should include forward-looking-information. For credit-impaired assets where impairment is based on management best estimate, the critical judgements include estimating recoverable cash flow, the effect of guarantees received, as well as valuation of collaterals.

The key inputs and assumptions used by Management in its assessment of loan impairment are detailed in note A.2 to the consolidated financial statements as well as the accounting policy for the impairment in note A.4.4 and the detail of the impairment in note D.2.

The loans accounted for at amortized cost are disclosed in note T to the consolidated financial statements as well as the accounting policy for the loans in note A.4.9.

How our audit addressed the area of focus

Our procedures included the assessment of key controls over the approval, recording, monitoring and restructuring of loans to customers and credit institutions, the loan grading process and the measurement of impairment amounts.

We assessed the methodology to determine ECL based on the policies and procedures in place, as well as the key input data used and model application as at 31 December 2018.

For the allocation of loans to the different stages in the impairment model as at 31 December 2018, we assessed whether it has been performed in line with criteria defined.

For ECL determined based on the implemented statistical model (stage 1 and 2), we tested the calculations performed per year-end as well as the underlying data used in this on a sample basis.

For a sample of loans in stage 3, where provisions are based on management`s best estimate, we evaluated the Group's individual assessment of each loan and specifically challenged the Group's assumptions used, including the value of realisable collateral and the estimated recoverability.

We assessed the disclosures in the consolidated financial statements in relation to impairment of loans with reference to the requirements of the prevailing accounting standards.

2 Hedge Accounting

Description

As at 31 December 2018, the Group applied fair value hedge accounting to loans and advances as well as to loan substitutes with a reported hedge fair value of EUR 143,187 million representing 24% of total assets and to borrowings with a reported hedge fair value of EUR 399,111 million representing 75% of total liabilities.

The Group enters into derivative contracts in order to manage and hedge risks such as interest rate risk and FX risk through interest rate swaps or cross-currency swaps.

The application of Hedge accounting and ensuring hedge effectiveness is judgemental and therefore requires close monitoring from management even if those judgements are mitigated by the application of the Critical Term Match method.

FINANCIAL REPORT 2018

More specifically the areas of judgment and uncertainties in the valuation of hedged items and cost of hedging are in the interest rate discount curves used and the assumptions made when using the curves.

The key judgements made as well as inputs and assumptions used by Management in its application of fair value hedge accounting and accounting policies are detailed in note A.4.5 to the consolidated financial statements as well as detail of the hedging activities in note Q.2.

How our audit addressed the area of focus

We understood and tested key controls and governance around the process for setting economic and non-economic assumptions.

We assessed the eligibility of the hedging instruments and hedged items for hedge accounting.

Regarding hedge effectiveness, we determined whether the methodology applied to assess economic relationship between hedged and hedging item as well as non-dominance of credit risk on hedged item and hedging instrument is compliant with IFRS 9. We tested controls over capturing and monitoring compliance of the hedge accounting relationship with these requirements, both at inception and during its life.

We assessed the valuation methodology of the Group for the calculation of its hedged fair value and its cost of hedging based on the policies and procedures in place.

For a sample of hedge relationships, we examined the appropriateness of result of application of the methodology, including an independent re-performance of hedge fair value and cost of hedging determination.

We assessed the appropriateness of the operation of the valuation methodology, as well as the key input data used in this, as at 31 December 2018.

3 Valuation of complex financial instruments (derivatives assets and liabilities)

Description

As at 31 December 2018, the Group holds derivative assets (complex and non complex) of EUR 42,738 million and derivative liabilities (complex and non complex) of EUR 31,163 million representing respectively 7% of total assets and 6% of total liabilities.

The valuation of such financial instruments, measured at fair value, is based on a combination of market data and valuation models which often require a considerable number of inputs. Many of these inputs are obtained from readily available data, in particular for level 1 and some level 2 financial instruments in the fair value hierarchy, for which the valuation techniques use quoted market prices and observable inputs. Where such observable data is not readily available, as in the case of some level 2 and the level 3 financial instruments, estimates need to be developed which can involve significant Management judgment. The Group has developed its own models to value level 2 and level 3 financial instruments, which also involve significant Management judgment.

In particular, the Group classifies its derivatives either as level 2 or level 3 financial instruments. These are the financial instruments object of this key audit matter.

The key inputs and assumptions used by Management in its assessment of derivative financial instruments are detailed in notes A.2 and A.4.6 to the consolidated financial statements, as well as the accounting policies in note A.4.5, the detail of derivative financial instruments in note Q and the Fair value of financial assets and liabilities in note R.

How our audit addressed the area of focus

Our audit procedures to assess the fair value of derivatives included the assessment of the design, implementation and operating effectiveness of key internal controls over the valuation, price verification, front office and back office reconciliations and model approval for financial instruments.

In respect of derivatives, we engaged our valuation specialists to assist us in performing independent valuations on a sample basis and comparing these with the Group's valuations. Our specialist also assessed the appropriate application of Credit Value and Debit Value Adjustments ("CVA/DVA") that form an integral part of fair values, inquiring of Management about any changes in the CVA/DVA methodology and assessing the appropriateness of the inputs applied.

Additionally, we also assessed whether the disclosures in the consolidated financial statements, including fair value hierarchy information and sensitivity to key inputs, appropriately reflected the Group's exposure to financial instrument valuation risk with reference to the requirements of the prevailing accounting standards.

2018 FINANCIAL REPORT

4 Valuation of venture capital investments

Description

Shares and other variable income securities comprise mainly venture capital investments, for which no quoted markets prices are available, amount to EUR 6,963 million as at 31 December 2018.

In 2018, following the adoption of IFRS 9, Management of the Group changed the classification of its venture capital investments from the Available-for-Sale category to Fair Value through Profit or Loss.

As these venture capital investments are illiquid by nature (level 3 according to the fair value hierarchy as per IFRS 13), significant judgments and estimates are required to be applied by Management in its assessment of their fair value. Inappropriate judgments made in relation to the methodology and inputs used or the assumptions taken may have a material impact on the valuation of the private equity portfolio. Management has based its valuation of the venture capital investments on the International Private Equity and Venture Capital Valuations (IPEV) guidelines or, when not applicable, other valuation guidelines complying with IFRS 13.

The impact of the transition from IAS 39 to IFRS 9 is presented in Note A.5 to the consolidated financial statements.

The key inputs and assumptions used by Management in its assessment of fair value of unlisted investments instruments are detailed in notes A.2 and A.4.6 to the consolidated financial statements, as well as the accounting policies in note A.4.8.6, the detail of venture capital investments in note B.3 and the Fair value of financial assets and liabilities in note R.

How our audit addressed the area of focus

Our procedures over the valuation of the venture capital investments were largely performed at the level of the subsidiary European Investment Fund (EIF) which is in charge for the valuation of the Group venture capital portfolio and included, but were not limited to:

We obtained from management its assessment of the impact of IFRS9 adoption to the venture capital investments and verified the impact on the opening balance as at 1 January 2018.

We obtained an understanding of EIF`s processes and controls for determining the fair valuation of venture capital investments. This included discussing with Management of EIF the valuation governance structure and protocols around their oversight of the valuation process and corroborating our understanding by inspecting the Investment & Risk Committee minutes.

We have identified key controls in the process, assessed the design adequacy and tested the operating effectiveness of some of these controls operated at the level of EIF. In addition, we obtained the ISAE 3402 report on EIF's internal controls, compared our understanding of identified key controls in the process and inspected the conclusions reached based on the testing of operating effectiveness of those controls and noted no observations or exceptions in the report, which allow us to rely on controls over valuation of venture capital investments.

We compared Management's valuation methodology to IFRS and the IPEV guidelines. We sought explanations from Management where there are judgments applied in their application of the guidelines, discussed and assessed their appropriateness. This implied assessing the annual backtesting exercise on the accuracy of estimated fair values of venture capital investments valuation during the year and the prior year fair values, to further assess the reasonableness of the current year valuation assumptions used in performing the valuation estimate.

We discussed with Management the rationale for any differences between the fair value and the price derived from venture capital investments realized in a secondary sale transaction during the year or subsequent to year-end to further verify the reasonableness of the current year valuation estimate and methodology adopted by Management.

On a sample basis, we reconciled the latest available Net Asset Value ("NAV") statements provided by private equity fund managers to the value adjustment file prepared by EIF and we recalculated the mathematical accuracy of the unrealised results on the revaluation of investments on a sample basis.

Other information

The Management is responsible for the other information. The other information comprises the information included in the "Highlights, Preface, Borrowing activities, Treasury Activities, EIB Statutory Bodies and Audit and control" mainly based on statutory EU Directives information; but does not include the consolidated financial statements and our report of "Réviseur d'Entreprises agréé" thereon.

FINANCIAL REPORT 2018

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information we are required to report this fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the consolidated financial statements

The Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRSs as adopted by the European Union, and for such internal control as the Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, the Management is responsible for assessing the Group's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the Management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Group's financial reporting process.

Responsibilities of the Réviseur d'Entreprises agréé for the audit of the consolidated financial statements

The objectives of our audit are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue a report of "Réviseur d'Entreprises agréé" that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the EU Regulation N° 537/2014, the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with the EU Regulation N° 537/2014, the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

- Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

- Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control.

- Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Management.

- Conclude on the appropriateness of Management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our report of "Réviseur d'Entreprises agréé" to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of report of "Réviseur d'Entreprises agréé". However, future events or conditions may cause the Group to cease to continue as a going concern.

- Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

2018 FINANCIAL REPORT

• Obtain sufficient appropriate audit evidence regarding the financial information of the entities and business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the Group audit. We remain solely responsible for our audit opinion. We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communi-cate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards. From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our report unless law or regulation precludes public disclosure about the matter. We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we iden-tify during our audit. Luxembourg, 14 March, 2019 KPMG Luxembourg, Société coopérative Cabinet de révision agréé S. Chambourdon FINANCIAL REPORT 2018

STATEMENT BY THE AUDIT COMMITTEE The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. STATEMENT BY THE AUDIT COMMITTEE ON THE EIB’S CONSOLIDATED FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH INTERNATIONAL FINANCIAL REPORTING STANDARDS AS ADOPTED BY THE EUROPEAN UNION (IFRS) The Audit Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having: • met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the docu-ments which it deemed necessary to examine in the dis-charge of its duties, • received assurance from the Management Committee concerning the effectiveness of the internal control struc-ture and internal administration, • designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, and in particular their independent Auditor’s Report, and considering • noted that the opinion of KPMG on the consolidated financial statements of the European Investment Bank for the year ended 31 December 2018 prepared in accordance with IFRS, is unqualified, • the consolidated financial statements for the financial year ended 31 December 2018 adopted by the Board of Direc-tors at its meeting on 14 March 2019, • that the foregoing provides a reasonable basis for its state-ment and, • convened on a regular basis with the Heads of Directo-rates and relevant services including, • Articles 24, 25 & 26 of the Rules of Procedure, the Financial Controller, the Directors General of Risk Management, Transaction Monitoring and Restructuring and Compliance, 2018 FINANCIAL REPORT

to the best of its knowledge and judgement: confirms that the consolidated financial statements of the European Investment Bank, which comprise the consoli-dated balance sheet as at 31 December 2018, the consoli-dated income statement, the consolidated statement of profit or loss and other comprehensive income, the con-solidated statement of changes in equity and the consoli-dated cash flow statement for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies and other explanatory information, give a true and fair view of the consolidated financial position of the European Invest-ment Bank as of 31 December 2018, and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the European Union. Luxembourg, 14 March, 2019 The Audit Committee D. PITTA FERRAZ J. SUTHERLAND L. BALOGH M. MACIJAUSKAS V. IUGA P. KRIER U. CERPS J.H. MYLLERUP LAURSEN FINANCIAL REPORT 2018